    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 2000


                                                      REGISTRATION NO. 333-44522
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 2 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               WCB HOLDING CORP.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                    4911                                   65-1027739
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                            ------------------------

                             700 UNIVERSE BOULEVARD
                           JUNO BEACH, FLORIDA 33408
                                 (561) 694-4000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------

          DENNIS P. COYLE, ESQ.                     MICHAEL G. THOMPSON, ESQ.
      General Counsel and Secretary         Senior Vice President, General Counsel and
             FPL Group, Inc.                                Secretary
          700 Universe Boulevard                       Entergy Corporation
        Juno Beach, Florida 33408                       639 Loyola Avenue
              (561) 694-4000                       New Orleans, Louisiana 70113
                                                          (504) 576-4000
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   Copies To:

       GEORGE W. BILICIC, JR., ESQ.                   SHELDON S. ADLER, ESQ.
         Cravath, Swaine & Moore             Skadden, Arps, Slate, Meagher & Flom LLP
    Worldwide Plaza, 825 Eighth Avenue                  Four Times Square
         New York, New York 10019                    New York, New York 10036
              (212) 474-1000                              (212) 735-3000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the merger referred to herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[LOGO]                                                                                 [LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

    The Boards of Directors of FPL Group, Inc. and Entergy Corporation have approved a merger that creates a new holding company, which is currently named WCB Holding Corp., that will hold what today are their independent businesses upon consummation of the merger.

    The new company will have 6.3 million customers, making it the largest electric utility in the nation, and more than 48,000 megawatts of generating capacity, making it the nation's largest power producer. The new company also will include a sizable unregulated energy group with leadership positions in electricity generation and energy marketing and trading. The Boards of both companies believe that the combined entity will have the scope, scale and resources that will be critical to achieving success in the changing energy marketplace as well as enhanced shareholder value.

    If the merger is completed, FPL Group shareholders will receive one share of the new company's common stock for each share of FPL Group common stock and Entergy shareholders will receive 0.585 of a share of the new company's common stock for each share of Entergy common stock. Based on the number of common shares outstanding on July 31, 2000, which is the date the merger was announced, FPL Group shareholders will own approximately 57 percent of the common stock of the new company, and Entergy shareholders will own approximately 43 percent.

    FPL Group and Entergy will each hold a special meeting of its shareholders to consider and vote on this proposal. Whether or not you plan to attend your company's special meeting, please take the time to vote by following the instructions on your proxy card.

    The places, dates and times of the special meetings are as follows:


        For FPL Group shareholders:                     For Entergy shareholders:
      Sheraton New York Hotel & Towers                 Hilton New Orleans Riverside
             811 Seventh Avenue                             Two Poydras Street
          New York, New York 10019                     New Orleans, Louisiana 70140
  December 15, 2000, 9:00 a.m. local time     December 15, 2000, 10:00 a.m. central standard
                                                                   time


    We enthusiastically support this combination of our companies and join with our Boards in recommending that you vote FOR the approval and adoption of the merger agreement.


Sincerely,                                     Sincerely,
/s/ JAMES L. BROADHEAD                         /s/ J. WAYNE LEONARD
James L. Broadhead                             J. Wayne Leonard
Chairman and Chief Executive Officer           Chief Executive Officer
FPL Group, Inc.                                Entergy Corporation



    FOR A DISCUSSION OF RISK FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING THE MERGER, SEE "RISK FACTORS RELATING TO THE MERGER" BEGINNING ON PAGE 8.


    We expect that approximately 319 million shares of the new company's common stock, par value $0.01 per share, will be issued in connection with the merger and that the new company's common stock will be listed on the New York Stock Exchange.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE MERGER AND OTHER TRANSACTIONS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE NEW COMPANY'S COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        This joint proxy statement/prospectus is dated November 7, 2000, and is first being mailed to shareholders on or about November 9, 2000.

                                     [LOGO]

                                FPL GROUP, INC.


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 15, 2000


To the Shareholders of FPL Group, Inc.:


    We will hold a special meeting of the shareholders of FPL Group, Inc., on Friday, December 15, 2000 at 9:00 a.m., local time, at Sheraton New York Hotel & Towers, 811 Seventh Avenue, New York, NY 10019, to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of July 30, 2000, among FPL Group, Entergy Corporation, WCB Holding Corp., Ranger Acquisition Corp., a wholly owned subsidiary of WCB Holding that will merge into FPL Group, and Ring Acquisition Corp., a wholly owned subsidiary of WCB Holding that will merge into Entergy.


    We will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement of it by the FPL Group Board of Directors.


    Only holders of record of shares of FPL Group common stock at the close of business on November 6, 2000, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it.


    We cannot complete the merger described above unless holders of a majority of all shares of FPL Group common stock outstanding that are entitled to vote at the FPL Group special meeting vote to approve the merger agreement.

    For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying joint proxy statement/prospectus and the merger agreement attached to it as Annex A.


    Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by telephone or electronically by following the instructions on your proxy card.


    Please do not send any share certificates at this time. After the merger is consummated, we will notify you of the procedures for exchanging FPL Group share certificates for share certificates of WCB Holding.

                                          By Order of the Board of Directors,


                                          /s/ DENNIS P. COYLE, ESQ.


                                          Name: Dennis P. Coyle, Esq.
                                          Title: General Counsel and Secretary


Juno Beach, Florida
November 7, 2000

                                     [LOGO]

                              ENTERGY CORPORATION


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 15, 2000


To the Shareholders of Entergy Corporation:


    We will hold a special meeting of the shareholders of Entergy Corporation on Friday, December 15, at 10:00 a.m., central standard time, at the Hilton New Orleans Riverside, Two Poydras Street, New Orleans, LA 70140, to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of July 30, 2000, among FPL Group, Inc., Entergy, WCB Holding Corp., Ranger Acquisition Corp., a wholly owned subsidiary of WCB Holding that will merge into FPL Group, and Ring Acquisition Corp., a wholly owned subsidiary of WCB Holding that will merge into Entergy.


    We will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement of it by the Entergy Board of Directors.


    Only holders of record of shares of Entergy common stock at the close of business on November 6, 2000, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it.


    We cannot complete the merger described above unless holders of a majority of all shares of Entergy common stock outstanding and entitled to vote at the Entergy special meeting vote to approve and adopt the merger agreement.

    For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying joint proxy statement/prospectus and the merger agreement attached to it as Annex A.


    Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by telephone or electronically by following the instructions on your proxy card.


    Please do not send any share certificates at this time. After the merger is consummated, we will notify you of the procedures for exchanging Entergy share certificates for share certificates of WCB Holding.

                                          By Order of the Board of Directors,


                                          /s/ MICHAEL G. THOMPSON


                                          Name : Michael G. Thompson, Esq.
                                          Title: Senior Vice President, General
                                              Counsel and Secretary


New Orleans, Louisiana
November 7, 2000

                      REFERENCES TO ADDITIONAL INFORMATION

    This joint proxy statement/prospectus incorporates important business and financial information about FPL Group and Entergy from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

               FPL GROUP, INC.                              ENTERGY CORPORATION
           700 Universe Boulevard                            639 Loyola Avenue
          Juno Beach, Florida 33408                    New Orleans, Louisiana 70113
               (561) 694-4694                                 (504) 576-4212
           Attention: Dinah Washam                   Attention: Christopher T. Screen
              Associate Analyst                             Assistant Secretary


    If you would like to request documents, please do so by December 8, 2000 in order to receive them before your special meeting.


    See "Where You Can Find More Information" on page 104.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Summary.....................................................       1
  Questions and Answers about the Merger....................       1
  Other Information Regarding the Merger....................       3
  The Merger................................................       4
  The Companies.............................................       7
Risk Factors Relating to the Merger.........................       8
Selected Historical Financial Data..........................      10
  Selected Historical Consolidated Financial Data of FPL
    Group...................................................      10
  Selected Historical Consolidated Financial Data of
    Entergy.................................................      10
Selected Unaudited Pro Forma Combined Condensed Consolidated
  Financial Data............................................      11
Unaudited Comparative Per Share Data........................      12
Special Note Regarding Forward-Looking Statements...........      13
The FPL Group Special Meeting...............................      14
  Date, Time and Place......................................      14
  Purpose of FPL Group Special Meeting......................      14
  FPL Group Record Date; Shares Entitled to Vote; Quorum....      14
  Vote Required.............................................      14
  Voting by FPL Group Directors and Executive Officers......      14
  Voting of Proxies.........................................      14
  Revocability of Proxies...................................      15
  Solicitation of Proxies...................................      15
The Entergy Special Meeting.................................      16
  Date, Time and Place......................................      16
  Purpose of Entergy Special Meeting........................      16
  Entergy Record Date; Shares Entitled to Vote; Quorum......      16
  Vote Required.............................................      16
  Voting by Entergy Directors and Executive Officers........      17
  Voting of Proxies.........................................      17
  Revocability of Proxies...................................      18
  Solicitation of Proxies...................................      18
The Merger..................................................      19
  General Description of the Merger.........................      19
  Background to the Merger..................................      19
  FPL Group's Reasons for the Merger........................      23
  Recommendation of FPL Group's Board of Directors..........      25
  Opinion of FPL Group's Financial Advisor..................      27
  Entergy's Reasons for the Merger..........................      36
  Recommendation of Entergy's Board of Directors............      38
  Opinions of Entergy's Financial Advisors..................      40
  Continuing Board and Management Positions.................      49
  Interests of FPL Group's Directors and Executive Officers
    in the Merger...........................................      50
  Interests of Entergy's Directors and Executive Officers in
    the Merger..............................................      53
  Indemnification and Insurance.............................      61
  Listing of WCB Holding Common Stock.......................      61
  Dividends.................................................      61
  Material U.S. Federal Income Tax Consequences of the
    Merger..................................................      61
  Accounting Treatment......................................      63
  Dissenters' or Appraisal Rights...........................      63

                                                                PAGE
                                                              --------
  Principal Corporate Offices...............................      64
  Workforce and Employee Benefit Matters....................      64
  Employee Benefit Plans....................................      64
  Effect on Awards Outstanding Under Stock Plans............      65
  Resale of WCB Holding Common Stock........................      65
  Legal Proceedings Related to the Merger...................      65
Security Ownership of Certain Beneficial Owners, Directors
  and Executive Officers....................................      66
  Security Ownership of Certain Beneficial Owners and
    Management of FPL Group.................................      66
  Security Ownership of Certain Beneficial Owners of
    Entergy.................................................      67
  Security Ownership of Management of Entergy...............      67
Regulatory Matters..........................................      69
  Hart-Scott-Rodino Act.....................................      69
  Federal Power Act.........................................      69
  Nuclear Regulatory Commission.............................      69
  State and Local Regulatory Approvals......................      70
  Securities and Exchange Commission Approval Pursuant to
    PUHCA...................................................      71
The Merger Agreement........................................      72
  The Merger................................................      72
  Timing of Closing.........................................      72
  Merger Consideration......................................      72
  Procedures for Exchange of Share Certificates; Fractional
    Shares..................................................      72
  Conditions to the Completion of the Merger................      73
  No Solicitation...........................................      75
  Termination of the Merger Agreement.......................      77
  Termination Fees; Reimbursement of Expenses...............      78
  Other Expenses............................................      80
  Interim Operations of FPL Group and Entergy...............      80
  Common Stock Repurchases..................................      83
  Amendment; Extension and Waiver...........................      84
  Representations and Warranties............................      84
Comparative Stock Prices and Dividends......................      85
Unaudited Pro Forma Combined Condensed Consolidated
  Financial Statements......................................      86
Notes to Unaudited Pro Forma Combined Condensed Consolidated
  Financial Statements......................................      90
Description of WCB Holding Capital Stock....................      92
  General...................................................      92
  Common Stock..............................................      92
  Preferred Stock...........................................      92
Comparison of Shareholder Rights............................      93
  Authorized Capital Stock..................................      93
  Number of Directors.......................................      93
  Vacancies on the Board....................................      94
  Removal of Directors......................................      94
  Required Shareholder Vote for Certain Shareholder
    Actions.................................................      95
  Interested Shareholder Transactions.......................      96
  Control Shares............................................      97
  Constituencies Provision..................................      98
  Shareholder Action by Written Consent.....................      98
  Special Meetings of Shareholders..........................      98
  Amendments to Governing Documents.........................      99
  Indemnification of Directors and Officers.................     100

                                                                PAGE
                                                              --------
  Limitation on Director Liability..........................     101
  Dissenters' or Appraisal Rights...........................     102
Legal Matters...............................................     103
Experts.....................................................     103
Shareholder Proposals.......................................     103
  FPL Group.................................................     103
  Entergy...................................................     103
Other Matters...............................................     104
Where You Can Find More Information.........................     104
Independent Auditors' Report................................     F-1
WCB Holding Corp. Balance Sheet.............................     F-2


ANNEXES
Annex A  Agreement and Plan of Merger
         Exhibit A- Form of Certificate of Incorporation of the
                   Company as of the Effective Time
         Exhibit B-Form of By-laws of the Company as of the Effective
         Time
         Exhibit C- Corporate Governance of the Company Following the
                   Effective Time
         Exhibit D-Form of Affiliate Letter
Annex B  Opinion of Merrill Lynch, Pierce, Fenner & Smith
         Incorporated
Annex C  Opinion of Morgan Stanley & Co. Incorporated
Annex D  Opinion of J.P. Morgan Securities Inc.


Part II--Information Not Required in the Prospectus.........    II-1
  Item 20. Indemnification of Directors and Officers........    II-1
  Item 21. Exhibits and Financial Statement Schedules.......    II-2
  Item 22. Undertakings.....................................    II-2
Signatures..................................................    II-5
Exhibit Index

                                    SUMMARY

    This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire joint proxy statement/prospectus and the other documents to which we have referred you. See "Where You Can Find More Information" on page 104. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHEN AND WHERE ARE THE SHAREHOLDERS MEETINGS?


A: The FPL Group shareholders meeting will take place at 9:00 a.m., local time, on December 15, 2000, in New York, New York. The Entergy shareholders meeting will take place at 10:00 a.m., central standard time, on December 15, 2000, in New Orleans, Louisiana. The addresses of the meetings are listed on pages 14 and 16, respectively.


Q: WHAT WILL HAPPEN IN THE PROPOSED TRANSACTION?

A: Prior to entering into the merger agreement, FPL Group and Entergy formed a new company, WCB Holding Corp. FPL Group and Entergy will each merge with a different subsidiary of WCB Holding and, as a result, will become wholly owned subsidiaries of WCB Holding. These mergers are referred to as the "merger". Following the merger, the combined company will look like this:


    [Chart showing structure of WCB Holding after the merger.]


Q: WHY ARE FPL GROUP AND ENTERGY GOING TO MERGE?

A: We believe that the merger will provide substantial strategic and financial benefits to the shareholders, employees and customers of FPL Group and Entergy, including:

    - expanding our generation capacity,

    - enhancing our energy marketing and trading and fiber-optics businesses,

    - broadening our electric distribution platform,

    - improving customer service, financial strength and system reliability, and

    - providing a foundation for growth of our unregulated businesses, and enhancing our revenue growth and cost savings opportunities.


    To review the reasons for the merger in greater detail, see pages 23-24 and 36-38.


Q: IS "WCB HOLDING CORP." THE NAME THE NEW MERGED COMPANY WILL USE GOING
    FORWARD?

A: No. FPL Group and Entergy will select a new name for the holding company prior to the closing of the merger.

Q: WHAT WILL I RECEIVE FOR MY SHARES?

A: As a result of the merger, each FPL Group shareholder will receive one share of WCB Holding common stock for each share of FPL Group common stock that he or she owns. Each Entergy shareholder will receive 0.585 of a share of WCB Holding common stock for each share of Entergy common stock that he or she owns. Shareholders of FPL Group and Entergy will receive cash instead of any fractional shares in WCB Holding.

Q: WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: FPL Group and Entergy do not anticipate making any changes to their dividend policies prior to the consummation of the merger; however, the FPL Group and Entergy Boards of Directors will continue to evaluate their respective dividend policies in light of business, financial, and regulatory considerations.

    After the merger it is expected that WCB Holding will continue the dividend policy of FPL Group in effect at the time of the merger.

Q: WHAT ARE MY U.S. FEDERAL TAX CONSEQUENCES AS A RESULT OF THE MERGER?


A: We expect that the merger will be tax-free and that holders of FPL Group common stock and Entergy common stock will not recognize gain or loss for U.S. federal income tax purposes, except with respect to any cash received instead of fractional shares of WCB Holding common stock. We describe the material U.S. federal income tax consequences of the merger in more detail on pages 61-63. The tax consequences to you will depend on the facts of your own situation. Please consult your tax advisor for a full understanding of the tax consequences to you of the merger.


Q: WHAT DO I NEED TO DO NOW?


A: After carefully reading and considering the information contained in this joint proxy statement/ prospectus, please complete and sign your proxy and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at your special meeting. You may also cast your vote by telephone or electronically by following the instructions on your proxy card.


    If you sign, date and send your proxy and do not indicate how you want to vote, we will count your proxy as a vote for the approval of the merger.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?


A: Send a later-dated, signed proxy card to your company's Secretary prior to the date of your special meeting or attend your company's meeting in person and vote. You may also revoke your proxy card by sending a notice of revocation to your company's Secretary at the address under "Summary--The Companies" on page 7. You may also change your vote by telephone or electronically. You may change your vote by using any one of these methods regardless of the procedure used to cast your previous vote.


Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME", WILL MY BROKER VOTE MY SHARES?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the merger proposal. You should therefore be sure to provide your broker with instructions on how to vote your shares. Shareholders should check the voting form used by their brokers to see if they offer telephone or computer voting.

    If you do not give voting instructions to your broker, you will not be counted as voting for purposes of the merger vote unless you appear and vote in person at your special meeting. If your broker holds your shares and you attend the meeting, please bring a letter from your broker identifying you as the beneficial owner of the shares and authorizing you to vote.

Q: SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A: No. If the merger is completed, we will send shareholders of both FPL Group and Entergy written instructions for exchanging their share certificates.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A: For both FPL Group and Entergy, the affirmative vote of a majority of the shares outstanding and entitled to vote as of the respective record dates is required to approve the merger agreement.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working as quickly as possible and expect to complete the merger by late 2001.

Q: DO I HAVE DISSENTERS' OR APPRAISAL RIGHTS?

A: No. Neither the holders of FPL Group common stock nor the holders of Entergy common stock will have dissenters' or appraisal rights as a result of the merger.

Q: HOW IMPORTANT IS MY VOTE?

A: Every shareholder vote is important. An abstention or failure to vote will have the same effect as a vote against the merger.

                     OTHER INFORMATION REGARDING THE MERGER

RECOMMENDATIONS BY THE BOARDS

    FPL GROUP (PAGE 25)

    At its meeting on July 30, 2000, after due consideration, the FPL Group Board of Directors:

    - determined that the merger is in the best interests of FPL Group and its shareholders,

    - approved the merger agreement and the merger, and

    - recommended that FPL Group shareholders vote for the approval of the merger agreement.


    ENTERGY (PAGE 38)


    At its meeting on July 29, 2000, after due consideration, the Entergy Board of Directors:

    - determined that the merger is in the best interests of Entergy and its shareholders,

    - approved the merger agreement and the merger, and

    - recommended that Entergy shareholders vote for the approval of the merger agreement.


To review the background and reasons for the merger in greater detail, as well as risks related to the merger, see pages 8-9, 19-24 and 36-38.



FAIRNESS OPINIONS OF FINANCIAL ADVISORS


    FPL GROUP (PAGE 27)


    In deciding to approve the merger, the FPL Group Board of Directors considered the opinion dated July 30, 2000, of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, that the exchange ratio in the merger was fair from a financial point of view to the holders of FPL Group common stock. The written opinion of Merrill Lynch is attached as Annex B to this joint proxy statement/prospectus. We encourage FPL Group shareholders to read this opinion carefully and in its entirety.



    ENTERGY (PAGE 40)



    In deciding to approve the merger, the Entergy Board of Directors considered the opinion of each of its financial advisors, Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., that the exchange ratio in the merger was fair from a financial point of view to the holders of Entergy common stock. The written opinions of Morgan Stanley, dated July 28, 2000, and J.P. Morgan, dated July 30,

2000, are attached as Annexes C and D to this joint proxy statement/prospectus. We encourage Entergy shareholders to read these opinions carefully and in their entirety.



INTERESTS OF FPL GROUP'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
  (PAGE 50)


    Shareholders should note that some FPL Group directors and executive officers have interests in the merger as directors or officers that are different from, or in addition to, the interests of other FPL Group shareholders. As provided in the merger agreement, at the completion of the merger, the WCB Holding Board of Directors will include eight FPL Group designees and seven Entergy designees. The merger agreement also provides that several executive officers of FPL Group will become officers of WCB Holding when the merger is consummated. James L. Broadhead, the Chairman and Chief Executive Officer of FPL Group, will become Chairman of WCB Holding.

    FPL Group's executive officers have previously entered into change in control employment agreements with FPL Group that become effective upon approval of the merger by FPL Group's shareholders. These agreements and plans will provide these officers with severance and other benefits if their employment with WCB Holding is terminated after the merger. In addition, FPL Group's benefit plans and agreements provide for accelerated vesting or payment of benefits to FPL Group's executive officers upon the approval of the merger by FPL Group's shareholders.


INTERESTS OF ENTERGY'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (PAGE 53)


    Shareholders should note that some Entergy directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other Entergy shareholders. As provided in the merger agreement, at the completion of the merger, the WCB Holding Board of Directors will include seven Entergy designees and eight FPL Group designees. The merger agreement also provides that several executive officers of Entergy will become officers of WCB Holding when the merger is consummated. J. Wayne Leonard, the Chief Executive Officer of Entergy, will become Chief Executive Officer and President of WCB Holding.

    In addition, Entergy's executive officers have rights under benefit and compensation plans and agreements maintained by Entergy. These plans and agreements will provide these executive officers with severance and other benefits if their employment with WCB Holding is terminated after the merger.

                                   THE MERGER

    The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement. It is the principal document governing the merger.


CONDITIONS TO THE COMPLETION OF THE MERGER (PAGE 73)


    The completion of the merger depends upon meeting a number of conditions, including the approval of the merger agreement by the FPL Group and Entergy shareholders and the absence of any legal prohibition on consummating the merger.

    FPL Group's obligation to complete the merger is also subject to:

    - the accuracy, as of closing, of the representations and warranties made by Entergy and performance by Entergy of its obligations set forth in the merger agreement,

    - the receipt of an opinion of counsel that the merger will qualify as a tax-free exchange,

    - the receipt of all applicable regulatory approvals on terms that could not reasonably be expected to have a material adverse effect on (1) WCB Holding and its prospective subsidiaries or (2) Entergy and its subsidiaries, and

    - the absence of a material adverse change with respect to Entergy.

    Entergy's obligation to complete the merger is also subject to:

    - the accuracy, as of closing, of the representations and warranties made by FPL Group and performance by FPL Group of its obligations set forth in the merger agreement,

    - the receipt of an opinion of counsel that the merger will qualify as a tax-free exchange,

    - the receipt of all applicable regulatory approvals on terms that could not reasonably be expected to have a material adverse effect on (1) WCB Holding and its prospective subsidiaries or (2) FPL Group and its subsidiaries, and

    - the absence of a material adverse change with respect to FPL Group.


TERMINATION OF THE MERGER AGREEMENT (PAGE 77)


    The merger agreement may be terminated at any time prior to the completion of the merger:

    (1) by mutual written consent of FPL Group and Entergy,

    (2) by either FPL Group or Entergy if:


       (a) the merger has not been consummated by April 30, 2002; however, that date is extended to October 31, 2002, if the only closing condition that is not satisfied at April 30, 2002, is the receipt of the required regulatory approvals,


       (b) FPL Group or Entergy shareholders do not approve the merger agreement,

       (c) there is a permanent legal prohibition to the merger,


       (d) any closing condition becomes incapable of satisfaction prior to the termination date,


       (e) the other party does not comply with its obligations under the merger agreement, which noncompliance would result in a closing condition not being satisfied and is not or cannot be cured within 30 days of notice being given by the terminating party, or

       (f) the other party or any of its directors or officers participate in discussions or negotiations with a third party in breach of the non-solicitation provisions of the merger agreement,


    (3) by either FPL Group or Entergy, if prior to obtaining approval of the merger agreement by its shareholders, its Board of Directors determines that failure to terminate the merger agreement in response to an unsolicited takeover proposal would be a breach of such Board's fiduciary duties, and the party wishing to terminate gives notice to the other party and pays the termination fee described below,



    (4) by either FPL Group or Entergy, if the other party's Board of Directors does any of the following:



       - withdraws or modifies its approval of the merger,



       - when a proposal to take over such other party has been made and not rejected, fails to reaffirm its approval of the merger within 10 business days of receipt of written request for such reaffirmation, or



       - approves a proposal to take over such other party.



TERMINATION FEES; REIMBURSEMENT OF EXPENSES (PAGE 78)



    FPL Group or Entergy, as applicable, must pay to the other party a termination fee of $215 million if any of the following occurs:



    - following the approval of the merger agreement by its shareholders:



       - a proposal to take it over is made,


       - the merger is not consummated by the termination date, and


       - within 12 months of the termination of the merger agreement, it enters into a definitive agreement to consummate or consummates a takeover proposal with the person who originally made the takeover proposal,

    - following a proposal to take it over that is publicly disclosed prior to or during its shareholders meeting:



       - its shareholders do not approve the merger agreement and



       - within 24 months of the termination of the merger agreement, it enters into a definitive agreement to consummate or consummates a proposal to take it over,



    - it terminates the merger agreement because its Board determines that, in response to a proposal to take it over, failure to terminate the merger agreement would be a breach of its fiduciary duties, or



    - it has withdrawn or modified its approval of the merger or has approved a proposal to take it over and, as a result, the other party terminates the merger agreement.



    In addition, FPL Group or Entergy, as applicable, must reimburse the other party for the other party's fees and expenses in connection with the merger up to a maximum of $25 million, if the merger agreement is terminated for any of the following reasons:



    - the merger is not consummated by the termination date after a proposal to take it over is made known to it or is publicly announced,



    - its shareholders do not approve the merger agreement after the public disclosure of a proposal or an intention to take it over,



    - its Board determines that, in response to a takeover proposal, failure to terminate the merger agreement would be a breach of its fiduciary duties, or



    - its Board withdraws or modifies its approval of the merger or approves a proposal to take it over.



REGULATORY MATTERS (PAGE 69)


    The following federal, state and local regulatory requirements must be complied with before the merger can be completed:

    - the approval of the Federal Energy Regulatory Commission,

    - the approval of the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935,

    - the approval of the Nuclear Regulatory Commission, and

    - the support or approval of the regulatory agencies in several of the municipalities and states in which FPL Group and Entergy subsidiaries operate.

    In addition, prior to completing the merger, the applicable waiting period under a federal antitrust law, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must expire or terminate.

                                 THE COMPANIES

FPL Group, Inc.
700 Universe Boulevard
Juno Beach, Florida 33408
(561) 694-4000

    FPL Group is a public utility holding company, as defined in the Public Utility Holding Company Act of 1935, but currently is not a registered public utility holding company under PUHCA. It was incorporated in 1984 under the laws of Florida. FPL Group's principal subsidiary, Florida Power & Light Company, is engaged in the generation, transmission, distribution and sale of electric energy. FPL Group Capital Inc, a wholly-owned subsidiary of FPL Group, holds the capital stock and provides funding for the operating subsidiaries other than Florida Power & Light Company. The business activities of these operating subsidiaries primarily consist of independent power projects. In 2000, FPL Group Capital Inc formed a new subsidiary to sell wholesale fiber-optic network capacity.

Entergy Corporation
639 Loyola Avenue
New Orleans, LA 70113
(504) 576-4000

    Entergy is a Delaware corporation which, through its subsidiaries, engages principally in the following businesses: domestic utility operations, power marketing and trading, global power development and domestic non-utility nuclear operations. It has no significant assets other than the stock of its subsidiaries. Entergy is a registered public utility holding company under PUHCA. As such, Entergy and its subsidiaries generally are subject to the broad regulatory provisions of PUHCA.


    COMPARATIVE STOCK PRICES AND DIVIDENDS (PAGE 85)



    Shares of FPL Group common stock and Entergy common stock are listed on the New York Stock Exchange. The following table presents the last reported sale price per share of FPL Group common stock and Entergy common stock, as reported on the New York Stock Exchange Composite Transaction reporting system on July 28, 2000, the last full trading day prior to the public announcement of the merger, and on November 2, 2000, the last trading day for which this information could be calculated prior to the date of this joint proxy statement/prospectus.



                                                                FPL GROUP        ENTERGY
                                                                 COMMON          COMMON
DATE                                                              STOCK           STOCK
----                                                          -------------   -------------
July 28, 2000...............................................  $52 13/16       $30 5/16
November 2, 2000............................................  $64 1/2         $37 1/2



    The most recent quarterly dividend declared by FPL Group was $0.54 per share payable on September 15, 2000. FPL Group's current dividend is $2.16 per share of common stock on an annual basis. The most recent quarterly dividend declared by Entergy was $0.315 per share payable on December 1, 2000. Entergy's current dividend is $1.26 per share on an annual basis.

                      RISK FACTORS RELATING TO THE MERGER

    In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, FPL Group and Entergy shareholders should consider carefully the matters described below in determining whether to approve and adopt the merger agreement.

    - THE VALUE OF THE SHARES OF WCB HOLDING COMMON STOCK THAT YOU RECEIVE UPON THE CONSUMMATION OF THE MERGER MAY BE LESS THAN THE VALUE OF YOUR SHARES OF FPL GROUP COMMON STOCK OR ENTERGY COMMON STOCK AS OF THE DATE OF THE MERGER AGREEMENT OR ON THE DATES OF THE SPECIAL MEETINGS. The consideration to be received by shareholders in the merger is fixed and will not be adjusted in the event of any change in the stock prices of FPL Group or Entergy prior to the merger. There may be a significant amount of time between the dates when the shareholders of each of FPL Group and Entergy vote on the merger agreement at the special meeting of each company and the date when the merger is completed. The relative prices of shares of FPL Group common stock and Entergy common stock may vary significantly between the date of this joint proxy statement/prospectus, the dates of the special meetings and the completion of the merger. These variations may be caused by changes in the businesses, operations, results and prospects of our companies, market expectations of the likelihood that the merger will be completed and the timing of completion, the prospects of post-merger operations, the effect of any conditions or restrictions imposed on or proposed with respect to the combined company by regulators, general market and economic conditions and other factors. In addition, it is impossible to predict accurately the market price of the WCB Holding common stock to be received by FPL Group and Entergy shareholders after the completion of the merger. Accordingly, the prices of FPL Group common stock and Entergy common stock on the dates of the special meetings may not be indicative of their prices immediately prior to completion of the merger and the price of WCB Holding common stock after the merger is completed.

    - THE INTEGRATION OF FPL GROUP AND ENTERGY FOLLOWING THE MERGER WILL PRESENT SIGNIFICANT CHALLENGES THAT MAY RESULT IN A DECLINE IN THE ANTICIPATED POTENTIAL BENEFITS OF THE MERGER. FPL Group and Entergy will face significant challenges in consolidating functions, integrating their organizations, procedures and operations in a timely and efficient manner as well as retaining key FPL Group and Entergy personnel. The integration of FPL Group and Entergy will be complex and time-consuming, due to the large size and complexity of each organization and their many different business units, and the managements of FPL Group and Entergy will have to dedicate substantial effort to it. The principal challenges will be in integrating the combined regulated electric utility operations, combining each of the unregulated wholesale power generation businesses, the unregulated nuclear businesses and the energy marketing and trading businesses (including Entergy's proposed venture with Koch Energy, Inc.). All of these businesses are particularly complex, and many of the business units to be combined in the merger are not located in near proximity and are not in retail territories that are contiguous to one other. Such efforts could also divert management's focus and resources from other strategic opportunities during the integration process.

    - FAILURE TO CONSUMMATE ENTERGY'S PROPOSED VENTURE WITH KOCH ENERGY, INC. AND TO SUCCESSFULLY INTEGRATE SUCH VENTURE IN THE MERGER MAY RESULT IN A DECLINE IN THE ANTICIPATED POTENTIAL BENEFITS OF THE MERGER. As disclosed in "The Merger--FPL Group's Reasons for the Merger" on page 23 and "The Merger--Entergy's Reasons for the Merger" on page 36, respectively, the addition of the Entergy-Koch L.P. venture to FPL Group's unregulated trading operation is expected to result in one of the largest U.S. marketers of both electric power and natural gas, and the combination is expected to provide more opportunities to optimize fuel supply, power off-take and risk mitigation strategies. Although in evaluating the potential benefits of the merger FPL Group and Entergy each have assumed that the potential financial and economic benefits of the venture between Entergy and Koch Energy, Inc. will be realized, the Entergy-Koch L.P. venture is awaiting regulatory approval and has not begun to operate. We cannot assure you that the required regulatory appovals will be obtained or that the Entergy-Koch L.P. venture will become operational in the near future, or at all, and therefore the financial benefits that are anticipated to result from the Entergy-Koch L.P. venture may not be achieved. In addition, even if the Entergy-Koch L.P. venture becomes operational before or soon after the completion of the merger, we cannot assure you that combining the energy marketing and trading business of FPL Group with that of the Entergy-Koch L.P. venture will achieve the operating results or other benefits anticipated.

    - THE MERGER IS SUBJECT TO THE RECEIPT OF CONSENT OR APPROVAL FROM GOVERNMENTAL ENTITIES THAT COULD DELAY THE COMPLETION OF THE MERGER OR IMPOSE CONDITIONS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMBINED COMPANY OR THAT COULD CAUSE ABANDONMENT OF THE MERGER. Completion of the merger is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and the receipt of consents, orders, approvals or clearances, as required, from the Securities and Exchange Commission, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, and the public utility commissions or similar entities with jurisdiction in Arkansas, Florida, Louisiana, Mississippi, New Orleans, Texas and, due to FPL Group's ownership of independent power producers in such jurisdictions, New Jersey, Pennsylvania and Virginia. A substantial delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in the approvals could have a material adverse effect on the business, financial condition or results of operations of FPL Group or Entergy and/ or may cause the abandonment of the merger by FPL Group or Entergy.

    - WE MAY BECOME SUBJECT TO MORE MARKET RISKS AND EXPERIENCE MORE FLUCTUATIONS IN OPERATING RESULTS AS A RESULT OF THE MERGER, WHICH MAY FROM TIME TO TIME HAVE AN ADVERSE EFFECT ON OUR OPERATING RESULTS, FINANCIAL PERFORMANCE AND/OR SHARE PRICE. Our unregulated businesses are more subject to competitive market risks than our traditional utility businesses that are subject to a regulatory structure that allows an approved rate of return and an exclusive retail franchise service territory. FPL Group's and Entergy's unregulated businesses include domestic and international power development, domestic and international power marketing and trading, ownership and operation of unregulated nuclear generation assets, telecommunications and district heating and cooling systems. Because we expect that the combined company's unregulated businesses will contribute a greater proportion of the combined company's expected future earnings, we expect that our ongoing operating results may fluctuate more than in the past. For the six month period ended June 30, 2000, unregulated businesses contributed approximately 14% of FPL Group's earnings and approximately 25% of Entergy's earnings, and would have contributed approximately 20% of the earnings of the combined company had the merger been consummated.

    - THE MERGER WILL COMBINE TWO COMPANIES THAT ARE CURRENTLY AFFECTED BY RECENT DEVELOPMENTS IN THE ELECTRIC AND GAS UTILITY INDUSTRIES, INCLUDING RESTRUCTURING, DEREGULATION AND INCREASED COMPETITION. OUR FAILURE TO ADAPT TO THE CHANGING REGULATORY ENVIRONMENT AND INCREASED COMPETITION AFTER THE MERGER MAY ADVERSELY AFFECT THE STABILITY OF OUR EARNINGS AND MAY RESULT IN THE EROSION OF OUR MARKET SHARE, REVENUES AND PROFITS. Because FPL Group and Entergy and their subsidiaries are regulated at the federal level and in a number of states and municipalities, the two companies, as well as WCB Holding after the merger, have been and will continue to be impacted by legislative and regulatory developments. After the merger, WCB Holding will be subject to extensive federal regulation as well as state and local regulation in each of the following jurisdictions:
      Arkansas, Florida, Louisiana, Mississippi, Texas and New Orleans. Each of these jurisdictions has implemented, is in the process of implementing or possibly will implement changes to the regulatory and legislative framework applicable to the electric and gas utilities industry. The continuing effects of changes that have been implemented, the possible effects of changes under consideration and the possible effects of changes that may occur in the future could have a material adverse effect on FPL Group, Entergy and/or WCB Holding. Moreover, increased competition resulting from potential legislative changes, regulatory changes or otherwise may create greater risks to the stability of utility earnings generally. In a deregulated environment, if WCB Holding is not responsive to the competitive energy marketplace, it could suffer erosion in market share, revenues and profits as competitors gain access to its service territories.

                       SELECTED HISTORICAL FINANCIAL DATA

    FPL Group and Entergy are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical consolidated financial statements of FPL Group and Entergy and the related notes contained in the annual reports and other information that each of FPL Group and Entergy has previously filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 104.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FPL GROUP


                                          AT OR FOR THE NINE
                                             MONTHS ENDED                        AT OR FOR THE YEAR
                                             SEPTEMBER 30,                       ENDED DECEMBER 31,
                                          -------------------   ----------------------------------------------------
                                            2000       1999       1999       1998       1997       1996       1995
                                          --------   --------   --------   --------   --------   --------   --------
                                                             (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating revenues......................   $5,225     $4,918     $6,438     $6,661     $6,369     $6,037     $5,592
Net income..............................      639        577        697        664        618        579        553
Earnings per share of common stock,
  basic and assuming dilution...........     3.75       3.36(a)    4.07(b)    3.85       3.57       3.33       3.16
Dividends declared per share of common
  stock.................................     1.62       1.56       2.08       2.00       1.92       1.84       1.76
Book value per share....................    33.52      31.32      31.47      29.76      28.03      26.46      25.12
Total assets............................   14,937     13,520     13,441     12,029     12,449     12,219     12,459
Long-term obligations(c)................    3,624      3,237      3,635      2,493      3,135      3,368      3,606


--------------------------

(a) Includes effects of gain on sale of Adelphia Communications Corporation stock and impairment loss on Maine assets. Excluding the foregoing items, earnings per share of common stock was $3.41.


(b) Includes effects of gain on sale of Adelphia Communications Corporation stock, impairment loss on Maine assets, settlement of litigation between Florida Power & Light Company and the Florida Municipal Power Agency and the gain on redemption of a one-third ownership interest in a cable television limited partnership. Excluding the foregoing items, earnings per share of common stock was $3.98.

(c) Includes non-current portions of long-term debt, preferred stock with sinking fund requirements and obligations under capital leases.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ENTERGY


                                         AT OR FOR THE NINE
                                            MONTHS ENDED                        AT OR FOR THE YEAR
                                            SEPTEMBER 30,                       ENDED DECEMBER 31,
                                         -------------------   ----------------------------------------------------
                                           2000       1999       1999     1998(A)    1997(B)    1996(C)      1995
                                         --------   --------   --------   --------   --------   --------   --------
                                                            (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating revenues.....................   $7,381     $7,021     $8,773    $11,495     $9,539     $7,164     $6,273
Consolidated net income................      661        579        595        786        301        491        563(d)
Earnings per share of common stock:
  Basic................................     2.78       2.22       2.25       3.00       1.03       1.83       2.13(d)
  Diluted..............................     2.77       2.22       2.25       3.00       1.03       1.83       2.13(d)
Dividends declared per share...........     0.90       0.90       1.20       1.50       1.80       1.80       1.80
Book value per share...................    32.14      30.06      29.78      28.82      27.23      28.51      28.41
Total assets...........................   24,027     23,398     22,985     22,837     27,001     22,956     22,266
Long-term obligations(e)...............    7,573      7,192      7,253      7,349     10,154      8,335      7,484


--------------------------
(a) Includes the effects of the sale of London Electricity and CitiPower in December 1998.

(b) Includes the effects of the London Electricity acquisition in February 1997.

(c) Includes the effects of the CitiPower acquisition in January 1996.

(d) Represents income before cumulative effect of accounting changes.

(e) Includes long-term debt (excluding currently maturing debt), preferred stock with sinking fund requirements, preference stock, preferred securities of subsidiary trusts and partnerships and non-current capital lease obligations.

                     SELECTED UNAUDITED PRO FORMA COMBINED
                     CONDENSED CONSOLIDATED FINANCIAL DATA

    The following selected unaudited pro forma combined condensed consolidated financial data give effect to the merger. The pro forma adjustments are based upon available information and assumptions that each company's management believes are reasonable. The selected unaudited pro forma combined condensed consolidated financial data are presented for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. The selected unaudited pro forma combined condensed consolidated financial data
(i) have been derived from and should be read in conjunction with the "Unaudited Pro Forma Combined Condensed Financial Statements" and the related notes included elsewhere in this joint proxy statement/prospectus and (ii) should be read in conjunction with the consolidated financial statements of FPL Group and Entergy incorporated by reference in this joint proxy statement/prospectus.


                                                              AT OR FOR THE NINE
                                                                 MONTHS ENDED       FOR THE YEAR ENDED
                                                              SEPTEMBER 30, 2000    DECEMBER 31, 1999
                                                              -------------------   ------------------
                                                                (MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Operating revenues........................................         $12,606              $15,211
  Net income................................................           1,285                1,263
  Earnings per share of common stock:
    Basic...................................................            4.22                 4.01
    Assuming dilution.......................................            4.21                 4.01
  Dividends declared per share of common stock (a)..........            1.62                 2.08

BALANCE SHEET DATA
  Total assets..............................................         $38,639
  Long-term obligations (b).................................          11,197


------------------------

(a) Represents FPL Group's current dividend rate.

(b) Includes non-current portions of long-term debt, preferred stock with sinking fund requirements and obligations under capital leases.

                      UNAUDITED COMPARATIVE PER SHARE DATA


    The December 31, 1999 selected comparative per share information of FPL Group and Entergy, set forth below, was derived from audited financial statements. The September 30, 2000 selected comparative per share information of FPL Group and Entergy set forth below was derived from unaudited financial statements and, in the opinion of the management of FPL Group and Entergy, includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation for such periods. Due to the effect of seasonal fluctuations and other factors on the operations of FPL Group and Entergy, financial results for the nine-month period ended September 30, 2000, are not necessarily indicative of results for the year ending December 31, 2000.



    You should read the information in this section along with FPL Group's and Entergy's historical consolidated financial statements and accompanying notes for the periods referred to above included in the documents described under "Where You Can Find More Information" on page 104. You should also read the unaudited pro forma combined condensed financial statements and accompanying discussion and notes included in this joint proxy statement/prospectus starting on page 86.



                                                               AT OR FOR THE          AT OR FOR
                                                             NINE MONTHS ENDED     THE YEAR ENDED
                                                             SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                             ------------------   -----------------
FPL Group-Historical
  Earnings per share of common stock, basic and assuming
    dilution................................................        $ 3.75             $ 4.07(a)
  Dividends declared per share of common stock..............          1.62               2.08
  Book value per share of common stock......................         33.52              31.47
Entergy-Historical
  Earnings per share of common stock:
    Basic...................................................        $ 2.78             $ 2.25
    Assuming dilution.......................................          2.77               2.25
  Dividends declared per share of common stock..............          0.90               1.20
  Book value per share of common stock......................         32.14              29.78


------------------------
(a) Includes effects of gain on sale of Adelphia Communications Corporation stock, impairment loss on Maine assets, settlement of litigation between Florida Power & Light Company and the Florida Municipal Power Agency and the gain on redemption of a one-third ownership interest in a cable television limited partnership. Excluding the foregoing items, earnings per share of common stock was $3.98.


                                                               AT OR FOR THE          AT OR FOR
                                                             NINE MONTHS ENDED     THE YEAR ENDED
                                                             SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                             ------------------   -----------------
WCB Holding Unaudited Pro Forma Combined
  Earnings per share of common stock:
    Basic...................................................        $ 4.22             $ 4.01
    Assuming dilution.......................................          4.21               4.01
  Dividends declared per share of common stock (a)..........          1.62               2.08
  Book value per share of common stock......................         41.52              38.89
Entergy Per Share Equivalent Based on Combination of
  FPL Group and Entergy
  Earnings per share of common stock:
    Basic...................................................        $ 2.47             $ 2.35
    Assuming dilution.......................................          2.46               2.35
  Dividends declared per share of common stock (a)..........          0.95               1.22
  Book value per share of common stock......................         24.29              22.75


------------------------

(a) We expect that WCB Holding will continue the dividend policy of FPL Group in effect at the time of the merger. Accordingly, the dividends declared per share of common stock are based on the amount of dividends declared by FPL Group. This resulted in increased dividends per share to Entergy of $.05 and $.02 for the nine months ended September 30, 2000 and the year ended December 31, 1999, respectively, on an equivalent dividend per share basis. The ability of WCB Holding to pay dividends on its common stock will be dependent upon the amount of dividends paid to it by its subsidiaries.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This joint proxy statement/prospectus and the documents that are incorporated into this joint proxy statement/prospectus by reference include various forward-looking statements about FPL Group, Entergy and WCB Holding that are subject to risks and uncertainties. Forward-looking statements include the information concerning future financial performance, business strategy, projected plans and objectives of FPL Group, Entergy and WCB Holding set forth under:

    - "Questions and Answers About the Merger",

    - "Summary",

    - "Selected Unaudited Pro Forma Combined Condensed Consolidated Financial Data",

    - "Unaudited Comparative Per Share Data",

    - "The Merger", and

    - "Unaudited Pro Forma Combined Condensed Consolidated Financial
      Statements".

    Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "estimates", "plans" or similar expressions are generally forward-looking in nature and not historical facts.

    In addition to the risk factors described under "Risk Factors Relating to the Merger", the following important factors could cause actual future results for FPL Group, Entergy and WCB Holding to differ materially from those expressed in the forward-looking statements:

    - changes in laws or regulations, including in tax rates or policies or in rates of inflation or in accounting standards,

    - changing governmental policies and regulatory actions with respect to allowed rates of return, including but not limited to return on equity and equity ratio limits,

    - trading and marketing of energy and energy derivatives,

    - recovery of fuel and purchased power costs,

    - decommissioning costs,

    - weather conditions (including natural disasters such as hurricanes),

    - population growth rates and demographic patterns,

    - market demand for energy from plants or facilities,

    - competition for retail and wholesale customers,

    - competition for new energy development opportunities,

    - availability, pricing and transportation of fuel and other energy commodities,

    - variability of operating results in a more competitive environment,

    - unanticipated delays in capital projects or changes in capital expenditures or operating expenses,

    - capital market conditions,

    - legal and administrative proceedings (whether civil, such as environmental, or criminal) and settlements, and

    - other factors.

    Most of these factors are difficult to predict accurately and are generally beyond the control of FPL Group and Entergy.

    The areas of risk described above should be considered in connection with any written or oral forward-looking statements that may be made after the date of this joint proxy statement/prospectus by WCB Holding, FPL Group or Entergy or anyone acting for any or all of them. Except for their ongoing obligations to disclose material information under the federal securities laws, none of WCB Holding, FPL Group and Entergy undertakes any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this joint proxy statement/prospectus or to report the occurrence of unanticipated events.

                         THE FPL GROUP SPECIAL MEETING

    We are furnishing this joint proxy statement/prospectus to shareholders of FPL Group as part of the solicitation of proxies by the FPL Group Board of Directors for use at the FPL Group special meeting.

DATE, TIME AND PLACE


    FPL Group will hold its special meeting on Friday, December 15, 2000, at 9:00 a.m., local time, at Sheraton New York Hotel & Towers, 811 Seventh Avenue, New York, New York, 10019.


PURPOSE OF FPL GROUP SPECIAL MEETING

    At the FPL Group special meeting, we are asking holders of record of FPL Group common stock to consider and vote on a proposal to approve the merger agreement. See "The Merger" and "The Merger Agreement".


    The FPL Group Board of Directors has adopted the merger agreement and approved the merger.


    The FPL Group Board of Directors recommends that FPL Group shareholders vote FOR the approval of the merger agreement.

FPL GROUP RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM


    Only holders of record of FPL Group common stock at the close of business on November 6, 2000, the FPL Group record date, are entitled to notice of and to vote at the FPL Group special meeting. On October 31, 2000, the most recent practicable date for which this information could be calculated prior to the filing of this joint proxy statement/prospectus, approximately 176,221,289 shares of FPL Group common stock were issued and outstanding and held by approximately 45,756 holders of record. A quorum will be present at the FPL Group special meeting if the holders of a majority of the votes of shares entitled to vote on the FPL Group record date are represented in person or by proxy. If a quorum is not present at the FPL Group special meeting, we expect that the FPL Group special meeting will be adjourned or postponed to solicit additional proxies. Holders of record of FPL Group common stock on the FPL Group record date are entitled to one vote per share at the FPL Group special meeting on the proposal to approve the merger agreement.


VOTE REQUIRED

    The approval of the merger agreement by FPL Group shareholders requires the affirmative vote of a majority of the shares outstanding and entitled to vote at a special meeting of the shareholders as of the FPL Group record date, either in person or by proxy, voting as a single class.

VOTING BY FPL GROUP DIRECTORS AND EXECUTIVE OFFICERS


    At the close of business on October 31, 2000, directors and executive officers of FPL Group owned and were entitled to vote less than 1% of the FPL Group common stock outstanding on that date. Each FPL Group director and executive officer has indicated his or her present intention to vote, or cause to be voted, the FPL Group common stock owned by him or her for the approval of the merger agreement.


VOTING OF PROXIES

    All shares represented by properly executed proxies received in time for the FPL Group special meeting will be voted at the FPL Group special meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted for the approval of the merger agreement.


    In addition to manually executing and returning a proxy by mail, FPL Group shareholders may vote electronically through the Internet or by telephone. FPL Group holders of record may submit their proxies through the Internet address indicated on the shareholder's proxy card. Please note that there are separate arrangements for using electronic voting depending on whether the shares are registered in the shareholder's name or in the name of a brokerage firm or bank. FPL Group shareholders should check the proxy card or voting instructions forwarded by their brokers, banks or other holders of record to see which options are available. If voting by telephone, the shareholder should dial the toll-free number indicated in the shareholder's proxy. The shareholders will then be prompted to enter the control number printed on their proxy cards and to follow the subsequent instructions.



    The electronic procedures described above for submitting the proxy or voting instructions are designed to authenticate shareholders' identities, to allow shareholders to have their shares voted and to confirm that their instructions have been properly recorded.


    FPL Group common stock represented at the FPL Group special meeting but not voting, including FPL Group common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the FPL Group special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

    Only shares affirmatively voted for the approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposal. An abstention or failure to vote will have the same effect as a vote against approval of the merger agreement. Also, under New York Stock Exchange rules, brokers who hold shares of FPL Group common stock in "street name" for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from those customers. If an FPL Group shareholder owns shares through a broker and attends the special meeting, the shareholder should bring a letter from his or her broker identifying him or her as the beneficial owner of the shares and authorizing the shareholder to vote.

    The persons named as proxies by an FPL Group shareholder may propose and vote for one or more adjournments of the FPL Group special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to approve the merger agreement will be voted in favor of any adjournment or postponement.

    FPL Group does not expect that any matter other than the proposal to approve the merger agreement will be brought before the FPL Group special meeting. If, however, other matters are properly presented to the meeting, the persons named as proxies will vote in accordance with the recommendation of the FPL Group Board of Directors.

REVOCABILITY OF PROXIES


    Voting by use of a proxy on the enclosed form or by telephone or electronically does not preclude any FPL Group shareholder from voting in person at the FPL Group special meeting. FPL Group shareholders may change a proxy at any time prior to its exercise by filing with FPL Group a duly executed revocation of proxy or by submitting a duly executed proxy or telephone or electronic vote to FPL Group with a later date or by appearing at the FPL Group special meeting and voting in person. FPL Group shareholders may change a vote by any of these methods, regardless of the method used to cast his or her earlier vote. Attendance at the FPL Group special meeting without voting will not itself revoke a proxy.


SOLICITATION OF PROXIES

    FPL Group will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of FPL Group and its subsidiaries may solicit proxies from FPL Group shareholders by telephone or other electronic means or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and FPL Group will reimburse them for their reasonable out-of-pocket expenses.

    FPL Group will mail a copy of this joint proxy statement/prospectus to each holder of record of FPL Group common stock on the FPL Group record date.

    FPL Group has retained Innisfree M&A to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders and individual investors for a fee of $50,000 plus reimbursement for expenses. To date, none of such fee has been paid.

                          THE ENTERGY SPECIAL MEETING

    We are furnishing this joint proxy statement/prospectus to shareholders of Entergy as part of the solicitation of proxies by the Entergy Board of Directors for use at the Entergy special meeting.

DATE, TIME AND PLACE


    Entergy will hold its special meeting on Friday, December 15, 2000, at 10:00 a.m., central standard time, at the Hilton New Orleans Riverside, Two Poydras Street, New Orleans, Louisiana 70140.


PURPOSE OF ENTERGY SPECIAL MEETING

    At the Entergy special meeting, we are asking holders of record of Entergy common stock to consider and vote on a proposal to approve and adopt the merger agreement. See "The Merger" and "The Merger Agreement".

    The Entergy Board of Directors has approved and adopted the merger agreement and approved the merger.

    The Entergy Board of Directors recommends that Entergy shareholders vote FOR the approval and adoption of the merger agreement.

ENTERGY RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM


    Only holders of record of Entergy common stock at the close of business on November 6, 2000, the Entergy record date, are entitled to notice of and to vote at the Entergy special meeting. On November 1, 2000, the most recent practicable date for which this information could be calculated prior to the filing of this joint proxy statement/prospectus, approximately 219,464,265 shares of Entergy common stock were issued and outstanding and held by approximately 69,826 holders of record. A quorum will be present at the Entergy special meeting if a majority of the Entergy common stock issued and outstanding and entitled to vote on the Entergy record date are represented in person or by proxy. If a quorum is not present at the Entergy special meeting, we expect that the Entergy special meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Entergy common stock on the Entergy record date are entitled to one vote per share at the Entergy special meeting on the proposal to approve and adopt the merger agreement.


VOTE REQUIRED

    The approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote at a special meeting of the shareholders as of the Entergy record date, either in person or by proxy, voting as a single class.

VOTING BY ENTERGY DIRECTORS AND EXECUTIVE OFFICERS


    At the close of business on October 31, 2000, directors and executive officers of Entergy owned and were entitled to vote less than 1% of the Entergy common stock outstanding on that date. Each Entergy director and executive officer has indicated his or her present intention to vote, or cause to be voted, the Entergy common stock owned by him or her for the approval and adoption of the merger agreement.


VOTING OF PROXIES

    All shares represented by properly executed proxies received in time for the Entergy special meeting will be voted at the Entergy special meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted for the approval and adoption of the merger agreement.


    In addition to manually executing and returning a proxy by mail, Entergy shareholders may vote electronically through the Internet or by telephone. Entergy holders of record may submit their proxies through http://www.eproxy.com/ETR/. Please note that there are separate arrangements for using electronic voting depending on whether the shares are registered in Entergy's stock records in the shareholder's name or in the name of a brokerage firm or bank. Entergy shareholders should check the proxy card or voting instructions forwarded by their brokers, banks or other holders of record to see which options are available. If voting by telephone, the shareholder should dial the toll-free number indicated in the shareholder's proxy. The shareholders will then be prompted to enter the control number printed on their proxy cards and to follow the subsequent instructions.



    The electronic procedures described above for submitting the proxy or voting instructions are designed to authenticate shareholders' identities, to allow shareholders to have their shares voted and to confirm that their instructions have been properly recorded.


    Entergy common stock represented at the Entergy special meeting but not voting, including Entergy common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the Entergy special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

    Only shares affirmatively voted for the approval and adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposals. An abstention or failure to vote will have the same effect as a vote against approval and adoption of the merger agreement. Also, under New York Stock Exchange rules, brokers who hold Entergy common stock in "street name" for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from those customers. If an Entergy shareholder owns shares through a broker and attends the special meeting, the shareholder should bring a letter from his or her broker identifying him or her as the beneficial owner of the shares and authorizing the shareholder to vote.

    The persons named as proxies by an Entergy shareholder may propose and vote for one or more adjournments of the Entergy special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to approve and adopt the merger agreement will be voted in favor of any adjournment or postponement.

    Entergy does not expect that any matter other than the proposal to approve and adopt the merger agreement will be brought before the Entergy special meeting. If, however, other matters are properly presented to the meeting, the persons named as proxies will vote in accordance with the recommendation of the Entergy Board of Directors.

REVOCABILITY OF PROXIES


    Voting by use of a proxy on the enclosed form or by telephone or electronically does not preclude an Entergy shareholder from voting in person at the Entergy special meeting. An Entergy shareholder may change a proxy at any time prior to its exercise by filing with Entergy a duly executed revocation of proxy or by submitting a duly executed proxy or telephone or electronic vote to Entergy with a later date or by appearing at the Entergy special meeting and voting in person. Entergy shareholders may change a vote by any of these methods, regardless of the method used to cast his or her previous vote. Attendance at the Entergy special meeting without voting will not itself revoke a proxy.


SOLICITATION OF PROXIES

    Entergy will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of Entergy and its subsidiaries may solicit proxies from Entergy shareholders by telephone or other electronic means or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and Entergy will reimburse them for their reasonable out-of-pocket expenses.

    Entergy will mail a copy of this joint proxy statement/prospectus to each holder of record of Entergy common stock on the Entergy record date.

    Entergy has retained Morrow & Co., Inc. to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders and individual investors for a fee of $45,000 plus reimbursement for expenses. To date, none of such fee has been paid.

                                   THE MERGER

    The discussion in this joint proxy statement/prospectus of the merger and the principal terms of the merger agreement dated as of July 30, 2000, among FPL Group, Entergy, WCB Holding, Ranger Acquisition Corp. and Ring Acquisition Corp. is subject to, and is qualified in its entirety by reference to, such merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated into this joint proxy statement/prospectus by reference.

GENERAL DESCRIPTION OF THE MERGER

    Under the merger agreement, Ranger Acquisition Corp., a Florida corporation and a wholly owned subsidiary of WCB Holding, will merge into FPL Group with FPL Group being the surviving corporation and Ring Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of WCB Holding, will merge into Entergy with Entergy being the surviving corporation. Upon completion of the merger, the holders of FPL Group common stock and Entergy common stock will together own all the outstanding shares of common stock of WCB Holding and WCB Holding will, in turn, own all of the outstanding shares of common stock of the surviving corporation in the merger of FPL Group and Ranger Acquisition Corp. and all of the outstanding shares of common stock of the surviving corporation in the merger of Entergy and Ring Acquisition Corp.

BACKGROUND TO THE MERGER

    As a result of legislative and regulatory initiatives aimed at restructuring the electric utility industry, the industry has undergone rapid change in recent years. Among other things, competition has increased, particularly with respect to energy supply and retail energy services. Many states, including states in which Entergy currently operates, have either passed or proposed legislation or other initiatives that provide for retail electric competition and deregulation of the price of energy supply. In addition, the wholesale electric energy market has significantly expanded and geographic boundaries are becoming less important. Mergers are continuing in the industry. At the same time, other companies are focusing on specific portions of the energy industry by disaggregating their generation, transmission, distribution and retail operations, spinning off non-core assets and acquiring assets in accordance with their strategic focus.

    FPL Group believes that the consolidation and transformation of the electric utility industry will result in the emergence of a limited number of substantial competitors. Over the past few years, members of FPL Group's senior management regularly analyzed and reviewed various potential strategic options and opportunities available to FPL Group to assess which options and opportunities would be in the best interests of FPL Group and its shareholders in light of the changes in the industry. The analysis and review of strategic options led to discussions with a number of potential transaction partners during this period. Entergy similarly believes that consolidation in the industry will result in the emergence of a few significant companies and has also evaluated comparable alternatives, including combinations with other companies and different types of transactions.

    Commencing in May 1998, Entergy's new management team began evaluating the strategic focus and the various businesses and assets held by Entergy. In August 1998, Entergy announced a refocused growth strategy to concentrate on fewer diverse businesses, a renewed commitment to the domestic core electric business and a reduction in the quarterly common stock dividend. To implement the new strategic direction, Entergy divested several businesses, including the international distribution businesses of London Electricity plc in the United Kingdom and CitiPower in Australia; Entergy Security, Inc., a security monitoring company; portions of Entergy's telecommunications interests and Entergy Integrated Solutions, an energy management company. Following the successful completion of the divestitures and the improved financial and operational results, Entergy's management considered different tactical alternatives that would be in line with the company's new strategic direction. Those alternatives included potential merger transactions as well as joint ventures, asset acquisitions and stand-alone scenarios. In July 1999, Entergy completed the acquisition of the Pilgrim Nuclear Power

Station from Boston Edison Company. In March 2000, Entergy announced its agreement with the Power Authority of the State of New York for the purchase of two nuclear power plants and its intent to further expand its unregulated nuclear businesses. In April and June 2000, respectively, Entergy announced the formation of a venture with Koch Energy, Inc., to manage commodity price risks and obtain other energy commodities in power marketing and trading, and with the Shaw Group, Inc. to provide management, engineering, procurement and construction services to build low cost and efficient combined cycle and single cycle power plants. During the first half of 2000, Entergy reviewed potential merger candidates based on environmental, financial, competitive and operational characteristics. While each of these potential transactions had its own advantages and disadvantages, none of these alternatives rose to the level of material discussions except for the discussions with FPL Group.

    During the latter part of 1998 and in 1999, on several occasions while attending electric utility industry meetings, James L. Broadhead, Chairman and Chief Executive Officer of FPL Group, informally discussed with the chief executive officers of other companies the changes taking place in the industry as a result of deregulation, the trend toward consolidation and the likelihood that size and scope would be important to future success. J. Wayne Leonard, the Chief Executive Officer of Entergy, was one of these people and, in the course of their conversations, Messrs. Broadhead and Leonard came to appreciate that FPL Group and Entergy were pursuing similar strategies and that they shared similar ideas about what was required to be successful in implementing the strategies. In January 2000, Mr. Leonard visited Mr. Broadhead and suggested they consider a merger of FPL Group and Entergy. No further discussions ensued at that time, although at FPL Group's regularly scheduled Board of Directors' meeting on February 14, 2000, the Board discussed the possibility of a strategic transaction with Entergy.

    During the period from February 2000 to April 2000, FPL Group continued to explore various strategic alternatives, such as (1) a separation strategy, where through a spin-off or otherwise it would separate its generation and/or unregulated businesses from the rest of FPL Group, (2) the desirability and possibility of business combinations with third parties other than Entergy and
(3) making no strategic changes. As a result, FPL Group entered into extensive negotiations with a third party interested in pursuing a business combination. The parties discussed an acquisition of FPL Group by the third party for consideration consisting of 50% cash and 50% stock of the third party. However, because the largest shareholder of the third party did not support the proposed acquisition, the discussions did not result in an agreement to consummate the acquisition and the transaction was not formally considered by the FPL Group Board of Directors.

    On March 22, 2000, representatives of J.P. Morgan met with Lewis Hay, III, the Vice President Finance and Chief Financial Officer of FPL Group and the President of FPL Energy, to discuss strategic alternatives for FPL Group and its subsidiary, FPL Energy. The discussion was initiated by J.P. Morgan and was marketing in nature. The meeting was focused primarily on potential growth opportunities for FPL Energy, and J.P. Morgan discussed, among other things, the opportunity of a merger of equals between Entergy and FPL Group. This discussion was limited to the strategic rationale of a potential combination; no terms for the potential merger were discussed. In early May 2000, Mr. Hay and a representative of J.P. Morgan, one of Entergy's financial advisors, had several discussions about the possibility of a transaction between FPL Group and Entergy. The financial advisor reported on those discussions to C. John Wilder, Executive Vice President and Chief Financial Officer of Entergy.

    On May 15, 2000, at a regularly scheduled FPL Group Board of Directors meeting, the FPL Group Board again discussed the possibility of a merger of equals with Entergy and concluded that it would be desirable to initiate direct discussions with Entergy. On May 31, 2000, Mr. Broadhead called Mr. Leonard to express FPL Group's interest in exploring a merger of equals between the companies.

    On June 6, 2000, Messrs. Broadhead and Hay met with Messrs. Leonard and Wilder in New Orleans, Louisiana and discussed factors that would make a merger of the two companies attractive, including (1) the desirability of forming a regional utility company with the scope and scale to be successful in the changing competitive environment, (2) the pursuit of similar strategies by the two companies in areas such as divestitures of non-core assets, improvements in utility operations and expansion of the power generation and power marketing and trading businesses and (3) the potential synergies from economies of scale and the sharing of best practices knowledge. In addition, the parties discussed the feasibility of completing the transaction and the next steps to be taken. On June 8, 2000, a confidentiality agreement was entered into by FPL Group and Entergy.

    At a regularly scheduled meeting on June 12, 2000, FPL Group's Board of Directors reviewed Entergy's financial performance, business and strategy and the strategic rationale for the combination of the two companies. The following day, the principal financial and legal officers of FPL Group and Entergy, together with representatives of Merrill Lynch, FPL Group's financial advisor, Cravath, Swaine & Moore, FPL Group's legal advisor, Morgan Stanley and J.P. Morgan, Entergy's financial advisors, and Skadden, Arps, Slate, Meagher & Flom LLP, Entergy's legal advisor, met in New York, New York and established the basis for exchanging information and proceeding toward reaching a definitive merger agreement.

    On June 15, 2000, Messrs. Broadhead and Leonard met in Juno Beach, Florida to discuss the general parameters of a merger of equals transaction. The next day, Messrs. Broadhead and Leonard continued their discussion by phone.

    At a special meeting of the Executive Committee of the Entergy Board of Directors on June 16, 2000, to which all members of the Entergy Board were invited, the Entergy Board reviewed the status of the discussions with FPL Group and authorized management to continue these discussions.

    On June 22, 2000, one of FPL Group's outside attorneys and two of Entergy's outside attorneys met to discuss terms of the transaction other than the exchange ratio, including issues with respect to the structure of the transaction and the composition of the board of directors, board committees and senior management positions.

    On June 26, 2000, Messrs. Hay and Wilder met in Juno Beach, Florida to discuss terms of the transaction other than the exchange ratio, including issues with respect to the structure of the transaction, integrating the businesses and the composition of the board of directors, board committees and senior management positions. Messrs. Hay and Wilder continued their discussions by phone throughout the week.

    On July 7, 17 and 24, 2000, the FPL Group Board of Directors held meetings by telephone at which Mr. Broadhead apprised the FPL Group Board of the status of the discussions with Entergy.


    On July 7, 2000, Mr. Broadhead phoned Mr. Leonard to discuss, among other things, the method of calculation of the exchange ratio in a no premium, merger of equals transaction, the composition of the board of directors, board committees and senior management positions, and headquarters locations. From July 8, 2000 through July 10, 2000, Messrs. Hay and Wilder had numerous discussions concerning these issues and the proposal to engage in a share repurchase program for an aggregate of $1 billion of the respective companies' common stock.


    From July 12, 2000 through July 30, 2000, the officers and financial and legal advisors of both companies had numerous meetings to review the information provided by each company and to negotiate the terms of the merger agreement.


    On several phone calls during the period from July 18 to July 26, 2000, Messrs. Hay and Wilder discussed the calculation of the exchange ratio, focusing on historical average trading prices over a number of time periods.



    On July 21, 2000, the Entergy Board of Directors held a special meeting to discuss the potential transaction. Management discussed with the Entergy Board members the strategy and fit of the proposed combination; the key terms and conditions of the discussions to that date; potential stand-alone outcomes; the potential financial benefits of the proposed merger; other potential merger candidates; the key merger integration issues; the status of due diligence; and regulatory approvals that would be required. In addition, Entergy's financial advisors discussed the financial implications of the proposed merger, which was expected to be immediately accretive to earnings based on consensus security analyst earnings estimates, and possible market reaction to the proposed merger. In discussing possible market reaction to the news of the merger, Entergy's financial advisors explained that Entergy should be prepared for a possible negative initial reaction that may put downward pressure on its stock price, in view of similar share price reactions that had happened in recent comparable transactions and the length of time required to complete the merger. However, Entergy's financial advisors also advised that once investors were informed of the strategy and growth prospects of the merged company, the reaction would likely be positive. Entergy's financial advisors explained that share repurchase programs had been well received in the market in recent mergers and were expected to be viewed favorably by the market in this transaction as well. At this July 21 meeting, Entergy's outside attorneys updated the Entergy Board on the status of the negotiations of the merger agreement.


    On July 25, 2000, Mr. Broadhead and Paul R. Tregurtha, a non-employee Director of FPL Group, met with Robert v.d. Luft, the non-employee Chairman of the Entergy Board, and Paul W. Murrill, another non-employee Director of Entergy, to discuss the proposed merger, including the exchange ratio and the importance of operating the companies effectively during the transition period. Mr. Tregurtha and Mr. Leonard met later in the day, primarily to get better acquainted and also to discuss the importance of a successful transition.


    On July 26, 2000, Messrs. Hay and Wilder agreed that the exchange ratio applicable to each share of Entergy common stock would be 0.585, with the result that, based on the number of shares outstanding on the date the merger was announced, the FPL Group shareholders would own approximately 57 percent and the Entergy shareholders would own approximately 43 percent of the new company. Thereafter, the respective amounts of the $1 billion in the aggregate share repurchase programs for FPL Group and Entergy were determined to be $570 million and $430 million, respectively, based on the percentage of shareholder ownership in WCB Holding resulting from the exchange ratio.


    The FPL Group Board of Directors held a special meeting on July 28, 2000, to review matters relating to the possible transaction, including the terms of the merger agreement, the results of FPL Group's due diligence investigation of Entergy, the impact of the merger on employment agreements between FPL Group and its employees and the effect of the proposed transaction on FPL Group, its shareholders and other constituencies. Also, at this meeting, representatives from Merrill Lynch, FPL Group's financial advisor, made detailed presentations to the FPL Group Board of Directors concerning the transaction and delivered an oral opinion to the FPL Group Board of Directors to the effect that, as of such date, the exchange ratio applicable to each share of FPL Group common stock in the merger, taking into account the exchange ratio applicable to each share of Entergy common stock, was fair from a financial point of view to the holders of FPL Group common stock. The members of the FPL Group Board considered and discussed the various presentations made at the meeting and at prior meetings.


    At a meeting of the finance committee of the Entergy Board of Directors on July 27, 2000, which all members of the Entergy Board attended, and at a regularly scheduled meeting of the Entergy Board of Directors on July 28, 2000, the Entergy Board and management again reviewed and discussed the proposed transaction. At the July 28 meeting, management presented reports to the Entergy Board members supplementing the reports made at the special meeting of July 21, 2000, and reviewed with the Entergy Board the status of due diligence, compensation issues relating to the proposed transaction with respect to the employees of both Entergy and FPL Group, and regulatory approvals required for the proposed transaction. Entergy's outside attorneys discussed the current status of the merger agreement negotiations and reviewed the material provisions of the proposed agreement with the Entergy Board members. In addition, Entergy's financial advisors, Morgan Stanley and J.P. Morgan, discussed the proposed merger and rendered opinions to the effect that, as of such date, the exchange ratio applicable to each share of Entergy common stock in the merger agreement was fair from a financial point of view to Entergy's shareholders. The Board members considered and discussed the various presentations made at the meeting and at prior meetings.



    On July 29, 2000, the Entergy Board of Directors held a special meeting during which the proposed transaction was again reviewed, taking into consideration prior presentations made to the Entergy Board, the Entergy Board's prior discussions and deliberations relating to the transaction and the financial fairness opinions previously received by the Entergy Board from its financial advisors, Morgan Stanley and J.P. Morgan. After considering these matters, the Entergy Board of Directors unanimously approved the merger and the related transactions and approved and adopted the merger agreement.


    On July 30, 2000, the FPL Group Board of Directors held another special meeting. A representative of Merrill Lynch confirmed to the FPL Group Board its opinion to the effect that, as of such date, the exchange ratio applicable to each share of FPL Group common stock in the merger, taking into account the exchange ratio applicable to each share of Entergy common stock, was fair from a financial point of view to the holders of FPL Group common stock. After considering the fairness opinion and the other matters discussed at prior meetings, the FPL Group Board of Directors unanimously approved the merger, the related transactions and the merger agreement.

    The parties executed the merger agreement during the afternoon of July 30, 2000, and, the next day, publicly announced the signing of the agreement.

FPL GROUP'S REASONS FOR THE MERGER

    The FPL Group Board of Directors believes that the common vision of FPL Group and Entergy and their complementary strategies, in combination with their management, personnel, technical expertise and financial strength, will create a company with capabilities and resources better positioned to succeed and grow in the new competitive energy marketplace.

    FPL Group believes the merger joins two well-managed companies, providing substantial strategic and financial benefits to FPL Group shareholders, employees and customers. The benefits are expected to include:

    - EXPANDED SCOPE AND SCALE TO SUCCEED IN THE CHANGING MARKETPLACE. FPL Group believes that the combination of FPL Group and Entergy will provide the scope, scale and resources necessary for achieving competitive investor returns and growth in the rapidly changing energy marketplace.

       - each of FPL Group and Entergy has been rapidly growing its wholesale generation businesses, which will provide the combined company with nearly 10,000 megawatts of unregulated generating capacity.

       - based on total megawatts of unregulated generating assets currently in operation, the combined company will be a leading independent power producer with assets in key regions across the country, including the Northeast, California and Texas markets, and will have proven development and operating skills needed to further expand that business.

       - when compared to the units of electricity and gas sold by other power marketing companies, the addition of the Entergy-Koch L.P. venture to FPL Group's unregulated trading operation will result in one of the largest U.S. marketers of both electric power and natural gas.

       - the combined company will have approximately 6.3 million customers, making it the largest electric utility in the nation, and more than 48,000 megawatts of generating capacity, making it the nation's largest power producer. This base will provide the merged entity with a strong platform from which to expand its power marketing and trading business as well as fiber-optic telecommunications services.

    - STRATEGIC FIT AND COMPATIBILITY. FPL Group believes that the common vision and complementary strategies of FPL Group and Entergy will result in a combined company that is well positioned to succeed and grow. By combining each company's best practices and operating capabilities, FPL Group believes the merged entity can achieve meaningful synergies. For example, the consummation of the proposed Entergy-Shaw joint venture is expected to shorten construction schedules and reduce costs. FPL Group believes that the combined electric generation fleet of the companies will be an environmental leader, with emission rates among the lowest of all U.S. generating companies, and will be one of the most efficient, with operating costs among the lowest in the industry. The combined company will operate the second largest nuclear fleet in the country (based on total megawatts of owned nuclear generating assets), and FPL Group believes that it will have world class operating skills and cost performance to succeed in both regulated and competitive markets. The combined company will also benefit from each company's commitment to customer service.

    - RETAIN AND ATTRACT KEY PERSONNEL. The combined company will provide more and broader career opportunities which FPL Group believes will help WCB Holding to retain and attract key personnel.

    - STRONG FINANCIAL POSITION. FPL Group expects that the combined company will have a strong balance sheet and increased cash flows due to anticipated synergies that will enable it to pursue more aggressively profitable growth opportunities.

    - COST SAVINGS. FPL Group expects gross cost savings from merged operations to grow from approximately $150 million in the first year to approximately $375 million by the third year after the merger due primarily to anticipated synergies resulting from reduced costs for corporate and administrative functions, procurement savings, revenue enhancements, greater efficiencies in operations and business processes and lower capital costs. FPL Group expects net synergy savings in the early years to be lower than savings in later years, due to the costs associated with consummating the transaction and integrating the companies' operations.

       - REGULATED BUSINESSES. During the initial three years of merged operations, FPL Group expects the regulated businesses to achieve gross cost savings increasing from $110 million to $150 million per year (the estimated cost savings do not account for any sharing of cost savings with customers that may be necessitated as part of the regulatory approval process relating to the merger). Thereafter, the combined company expects continued cost savings, but has not quantified the amount of such savings.

       - UNREGULATED BUSINESSES. FPL Group expects the unregulated businesses to benefit from improved margin from consolidation of energy marketing and trading activities, revenue enhancements, reduced costs for unregulated generation development spending, and reduced capital costs for new generation projects. During the initial three years of merged operations, FPL Group expects the total gross impact of margin benefits and cost savings for unregulated businesses to rise from approximately $40 million per year to over $125 million per year. In addition, FPL Group expects reduced generation project capital costs of $50 million to $100 million per year as a result of combined operations. Thereafter, the combined company expects continued cost savings, but has not quantified the amount of such savings.

    Estimates of cost savings and cost saving components are inherently uncertain, and there can be no assurance as to the accuracy of any of the foregoing estimates. The cost savings estimates are based on a number of assumptions, including that the combined company will be able to implement necessary cost savings mechanisms such as headcount reductions, consolidation of geographically proximate facilities and elimination of duplicative administrative programs within a defined period. In addition, the cost savings estimates assume that the combined company will be able to realize merger efficiencies such as procurement economies resulting from the increased size of the combined company.

RECOMMENDATION OF FPL GROUP'S BOARD OF DIRECTORS

    At its meeting on July 30, 2000, after due consideration, the FPL Group Board of Directors:

    - determined that the merger is consistent with the best interests of FPL Group and its shareholders,

    - adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement, and

    - recommended that FPL Group shareholders vote for the approval of the merger agreement.

    In approving the merger, the FPL Group Board of Directors consulted with FPL Group management as well as its outside legal counsel and financial advisors and considered a number of factors, including the following:

    - the benefits of the merger described above,

    - the review and analysis of each of FPL Group's and Entergy's business, financial condition, earnings, risks and prospects,

    - historical market prices and trading information with respect to the shares of FPL Group common stock and Entergy common stock,

    - comparisons of historical financial measures for FPL Group and Entergy, including earnings, return on capital and cash flow as well as comparisons of historical operational measures for FPL Group and Entergy,

    - that the merger was structured as a merger of equals,


    - the expectation that the merger would be immediately accretive to FPL Group shareholders based on the analyses conducted by FPL Group's financial advisor,


    - the potential negative impact of the merger on the capital structure and financial ratios of FPL Group and Florida Power & Light Company, which could result in a lower investment grade credit rating for FPL Group and Florida Power & Light Company and could result in WCB Holding having a credit rating lower than the rating held by FPL Group prior to the merger,

    - current industry, economic and market conditions and the prospects of further restructuring and consolidation in the electric and gas utility industries,

    - past analysis and review of several strategic options and subsequent discussions with several potential strategic partners,

    - the risks of Entergy's nuclear generating facilities, including
      (1) potential difficulties in integrating the nuclear operations of the two companies and maintaining the efficient operation of the combined nuclear generation facilities and (2) the larger scale of Entergy's nuclear operations as compared to FPL Group's,

    - the ability to complete the merger as a tax-free transaction for U.S. federal income tax purposes and to have the conversion of FPL Group common stock be tax-free to shareholders,

    - the expectation of synergies from the transaction resulting in some cost savings and other benefits over time as discussed above under "--FPL Group's Reasons for the Merger",

    - the terms and conditions of the merger agreement, one of which provides the FPL Group Board of Directors the right to terminate the merger agreement prior to its approval by FPL Group shareholders in the exercise of its fiduciary duties in connection with a superior proposal and the potential termination and expense reimbursement fees payable by FPL Group,

    - the proposed composition of WCB Holding's senior management and Board of Directors, including that James L. Broadhead, FPL Group's current Chairman and Chief Executive Officer, would be the Chairman of the WCB Holding Board of Directors

    - the provisions included in WCB Holding's organizational documents that ensure that certain aspects of the corporate governance of WCB Holding, such as the apportionment of the membership of the WCB Holding Board of Directors between FPL Group-designated members and Entergy-designated members, the number of board members and the chairman and chief executive officer positions, cannot be changed for a period of time without a supermajority vote of the WCB Holding Board of Directors,

    - the analyses, presentations and opinion of Merrill Lynch to the effect that the exchange ratio applicable to each share of FPL Group common stock in the merger was fair from a financial point of view to the holders of FPL Group common stock (the written opinion of Merrill Lynch is attached as Annex B to this joint proxy statement/prospectus),

    - the benefits to FPL Group's shareholders, customers and employees resulting from the fact that WCB Holding's corporate headquarters will be located in Juno Beach, Florida, that WCB Holding's utility headquarters will be located in New Orleans, Louisiana, and that FPL Group's utility subsidiary, as well as Entergy's utility subsidiaries, will maintain headquarters in their respective current locations,

    - the potential benefits to FPL Group's employees from the expanded opportunities available as part of a larger organization,

    - that while the merger is likely to be completed, there are risks associated with obtaining the necessary regulatory approvals and, as a result of this and other conditions to the completion of the merger, it is possible that the merger may not be completed even if approved by the shareholders of FPL Group and Entergy,

    - that the residents of the states and municipalities served by FPL will benefit from the shared commitment of FPL Group and Entergy to clean energy and other environmental concerns and maintaining charitable contributions,

    - the impact of regulations under various state and federal laws, including the additional regulatory oversight that would result from the addition of public utility operations in Arkansas, Louisiana, Mississippi, New Orleans and Texas and the issues involved in the regulation of WCB Holding and Entergy as registered holding companies under PUHCA,

    - restrictions on the conduct of business of FPL Group during the period before completion of the merger,

    - the problems inherent in merging the operations of two large companies, including unforeseen difficulties in integrating operations and systems, problems assimilating and retaining employees and potential adverse short-term effects on operating results of the combined company, and

    - the interests that certain executive officers and directors of FPL Group may have with respect to the merger in addition to their interests as shareholders of FPL Group.

    The FPL Group Board of Directors believed that, overall, the potential benefits of the merger to FPL Group and its shareholders outweighed the risks.

    This discussion of the information and factors considered by the FPL Group Board of Directors in making its decision is not intended to be exhaustive but is believed to include all material factors considered by the FPL Group Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the FPL Group Board of Directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The FPL Group Board of Directors relied on the experience and expertise of Merrill Lynch, its financial advisor, for quantitative analysis of the financial terms of the merger. In addition, the FPL Group Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the FPL Group Board of Directors conducted an overall analysis of the factors described above, including through discussions with and questioning of FPL Group's management and legal, financial and accounting advisors. In addition, individual members of the FPL Group Board of Directors may have given different weight to different factors.

    THE BOARD OF DIRECTORS OF FPL GROUP RECOMMENDS THAT HOLDERS OF FPL GROUP COMMON STOCK VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FPL GROUP'S FINANCIAL ADVISOR

    On July 30, 2000, Merrill Lynch delivered its oral opinion, which opinion was subsequently confirmed in writing, to the FPL Group Board of Directors to the effect that, as of that date, and based upon the assumptions made, matters considered and limits of review set forth in its opinion, the exchange ratio under the merger agreement applicable to each share of FPL Group common stock, taking into account the exchange ratio under the merger agreement applicable to each share of Entergy common stock, was fair from a financial point of view to the holders of FPL Group common stock.

    The Merrill Lynch opinion attached as Annex B to this joint proxy statement/prospectus describes the assumptions made, matters considered and certain limitations on the scope of review undertaken by Merrill Lynch. Each holder of FPL Group common stock is urged to read this opinion in its entirety. Merrill Lynch's opinion was intended for the use and benefit of the FPL Group Board of Directors, was directed only to the fairness of the exchange ratio applicable to each share of FPL Group common stock from a financial point of view to the holders of FPL Group common stock, did not address the merits of the underlying decision by FPL Group to engage in the merger and does not constitute a recommendation to any shareholder as to how that shareholder should vote on the proposed merger or any related matter. The exchange ratio applicable to each share of FPL Group common stock was determined on the basis of negotiations between FPL Group and Entergy and was approved by the FPL Group Board of Directors. FPL Group did not provide specific instructions to, or place any limitations on, Merrill Lynch with respect to the procedures to be followed or factors to be considered by it in performing its analysis or delivering its opinion. This summary of Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the opinion attached as Annex B to this joint proxy statement/prospectus.

    In arriving at its opinion, Merrill Lynch:

    - reviewed certain publicly available business and financial information relating to FPL Group and Entergy that Merrill Lynch deemed to be relevant,

    - reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of FPL Group and Entergy, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger furnished to Merrill Lynch by FPL Group and Entergy,

    - conducted discussions with members of senior management and representatives of FPL Group and Entergy concerning the matters described in the previous two bullet points, as well as their respective businesses and prospects before and after giving effect to the merger and the expected synergies,

    - reviewed the market prices and valuation multiples for FPL Group common stock and Entergy common stock and compared them with those of certain publicly-traded companies that Merrill Lynch deemed to be relevant,

    - reviewed the results of operations of FPL Group and Entergy and compared them with those of certain publicly-traded companies that Merrill Lynch deemed to be relevant,

    - participated in certain discussions and negotiations among representatives of FPL Group and Entergy and their financial and legal advisors,

    - reviewed the potential pro forma impact of the merger,

    - reviewed a draft dated July 29, 2000, of the merger agreement, and

    - reviewed other financial studies and analyses and took into account other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

    In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or made publicly available, and Merrill Lynch did not assume any responsibility for independently verifying that information or for undertaking an independent evaluation or appraisal of any of the assets or liabilities of FPL Group or Entergy and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of FPL Group or Entergy. With respect to the financial forecast information and the expected synergies furnished to or discussed with Merrill Lynch by FPL Group or Entergy, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of FPL Group's or Entergy's management as to the expected future financial performance of FPL Group or Entergy, as the case may be, and the expected synergies. Merrill Lynch further assumed that the merger would constitute a transaction governed by Section 351 of the Internal Revenue Code of 1986, as amended. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Merrill Lynch.

    Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals, contractual or otherwise, for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would materially affect the projected results of operations of the pro forma combined company as furnished to Merrill Lynch by FPL Group.

    In addition, Merrill Lynch expressed no opinion as to the prices at which shares of FPL Group common stock or WCB Holding common stock would trade following the announcement or consummation of the merger, as the case may be.

    The following is a summary of the material portions of the financial and comparative analyses performed by Merrill Lynch and reviewed with the FPL Group Board of Directors on July 28, 2000 and July 30, 2000, in connection with the delivery by Merrill Lynch of its opinion dated July 30, 2000. The financial analyses summarized below include information presented in tabular format. In order to understand fully Merrill Lynch's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch's financial analyses.

    ENTERGY ANALYSIS

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a discounted cash flow, or DCF, analysis for Entergy on a consolidated basis and separate DCFs for each of Entergy's business segments, in each case using projections provided by Entergy's management, which is referred to as the management case, and also using those projections as adjusted by FPL Group's management to reflect more conservative growth rate assumptions for Entergy's unregulated business segments, which is referred to as the adjusted case.

    The DCF for Entergy on a consolidated basis was calculated assuming discount rates ranging from 8.0% to 9.0% and was comprised of the sum of the present values of:

    - the projected cash flows for the years 2000 through 2004, and

    - the 2004 terminal value based upon a range of multiples of estimated 2004 earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, from 6.5x to 7.0x.

    The DCF segment analysis for Entergy valued Entergy as the sum of the DCF values of its unregulated wholesale energy business segment, its unregulated nuclear business segment, its unregulated retail and other business segment and its domestic regulated utility business segment, plus the estimated value of the Entergy-Koch L.P. venture as described below.

    The DCF for the unregulated wholesale energy business segment was calculated assuming discount rates ranging from 12.0% to 14.0% and was comprised of the sum of the present values of:

    - the projected cash flows for the years 2000 through 2004, and

    - the 2004 terminal value based upon a range of multiples of estimated 2004 EBITDA from 12.0x to 14.0x.

    The DCF for the unregulated nuclear business segment was calculated assuming discount rates ranging from 14.0% to 16.0% and was comprised of the sum of the present values of:

    - the projected cash flows for the years 2000 through 2004, and

    - the 2004 terminal value based upon a range of multiples of estimated 2004 EBITDA from 6.0x to 7.0x.

    The DCF for the unregulated retail and other business segment was calculated assuming discount rates ranging from 10.0% to 12.0% and was comprised of the sum of the present values of:

    - the projected cash flows for the years 2000 through 2004, and

    - the 2004 terminal value based upon a range of multiples of estimated 2004 EBITDA from 5.0x to 6.0x.

    The DCF for the regulated domestic utility business segment was calculated assuming discount rates ranging from 7.0% to 8.0% and was comprised of the sum of the present values of:

    - the projected cash flows for the years 2000 through 2004, and

    - the 2004 terminal value based upon a range of multiples of estimated 2004 EBITDA from 5.5x to 6.0x.

    The estimated value for the Entergy-Koch L.P. venture was calculated based on 50% of 2001 estimated net income at a range of multiples from 10.0x to 15.0x.

    These analyses resulted in the following ranges of implied equity value per share of Entergy common stock:

                     ENTERGY IMPLIED EQUITY VALUE PER SHARE

DCF METHOD                                                      LOW        HIGH
----------                                                    --------   --------
Consolidated Analysis (Management case).....................   $35.75     $43.75
Consolidated Analysis (Adjusted case).......................   $33.50     $40.50
Segment Analysis (Management case)..........................   $32.50     $44.75
Segment Analysis (Adjusted case)............................   $31.75     $42.50

    COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available information, Merrill Lynch compared selected historical stock, financial and operating data and ratios for Entergy with corresponding data and ratios of similar publicly traded companies. These companies were selected by Merrill Lynch based upon Merrill Lynch's views as to the comparability of the financial and operating characteristics of these companies to Entergy.

    The companies included in the Entergy comparable company analysis were:

    - Duke Energy Corporation,

    - American Electric Power Company, Inc.,

    - Reliant Energy, Incorporated,

    - Peco Energy Company,

    - The Southern Company,

    - CP&L Energy, Inc. (formerly Carolina Power & Light Company),

    - Edison International, and

    - TXU Corp. (formerly Texas Utilities Company).

    The companies selected for the comparable company analysis also included the following independent power producers, or IPP companies:

    - Calpine Corporation,

    - The AES Corporation,

    - Dynegy Inc., and

    - NRG Energy, Inc.

    Merrill Lynch derived an estimated valuation range for Entergy by comparing estimated P/E multiples for 2000 and 2001. Merrill Lynch also compared market capitalization as a multiple of EBITDA for the previous 12-month period, or LTM, and market value as a multiple of book value for the latest fiscal quarter, or LFQ. The earnings estimates were obtained from First Call as of July 26, 2000. The results of these analyses were as follows:

                          COMPARABLE UTILITY COMPANIES

                                                                LOW        HIGH       MEAN     ENTERGY
                                                              --------   --------   --------   --------
2000E EPS multiple..........................................    9.1 x     15.5 x     11.9 x     10.7 x
2001E EPS multiple..........................................    8.4 x     14.2 x     10.6 x      9.1 x
LTM EBITDA multiple.........................................    6.4 x     11.1 x      8.1 x      7.7 x
LFQ Book Value multiple.....................................    1.03x      1.80x      1.45x      0.99x

                            COMPARABLE IPP COMPANIES

                                                                LOW        HIGH       MEAN     ENTERGY
                                                              --------   --------   --------   --------
2000E EPS multiple..........................................   25.9 x     59.8 x     36.7 x     10.7 x
2001E EPS multiple..........................................   19.7 x     48.0 x     29.4 x      9.1 x
LTM EBITDA multiple.........................................   13.3 x     34.6 x     24.6 x      7.7 x
LFQ Book Value multiple.....................................    4.49x      9.25x      6.52x      0.99x

    Using these analyses, Merrill Lynch estimated the following ranges of per share values of Entergy common stock, based on approximately 223.5 million fully-diluted shares of Entergy common stock outstanding, $803.2 million of cash, option proceeds and securities, $616.2 million of preferred equity and $8,966.8 million of debt as of December 31, 2000:

                     ENTERGY IMPLIED EQUITY VALUE PER SHARE

                                                                 LOW        HIGH
                                                               --------   --------
2000E EPS (Consolidated Analysis)...........................    $30.75     $36.25
LTM EBITDA (Consolidated Analysis)..........................    $28.75     $33.25
2001E Net Income (Segment Analysis).........................    $29.00     $36.00
2000E EBITDA (Segment Analysis).............................    $27.75     $35.50

    The estimated results described in the table above for 2000E EBITDA (Segment Analysis) were based upon the LTM EBITDA multiples for the comparable utility and comparable IPP companies that were selected to account for the projected growth and profitability of Entergy's unregulated businesses, and the estimated results for 2001E Net Income (Segment Analysis) were based upon the 2001E EPS multiples for the comparable utility and comparable IPP companies.

    FPL GROUP ANALYSIS

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a discounted cash flow, or DCF, analysis for FPL Group on a consolidated basis and separate DCFs for each of FPL Group's business segments, in each case using projections provided by FPL Group's management.

    The DCF for FPL Group on a consolidated basis was calculated assuming discount rates ranging from 8.0% to 9.0% and was comprised of the sum of the present values of:

    - the projected cash flows for the years 2000 through 2004, and

    - the 2004 terminal value based upon a range of multiples of estimated 2004 EBITDA, from 6.5x to 7.0x.

    The DCF segment analysis for FPL Group valued FPL Group as the sum of the DCF values of its unregulated energy business segment (FPL Energy, LLC), its fiber-optic network business segment (FPL FiberNet, LLC) and its regulated utility (Florida Power & Light Company).

    The DCF for FPL Energy was calculated assuming discount rates ranging from 12.0% to 14.0% and was comprised of the sum of the present values of:

    - the projected cash flows for the years 2000 through 2004, and

    - the 2004 terminal value based upon a range of multiples of estimated 2004 EBITDA from 10.0x to 12.0x.

    The DCF for FPL FiberNet was calculated assuming discount rates ranging from 15.0% to 20.0% and was comprised of the sum of the present values of:

    - the projected cash flows for the years 2000 through 2004, and

    - the 2004 terminal value based upon a range of multiples of estimated 2004 EBITDA from 8.0x to 10.0x.

    The DCF for the Florida Power & Light Company was calculated assuming discount rates ranging from 7.0% to 8.0% and was comprised of the sum of present values of:

    - the projected cash flows for the years 2000 through 2004, and

    - the 2004 terminal value based upon a range of multiples of estimated 2004 EBITDA from 5.5x to 6.0x.

    These analyses resulted in the following ranges of implied equity value per share of FPL Group common stock:

                    FPL GROUP IMPLIED EQUITY VALUE PER SHARE

DCF METHOD                                                      LOW        HIGH
----------                                                    --------   --------
Segment Analysis............................................   $54.75     $69.08
Consolidated Analysis.......................................   $58.48     $68.51

    COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available information, Merrill Lynch compared selected historical stock, financial and operating data and ratios for FPL Group with corresponding data and ratios of similar publicly traded companies. These companies were selected by Merrill Lynch based upon Merrill Lynch's views as to the comparability of the financial and operating characteristics of these companies to FPL Group.

    The companies selected for the comparable company analysis included the following:

    - Duke Energy Corporation,

    - American Electric Power Company, Inc.,

    - Reliant Energy, Incorporated,

    - Peco Energy Company,

    - The Southern Company,

    - CP&L Energy, Inc. (formerly Carolina Power & Light Company), and

    - TXU Corp. (formerly Texas Utilities Company).

    The companies selected for the comparable company analysis also included the IPP companies listed above under "--Entergy Analysis--Comparable Public Company Analysis".

    Merrill Lynch derived an estimated valuation range for FPL Group by comparing estimated P/E multiples for 2000 and 2001. Merrill Lynch also compared market capitalization as a multiple of LTM EBITDA, and market value as a multiple of LFQ book value. The earnings estimates were obtained from First Call as of July 26, 2000. The results of these analyses were as follows:

                          COMPARABLE UTILITY COMPANIES

                                                                                     FPL
                                                    LOW        HIGH       MEAN      GROUP
                                                  --------   --------   --------   --------
2000E EPS multiple..............................    9.1x      15.5x      12.2x      12.1x
2001E EPS multiple..............................    8.4x      14.2x      10.9x      11.3x
LTM EBITDA multiple.............................    6.5x      11.1x       8.4x       6.5x
LFQ Book Value multiple.........................   1.03x      1.80x      1.48x      1.75x

                            COMPARABLE IPP COMPANIES

                                                                                     FPL
                                                    LOW        HIGH       MEAN      GROUP
                                                  --------   --------   --------   --------
2000E EPS multiple..............................   25.9x      59.8x      36.7x      12.1x
2001E EPS multiple..............................   19.7x      48.0x      29.4x      11.3x
LTM EBITDA multiple.............................   13.3x      34.6x      24.6x       6.5x
LFQ Book Value multiple.........................   4.49x      9.25x      6.52x      1.75x

    Using these analyses, Merrill Lynch estimated the following ranges of per share values of the FPL Group common stock, based on approximately 171.8 million fully-diluted shares of FPL Group common stock outstanding, $127.2 million of cash, option proceeds and securities, $226.3 million of preferred equity and $4,870.6 million of debt as of December 31, 2000:

                    FPL GROUP IMPLIED EQUITY VALUE PER SHARE

                                                                LOW        HIGH
                                                              --------   --------
2000E EPS (Consolidated Analysis)...........................   $49.00     $57.75
LTM Adjusted EBITDA (Consolidated Analysis).................   $55.75     $61.75
LFQ Book Value (Consolidated Analysis)......................   $48.75     $58.00
2000E EBITDA (Segment Analysis).............................   $49.50     $57.50
2001E Net Income (Segment Analysis).........................   $48.75     $59.25

    The estimated results described in the table above for LTM Adjusted EBITDA (Segment Analysis) excluded $134 million of accelerated amortization. The estimated results described in the table above for 2000E EBITDA (Segment Analysis) were based upon the LTM EBITDA multiples for the comparable utility and comparable IPP companies that were selected to account for the projected growth and profitability of FPL Group's unregulated businesses. The estimated results for 2001E Net Income (Segment Analysis) were based upon the 2001E EPS multiples for the comparable utility and comparable IPP companies.

    IMPLIED EXCHANGE RATIO ANALYSIS

    DISCOUNTED CASH FLOW ANALYSIS. Based upon the implied per share equity values of FPL Group common stock and the Entergy common stock that were estimated on a consolidated basis using the DCF methodologies described above, Merrill Lynch calculated a range of implied exchange ratios of a share of Entergy common stock to a share of FPL Group common stock. The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio applicable for each share of Entergy common stock of 0.585:

                                                              IMPLIED EXCHANGE
COMPARISON                                                         RATIO
----------                                                    ----------------
Highest estimated valuation of FPL Group common stock to
  lowest estimated valuation of Entergy common stock........       0.521x
Middle estimated valuation of FPL Group common stock to
  middle estimated valuation of Entergy common stock........       0.626x
Lowest estimated valuation of FPL Group common stock to
  highest estimated valuation of Entergy common stock.......       0.750x

    Based upon the implied per share equity values of FPL Group common stock and the Entergy common stock that were estimated using the methodology described above, Merrill Lynch also calculated a range of implied exchange ratios of a share of Entergy common stock to a share of FPL Group common stock using the adjusted case projections for Entergy described above under "--Entergy Analysis--Discounted Cash Flow Analysis". The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio applicable to each share of Entergy common stock of 0.585:

                                                              IMPLIED EXCHANGE
COMPARISON                                                         RATIO
----------                                                    ----------------
Highest estimated valuation of FPL Group common stock to
  lowest estimated valuation of Entergy common stock........       0.489x
Middle estimated valuation of FPL Group common stock to
  middle estimated valuation of Entergy common stock........       0.582x
Lowest estimated valuation of FPL Group common stock to
  highest estimated valuation of Entergy common stock.......       0.692x

    CONTRIBUTION ANALYSIS. Merrill Lynch estimated the contribution of each of FPL Group and Entergy to the pro forma combined company with respect to projected EBITDA and net income for fiscal years 2000, 2001 and 2002. The analysis resulted in the following implied exchange ratios for the periods indicated (rounded to the nearest thousandth), compared to the proposed exchange ratio applicable to each share of Entergy common stock of 0.585:

                                                              FY 2000E   FY 2001E   FY 2002E
                                                              --------   --------   --------
EBITDA Implied exchange ratio...............................   0.477x     0.645x     0.739x
Net Income Implied exchange ratio...........................   0.601x     0.662x     0.756x

The implied exchange ratios with respect to projected EBITDA described above were estimated based upon Entergy's projected EBITDA for the periods indicated adjusted to reflect the higher debt-to-equity ratio of Entergy as compared to FPL Group.

    HISTORICAL EXCHANGE RATIO ANALYSIS. Merrill Lynch reviewed the per share daily closing market price movements of FPL Group common stock and Entergy common stock for the one-year period ending on July 26, 2000, and calculated the historical exchange ratios during this period implied by dividing the daily closing prices per share of FPL Group common stock by those of Entergy common stock. Merrill Lynch calculated a range of implied exchange ratios of between 0.507x and 0.639x for the one-year period, excluding the period from March 16, 2000 to April 17, 2000. During this period, Merrill Lynch noted that the market price of Entergy common stock fell relative to its peer group following the announcement by another company with generating assets in the United Kingdom that such company would fail to meet projected earnings as a result of lower power prices than anticipated in the United Kingdom. Merrill Lynch also noted that the market price of FPL Group common stock rose relative to its peer group during this period following media reports that FPL Group was in discussions with a third party concerning a possible business combination. Merrill Lynch also calculated the averages of those historical trading ratios for the one-week, two-week, three-week, four-week, two-month, three-month, six-month, nine-month and one-year periods ending July 26, 2000, excluding the period from March 16, 2000 to April 17, 2000, as applicable. The analysis resulted in the following average historical trading ratios for the periods indicated (rounded to the nearest thousandth), compared to the proposed exchange ratio applicable for each share of Entergy common stock of 0.585:

PERIOD ENDING JULY 26, 2000                                   IMPLIED EXCHANGE RATIO
---------------------------                                   ----------------------
July 26, 2000...............................................          0.566x
Last 1 Week.................................................          0.572x
Last 2 Weeks................................................          0.564x
Last 3 Weeks................................................          0.558x
Last 4 Weeks................................................          0.561x
Last 2 Months...............................................          0.582x
Last 3 Months...............................................          0.576x
Last 6 Months...............................................          0.570x
Last 1 Year.................................................          0.574x


    PRO FORMA MERGER ANALYSIS. Using (1) financial projections provided by FPL Group's and Entergy's managements, (2) as a sensitivity study, these management projections adjusted to reflect more conservative assumptions about the growth rates and profitability of Entergy's unregulated businesses, in order to evaluate a case using a more conservative estimate of growth rates and profitability for Entergy's unregulated businesses than those contained in the management projections, and (3) publicly available consensus earnings estimates from First Call as of July 26, 2000, Merrill Lynch reviewed the pro forma impact of the merger on FPL Group's earnings per share on a combined basis with Entergy for the years 2001, 2002 and 2003. These projections assumed, among other factors, estimates of retained synergies provided by the management of FPL Group and the proposed repurchases by FPL Group and Entergy of an aggregate of $1 billion of their respective common stock. For purposes of the adjusted management projections referred to in clause (2) above, the adjusted projections assumed that the growth rate (as measured by the compound annual growth rate of EBITDA) and profitability (as measured by EBITDA margin) of Entergy's unregulated businesses for the period from 2001 through 2004 would be lower by approximately 50% and 40%, respectively, than the growth rate and profitability levels contained in management projections. The pro forma impact was found to be accretive to earnings throughout the period to FPL Group when the management projections, adjusted projections and consensus earnings estimates were used as the basis of comparison for both companies. To the extent that the companies do not repurchase the full $1 billion in the aggregate of their common stock, the pro forma impact of the merger would be less accretive to FPL Group than indicated on the table below.


    The following table reflects the results of the pro forma analysis for FPL Group performed and presented by Merrill Lynch and as described above:

                                                                        FPL GROUP
                                                              ------------------------------
                                                                2001       2002       2003
                                                              --------   --------   --------
EPS Accretion/(Dilution)% (Management Forecasts)............   14.3%      26.0%      28.7%

EPS Accretion/(Dilution)% (Adjusted Forecasts)..............   12.9%      16.1%      16.8%

EPS Accretion/(Dilution)% (First Call Estimate).............    8.0%      17.1%      20.7%

    The summary of analyses performed by Merrill Lynch set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the processes underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond FPL Group's and Merrill Lynch's control and involve the application of complex methodologies and educated judgment. Any estimates contained in the Merrill Lynch analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than the estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and the estimates are inherently subject to uncertainty.

    No company utilized as a comparison in the analyses described above is identical to FPL Group or Entergy. In addition, various analyses performed by Merrill Lynch incorporate projections prepared by research analysts using only publicly available information. These estimates may or may not prove to be accurate. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which they are being compared.

    The FPL Group board selected Merrill Lynch to act as its financial advisor because of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the merger and because Merrill Lynch is familiar with FPL Group and its business. As part of Merrill Lynch's investment banking businesses, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

    Under the terms of a letter agreement between FPL Group and Merrill Lynch dated June 13, 2000, FPL Group agreed to pay Merrill Lynch a fee in the amount of $20 million. This fee is payable in three installments as follows:

    - $5 million was paid upon execution of the merger agreement,

    - $5 million is payable upon the vote of FPL Group shareholders approving the merger, and

    - the balance of the fee is payable upon the closing of the merger.

    FPL Group has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its engagement, including the fees and disbursements of legal counsel, and to indemnify Merrill Lynch and related parties from and against specified liabilities, including liabilities under the federal securities laws, arising out of its engagement.

    Merrill Lynch has, in the past, provided financial advisory and financing services to FPL Group and Entergy and/or their respective affiliates for which it has received customary compensation, and may continue to do so and may receive additional fees for the rendering of those services. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch and its affiliates may actively trade the FPL Group common stock and other securities of FPL Group, as well as the Entergy common stock and other securities of Entergy, for their own accounts and for the accounts of customers. Accordingly, Merrill Lynch and its affiliates may at any time hold a long or short position in such securities.

ENTERGY'S REASONS FOR THE MERGER

    The Entergy Board of Directors believes that the merger will join two well-managed companies with complementary operations as well as a shared vision of the future of the energy markets in the Southeast region of the United States. Based on the prospects of utility deregulation and the increasing competitive pressure faced by electric and gas utility companies, the Entergy Board of Directors believes that, in order to succeed in such a market, Entergy must have a larger customer base with increased economies of scale to be an efficient, low cost supplier of energy and related services. The Entergy Board of Directors has concluded that a merger with a partner like FPL Group is superior to remaining an independent company and growing solely through acquisitions. In addition, the Entergy Board of Directors believes that the merger will result in the creation of significant value to its shareholders as well as to employees and customers of Entergy and its subsidiaries, while creating the scope and scale necessary to be successful in a restructured energy market. The Entergy Board of Directors believes that benefits resulting from the merger include:

    - SCOPE AND SCALE. The merger will create one of the leading electric transmission and distribution companies in the country and provide a strong regional foundation with the expanded scale and scope necessary to be an effective participant in the emerging and increasingly competitive energy markets. The combined company will be:

       - the nation's largest electric utility, based on the number of retail customers compared to other utilities, with 6.3 million customers,

       - the nation's largest power producer, based on megawatts of generating capacity, with a generating capacity of more than 48,000 megawatts, and

       - one of the nation's largest independent power producers, based on total megawatts of unregulated generating assets currently in operation, with almost 10,000 megawatts of unregulated generating capacity.

           For the combined business, the increased scale and scope of each business segment will provide necessary size, resources, skill sets and opportunities necessary for success in those businesses. Across power development, marketing and trading, utilities, retail and telecommunications, the increased capabilities of the combined entity will provide a more strongly positioned company than either company on a stand alone basis.

    - EXPANDED MARKETING AND TRADING OPPORTUNITIES. The combination of Entergy's marketing and trading capabilities (including the Entergy-Koch L.P. venture) with the asset base of both Entergy's and FPL Group's power development businesses will provide more opportunities to optimize fuel supply, power off-take and risk mitigation strategies.

    - EXPANDED NUCLEAR OPERATIONS AND SKILL SETS. The combined company will be the second largest operator of nuclear generation assets in the United States (based on total megawatts of owned nuclear generating assets). Additionally, both Entergy and FPL have proven to be superior operators of nuclear power generation assets. The combination of the assets and skill sets of these two organizations will allow for both cost structure improvement as well as the sharing of best practices across the organizations.

    - IMPROVED FINANCIAL STRENGTH. The combination will create an entity that builds on Entergy's strong financial position by adding FPL Group's excellent balance sheet and financial performance. The strong credit, cash and earnings performance of the combined company will provide the combined company with increased flexibility and resilience, and improve its capacity to pursue growth opportunities in both regulated and unregulated businesses.

    - STABILITY AND GROWTH IN UTILITY BUSINESS. The addition of Florida Power & Light Company's high growth utility operations produces a larger and more stable utility business with improved opportunities for efficiency and growth. Utility cost and productivity benefits are expected as the best practices of each company are implemented. Utility earnings and cash flow should be more stable with the improved diversity of customers and operating regions. As the utility operations transition to competitive markets and unbundle into regulated "wires" businesses and unregulated generation and retail businesses, both regulated and unregulated business functions will have improved scale and growth opportunities.

    - CUSTOMER BASE RISK MITIGATION. Florida Power & Light Company's energy sales are weighted heavily toward residential and commercial customers. The combined customer base reflects less dependence upon sales to industrial customers, and thus reduces potential risks associated with revenue losses from cogeneration or from customer switching when markets are opened to retail competition.

    - ADDITIONAL PRODUCTS AND SERVICES. The combined company's larger asset position, customer base and distribution channels will allow it to offer additional products and services. For example, the Entergy-Koch L.P. venture will benefit from the additional resources and physical positions associated with the businesses of FPL Group. In addition, the combined company expects to benefit from the proposed Entergy-Shaw joint venture. Entergy's fiber optic business may enjoy economies of scale and better growth opportunities as a result of being combined with FPL FiberNet, LLC.

    - OVERALL ECONOMIES OF SCALE/COST SAVINGS. The merger will result in improved scale and scope, with the corresponding opportunities for both revenue enhancement and cost savings. FPL Group and Entergy anticipate merger benefits from labor and cost savings arising from merged operations, improved operating margins from some of their unregulated business activities, and reduced capital expenditures for competitive businesses. These savings will be shared by unregulated and regulated business units based upon their share of the business activities that drive these costs. The allocation of costs between regulated and unregulated businesses will change over time with the growth in unregulated business activity and with the possible deregulation of currently regulated utility operations.

    - COST SAVINGS. Entergy expects gross cost savings from merged operations to grow from approximately $150 million in the first year to approximately $375 million by the third year after the merger due primarily to anticipated synergies resulting from reduced costs for corporate and administrative functions, procurement savings, revenue enchancements, greater efficiencies in operations and business processes and lower capital costs. Entergy expects net synergy savings in the early years to be lower than savings in later years, due to the costs associated with consummating the transaction and integrating the companies' operations.

       - REGULATED BUSINESSES. During the initial three years of merged operations, Entergy expects the regulated businesses to achieve gross cost savings increasing from $110 million to $150 million per year (the estimated cost savings do not account for any sharing of cost savings with customers that may be necessitated as part of the regulatory approval process relating to the merger). Thereafter, the combined company expects continued cost savings, but has not quantified the amount of such savings.

       - UNREGULATED BUSINESSES. Entergy expects the unregulated businesses to benefit from improved margin from consolidation of energy marketing and trading activities, revenue enhancements, reduced costs for unregulated generation development spending, and reduced capital costs for new generation projects. During the initial three years of merged operations, Entergy expects the total gross impact of margin benefits and cost savings for unregulated businesses to rise from approximately $40 million per year to over $125 million per year. In addition, Entergy expects reduced generation project capital costs of $50 million to $100 million per year as a result of combined operations. Thereafter, the combined company expects continued cost savings, but has not quantified the amount of such savings.

    Estimates of cost savings and cost saving components are inherently uncertain and there can be no assurances as to the accuracy of any of the foregoing. The cost savings estimates are based on a number of assumptions, including that the combined company will be able to implement necessary cost savings mechanisms such as headcount reductions and reduction of duplicative administrative programs within a defined period. In addition, cost savings estimates assume that the combined company will be able to realize merger efficiencies such as procurement economies resulting from the increased size of the company.

RECOMMENDATION OF ENTERGY'S BOARD OF DIRECTORS

    At its meeting on July 29, 2000, after due consideration, the Entergy Board of Directors:

    - determined that the merger is consistent with the best interests of Entergy and its shareholders,

    - approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement, and

    - recommended that Entergy shareholders vote for the approval and adoption of the merger agreement.

    In approving the merger, the Entergy Board of Directors consulted with Entergy management as well as its outside legal counsel and financial advisors, and considered a number of factors, including the following factors:

    - the benefits of the merger described above,

    - the risks associated with continuing to execute Entergy's strategic plan as an independent entity and the potential benefits associated with the merger. The risks include, among others, the risks associated with remaining independent amidst industry-wide restructuring and consolidation, and the rewards include, among others, the ability of existing Entergy shareholders to participate in the potential future growth and profitability of WCB Holding,

    - comparison to alternative transactions both with regard to other companies and the nature of proposed transaction.

    - the review and analysis of each of FPL Group's and Entergy's business, financial condition, earnings, risks and prospects,

    - historical market prices and trading information with respect to the shares of FPL Group and Entergy common stock,

    - comparisons of historical financial measures for Entergy and FPL Group, including earnings, return on capital and cash flow and comparisons of historical operational measures for Entergy and FPL Group,

    - that the merger was structured as a merger of equals,

    - the expectation that the merger would be immediately accretive to Entergy shareholders based on consensus security analyst earnings estimates,

    - the expectation that the merger would be immediately dilutive to Entergy shareholders based on management estimates,


    - the positive impact of FPL Group's A+ credit rating and the expected credit rating of WCB Holding on the credit ratings of Entergy and its utility subsidiaries,

    - current industry, economic and market conditions and the prospects of further restructuring and consolidation in the electric and gas utility industries,

    - the ability to complete the merger as a tax-free transaction for U.S. federal income tax purposes and to have the conversion of Entergy common stock be tax-free to shareholders,

    - the expectation of synergies from the transaction resulting in some cost savings and other benefits over time as discussed above under "--Entergy's Reasons for the Merger",

    - the terms and conditions of the merger agreement, one of which provides the Entergy Board of Directors the right to terminate the merger agreement prior to its approval by Entergy shareholders in the exercise of its fiduciary duties in connection with a superior proposal, and the potential termination and expense reimbursement fees payable by Entergy,

    - the proposed composition of the WCB Holding Board of Directors and senior management, including that J. Wayne Leonard, Entergy's current chief executive officer, would be the President and Chief Executive Officer of WCB Holding,

    - the provisions included in WCB Holding's organizational documents that ensure that certain aspects of the corporate governance of WCB Holding, such as the apportionment of the membership of the WCB Holding Board of Directors between FPL Group-designated members and Entergy-designated members, the number of board members and the chairman and chief executive officer positions, cannot be changed for a period of time without a supermajority vote of the WCB Holding Board of Directors,

    - the analyses, presentations and the opinions of Morgan Stanley and J.P. Morgan, to the effect that the exchange ratio applicable to each share of Entergy common stock in the merger agreement is fair from a financial point of view to the Entergy shareholders (the written opinions of Morgan Stanley and J.P. Morgan are attached as Annexes C and D to this joint proxy statement/prospectus),

    - the benefits to Entergy's shareholders, customers and employees resulting from the fact that WCB Holding's corporate headquarters will be located in Juno Beach, Florida, that WCB Holding's utility headquarters will be located in New Orleans, Louisiana, and that FPL Group's utility subsidiary, as well as Entergy's utility subsidiaries, will maintain headquarters in their respective current locations,

    - the potential benefits to Entergy's employees from the expanded opportunities available as part of a much larger organization,

    - that while the merger is likely to be completed, there are risks associated with obtaining the necessary regulatory approvals and, as a result of other conditions to the completion of the merger, it is possible that the merger may not be completed even if approved by the shareholders of each of FPL Group and Entergy,

    - that the residents of the states and municipalities served by Entergy's utility subsidiaries should benefit from the shared commitment of FPL Group and Entergy to clean energy and other environmental concerns and maintaining charitable donations,

    - the impact of regulations under various local, state and federal laws, including the additional regulatory oversight that would result from the addition of public utility operations in Florida and the issues involved in the registration of WCB Holding as a holding company under PUHCA,

    - restrictions on the conduct of business by Entergy during the period before the completion of the merger,

    - the problems inherent in merging the operations of two large companies, including unforeseen difficulties in integrating operations and systems, problems assimilating and retaining employees and potential adverse short-term effects on operating results of the combined company, and

    - the interests that certain executive officers and directors of Entergy have with respect to the merger in addition to their interests as shareholders of Entergy.

    The Entergy Board of Directors believed that, overall, the potential benefits of the merger to Entergy and its shareholders outweighed the risks.

    This discussion of the information and factors considered by the Entergy Board of Directors in making its decision is not intended to be exhaustive but is believed to include all material factors considered by the Entergy Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Entergy Board of Directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, the Entergy Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Entergy Board of Directors conducted an overall analysis of the factors described above, including through discussions with and questioning of Entergy's management and legal, financial and accounting advisors. In addition, individual members of the Entergy Board of Directors may have given different weight to different factors.

    THE BOARD OF DIRECTORS OF ENTERGY RECOMMENDS THAT HOLDERS OF ENTERGY COMMON STOCK VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINIONS OF ENTERGY'S FINANCIAL ADVISORS

    Pursuant to letter agreements each dated June 13, 2000, Entergy retained Morgan Stanley and J.P. Morgan to act as its financial advisors in connection with the merger. On July 28, 2000, Morgan Stanley rendered to the Entergy Board of Directors its written opinion and J.P. Morgan rendered its oral opinion, subsequently confirmed in writing on July 30, 2000, that, as of such date and based upon and subject to the factors and assumptions set forth in their opinions, the exchange ratio under the merger agreement applicable to each share of Entergy common stock was fair from a financial point of view to the holders of shares of Entergy common stock.

    The full texts of each of the fairness opinions, which set forth the assumptions made, matters considered, and qualifications and limitations of the reviews undertaken by Morgan Stanley and J.P. Morgan, are attached as Annexes C and D to this joint proxy statement/prospectus and are incorporated into this joint proxy statement/prospectus by reference. The summary of the fairness opinions set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full texts of these opinions. Holders of Entergy common stock should read these opinions carefully and in their entirety. The fairness opinions were provided to the Entergy Board of Directors for its information and are directed only to the fairness from a financial point of view of the Entergy exchange ratio pursuant to the merger agreement to the holders of Entergy common stock. The fairness opinions do not constitute recommendations to any Entergy shareholder as to how such shareholder should vote on the proposed merger or any related matter. Morgan Stanley and J.P. Morgan have provided these services independently of one another and have not relied upon the other's analysis in rendering their opinions.

    OPINION OF MORGAN STANLEY

    In connection with rendering its opinion, Morgan Stanley, among other things:

    - reviewed certain publicly available financial statements and other information of FPL Group and Entergy,

    - reviewed certain internal financial statements and other financial and operating data concerning FPL Group prepared by the management of FPL Group,

    - reviewed certain financial projections prepared by the management of FPL Group,

    - discussed the past and current operations and financial condition and the prospects of FPL Group, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of FPL Group,

    - reviewed certain internal financial statements and other financial and operating data concerning Entergy prepared by the management of Entergy,

    - reviewed certain financial projections prepared by the management of Entergy,

    - discussed the past and current operations and financial condition and the prospects of Entergy, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Entergy,

    - reviewed the pro forma impact of the merger on the combined entity's earnings per share, consolidated capitalization and financial ratios,

    - reviewed the reported prices and trading activity for FPL Group common stock and Entergy common stock,

    - compared the financial performance of FPL Group and the prices and trading activity of FPL Group common stock with that of certain other comparable publicly-traded companies and their securities,

    - compared the financial performance of Entergy and the prices and trading activity of Entergy common stock with that of certain other comparable publicly-traded companies and their securities,

    - reviewed the financial and other terms, to the extent publicly available, of certain comparable merger transactions,

    - discussed with the managements of Entergy and FPL Group the strategic rationale for the merger,

    - participated in discussions and negotiations among representatives of Entergy and FPL Group and their financial and legal advisors,

    - reviewed the merger agreement and certain related documents, and

    - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

    Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of FPL Group and Entergy. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including among other things, that the merger will constitute a transaction governed by Section 351 of the Internal Revenue

Code. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of FPL Group and Entergy, nor was it furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Morgan Stanley noted that it is not a legal or regulatory expert and has relied upon, without independent verification, the assessment of Entergy's legal and regulatory advisors with respect to the legal and regulatory matters related to the merger.

    In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any third party with respect to a business combination or other extraordinary transaction involving Entergy.

    OPINION OF J.P. MORGAN

    In arriving at its opinion, J.P. Morgan reviewed, among other things:

    - the merger agreement and certain related documents,

    - certain publicly available information concerning the respective businesses of Entergy and FPL Group and of certain other companies engaged in businesses comparable to those of Entergy and FPL Group, and the reported market prices for certain other companies' securities deemed comparable,

    - publicly available terms of certain comparable merger transactions,

    - current and historical market prices of and trading activity in Entergy common stock and FPL Group common stock, respectively,

    - the audited financial statements of each of Entergy and FPL Group for the fiscal year ended December 31, 1999, and the unaudited financial statements of each of Entergy and FPL Group for the period ended
      March 31, 2000,

    - certain internal financial statements, analyses and forecasts prepared by Entergy and FPL Group and their respective managements, and

    - the terms of other business combinations that it deemed relevant.

    J.P. Morgan held discussions with certain members of the management of Entergy and FPL Group with respect to certain aspects of the merger, the past and current business operations of Entergy and FPL Group, the financial condition and future prospects and operations of Entergy and FPL Group, the effects of the merger on the financial condition and future prospects of Entergy and FPL Group (including information relating to certain strategic, financial and operational benefits anticipated from the merger), and certain other matters it believed necessary or appropriate to its inquiry. J.P. Morgan reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

    In giving its opinion, J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to J.P. Morgan by Entergy and FPL Group or otherwise reviewed by it, and J.P. Morgan did not assume any responsibility or liability therefor. J.P. Morgan did not conduct any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to it. In relying on financial analyses and forecasts provided to it (including information relating to certain strategic, financial and operational benefits anticipated from the merger), J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Entergy and FPL Group to which such analyses or forecasts relate. In addition, J.P. Morgan assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including among other things, that the merger will constitute a transaction governed by Section 351 of the Internal Revenue Code. J.P. Morgan is not a legal or regulatory expert and has relied upon, without independent verification, the assessment of Entergy's legal and regulatory advisors with respect to the legal and regulatory matters related to the merger.

    J.P. Morgan's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to them as of, the date hereof. It should be understood that subsequent developments may affect its opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan has expressed no opinion as to the price at which WCB Holding common stock will trade at any future time.

    In arriving at its opinion, J.P. Morgan was not authorized to solicit, and did not solicit, any expressions of interest from any other parties with respect to a business combination or other extraordinary transaction involving Entergy.

    PRESENTATION TO THE ENTERGY BOARD OF DIRECTORS

    Some of the analyses include information presented in tabular format. In order to understand fully the financial analyses used by Entergy's financial advisors, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    COMPARABLE PUBLIC COMPANIES ANALYSIS. Entergy's financial advisors reviewed and compared certain public and internal Entergy and FPL Group financial information, ratios and available public market multiples relating to Entergy and FPL Group to corresponding financial data for comparable publicly traded utility companies. The financial advisors selected companies that shared characteristics with Entergy and FPL Group.

    The companies included in the Entergy comparable companies analysis were:

    - Allegheny Energy, Inc.,

    - American Electric Power Company, Inc.,(a)

    - Constellation Energy Group, Inc.,

    - PECO Energy Company,(b)

    - PG&E Corporation,

    - PPL Corporation,

    - Public Service Enterprise Group Incorporated,

    - Southern Company,

    - TXU Corporation, and

    - Unicom Corporation.(b)

    The companies included in the FPL Group comparable companies analysis were:

    - CP&L Energy, Inc.,(c)

    - Constellation Energy Group, Inc.,

    - Dominion Resources, Inc.,(d)

    - Duke Energy Corporation,

    - PECO Energy Company,(b)

    - Pinnacle West Capital Corporation,

    - Reliant Energy, Incorporated,

    - Southern Company, and

    - TECO Energy, Inc.

------------------------

(a) Reflects pro forma estimates for American Electric Power Company which includes its merger with Central and South West which closed on June 15, 2000.

(b) Reflects stand-alone estimates for PECO and Unicom, which are currently in the process of merging with each other.

(c) Reflects stand-alone estimates for CP&L Energy, which is currently in the process of acquiring Florida Progress Corporation.

(d) Reflects pro forma estimates for Dominion Resources which includes its acquisition of Consolidated Natural Gas Company on January 28, 2000.

    The financial advisors then reviewed both public and internal Entergy and FPL Group financial information to compare financial information and multiples of market value of these companies to Entergy's and FPL Group's public and internal financial information:

    - stock price to 2000 estimated earnings per share,

    - stock price to 2001 estimated earnings per share,

    - stock price to 2002 estimated earnings per share,

    - stock price to the March 31, 2000 book value of equity per share, and

    - firm value (defined as equity value plus non-convertible debt, minority interest, capital lease obligations and preferred stock less cash and cash equivalents as of March 31, 2000) to the LTM EBITDA.

    The following table reflects the results of the analysis, as compared to the multiples for Entergy and FPL:

                                                          PRICE TO EPS                                              FIRM VALUE
                                    ---------------------------------------------------------      PRICE TO           TO LTM
                                          2000E               2001E               2002E           BOOK VALUE          EBITDA
                                    -----------------   -----------------   -----------------   ---------------   ---------------
Range derived from Entergy
  comparables.....................         10.0-13.0x           9.5-11.5x           9.0-10.5x          1.0-1.8x          5.5-7.0x
Range derived from FPL
  comparables.....................          12.0-14.0           10.5-12.5           10.0-12.0           1.5-2.0           6.0-8.0
Entergy...........................        11.7                10.4                 8.9                1.0               5.7
FPL...............................        12.1                11.4                10.7                1.7               6.0

    Applying a range of multiples derived from the comparable public companies analysis, the financial advisors calculated a range of implied equity values per share of Entergy with respect to Entergy's:

    - stock price to 2000 estimated earnings per share,

    - stock price to 2001 estimated earnings per share,

    - stock price to 2002 estimated earnings per share,

    - stock price to the March 31, 2000 book value of equity per share, and

    - firm value to LTM EBITDA.

    Based on this analysis, J.P. Morgan derived a range of implied equity values per share of Entergy of $27.00 to $36.00. Morgan Stanley derived a range of implied equity values per share of Entergy of $28.00 to $34.00.

    Applying a range of multiples derived from the comparable public companies analysis, the financial advisors then calculated a range of implied equity values per share of FPL Group with respect to FPL Group's:

    - stock price to 2000 estimated earnings per share,

    - stock price to 2001 estimated earnings per share,

    - stock price to 2002 estimated earnings per share,

    - stock price to the March 31, 2000 book value of equity per share, and

    - firm value to LTM EBITDA.

    Based on this analysis, J.P. Morgan derived a range of implied equity values per share of FPL Group of $47.00 to $59.00. Morgan Stanley derived a range of implied equity values per share of FPL Group of $48.25 to $59.50.

    The following tables reflect the results of the comparable public companies analysis for Entergy and FPL:

                                                                   ENTERGY                 FPL GROUP
                                                               VALUE PER SHARE          VALUE PER SHARE
                                                            ----------------------   ----------------------
                                                              LOW           HIGH       LOW           HIGH
                                                            --------      --------   --------      --------
Morgan Stanley Analysis Comparable Companies..............   $28.00        $34.00     $48.25        $59.50

J.P. Morgan Analysis......................................   $27.00        $36.00     $47.00        $59.00

                                                              IMPLIED EXCHANGE RATIO
                                                              ----------------------
Morgan Stanley Analysis:
  Based on midpoint of estimated valuations using I/B/E/S
    estimates...............................................          0.553
  Based on midpoint of estimated valuations using management
    estimates...............................................          0.591
J.P. Morgan Analysis:
  Based on midpoint of estimated valuations using I/B/E/S
    estimates...............................................          0.565
  Based on midpoint of estimated valuations using management
    estimates...............................................          0.610

    For comparative purposes, Morgan Stanley and J.P. Morgan noted that, based on a closing price of Entergy common stock of $30.3125 and FPL Group common stock of $52.875 on July 27, 2000 (the last business day before their joint presentation to the Entergy Board of Directors), the exchange ratio implied by the closing prices was 0.573x compared to the exchange ratio under the merger agreement of 0.585x.

    No company utilized in the comparable public companies analysis is identical to Entergy or FPL Group. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Entergy and FPL Group and other factors that could affect the public trading value of the companies to which they are being compared. In evaluating the comparable companies, the financial advisors made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Entergy or FPL Group, such as the impact of competition on Entergy or FPL Group and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of Entergy or FPL Group or the industry or in the financial markets in general. Mathematical analysis, such as determining the mean, median or average, is not in itself a meaningful method of using comparable company data.

    DISCOUNTED CASH FLOW ANALYSES. The financial advisors performed discounted cash flow analyses on Entergy and FPL Group using financial projections provided by the companies' respective managements for the period from December 31, 2000 through December 31, 2004.

    For the Entergy discounted cash flow analysis, Morgan Stanley calculated terminal values by applying a range of terminal multiples of projected price to earnings per share in 2004 of 8.0x to 11.0x, which implies a range of terminal multiples of projected EBITDA of 5.0x to 5.8x. The cash flow streams and terminal values were discounted to present values using a discount rate of 8.0% to 9.0%, based on the weighted average cost of capital. From this analysis, Morgan Stanley calculated a range of implied estimated equity value per share of Entergy as of June 30, 2000, of $29.25 to $41.00.

    Morgan Stanley performed separate discounted cash flow analyses for FPL Group. For the FPL Group discounted cash flow analysis, Morgan Stanley calculated terminal values by applying a range of terminal multiples of estimated price to earnings per share in 2004 of 11.1x to 13.5x, which implies a range of terminal multiples of projected EBITDA of 5.3x to 6.0x. The cash flow streams and terminal values were discounted to present values using a discount rate of 7.0% to 8.0%, based on the weighted average cost of capital. From these analyses, Morgan Stanley calculated ranges of implied equity value per share of FPL Group as of June 30, 2000, of $53.50 to $67.00.

    J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the equity value for both Entergy and FPL Group's common stock. For the Entergy discounted cash flow analysis, J.P. Morgan performed discounted cash flow analysis on Entergy's separate business units. J.P. Morgan calculated a range of terminal values of Entergy at the end of the projection period by applying a multiple of projected price to Entergy's 2004 earnings. The price to earnings multiple ranges were 9.5x to 12.0x for the utility business, 11.0x to 18.0x for the wholesale energy business, 6.0x to 8.0x for the unregulated nuclear business and 9.5x to 12.0x for all other businesses. The free cash flows and range of terminal values were then discounted to present values using a range of discount rates which were chosen by J.P. Morgan based upon analysis of market discount rates applicable to comparable companies in the electric utility sector. The discount rate ranges were 6.5% to 7.5% for the utility business, 8.5% to 9.5% for the wholesale energy business, 10.0% to 12.0% for the unregulated nuclear business and 6.5% to 7.5% for all other businesses. From this analysis, J.P. Morgan calculated a range of implied estimated equity value per share of Entergy as of June 30, 2000, of $30.50 to $43.00.

    For the FPL Group discounted cash flow analysis, J.P. Morgan performed discounted cash flow analysis on FPL Group's separate business units. J.P. Morgan calculated a range of terminal values of FPL Group at the end of the projection period by applying a multiple of projected price to FPL Group's 2004 earnings. The price to earnings multiple ranges were 12.0x to 13.5x for the utility business, 11.0x to 18.0x for the unregulated generation business and 25.0x to 30.0x for the telecom business. The free cash flows and range of terminal values were then discounted to present values using a range of discount rates which were chosen by J.P. Morgan based upon analysis of market discount rates applicable to comparable companies in the electric utility sector. The discount rate ranges were 6.5% to 7.5% for the utility business, 8.5% to 9.5% for the unregulated generation business and 15.0% to 18.0% for the telecom business. From this analysis, J.P. Morgan calculated a range of implied estimated equity value per share of FPL Group as of June 30, 2000, of $56.00 to $71.00.

    The following table reflects the results of the discounted cash flow analysis for Entergy and FPL:

                                                                             EXCHANGE RATIO
                                       ENTERGY              FPL GROUP        --------------
                                 -------------------   -------------------      IMPLIED
                                   LOW        HIGH       LOW        HIGH      BY MID-POINT
                                 --------   --------   --------   --------   --------------
Morgan Stanley Analysis........   $29.25     $41.00     $53.50     $67.00       0.583

J.P. Morgan Analysis...........   $30.50     $43.00     $56.00     $71.80       0.579

    HISTORICAL TRADING RATIO ANALYSIS. The financial advisors reviewed the ratio of daily closing share prices of Entergy common stock to FPL Group common stock for the three-year, one-year, forty-day, thirty-day, twenty-day, ten-day and one-day periods ended July 27, 2000.

    The following table reflects the results of the analysis:

      HISTORICAL PERIOD ENDING JULY 27, 2000         AVERAGE RATIO OF CLOSING PRICES
---------------------------------------------------  -------------------------------
Three-years prior..................................               0.515x
One-year prior.....................................               0.560x
Forty trading days prior...........................               0.582x
Thirty trading days prior..........................               0.574x
Twenty trading days prior..........................               0.559x
Ten trading days prior.............................               0.564x
July 27, 2000......................................               0.573x

    The financial advisors noted that the exchange ratio under the merger agreement applicable to Entergy is 0.585x.

    PRO FORMA TRANSACTION ANALYSIS. Using financial projections provided by Entergy's and FPL Group's managements and publicly available mean earnings estimates and taking into account certain management estimates of cost synergies but not potential revenue enhancements or other strategic, financial or operational benefits provided to the financial advisors by managements of Entergy and FPL Group, the financial advisors reviewed the pro forma impact of the merger on Entergy's and FPL Group's earnings per share on a stand-alone and combined basis for the years 2002, 2003 and 2004.

    The pro forma impact on earnings per share were found to be accretive to earnings from 2002 to 2004 to both Entergy and FPL Group when publicly available mean earnings estimates were used as the basis of comparison for both companies. When management projections were used in the pro forma analysis, the transaction was slightly dilutive for Entergy when compared to their management earnings estimates from 2002 to 2004 and accretive for FPL Group when compared to their management earnings estimates in the same years. Assuming that the pro forma company traded in the marketplace at a market weighted average price to earnings ratio based on the closing stock prices of the two companies on July 27, 2000, when compared to their respective management earnings estimates, the Entergy and FPL Group management projections analysis indicated a positive change in shareholder value when compared to the current prices of their common stock for both companies from 2002 through 2004.

    The following table reflects the results of the pro forma transaction analysis for Entergy and FPL performed and presented by Morgan Stanley and J.P. Morgan and as described in the immediately preceding paragraph:

                                                    ENTERGY                             FPL GROUP
                                         ------------------------------       ------------------------------
                                           2002       2003       2004           2002       2003       2004
                                         --------   --------   --------       --------   --------   --------
EPS Accretion/(Dilution)%
    (Management Forecasts).............    (2.9)      (3.9)      (4.7)            25.0       28.2       30.5
EPS Accretion/(Dilution)%
    (I/B/E/S Estimates)................     2.0        1.4        0.8             19.5       20.1       20.8


    In their review of the foregoing pro forma transaction analysis, the financial advisors noted that the Entergy management projections were higher than the I/B/E/S estimates. The I/B/E/S estimates represent an average of various publicly available research analyst estimates. No specific assumptions underlie the average of these various research analyst estimates. Therefore, the differences between the assumptions underlying management projections and the assumptions underlying the I/B/E/S estimates are not discernible.

    In connection with the review of the merger by the Entergy Board of Directors, Morgan Stanley and J.P. Morgan performed a variety of financial and comparative analyses for purposes of their opinions given in connection therewith. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at their opinions, each of Morgan Stanley and J.P. Morgan considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, each of Morgan Stanley and J.P. Morgan believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley and J.P. Morgan may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's or J.P. Morgan's view of the actual value of Entergy or FPL Group.


    In performing their analyses, the financial advisors made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Entergy or FPL Group. Any estimates contained in the financial advisors' analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. The analyses performed were performed solely as part of the financial advisors' analysis of the fairness from a financial point of view of the Entergy exchange ratio pursuant to the merger agreement and were conducted in connection with the delivery of the financial advisors' opinions to the Entergy Board of Directors. The analyses do not purport to be appraisals or to reflect the prices at which Entergy common stock or FPL Group common stock might actually trade. The exchange ratio applicable to each share of Entergy common stock under the merger agreement and other terms of the merger agreement were determined through arm's length negotiations between Entergy and FPL Group and approved by the Entergy Board of Directors. The written opinion of Morgan Stanley dated July 28, 2000, and the oral opinion of J.P. Morgan, reduced to writing on July 30, 2000, were two of a number of factors taken into consideration by Entergy's Board of Directors in making its decision to approve the merger agreement and the transactions contemplated by the merger agreement. Consequently, the financial advisors' analyses described above should not be viewed as determinative of the opinion of the Entergy Board of Directors with respect to the value of Entergy or FPL Group. See "The Merger--Recommendation of Entergy's Board of Directors" on page 38.


    Morgan Stanley and J.P. Morgan, as part of their investment banking businesses, are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Entergy selected the financial advisors based upon their qualifications, experience and expertise and because they are internationally recognized investment banking firms that have substantial experience in transactions similar to the merger.


    In the ordinary course of their trading and brokerage activities, Morgan Stanley, J.P. Morgan or their affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for their own accounts or for the accounts of customers, in the equity or debt securities or senior loans of Entergy or FPL Group. In addition to being engaged to represent Entergy on the merger, for the past two years, Morgan Stanley has been engaged by Entergy for material transactions for Entergy and its subsidiaries, including the sale of London Electricity plc, securitization of a note issued pursuant to the sale of Entergy's investment in Edesur, S.A., and various underwritten offerings of publicly issued and tax exempt securities, for which it has received customary fees totaling an aggregate of approximately $14.3 million. Currently, Morgan Stanley is representing Entergy with respect to divestitures of its subsidiaries' generation assets and expects to receive a customary fee for its services related to such transaction. J.P. Morgan has not been engaged by Entergy for any material assignment other than representation relating to the merger.

    Pursuant to the terms of its engagement, Entergy agreed to pay Morgan Stanley a transaction fee equal to approximately $14.1 million. The fee, which is payable in three installments, is based on the equity value of Entergy and the installment payments are due in thirds at the following times: upon the signing of the merger agreement, upon approval of the merger agreement by Entergy shareholders and upon completion of the merger. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Entergy and FPL Group and have received customary fees for the rendering of these services.

    Pursuant to the terms of its engagement, Entergy agreed to pay J.P. Morgan a transaction fee equal to approximately $14.1 million. The fee, which is payable in three installments, is based on the equity value of Entergy and the installment payments are due in thirds at the following times: upon the signing of the merger agreement, upon approval of the merger agreement by Entergy shareholders and upon completion of the merger. In the past, J.P. Morgan and its affiliates have provided financial advisory and financing services for Entergy and FPL Group and have received customary fees for the rendering of these services.

    Entergy has also agreed to reimburse Morgan Stanley and J.P. Morgan for certain expenses incurred by them, including fees of outside legal counsel, and to indemnify Morgan Stanley and J.P. Morgan and their affiliates, their respective directors, officers and each person, if any, controlling the financial advisors or any of their affiliates against certain liabilities, including liabilities under federal securities laws, arising out of their engagement.

CONTINUING BOARD AND MANAGEMENT POSITIONS

    As provided in the merger agreement, following the closing of the merger until the 12-month anniversary of the closing of the merger, the WCB Holding Board of Directors will consist of eight directors designated by FPL Group and seven directors designated by Entergy.

    Following the closing of the merger, the WCB Holding Board of Directors will initially have six standing committees: the Executive Committee, the Audit Committee, the Finance Committee, the Nominating Committee, the Compensation Committee and the Nuclear Committee. Chairpersons of each of the six committees will comprise the membership of the Executive Committee. Each other standing committee shall be comprised of an equal number of designees from FPL Group and Entergy.


    After the closing of the merger until the the 12-month anniversary of the completion of the merger, James L. Broadhead will be the Chairman of the Executive Committee and J. Wayne Leonard will be the Chairman of the Nominating Committee. Upon the 12-month anniversary of the completion of the merger, Mr. Broadhead will become the Chairman of the Nominating Committee and Mr. Leonard will become the Chairman of the Executive Committee. At the closing of the merger, the chairman of the other standing committees shall be as follows: Audit Committee--a designee of FPL Group; Finance Committee--Robert v.d. Luft; Compensation Committee--a designee of FPL Group; and Nuclear Committee--George
W. Davis.


    After the closing of the merger until the 12-month anniversary of the closing, Mr. Broadhead shall hold the position of Chairman of the WCB Holding Board of Directors in an executive capacity and shall be responsible for implementation of the integration of the businesses of FPL Group and Entergy. Thereafter, he will continue to be the Chairman of the WCB Holding Board of Directors, but in a non-executive capacity, until the third annual WCB Holding shareholders meeting following the calendar year of the closing of the merger.

    Mr. Leonard shall hold the positions of President and Chief Executive Officer after the closing of the merger until the third annual WCB Holding shareholders meeting following the calendar year of the merger.


    Each of Mr. Luft and a designee of FPL Group shall be appointed to the position of Vice Chairman of the WCB Holding Board of Directors after the completion of the merger.


    In addition, the combined company expects that:


    - Paul J. Evanson of FPL Group will become Group President-Utility Operations and retain his position as President of Florida Power & Light Co., FPL Group's operating utility;



    - the five presidents of Entergy's operating utilities, Daniel Packer of Entergy New Orleans, Renae Conley of Entergy Louisiana, Hugh McDonald of Entergy Arkansas, Joseph Domino of Entergy Gulf States and Carolyn Shanks of Entergy Mississippi will retain their positions and report to Mr. Evanson;



    - Donald C. Hintz of Entergy will become Group President-Operations;



    - Antonio Rodriguez of FPL Group will become President-Fossil Generation Operations; Jerry W. Yelverton of Entergy will become President-Nuclear Northeast, Southwest and Midwest Region and Acquisitions; and Thomas F. Plunkett of FPL Group will become President-Nuclear Southeast Region and Best Practices; each of these persons will report to Mr. Hintz;



    - Lewis Hay, III, will become Group President-Non-Regulated Businesses, and Geoffrey D. Roberts, Jr. of Entergy will serve as President-Power Development Fossil and report to Mr. Hay; and



    - other members of the management team will include C. John Wilder of Entergy as Executive Vice President and Chief Financial Officer; Dennis P. Coyle of FPL Group, as Executive Vice President and General Counsel; and Lawrence J. Kelleher of FPL Group, as Executive Vice President-Human Resources and Corporate Services.


INTERESTS OF FPL GROUP'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

    FPL Group's executive officers, namely James L. Broadhead, Dennis P. Coyle, Paul J. Evanson, Lewis Hay, III, Lawrence J. Kelleher, Armando J. Olivera, Thomas F. Plunkett and Antonio Rodriguez, are parties to change in control employment agreements that become effective upon approval of the merger by FPL Group's shareholders. The term of the agreements are as follows: five years for Mr. Broadhead, four years for Messrs. Evanson, Hay, Kelleher, Plunkett and Coyle and three years for Messrs. Rodriguez and Olivera. If any executive's employment is involuntarily terminated without "cause" or if the executive terminates for "good reason", as such terms are defined in the employment agreements, the covered executive will be entitled to receive the following:

    - an amount equal to a specified multiple (the greater of two or the number of years remaining in the employment period) times the sum of:

       - the executive's annual base salary; plus

       - the greater of (1) the executive's highest annual bonus paid with respect to the three fiscal years preceding the effective date of the employment agreement and (2) the highest annual bonus paid to the executive after the effective date;

    - an amount equal to the maximum amount payable for any then-outstanding grants under FPL Group's long-term incentive plans;

    - continuation of employee welfare and pension benefits, including supplemental benefits; and

    - a "gross up" payment in respect of any excise taxes that such executive might incur.

    If the merger were completed as of the date of the joint proxy statement/prospectus and the employment of each of FPL Group's executive officers was immediately terminated, which is not anticipated, the value of the cash severance payments due to such individuals under the FPL Group employment agreements, as in effect on the date of the joint proxy statement/prospectus, not including amounts payable for outstanding grants under FPL Group's 1994 Long-Term Incentive Plan upon shareholder approval of the merger, as described later in this section, distribution of vested benefits under any benefit plan or agreement or any payments that may be made with respect to any excise tax, would be approximately $12.7 million to Mr. Broadhead, $5.0 million to Mr. Coyle, $9.1 million to Mr. Evanson, $3.9 million to Mr. Hay, $3.3 million to
Mr. Kelleher, $1.7 million to Mr. Olivera, $4.2 million to Mr. Plunkett and
$1.8 million to Mr. Rodriguez.

    Upon completion of the merger, Mr. Broadhead will become entitled to terminate his employment for "good reason" under his employment agreement dated as of May 10, 1999, because of the change in his titles and authority with WCB Holding as compared to FPL Group and to receive the severance benefits provided under his employment agreement. In order to retain Mr. Broadhead's services following the merger, FPL Group agreed to pay Mr. Broadhead, upon completion of the merger, the severance benefits to which he would then be entitled if his employment were to be terminated. FPL Group estimates that the amount of such benefits, assuming that the merger is consummated in late 2001, and excluding distribution of vested benefits under any benefit plan or agreement or any payments that may be made with respect to any excise tax, would be $10,400,000.

    WCB Holding has entered into an employment agreement with Mr. Broadhead that provides for Mr. Broadhead to serve as Chairman of the WCB Holding Board of Directors upon consummation of the merger. The employment agreement provides that Mr. Broadhead will receive an annual base salary and will have incentive compensation opportunities no less favorable than in effect immediately prior to the consummation of the merger. As of the day prior to mailing of this joint proxy statement/ prospectus, Mr. Broadhead's annual base salary was $1,050,000, his annual incentive compensation target was 75% of base salary, and his long-term incentive compensation target was 185% of base salary. Mr. Broadhead will serve as the Chairman of the WCB Holding Board of Directors in an executive capacity until the first anniversary of the consummation of the merger and thereafter will serve as the Chairman of the WCB Holding Board in a non-executive capacity until the third annual shareholder meeting of WCB Holding, which occurs following the end of the calendar year in which the merger is consummated. The employment agreement provides for continuation of all of the terms and conditions of Mr. Broadhead's employment agreements with FPL Group, except that any severance payments as to which Mr. Broadhead may become eligible will be offset by the amount payable to Mr. Broadhead upon consummation of the merger pursuant to his employment agreement with FPL Group, as described above.

    WCB Holding's by-laws, provide that (until the earlier of (1) a vacancy on WCB Holding Board of Directors with respect to a director designated by FPL Group after the first anniversary of the consummation of the merger and (2) the third annual shareholder meeting of WCB Holding which occurs following the calendar year in which the merger is consummated), Mr. Broadhead may be removed or replaced from his position with WCB Holding, and any person other than Mr. Broadhead may be elected to such position, only upon the affirmative vote of at least two-thirds of the entire WCB Holding Board of Directors.


    Upon approval of the merger by FPL Group's shareholders, all performance criteria of performance-based awards, restricted stock and other stock-based awards held by the eight executive officers named in this section under FPL Group's 1994 Long-Term Incentive Plan will be deemed fully achieved and all such awards shall be fully earned and vested, all options and other exercisable rights shall become exercisable and vested, the restrictions, deferral limitations and forfeiture conditions applicable to any other award shall lapse and such awards shall be fully vested and, in general, all outstanding awards will be canceled and the holder thereof paid in cash therefor on the basis of the highest trading price of the FPL Group common stock during the 60-day period preceding the date that the FPL Group shareholders approve the merger. The following table shows, based on the highest trading price of FPL Group common stock of $69 7/16 on October 17, 2000, the amount of the cash payment in connection with such awards that each of the directors and executive officers would receive:



                                                               VALUE OF LONG TERM
NAME                                                          INCENTIVE PLAN AWARDS
----                                                          ---------------------
James L. Broadhead..........................................       $22,686,674
Dennis P. Coyle.............................................       $ 6,349,587
Paul J. Evanson.............................................       $10,395,654
Lewis Hay, III..............................................       $ 6,696,320
Lawrence J. Kelleher........................................       $ 6,204,490
Armando J. Olivera..........................................       $ 3,151,518
Thomas F. Plunkett..........................................       $ 5,902,937
Antonio Rodriguez...........................................       $ 1,061,227



The actual amount of such cash payments may be higher depending on the market price of FPL Group common stock during the 60-day period preceding the date of the FPL Group shareholder approval of the merger.


    All amounts deferred by the executive officers of FPL Group under FPL Group's Deferred Compensation Plan become payable in a single sum on the first day of the month following the participant's termination of employment subsequent to approval of the merger by FPL Group's shareholders. Under
FPL Group's Supplemental Executive Retirement Plan, all accrued benefits will vest upon approval of the merger by FPL Group's shareholders, and payment of such benefits will be made either in a lump sum within three months following the participant's termination of employment subsequent to such shareholder approval or in accordance with the form of distribution selected by the executive under FPL Group's tax-qualified pension plan, as determined by each executive. In addition, Mr. Broadhead has an individual FPL Group SERP agreement that provides that, upon approval of the merger by FPL Group's shareholders, the restrictions on 96,800 shares of restricted stock awarded to him in support of his FPL Group SERP benefit would lapse and the full retirement benefit would be payable. Otherwise, the restrictions lapse on January 2, 2001 and the benefit would be payable upon his retirement.

    FPL Group has reserved the right, prior to the completion of the merger, to take the following actions with respect to benefits provided to executive officers and other management employees:

    - modify compensation and benefit programs with key FPL Group executives, including its executive officers, if deemed necessary to equitably adjust compensation or benefits as may be appropriate to address retention or competitive issues,

    - establish a retention program for approximately 175 individuals, providing for retention periods extending up to one year following completion of the merger. FPL Group does not expect its executive officers to be eligible to participate in this program. Employees who are deemed critical to FPL Group operations or to the completion of the merger will be eligible to participate. FPL Group expects that the cost of the program will be up to $40 million,

    - grant new equity-based awards to replace those awards that will be cashed out upon approval of the merger by FPL Group's shareholders. FPL Group has not determined the individuals who will be granted such awards, the number of such awards and the number of shares of FPL Group common stock subject to such awards and

    - continue funding, to the extent not already so funded, all existing deferred compensation and FPL Group SERP benefits accrued as of the date immediately prior to the completion of the merger. FPL Group estimates that the amount of such deferred compensation and FPL Group SERP benefits not already funded is approximately $18 million.

INTERESTS OF ENTERGY'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

SYSTEM EXECUTIVE CONTINUITY PLAN


    Geoffrey D. Roberts, Jr. is a participant in Entergy's System Executive Continuity Plan, which provides severance pay and benefits under specified circumstances following a change in control. In the event that Mr. Roberts' employment is involuntarily terminated without "cause" or if Mr. Roberts terminates for "good reason" during the "change in control period" (as such terms are defined, respectively, in the Continuity Plan), Mr. Roberts will be entitled to:



    - a cash severance payment equal to three times Mr. Roberts' Base Annual Salary and Target Award (as such terms are defined, respectively, in the Continuity Plan) payable over a three-year continuation period;



    - continued medical and dental insurance coverage for the three-year continuation period (subject to offset for any similar coverage provided by Mr. Roberts' new employer);


    - immediate payment of performance awards, based upon an assumed achievement of applicable performance targets; and


    - payment of a "gross-up" payment in respect of any excise taxes Mr. Roberts might incur.



    Participants in the Continuity Plan are subject to post-employment restrictive covenants, including noncompetition provisions, which run for two years for executive officers, but extend to three years if permissible under applicable law. If the merger were completed as of the date of the joint proxy statement/prospectus and the employment of Mr. Roberts was immediately terminated, which is not anticipated, the value of the cash severance payment due under the Continuity Plan as in effect on the date of the joint proxy statement/prospectus, not including any payments that may be made with respect to any excise tax, would be approximately $2.1 million.



RETENTION AGREEMENT WITH MR. LEONARD



    Entergy has entered into a retention agreement with Mr. Leonard which provides that upon a termination of employment prior to the earlier to occur of the termination of the merger agreement or the effective date of the employment agreement between Mr. Leonard and WCB Holding (see "Employment Agreement with Mr. Leonard" below) (a) by the Company without "cause" or by Mr. Leonard for "good reason", as such terms are defined in the agreement, other than a termination of employment described in the next paragraph, or (b) by reason of the executive's death or disability:



    - Entergy will pay to Mr. Leonard a lump sum cash severance payment equal to three times the sum of Mr. Leonard's base salary and target annual incentive award;



    - Entergy will pay to Mr. Leonard a pro rata annual incentive award, based on an assumed maximum annual achievement of applicable performance goals;



    - Mr. Leonard's supplemental retirement benefit will fully vest, will be determined as if he had remained employed with Entergy until the attainment of age 55, and will commence upon his attainment of age 55;



    - Mr. Leonard will be entitled to immediate payment of performance awards, based upon an assumed target achievement of applicable performance goals;



    - all of Mr. Leonard's stock options will become fully vested and will remain outstanding for their full ten-year term; and



    - Entergy will pay to Mr. Leonard a "gross-up" payment in respect of any excise taxes the executive might incur.



    If Mr. Leonard's employment is terminated by Entergy prior to the earlier of completion of the merger or termination of the merger agreement upon the determination of the Board that for reasons other than "cause" and in the best interests of Entergy's shareholders in connection with the completion of the merger, it is necessary that Mr. Leonard no longer serve as Chief Executive Officer of Entergy:



    - Entergy will pay to Mr. Leonard a lump sum severance payment equal to five times the sum of Mr. Leonard's base salary and maximum annual incentive award;



    - Entergy will pay to Mr. Leonard a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;



    - Mr. Leonard's supplemental retirement benefit will fully vest, will be determined as if he had remained employed with Entergy until the attainment of age 55, and will commence upon his attainment of age 55;



    - Mr. Leonard will be entitled to immediate payment of performance awards, based upon an assumed maximum achievement of applicable performance goals;



    - all of Mr. Leonard's stock options will become fully vested and will remain outstanding for their full ten-year term; and



    - Entergy will pay to Mr. Leonard a "gross-up" payment in respect of any excise taxes Mr. Leonard might incur.



    If Mr. Leonard's employment is terminated by Entergy for "cause" at any time, or by Mr. Leonard without "good reason" and without Entergy's permission prior to his attainment of age 55, Mr. Leonard will forfeit his supplemental retirement benefit. If Mr. Leonard's employment is terminated by Mr. Leonard without "good reason" with Entergy's permission prior to his attainment of age 55, Mr. Leonard will be entitled to a supplemental retirement benefit, reduced by 6.5% for each year that the termination date precedes his attainment of age 55, payable commencing upon Mr. Leonard's attainment of age 62. If
Mr. Leonard's employment is terminated by Mr. Leonard without "good reason" following his attainment of age 55, Mr. Leonard will be entitled to his full supplemental retirement benefit.



    The amounts payable under the agreement will be funded in an irrevocable trust, the assets of which may be used only to pay amounts under such agreements (unless Entergy becomes insolvent, in which case the assets in the trust will be available to satisfy the claims of creditors) (a "rabbi trust"). If the employment of Mr. Leonard was terminated as of the date of this joint proxy statement/prospectus in a manner giving rise to the payment of the maximum cash severance payment, the value of the cash severance payment due under the retention agreement to Mr. Leonard, not including any payments that may be made with respect to any excise tax, would be approximately $10.2 million.


RETENTION AGREEMENTS WITH MESSRS. CLARY, THOMPSON AND JACKSON


    Entergy has entered into retention agreements with Messrs. Clary, Thompson and Jackson which provide that upon termination of employment (a) by the executive for "good reason" or by Entergy without "cause", as such terms are defined in the agreements, or by reason of the executive's death or disability, in each case prior to the earlier of completion of the merger or termination of the merger agreement or (b) for any reason following completion of the merger:


    - Entergy will pay to the executive a lump sum cash severance payment equal to four times the sum of the executive's base salary and maximum annual incentive award;


    - Entergy will pay to the executive a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;


    - Entergy will pay to the executive a "gross-up" payment in respect of any excise taxes the executive might incur;

    - the executive will be entitled to immediate payment of performance awards, based upon an assumed maximum achievement of applicable performance goals;

    - the executive may elect to receive either a lump sum supplemental retirement benefit equal to (a) $2.2 million (in the case of Mr. Clary), $2.9 million (in the case of Mr. Thompson) or $4.3 million (in the case of Mr. Jackson) or (b) the benefit that the executive would have earned under the terms of Entergy's System Executive Retirement Plan (the "SERP") applicable to individuals who became participants on or after March 25, 1998;


    - all of the executive's stock options will become fully vested and will remain outstanding for their full ten-year term; and


    - in the case of Mr. Thompson's agreement, except in the case of a termination by reason of death or disability, he will be, for purposes of all benefit plans and arrangements, an active employee until the date on which he is eligible for early retirement which is December 31, 2001, under Entergy's qualified retirement plan, with such employee status to be on substantially the same terms and conditions as in effect immediately preceding the date of termination.



    The amounts payable under the agreements will be funded in a rabbi trust. If the employment of any of Messrs. Clary, Thompson and Jackson was terminated on the date of this joint proxy statement/prospectus in a manner giving rise to the payment of the cash severance payment, the value of the cash severance payment due under the retention agreements, not including any payments that may be made with respect to any excise tax, would be approximately $2.2 million to Mr. Clary, $2.8 million to Mr. Thompson and $4.1 million to Mr. Jackson.


RETENTION AGREEMENT WITH MR. WILDER


    Entergy has entered into a retention agreement with Mr. Wilder which provides that upon termination of employment (a) by the executive for "good reason" or by Entergy without "cause", as such terms are defined in the agreement, in each case prior to the termination of the merger agreement or prior to the second anniversary of the completion of the merger, (b) by reason of the executive's death or disability prior to the termination of the merger agreement or prior to the second anniversary of the completion of the merger or
(c) for any reason following the second anniversary of the completion of the merger:


    - Entergy will pay to the executive a lump sum cash severance payment equal to four times the sum of the executive's base salary and maximum annual incentive award;


    - Entergy will pay to the executive a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;



    - except in the case of a termination by reason of death or disability, the executive will continue to be employed as a Special Project Coordinator at an annual base salary of $200,000, and will continue to participate in all of Entergy's benefit plans, until the earliest of (a) his attainment of age 55 (at which time he will be deemed eligible to retire under Entergy's plans then in effect), (b) his employment with a company listed in the Fortune Global 500 Index or (c) his employment with any company that has a conflict of interest policy that would prohibit his continued employment with Entergy;



    - Entergy will credit the executive with 15 additional years of service under Entergy's supplemental retirement plan and the executive may elect to receive either (a) approximately $1.9 million in a cash lump sum in full settlement of all nonqualified retirement benefits or (b) the benefit that the executive would have earned under the terms of the SERP applicable to individuals who became participants on or after March 25, 1998 (which amount he may elect to receive upon completion of the merger);


    - the executive will be entitled to immediate payment of performance awards, based upon an assumed maximum achievement of applicable performance goals;

    - all of the executive's stock options will become fully vested and will remain outstanding for their full ten-year term; and

    - Entergy will pay to the executive a "gross-up" payment in respect of any excise taxes the executive might incur.

    If the executive terminates his employment for any reason following shareholder approval of the merger but prior to the completion of the merger, Entergy will pay to the executive a lump sum cash severance payment equal to three times the sum of the executive's base salary and target annual incentive award and a "gross-up" payment in respect of any excise taxes the executive might incur.

    If the executive terminates employment without good reason and other than on account of death or disability, on or after the completion of the merger and before the second anniversary of the completion of the merger:


    - Entergy will pay to the executive a lump sum cash severance payment equal to three times the sum of the executive's base salary and target annual incentive award;



    - Entergy will pay to the executive a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;



    - the executive will continue to be employed as a Special Project Coordinator at an annual base salary of $200,000, and will continue to participate in all of Entergy's benefit plans, until the earliest of
      (a) his attainment of age 55 (at which time he will be deemed eligible to retire under Entergy's plans then in effect), (b) his employment with a company listed in the Fortune Global 500 Index or (c) his employment with any company that has a conflict of interest policy that would prohibit his continued employment with Entergy;



    - Entergy will credit the executive with 15 additional years of service under Entergy's supplemental retirement plan and the executive may elect to receive either (a) approximately $1.9 million in a cash lump sum in full settlement of all nonqualified retirement benefits or (b) the benefit that the executive would have earned under the terms of the SERP applicable to individuals who became participants on or after March 25, 1998 (which amount he may elect to receive upon completion of the merger);



    - the executive will be entitled to immediate payment of performance awards, based upon an assumed target achievement of applicable performance goals;


    - all of the executive's stock options will become fully vested and will remain outstanding for their full ten-year term; and

    - Entergy will pay to the executive a "gross-up" payment in respect of any excise taxes the executive might incur.

    The amounts payable under the agreement will be funded in a rabbi trust. If the employment of Mr. Wilder was terminated as of the date of this joint proxy statement/prospectus in a manner giving rise to the payment of the maximum cash severance payment, the value of the cash severance payment due under the retention agreement to Mr. Wilder, not including any payments that may be made with respect to any excise tax, would be approximately $4.2 million.


RETENTION AGREEMENT WITH MR. HINTZ



    Entergy has entered into a retention agreement with Mr. Hintz which provides that Mr. Hintz will be paid an initial retention payment of approximately $2.8 million on the date on which the merger is completed and an additional retention payment of approximately $2.3 million on the second anniversary of the completion of the merger if he remains employed on each of those dates. The agreement also provides that upon termination of employment prior to the earlier of the termination of the merger agreement or the second anniversary of the completion of the merger (a) by Mr. Hintz for

"good reason" or by Entergy without "cause", as such terms are defined in the agreement or (b) by reason of Mr. Hintz's death or disability:



    - Entergy will pay to Mr. Hintz a lump sum cash severance payment equal to $2.8 million if such termination occurs prior to completion of the merger or equal to $2.3 million if such termination occurs following completion of the merger;



    - Entergy will pay to Mr. Hintz a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals, if such termination occurs following completion of the merger;



    - Mr. Hintz will be entitled to immediate payment of performance awards based upon an assumed target achievement of applicable performance goals, if such termination occurs prior to completion of the merger, or based upon an assumed maximum achievement of applicable performance goals, if such termination occurs following completion of the merger;



    - all of Mr. Hintz's stock options will become fully vested and will remain outstanding for their full ten-year term;



    - Mr. Hintz will be entitled to receive a supplemental retirement benefit that, when combined with Mr. Hintz's SERP benefit, equals the benefit he would have earned under the terms of the SERP as in effect immediately prior to March 25, 1998; and



    - Entergy will pay to Mr. Hintz a "gross-up" payment in respect of any excise taxes he might incur.



    The amounts payable under the agreement will be funded in a rabbi trust. If the employment of Mr. Hintz was terminated on the date of this joint proxy statement/prospectus in a manner giving rise to the payment of the cash severance payment, the value of the cash severance payment due under the agreement, not including any payments that may be made with respect to any excise tax, would be approximately $2.8 million.



RETENTION AGREEMENT WITH MR. GALLAHER



    Entergy has entered into a retention agreement with Mr. Gallaher which provides that upon termination of employment prior to the earlier of the termination of the merger agreement or the second anniversary of the completion of the merger (a) by Mr. Gallaher for "good reason" or by Entergy without "cause", as such terms are defined in the agreement or (b) by reason of Mr. Gallaher's death or disability:



    - Entergy will pay to Mr. Gallaher a lump sum cash severance payment equal to four times the sum of his base salary and maximum annual incentive award;



    - Entergy will pay to Mr. Gallaher a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;



    - Mr. Gallaher will be entitled to immediate payment of performance awards, based upon an assumed maximum achievement of applicable performance goals;



    - all of Mr. Gallaher's stock options will become fully vested and will remain outstanding for their full ten-year term;



    - Mr. Gallaher may elect to receive either a lump sum supplemental retirement benefit equal to $3.8 million or the benefit he would have earned under the terms of the SERP applicable to individuals who became participants on or after March 25, 1998;



    - except in the case of a termination by reason of death or disability, Mr. Gallaher will be, for purposes of all benefit plans and arrangements, an active employee until the date on which he is eligible for early retirement, which is February 28, 2001, under Entergy's qualified retirement plan, with such employee status to be on substantially the same terms and conditions as in effect immediately preceding the date of termination; and



    - Entergy will pay to Mr. Gallaher a "gross-up" payment in respect of any excise taxes he might incur.



    The amounts payable under the agreement will be funded in a rabbi trust. If the employment of Mr. Gallaher was terminated on the date of this joint proxy statement/prospectus in a manner giving rise to the payment of the cash severance payment, the value of the cash severance payment due under the agreement, not including any payments that may be made with respect to any excise tax, would be approximately $3.7 million.



RETENTION AGREEMENT WITH MR. YELVERTON



    Entergy has entered into a retention agreement with Mr. Yelverton which provides that Mr. Yelverton will be paid cash retention payments of $680,000 on each of the first three anniversaries of the completion of the merger if he remains employed on each of those dates. The agreement also provides that upon termination of employment prior to the earlier of the termination of the merger agreement or the third anniversary of the completion of the merger (a) by Mr. Yelverton for "good reason" or by Entergy without "cause", as such terms are defined in the agreement or (b) by reason of Mr. Yelverton's death or disability:



    - Entergy will pay to Mr. Yelverton a lump sum cash severance payment equal to the remaining unpaid portion of the cash retention payments;



    - Mr. Yelverton will be entitled to immediate payment of performance awards, based upon an assumed target achievement of applicable performance goals;



    - all of Mr. Yelverton's stock options will become fully vested and will remain outstanding for their full ten-year term; and



    - Entergy will pay to Mr. Yelverton a "gross-up" payment in respect of any excise taxes he might incur.



    The amounts payable under the agreement will be funded in a rabbi trust. If the employment of Mr. Yelverton was terminated on the date of this joint proxy statement/prospectus in a manner giving rise to the payment of the cash severance payment, the value of the cash severance payment due under the agreement, not including any payments that may be made with respect to any excise tax, would be approximately $2.0 million.


EQUITY AWARDS UNDER 1998 EQUITY OWNERSHIP PLAN


    In the event that any System Management Level 1-4 participant's employment is involuntarily terminated without "cause" or if the participant terminates employment for "good reason" during the "change in control period", as such terms are defined in the Continuity Plan, equity awards granted under Entergy's 1998 Equity Ownership Plan will vest and become exercisable to the extent not then already vested and exercisable. The following table shows, as of November 2, 2000, the number of unvested options, and the weighted average exercise price of such options, held by Entergy's executive officers. Except as set forth below, assuming a closing date no earlier than December 31, 2001, all options held by Entergy's executive officers will have vested and would become exercisable upon termination, through retirement or otherwise, of the executive officer's employment.


                                                                                    WEIGHTED AVERAGE
                        EXECUTIVE                           # OF UNVESTED OPTIONS    EXERCISE PRICE
                        ---------                           ---------------------   ----------------
J. Wayne Leonard..........................................          305,400              $24.93
C. John Wilder............................................           75,967              $24.60
Geoffrey D. Roberts, Jr...................................          124,000              $26.47

    The following table shows, as of November 2, 2000, the number of unvested stock units, each of which has a value equal to one share of Entergy stock, held by Entergy's executive officers. All other stock units held by Entergy's executive officers are vested.


                         EXECUTIVE                            # OF UNVESTED STOCK UNITS
                         ---------                            -------------------------
Jerry W. Yelverton..........................................             7,000
Geoffrey D. Roberts, Jr. ...................................            24,000

SUPPLEMENTAL RETIREMENT PLANS

    In addition, upon completion of the merger:


    - benefits already accrued under Entergy's System Executive Retirement Plan, Post-Retirement Plan, Supplemental Retirement Plan and Pension Equalization Plan will be funded in an irrevocable trust, the assets of which may be used only to pay benefits under such plans a rabbi trust and become fully vested if the participant is involuntarily terminated without "cause" or terminates employment for "good reason" (as such terms are, respectively, defined in such plans), and (b) all amounts credited to participants' accounts under Entergy's Deferred Compensation Plan will be funded in a rabbi trust. The plans do not provide for accelerated payment of benefits in connection with the merger except in the case of Messrs. Roberts and Wilder, who will become entitled to benefits of approximately $0.3 million and $1.9 million, respectively.


SERVICE RECOGNITION PLAN FOR NON-EMPLOYEE OUTSIDE DIRECTORS


    Upon completion of the merger, the benefits of those Entergy outside directors who are or were participants in Entergy's Service Recognition Program for Non-Employee Outside Directors will be funded in a rabbi trust and become fully vested if the participant is involuntarily terminated or loses his or her status without "cause" (as such term is defined in the plan). The following table shows, as of November 2, 2000, the number of unvested stock units pursuant to the Service Recognition Program, each of which has a value equal to one share of Entergy common stock held by Entergy's outside directors. All other stock units held by Entergy's outside directors are vested.


                          DIRECTOR                            NUMBER OF UNITS
                          --------                            ---------------
George Davis................................................       1,600
Thomas McLarty..............................................         800
Dennis Reilley..............................................         800


EMPLOYMENT AGREEMENT WITH MR. LEONARD


    WCB Holding has entered into an employment agreement with Mr. Leonard pursuant to which Mr. Leonard will serve as Chief Executive Officer and President of WCB Holding. Pursuant to WCB Holding's By-laws, during a specified period following the consummation of the merger (until the earlier of (a) a vacancy on WCB Holding's Board of Directors with respect to a director designated by FPL Group which follows the first anniversary of the consummation of the merger and (b) the third annual shareholder meeting of WCB Holding which occurs following the calendar year in which the merger is consummated), Mr. Leonard may be removed or replaced from his positions with WCB Holding (and any person other than Mr. Leonard may be elected to such positions) only upon the affirmative vote of at least two-thirds of WCB Holding's entire Board of Directors. The agreement is for an initial three-year term commencing upon consummation of the merger, with opportunity for extension. The agreement also provides the following:

    - During the first year following the merger, Mr. Leonard's compensation will be determined by the compensation committee of the WCB Holding Board of Directors based on competitive practices for the chief executive officer of companies of comparable size and standing, but in no event will Mr. Leonard's base salary, annual incentive compensation, long-term incentives, fringe benefits, and eligibility to participate in all savings and retirement plans, practices, policies and programs be less favorable than that of Mr. Broadhead described under "-- Interests of FPL Group's Directors and Executive Officers in the Merger".

    - Thereafter, Mr. Leonard's base salary and additional compensation will be reviewed by the compensation committee of WCB Holding for possible increase at least annually during the term of his employment.

    - Mr. Leonard will participate in supplemental executive plans, agreements and arrangements such that the aggregate value of retirement benefits available to Mr. Leonard and his beneficiaries at the end of his employment with WCB Holding will not be less than that to which he would have been entitled had he remained in Entergy's employ for the same period of time under his current arrangements with Entergy.

    - If Mr. Leonard's employment is involuntarily terminated without "cause" or if he terminates for "good reason", as such terms are defined in his employment agreement, Mr. Leonard will be entitled to receive, in lieu of benefits under the Continuity Plan, a cash severance payment equal to three times the sum of his Annual Base Salary and Highest Bonus, as such terms are defined in the agreement, continued benefits for three additional years, certain additional benefits and a "gross-up" payment in respect of any excise taxes he might incur.

OTHER ACTIONS

    Entergy has reserved the right, prior to completion of the merger, to take the following actions with respect to benefits provided to officers and other management employees:

    - implement certain benefit enhancements to its employee benefit plans to improve plan value and relative position compared to similar companies,


    - implement retention programs, including both cash and equity-based awards, for such employees as Entergy determines to be critical to its operations or to the completion of the merger, subject to an aggregate potential cost not in excess of the cost of FPL Group's retention program (Entergy anticipates establishing an equity-based and/or cash-based retention program for approximately 96 individuals with an estimated value of $21 million),


    - modify the severance multiplier under the Continuity Plan to address retention or competitive issues and/or enter into new severance agreements with up to 10 officers to provide severance benefits equivalent to those potential benefits that may be provided to similarly situated FPL Group officers,

    - further modify the Continuity Plan in certain respects to prohibit amendments during the pendency of a Potential Change in Control (as defined in the plan) and for two years following completion of the merger and to replicate features in FPL Group's change in control employment agreements,

    - amend the 1998 Equity Ownership Plan to provide for full vesting of all outstanding awards upon completion of the merger,

    - amend the Service Recognition Plan for Non-Employee Directors to provide for full vesting of all accrued benefits immediately upon completion of the merger,

    - amend the supplemental retirement plan (System Executive Retirement Plan, Pension Equalization Plan, Post-Retirement Plan, and Defined Contribution Restoration Plan) to provide full vesting of all accrued benefits immediately upon completion of the merger and to base eligibility on the highest bonus eligibility during the three years preceding retirement,

    - amend the Executive Deferred Compensation Plan to preclude any amendment that adversely affects benefits accrued at the time of such amendment, and

    - amend the Trust for Deferred Payments to require funding immediately prior to completion of the merger in an amount sufficient to pay benefits (other than potential benefits under the Continuity Plan) to which participants in the executive plans would be entitled if they terminated employment immediately following completion of the merger.

INDEMNIFICATION AND INSURANCE

    Under the merger agreement, WCB Holding has agreed to assume the same obligations with respect to indemnification of current and former directors, officers, employees or benefit plan fiduciaries of FPL Group or Entergy as were contained in the governing documents of FPL Group or Entergy at the date of signing the merger agreement. In addition, after the completion of the merger, the directors, officers, employees or benefit plan fiduciaries of FPL Group or Entergy or their respective subsidiaries who become directors, officers, employees or benefit plan fiduciaries of WCB Holding will be entitled to the indemnity rights and protections afforded to directors, officers, employees and benefit plan fiduciaries of WCB Holding. Finally, WCB Holding will maintain the directors' and officers' liability and fiduciary insurance policies currently maintained by FPL Group or Entergy, or substantially comparable policies as in effect upon the completion of the merger, for a period of six years following the completion of the merger.

LISTING OF WCB HOLDING COMMON STOCK

    It is a condition to the completion of the merger that the WCB Holding common stock issuable to FPL Group and Entergy shareholders pursuant to the merger agreement be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

DIVIDENDS


    FPL Group and Entergy do not anticipate making any changes to their dividend policies prior to the consummation of the merger; however, the FPL Group and Entergy Boards will continue to evaluate their respective dividend policies in light of business, financial and regulatory considerations. The most recent quarterly dividend declared by FPL Group was $0.54 per share payable on September 15, 2000. FPL Group's current dividend is $2.16 per share of common stock on an annual basis. The most recent quarterly dividend declared by Entergy was $0.315 per share payable on December 1, 2000. Entergy's current dividend is $1.26 per share of common stock on an annual basis.


    After the merger, WCB Holding expects to pay dividends in an amount equal to the annual dividends of FPL Group in effect immediately prior to the consummation of the merger. The payment of dividends by WCB Holding, however, will be subject to approval and declaration by the WCB Holding Board of Directors and will depend on a variety of factors, including business, financial and regulatory considerations and the amount of dividends paid to it by its subsidiaries.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following summary discusses the material U.S. federal income tax consequences of the merger to holders of FPL Group common stock and Entergy common stock. This summary applies only to holders of FPL Group common stock or Entergy common stock that are U.S. Holders.

    For purposes of this discussion, a U.S. Holder means:

    - a citizen or resident of the U.S.,

    - a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or any of its political subdivisions,

    - a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust, or

    - an estate that is subject to U.S. federal income tax on its income regardless of its source.

    This discussion is based upon the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion applies only to FPL Group shareholders that hold their FPL Group common stock and Entergy shareholders that hold their Entergy common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of his, her or its personal investment circumstances or to shareholders subject to special treatment under the U.S. federal income tax laws, including:

    - insurance companies,

    - tax-exempt organizations,

    - dealers in securities or foreign currency,

    - banks or trusts,

    - persons that hold their FPL Group common stock or Entergy common stock as part of a straddle, a hedge against currency risk or a conversion transaction,

    - persons that have a functional currency other than the U.S. dollar,

    - investors in pass-through entities,

    - shareholders who acquired their FPL Group common stock or Entergy common stock through the exercise of options, or otherwise as compensation or through a tax-qualified retirement plan, or

    - holders of options granted under any FPL Group or Entergy benefit plan.

    Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

    None of FPL Group, Entergy or WCB Holding has requested a ruling from the Internal Revenue Service with respect to any of the U.S. federal income tax consequences of the merger and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below.


    Cravath, Swaine & Moore, counsel to FPL Group, has delivered its opinion to FPL Group and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Entergy, has delivered its opinion to Entergy, each to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, the merger of Ranger Acquisition Corp. with FPL Group and the merger of Ring Acquisition Corp. with Entergy will constitute a tax-free transaction governed by Section 351 of the Internal Revenue Code. The following discussion constitutes the opinion of each of such counsel regarding the tax consequences of the merger:


    - no gain or loss will be recognized by FPL Group, Entergy or WCB Holding as a result of the merger,

    - no gain or loss will be recognized by holders of FPL Group common stock or Entergy common stock on the exchange of such common stock for WCB Holding common stock, except with respect to cash received by holders of FPL Group common stock or Entergy common stock, as the case may be, in lieu of fractional shares of WCB Holding common stock,

    - the aggregate adjusted basis of the WCB Holding common stock received in the transaction by holders of FPL Group common stock or Entergy common stock will be equal to the aggregate adjusted basis of such holder's FPL Group common stock or Entergy common stock, as the case may be, exchanged for the WCB Holding common stock reduced by any amount allocable to the fractional share interests in WCB Holding common stock for which cash is received, and

    - the holding period of the WCB Holding common stock received in the merger or WCB Holding fractional share interests deemed received in the merger by a holder of FPL Group common stock or Entergy common stock will include the holding period of such holder's FPL Group common stock or Entergy common stock, as the case may be, exchanged for that WCB Holding common stock.

    CASH INSTEAD OF FRACTIONAL SHARES. The receipt of cash instead of a fractional share of WCB Holding common stock by a holder of FPL Group common stock or of Entergy common stock will result in taxable gain or loss to such holder for U.S. federal income tax purposes equal to the difference between the amount of cash received by such holder and the holder's adjusted tax basis of its FPL Group common stock or Entergy common stock, as the case may be, allocable to the fractional share. The gain or loss will generally constitute capital gain or loss and will constitute long-term capital gain or loss if the holder's holding period is greater than 12 months as of the date of the merger. For non-corporate holders, this long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to limitation.

    BACKUP WITHHOLDING. Certain non-corporate holders of FPL Group common stock and Entergy common stock, as the case may be, may be subject to backup withholding at a 31% rate on cash payments received instead of fractional shares of WCB Holding common stock. Backup withholding will not apply, however, to holders of FPL Group common stock and Entergy common stock, as the case may be, that:

    - furnish a correct taxpayer identification number and certify that he, she or it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to Entergy shareholders following the date of completion of the merger,

    - provide a certification of foreign status on Form W-8 or successor form, or

    - are otherwise exempt from backup withholding.

    REPORTING REQUIREMENTS. A holder of FPL Group common stock or Entergy common stock receiving WCB Holding common stock as a result of the merger may be required to retain records related to such holder's FPL Group common stock or Entergy common stock, as the case may be, and file with its federal income tax return, a statement setting forth facts relating to the merger.

    This summary does not address any non-income tax or any state, local or foreign tax consequences of the merger. The summary does not address the tax consequences of any transaction other than the merger. ACCORDINGLY, FPL GROUP AND ENTERGY STRONGLY URGE EACH OF THEIR SHAREHOLDERS TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO THE HOLDER.

ACCOUNTING TREATMENT

    The merger will be accounted for as an acquisition of Entergy by FPL Group, and will therefore be recorded using the purchase method of accounting.

    Under the purchase method of accounting, FPL Group will add Entergy's assets and liabilities to its own at their fair market value, and any premium paid over and above the fair market value of Entergy's net assets will be reflected as goodwill on WCB Holding's balance sheet and must be written off against WCB Holding's future earnings.

DISSENTERS' OR APPRAISAL RIGHTS

    FPL GROUP

    Under the Florida Business Corporation Act, FPL Group shareholders will not have any appraisal or dissenters' rights as a result of the merger.

    ENTERGY

    Under the Delaware General Corporation Law, Entergy shareholders will not have any appraisal or dissenters' rights as a result of the merger.


PRINCIPAL CORPORATE OFFICES



    After completion of the merger, WCB Holding will maintain its headquarters and principal corporate offices in Juno Beach, Florida and will maintain the headquarters of its utility operations in New Orleans, Louisiana. Each of Florida Power & Light Company, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc. and System Energy Resources, Inc. will maintain its utility headquarters in its present location.


WORKFORCE AND EMPLOYEE BENEFIT MATTERS

    CONTINUATION OF AGREEMENTS

    After the completion of the merger, WCB Holding and its subsidiaries will honor all obligations of the employer under any employment contracts, agreements, collective bargaining agreements, plans and commitments of FPL Group and Entergy and their respective subsidiaries existing as of the date of the merger agreement, provided that WCB Holding will not be prevented from enforcing such contracts, agreements, collective bargaining agreements, plans or commitments in accordance with their terms.

    WORKFORCE REDUCTIONS

    Subject to obligations under applicable law and applicable collective bargaining agreements, WCB Holding's intention is that:

    - any reductions in the employee work force of WCB Holding and its subsidiaries will be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved. WCB Holding will give consideration to previous work history, job experience and qualifications, without regard to whether employment prior to the completion of the merger was with FPL Group and its subsidiaries or with Entergy and its subsidiaries, and

    - employees will be able to participate in all job training, career development and educational programs of WCB Holding and its subsidiaries for which they are eligible. These employees also will be entitled to fair and equitable consideration in connection with any job opportunities with WCB Holding and its subsidiaries. In neither case will it matter whether the employment of such employees prior to the completion of the merger was with FPL Group and its subsidiaries or with Entergy and its subsidiaries.

EMPLOYEE BENEFIT PLANS

    Subject to applicable law and applicable collective bargaining agreements, WCB Holding and its subsidiaries will give credit under all employee benefit plans, programs and arrangements to employees for all service prior to the merger with FPL Group or Entergy or their respective subsidiaries, or any predecessor employer. WCB Holding will only give credit for prior service to the extent that such credit was given by Entergy or FPL Group or any of their respective subsidiaries for all purposes for which such service was taken into account or recognized by FPL Group or Entergy or their respective subsidiaries. WCB will not give credit for prior service if and to the extent crediting such service would result in duplication of benefits, including for benefit accrual purposes under defined benefit pension plans.

EFFECT ON AWARDS OUTSTANDING UNDER STOCK PLANS

    FPL GROUP


    Under the merger agreement, WCB Holding will assume each FPL Group employee stock option plan and each outstanding FPL Group employee stock option upon completion of the merger. Under the merger agreement, prior to the consummation of the merger, FPL Group will adjust the terms of all outstanding employee stock options to provide that the options will constitute options to acquire shares of WCB Holding common stock. The options will be on the same terms and conditions as apply to the FPL Group employee stock options, other than stock options held by executive officers of FPL Group. Upon approval of the merger by FPL's shareholders, the options held by FPL Group executive officers will be canceled in exchange for a cash payment if the highest trading price of FPL Group common stock during the 60-day period preceeding the date that the FPL Group shareholders approve the merger is in excess of the exercise price of such options. As of October 31, 2000, employee stock options covering 1,456,394 shares of FPL Group common stock were outstanding.


    ENTERGY


    Under the merger agreement, upon completion of the merger, WCB Holding will assume each Entergy employee stock option plan and each outstanding Entergy employee stock option upon the consummation of the merger. Under the merger agreement, prior to consummation of the merger, Entergy will adjust the terms of all outstanding employee stock options to provide that the options will constitute options to acquire, on the same terms and condition as apply to the Entergy employee stock options, the same number of shares of WCB Holding common stock, rounded down to the nearest whole share, as the holder of the option would have received in the merger if the holder had exercised the option in full immediately prior to the merger. The amount of the exercise price per share of WCB Holding common stock, rounded up to the nearest cent, under any option will be equal to the aggregate exercise price for the shares of common stock subject to the Entergy option divided by the total number of shares of WCB Holding common stock to be subject to the option. As of November 2, 2000, employee stock options covering 11,442,492 shares of Entergy common stock were outstanding.


RESALE OF WCB HOLDING COMMON STOCK

    WCB Holding common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any FPL Group or Entergy shareholder who is, or is expected to be, an "affiliate" of FPL Group or Entergy for purposes of Rule 145 under the Securities Act. WCB Holding expects that these shareholders will agree not to transfer any WCB Holding common stock received in the merger except pursuant to an effective registration statement under the Securities Act or in a transaction not required to be registered under the Securities Act. The merger agreement requires each of FPL Group and Entergy to use reasonable efforts to cause its shareholders who are, or are expected to be, affiliates to enter into these agreements. This joint proxy statement/prospectus does not cover resales of WCB Holding common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

LEGAL PROCEEDINGS RELATED TO THE MERGER

    None.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS
                             AND EXECUTIVE OFFICERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FPL GROUP

    As of July 31, 2000, FPL Group's directors, its executive officers and the Trustee under the Florida Power & Light Company Master Thrift Plans Trust beneficially own shares of FPL Group common stock as follows:

                                                             SHARES OF COMMON STOCK     PERCENT OF
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED(A)       CLASS
------------------------                                    -------------------------   ----------
H. Jesse Arnelle..........................................       2,300(b)                     *
Sherry S. Barrat..........................................       2,300(b)                     *
Robert M. Beall, II.......................................       4,620(b)                     *
James L. Broadhead........................................     256,357(b)                     *
J. Hyatt Brown............................................      11,450(b)(d)                  *
Armando M. Codina.........................................       3,100(b)                     *
Dennis P. Coyle...........................................      66,087(b)(c)                  *
Marshall M. Criser........................................       3,700(b)(d)                  *
Willard D. Dover..........................................       2,000(b)                     *
Alexander W. Dreyfoos, Jr.................................       5,700(b)                     *
Paul J. Evanson...........................................      66,422(b)(c)                  *
Lawrence J. Kelleher......................................      57,266(b)(c)                  *
Drew Lewis................................................       6,732(b)                     *
Frederic V. Malek.........................................       2,100(b)                     *
Thomas F. Plunkett........................................      49,882(b)(c)                  *
Paul R. Tregurtha.........................................       4,100(b)                     *
All directors and executive officers as a group...........     669,391(b)(c)                  *

Fidelity Management Trust Co..............................
872 Devonshire Street
Boston, Massachusetts 02109                                 16,830,909(e)                   9.5

------------------------

*   Denotes less than 1% of FPL Group common stock outstanding.

(a) Information is as of July 31, 2000. Unless otherwise indicated, each person has sole voting and sole investment power.

(b) Includes 146,800; 15,000; 18,750; 25,000 and 18,750 shares of restricted stock held by Messrs. Broadhead, Coyle, Evanson, Kelleher and Plunkett, respectively, 1,100 shares of restricted stock held by each of Messrs. Arnelle, Beall, Brown, Codina, Criser, Dover, Lewis, Malek and Tregurtha and 1,300 shares of restricted stock held by each of Mrs. Barrat and Mr. Dreyfoos, and a total of 279,800 shares of restricted stock for all directors and officers as a group, as to which each person has voting power but no investment power.

(c) Includes options held by Messrs. Coyle, Evanson, Kelleher and Plunkett to purchase 25,000; 37,500; 25,000 and 25,000 shares, respectively, and options to purchase a total of 175,000 shares for all directors and officers as a group.


(d) Includes 350 shares owned by children over 21 years old of Mr. Brown, as to which he disclaims beneficial ownership, and 2,300 shares owned by a trust and Mr. Criser's wife, as to which Mr. Criser disclaims beneficial ownership.


(e) Held as Trustee under the Florida Power & Light Company Master Thrift Plans Trust. The Trustee disclaims beneficial ownership of such securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF ENTERGY

    The following table provides, as of June 30, 2000, information with respect to persons who are known to Entergy to beneficially own more than five percent of the common stock of Entergy:

                                                            SHARES OF COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED     PERCENT OF CLASS
------------------------------------                        ----------------------   ----------------
Barrow, Hanley, Mewhinney & Strauss, Inc.
One McKinney Plaza
3232 McKinney Avenue, 15th Floor
Dallas, Texas 75204-2429..................................        28,284,658(a)               11.8%

FMR Corp ("FMR")
82 Devonshire Street
Boston, Massachusetts 02109...............................        13,196,163(b)                5.9%

Franklin Resources, Inc. ("FRI")
777 Mariners Island Blvd.
P.O. Box 7777
San Mateo, California 94403-7777..........................        17,153,429(c)                7.7%

Putnam Investments, Inc.
One Post Office Square
Boston, Massachusetts 02109...............................        17,491,919(d)                7.8%

------------------------

(1) Barrow, Hanley, Mewhinney & Strauss, Inc. has indicated that it has sole investment power over all 26,284,658 shares and has sole voting power over 20,833,200 shares and shared voting power over 5,541,458 shares.

(2) FMR has indicated that: it shares investment power with Fidelity Management and Research Company, Fidelity Puritan Trust and Fidelity Devonshire Trust over 8,956,900 shares; it shares investment power with Fidelity Capital Trust, Fidelity Select Portfolios and Fidelity Variable Insurance Products over 3,544,600 shares; it shares investment power with Fidelity Advisor Series I and Variable Insurance Products Fund II over 180,100 shares; it shares investment power with Fidelity Management Trust Company and Strategic Advisers Incorporated over 514,563 shares; it has no voting power over 12,895,371 shares and it has sole voting power over 300,792 shares.

(3) FRI has indicated that: it shares investment power with Templeton Global Advisors Limited over 10,806,929 shares; it shares investment power with Franklin Advisory Services, LLC over 800,000 shares; it shares investment power with Franklin Advisors, Inc. over 5,546,500 shares; it has sole voting power over all 17,153,429 shares.

(4) Putnam Investment Management, Inc. has indicated that: it shares investment power with Putnam Advisory Company, Inc. over 713,943 shares; it shares investment power with Putnam Investments, Inc. over 16,777,976 shares; it has sole voting power over 555,301 shares and it has no voting power over 16,936,618 shares. Putnam Investments, Inc., a wholly owned subsidiary of Marsh & McLennon Companies, Inc., wholly owns Putnam Investment Management, Inc. and Putnam Advisory Company, Inc.

SECURITY OWNERSHIP OF MANAGEMENT OF ENTERGY

    The table below shows how much Entergy common stock was beneficially owned by the following current directors, nominees and executive officers of Entergy, as of July 31, 2000, as well as how much they and the other executive officers beneficially owned as a group. This information has been furnished by each individual. Each individual has sole voting and investment power, unless otherwise indicated. All directors, nominees and executive officers as a group own less than 1% of the outstanding Entergy common stock.

                                                            SHARES OF COMMON STOCK
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED     PERCENT OF CLASS
------------------------                                    ----------------------   ----------------
Maureen S. Bateman........................................               --                   *
W. Frank Blount...........................................            6,534                   *
VADM. George W. Davis.....................................            1,200                   *
Dr. Norman C. Francis.....................................            2,400                   *
Frank F. Gallaher.........................................           65,676(a)                *
Donald C. Hintz...........................................          122,535(a)                *
Jerry D. Jackson..........................................          106,033(a)                *
J. Wayne Leonard..........................................           98,065(a)                *
Robert v.d. Luft..........................................           99,972(a)                *
Thomas F. McLarty, III....................................              600                   *
Kathleen A. Murphy........................................            1,000                   *
Dr. Paul W. Murrill.......................................            2,982                   *
James R. Nichols..........................................              400                   *
William A. Percy, III.....................................              400                   *
Dennis H. Reilley.........................................              600                   *
Wm. Clifford Smith........................................            8,820                   *
Bismark A. Steinhagen.....................................            8,966                   *
C. John Wilder............................................           26,511(a)                *
All directors, nominees and executive officers............          652,037(a)                *

------------------------

*   Denotes less than 1% of Entergy common stock outstanding.

(a) Includes Entergy common stock in the form of stock options currently exercisable and beneficially owned: Mr. Gallaher, 58,166 shares; Mr. Hintz, 119,000 shares; Mr. Jackson, 83,244 shares; Mr. Luft, 85,000 shares;
    Mr. Wilder, 17,500 shares; and Mr. Leonard, 85,000 shares, and all directors, nominees and executive officers, 504,084 shares.

                               REGULATORY MATTERS

    FPL Group and Entergy must comply with the following local, state and federal regulatory requirements before the merger is consummated. FPL Group and Entergy are not aware of any material governmental consents or approvals that are required prior to the parties' consummation of the merger other than those described below. FPL Group and Entergy comtemplate that if any such additional governmental consents and approvals are required, such consents and approvals will be sought. While there can be no assurance that FPL and Entergy will obtain the consents or approvals described below or any such additional consents or approvals, the directors of FPL Group and Entergy will seek to consummate the merger by late 2001.

HART-SCOTT-RODINO ACT

    The merger is subject to the requirements of the HSR Act and the rules and regulations promulgated thereunder, which provide that certain acquisition transactions may not be consummated until required information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and until certain waiting periods have been terminated or have expired. The expiration or earlier termination of the HSR Act waiting period would not preclude the Antitrust Division or the FTC from challenging the merger on antitrust grounds. Neither FPL Group nor Entergy believes that the merger will violate federal antitrust laws. If the merger is not consummated within 12 months after the expiration or earlier termination of the initial HSR Act waiting period, FPL Group and Entergy would be required to submit new information to the Antitrust Division and the FTC, and a new HSR Act waiting period would have to expire or be earlier terminated before the merger could be consummated. FPL Group and Entergy intend to file their premerger notifications in late 2000 or early 2001.

FEDERAL POWER ACT

    Section 203 of the Federal Power Act provides that no public utility may sell or otherwise dispose of its jurisdictional facilities, directly or indirectly merge or consolidate its jurisdictional facilities with those of any other person, or acquire any security of any other public utility without first having obtained authorization from the Federal Energy Regulatory Commission. Because FPL Group and Entergy own "jurisdictional facilities" under the Federal Power Act, the approval of the FERC under Section 203 is required before FPL Group and Entergy may consummate the merger. Section 203 provides that the FERC is required to grant its approval if the merger is found to be "consistent with the public interest".

    The FERC stated in its 1996 Merger Policy Statement that, in analyzing a merger under Section 203, it will evaluate the following criteria:

    - the effect of the merger on competition in electric power markets,

    - the effect of the merger on the applicant's wholesale rates, and

    - the effect of the merger on state and federal regulation of the applicants.

    The FERC will review these factors to determine whether the merger is consistent with the public interest. If the FERC finds that the merger would adversely affect competition, wholesale rates, or regulation, it may, pursuant to the Federal Power Act, deny approval of the merger or impose remedial conditions intended to mitigate such effects, FPL Group and Entergy then could review whether to accept such remedial conditions. Based on recent FERC precedent, FPL Group and Entergy believe that their merger should satisfy the FERC's merger guidelines and that any mitigation conditions imposed by the FERC would not have a material adverse effect on the anticipated benefits of the transactions. The companies and their public utility subsidiaries will file their application under Section 203 in late 2000.

NUCLEAR REGULATORY COMMISSION

    Since subsidiaries of both FPL Group and Entergy hold licenses issued by the Nuclear Regulatory Commission in connection with those subsidiaries' interests in various nuclear power plants, the merger requires NRC approval under the Atomic Energy Act of 1954.

    As a result of the merger, the current NRC licensees for the nuclear plants owned by FPL Group and Entergy must file applications with the NRC for license transfers. The NRC considers a merger involving the parent of one of its licensees as an "indirect transfer of control" over the licensee that requires prior NRC approval.

    In reviewing a license transfer application, the NRC requires the application to include a description of the applicant as well as a discussion of its technical and financial qualifications to own and operate the facilities and how reasonable assurance is provided that adequate decommissioning funds will be available to safely decommission the facility at the end of its useful life. The application also must include a description of the pro forma financials of the merged company and of any name changes.

    Typically, NRC approvals of license transfers take approximately six to eight months to complete. The timing of NRC approval may be extended in the event a hearing on the license transfer application is granted. FPL Group and Entergy will file an application with the NRC requesting its approval in early 2001. This merger filing will require the NRC staff to review twelve separate licenses and related documents. There is no reason to believe the NRC would not approve the merger because the only requested changes to the facility licenses are those necessary to reflect the change in the ultimate owner of the licensees following the merger.

STATE AND LOCAL REGULATORY APPROVALS

    FPL Group and Entergy will file for approval of the merger with state and certain municipal utility regulators in Arkansas, Louisiana (including the City of New Orleans), Mississippi, and Texas. Florida law does not require approval of the merger by the Florida Public Service Commission. The following is a brief description of the relevant state and local regulatory approvals:

    - In Arkansas, the state commission must approve the merger unless it finds that one or more of five specific adverse circumstances would result from the merger. These circumstances include an adverse effect on the public utility's ability to render the same level of quality service, a reduction of competition for the provision of utility service in the state, and an adverse impact on the financial condition of the public utility.

    - In Louisiana, the state commission will consider eighteen specific factors in determining whether to approve the merger. These factors generally focus on the public interest and the effect of the merger on rates, competition, the public health and safety, employment, the financial condition of the public utility and the continued ability of the public utility to provide safe and reliable service.

    - In Texas, the state commission is required to determine whether the merger is consistent with the public interest, taking into consideration factors such as the reasonable value of the property, facilities and securities to be acquired, transferred or merged, and whether the merger will adversely affect the health and safety of customers or employees, result in the transfer of jobs of Texas citizens to workers outside of Texas, or result in the decline of service.

    - The standards governing approval of the merger by the New Orleans City Council and the Mississippi state commission are not expressly stated, but it is likely that those regulators would consider some or all of the above described factors considered by the other state regulators.

    - FPL Group and Entergy anticipate that the Florida Public Service Commission will open a docket to examine the potential impact of the merger on retail rates, service quality, capital structure and other matters, although it does not have the authority to approve or disapprove the merger.

    - Regulators in other states that have jurisdiction over independent power projects owned by unregulated subsidiaries of FPL Group or Entergy, including regulators in Virginia, Pennsylvania and New Jersey, may open regulatory proceedings.

    FPL Group's subsidiary, FPL FiberNet, LLC, holds an authorization from the Florida Public Service Commission to operate as a regulated telecommunications service provider. That license authorizes FPL Group to operate as an alternative access vendor and provide dedicated private line point-to-point or point-to-multipoint telecommunications services. Since the merger will entail a transfer of control of the entity that holds such authority, FPL FiberNet, LLC will need to seek Floridia Public Service Commission approval of the transfer of control resulting from the merger. The Florida Public Service Commission will assess whether the transfer of control of the licensed entity will serve the public interest. In addition, FPL FiberNet, LLC holds franchises from various municipalities for authority to use rights-of-way to install telecommunications facilities. Depending on the terms of each franchise, the subsidiary may be required to seek approval from some of the municipalities where FiberNet holds franchises for the transfer of control. Where required, applications for approval or notifications will be filed with the municipalities in accordance with the terms of each franchise.

SECURITIES AND EXCHANGE COMMISSION APPROVAL PURSUANT TO PUHCA

    FPL Group and Entergy believe that WCB Holding will not qualify for an exemption from registration under PUHCA, and thus WCB Holding will be required to register as a public utility holding company with the SEC under Section 5 of PUHCA at the effective time of the merger. Section 9(a)(1) of PUHCA makes it unlawful, without prior SEC approval under Section 10, for any registered holding company to acquire, directly or indirectly, any securities or utility assets or any other interest in any business. Accordingly, the SEC must approve the merger under Section 10 of PUHCA before it takes place.

    Under the applicable standards of PUHCA, the SEC is directed to approve a proposed acquisition unless it finds that:

    - the acquisition would tend towards detrimental interlocking relations or a detrimental concentration of control,

    - the consideration to be paid in connection with the acquisition is not reasonable,

    - the acquisition would unduly complicate the capital structure of the applicant's holding company system or would be detrimental to the proper functioning of that system, or

    - the acquisition would violate applicable state law.

In order to approve a proposed acquisition, the SEC also must find that the acquisition would tend towards the development of an integrated public utility system and that the resulting utility system otherwise would conform to PUHCA's integration and corporate simplification standards. FPL Group and Entergy will file their application with the SEC requesting its approval by early 2001.

    As a registered holding company, WCB Holding will become subject to the restrictions that PUHCA imposes on registered holding company systems. These restrictions include requirements that the SEC approve issuances of certain securities, sales and acquisitions of utility assets or securities of public utility companies, and acquisitions of interests in any other business. PUHCA also limits the ability of registered holding companies to engage in non-utility ventures and regulates any holding company system service company and the rendering of services by holding company affiliates to the system's public utility companies. FPL Group and Entergy do not expect PUHCA restrictions to have a material adverse impact on WCB Holding, as Entergy is currently a registered holding company and FPL Group expects that its current and planned utility operations and non-utility investments and transactions will be permitted under the statute. Although the SEC may, under PUHCA, require WCB Holding, as a condition to approval of the merger, to divest any business that is not functionally related to its utility operations, FPL Group and Entergy believe that after completion of the merger all of their non-utility activities will satisfy the requirements for retention by a registered holding company. In conjunction with the registration of WCB Holding under Section 5 of PUHCA, the SEC may review the question of whether the system can retain both gas and electric utility operations. Based on recent orders issued by the SEC under PUHCA, FPL Group and Entergy believe they will be permitted to retain all of their utility operations.

                              THE MERGER AGREEMENT

    The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A.

THE MERGER

    Under the merger agreement, Ranger Acquisition Corp. will merge with FPL Group and Ring Acquisition Corp. will merge with Entergy. Upon completion of the merger, the holders of FPL Group common stock and Entergy common stock will together own all of the outstanding shares of common stock of WCB Holding, and WCB Holding will own all of the outstanding shares of FPL Group and Entergy common stock.

TIMING OF CLOSING

    The closing will occur within two business days after the day on which the last of the conditions set forth in the merger agreement has been satisfied or waived, unless FPL Group and Entergy agree to a different date or time. Articles of merger will be filed with the Secretary of State of the State of Florida and a certificate of merger will be filed with the Department of State of the State of Delaware immediately upon the closing, at which time the merger will be effective.

MERGER CONSIDERATION

    The merger agreement provides that each share of FPL Group common stock outstanding immediately prior to the closing of the merger will, at closing, be converted into one share of WCB Holding common stock. Any shares of FPL Group common stock held by FPL Group as treasury shares or owned by Entergy or WCB Holding will be canceled without any payment for those shares. The merger agreement provides that each share of Entergy common stock outstanding immediately prior to the closing of the merger will, at closing, be converted into 0.585 of a share of WCB Holding common stock. Any shares of Entergy common stock held by Entergy as treasury shares or owned by FPL Group or WCB Holding will be canceled without any payment for those shares. Based on the number of common shares outstanding on July 31, 2000, which is the date the merger was announced, FPL Group shareholders will own approximately 57 percent of the common equity of the new company, and Entergy shareholders will own approximately 43 percent.

PROCEDURES FOR EXCHANGE OF SHARE CERTIFICATES; FRACTIONAL SHARES

    FPL Group and Entergy shareholders should not return share certificates with the enclosed proxy card.

    As soon as reasonably practicable after the completion of the merger, the exchange agent will mail the following materials to each holder of record of FPL Group and Entergy common stock whose shares were converted into the right to receive shares of WCB Holding common stock:

    - a letter of transmittal for use in submitting their shares to the exchange agent for exchange, and

    - instructions explaining what the holders must do to effect the surrender of FPL Group and Entergy share certificates in exchange for the consideration to be issued in the merger.

    FPL Group and Entergy holders should complete and sign the letter of transmittal and return it to the exchange agent together with his or her certificates in accordance with the instructions.

    After the merger, each certificate that previously represented FPL Group or Entergy common stock will represent only the right to receive the merger consideration, including cash for any fractional shares of WCB Holding common stock.

    WCB Holding will not issue any fractional shares of its common stock upon the conversion of FPL Group or Entergy common stock.

    As promptly as practicable after the completion of the merger, the exchange agent will sell on the New York Stock Exchange the excess of the number of whole shares of WCB Holding common stock delivered to the exchange agent by WCB Holding for exchanges by WCB Holding in connection with the merger over the aggregate number of whole shares of WCB Holding common stock to be distributed to former FPL Group and Entergy shareholders. The exchange agent will pay to each former FPL Group and Entergy shareholder a portion of the sale proceeds based upon the ratio of each shareholder's fractional share interest to the aggregate amount of fractional share interests to which all former FPL Group and Entergy shareholders are entitled. Alternatively, WCB Holding may, at its option, elect prior to the effective time of the merger to pay after the consummation of the merger through the exchange agent to each former FPL Group and Entergy shareholder an amount in cash equal to the product of each shareholder's fractional share interest and the closing price for a share of FPL Group common stock as reported in The Wall Street Journal on the closing date of the merger. Because WCB Holding will make this election prior to the effective time of the merger, WCB Holding will not know at the time of election whether such election would result in a higher or lower payment to holders of fractional shares. In making its election, WCB Holding will evaluate its cash needs at such time and elect the option that best meets such cash needs.


    Holders of certificates previously representing FPL Group or Entergy common stock will not be paid dividends or distributions on the WCB Holding common stock into which their shares have been converted with a record date after the merger. These holders will not be paid cash for any fractional shares of WCB Holding common stock until their certificates are surrendered to the exchange agent for exchange. When their certificates are surrendered, any unpaid dividends and any cash instead of fractional shares will be paid without interest.

    In the event of a transfer of ownership of FPL Group or Entergy common stock that is not registered in the transfer records of FPL Group or Entergy, WCB Holding may issue a certificate representing the proper number of shares of WCB Holding common stock to a person other than the person in whose name the surrendered certificate is registered if:

    - the certificate is properly endorsed or otherwise is in proper form for transfer, and

    - the person requesting issuance either pays any transfer or other taxes resulting from the issuance of shares of WCB Holding common stock to a person other than the registered holder of the certificate, or establishes to the satisfaction of WCB Holding that any taxes have been paid or are not applicable.

    All shares of WCB Holding common stock issued upon surrender of certificates representing shares of FPL Group and Entergy common stock, including any cash paid instead of any fractional shares of WCB Holding common stock, will be deemed to have been issued in full satisfaction of all rights relating to those shares of FPL Group or Entergy common stock. Each of FPL Group and Entergy will remain obligated, however, to pay any dividends or make any other distributions declared or made by FPL Group or Entergy on FPL Group or Entergy common stock with a record date before the completion of the merger and that remain unpaid at the completion of the merger. If FPL Group or Entergy certificates are presented to WCB Holding, FPL Group, Entergy or the exchange agent after the completion of the merger, they will be canceled and exchanged as described above.

CONDITIONS TO THE COMPLETION OF THE MERGER

    MUTUAL CLOSING CONDITIONS. Each party's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

    - approval by the FPL Group and Entergy shareholders,

    - absence of legal prohibitions on consummation of the merger,

    - WCB Holding's registration statement on Form S-4, which includes this joint proxy statement/ prospectus, not being subject to any stop order or proceeding seeking a stop order, and

    - approval for listing on the New York Stock Exchange of the shares of WCB Holding common stock to be issued in the merger, subject to official notice of issuance.

    ADDITIONAL CLOSING CONDITIONS FOR FPL GROUP'S BENEFIT. FPL Group's obligation to complete the merger is subject to the following additional conditions:

    - accuracy as of closing of the representations and warranties made by Entergy to the extent set forth in the merger agreement,

    - performance in all material respects by Entergy of the obligations required to be performed by it at or prior to closing,

    - receipt of an opinion of counsel that the merger will qualify as a transaction described in Section 351 of the Internal Revenue Code,

    - all applicable regulatory approvals for the merger being obtained at or prior to closing on terms that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on WCB Holding and its prospective subsidiaries, taken as a whole, or Entergy and its subsidiaries, taken as a whole,

    - absence of any change, event or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Entergy during the period from and after December 31, 1999, until closing, and

    - receipt of a certificate of an executive officer of Entergy as to the satisfaction of closing conditions.

    ADDITIONAL CLOSING CONDITIONS FOR ENTERGY'S BENEFIT. Entergy's obligation to complete the merger is subject to the following additional conditions:

    - accuracy as of closing of the representations and warranties made by FPL Group to the extent set forth in the merger agreement,

    - performance in all material respects by FPL Group of the obligations required to be performed by it at or prior to closing,

    - receipt of an opinion of counsel that the merger will qualify as a transaction described in Section 351 of the Internal Revenue Code,

    - all applicable regulatory approvals for the merger being obtained at or prior to closing on terms that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on WCB Holding and its prospective subsidiaries, taken as a whole, or FPL Group and its subsidiaries, taken as a whole,

    - absence of any material change, event or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on FPL Group during the period from and after December 31, 1999, until closing, and

    - receipt of a certificate of an executive officer of FPL Group as to the satisfaction of closing conditions.

    The merger agreement provides that a "material adverse change" or "material adverse effect" means, when used in respect of FPL Group, Entergy or WCB Holding, any change, effect, event, occurrence or state of facts:

    - that is materially adverse to the business, assets, properties, financial condition or results of operations of that person and its subsidiaries, taken as a whole, or

    - that prevents that person from performing its material obligations under the merger agreement or prevents consummation of the transactions contemplated by the merger agreement.

NO SOLICITATION

    Each of FPL Group and Entergy has agreed that it and its subsidiaries, directors, officers and employees will not, and each will use its reasonable best efforts to cause its advisors and other representatives not to, directly or indirectly:

    - solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries or the making of any takeover proposal involving it, as described below, or

    - participate in any negotiations or substantive discussions regarding any takeover proposal involving it.

    The merger agreement provides that the term "takeover proposal" means:

    - with respect to FPL Group

       - any inquiry, proposal or offer relating to any acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of FPL Group and its subsidiaries, taken as a whole, or 20% or more of any class of voting securities of FPL Group or any of its subsidiaries owning, operating or controlling a material FPL Group business,

       - any tender offer or exchange offer that would result in any person owning 20% or more of any class of voting securities of FPL Group or any of its subsidiaries owning, operating or controlling a material FPL Group business, or

       - any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving FPL Group or any of its subsidiaries owning, operating or controlling a material FPL Group business, in each case other than transactions contemplated by the merger agreement, and

    - with respect to Entergy

       - any inquiry, proposal or offer relating to any acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of Entergy and its subsidiaries, taken as a whole, or 20% or more of any class of voting securities of Entergy or any of its subsidiaries owning, operating or controlling a material Entergy business,

       - any tender offer or exchange offer that would result in any person owning 20% or more of any class of voting securities of Entergy or any of its subsidiaries owning, operating or controlling a material Entergy business, or

       - any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving Entergy or any of its subsidiaries owning, operating or controlling a material Entergy business, in each case other than transactions contemplated by the merger agreement.

    Notwithstanding the foregoing, each of FPL Group or Entergy may, prior to its receiving the approval of its shareholders of the merger agreement, subject to providing written notice to the other party, furnish information with respect to itself and its subsidiaries to the person making the takeover proposal pursuant to a confidentiality agreement no less favorable to itself than the confidentiality agreement between FPL Group and Entergy in connection with the merger and participate in discussions or negotiations regarding the proposal, provided that:

    - the takeover proposal was not solicited by FPL Group or Entergy, as the case may be, or otherwise in breach of the terms of this covenant, and

    - it is determined in good faith by FPL Group's or Entergy's Board of Directors, as the case may be, after consultation with its legal and financial advisors, that the takeover proposal is or is reasonably likely to result in a superior proposal to take over FPL Group or Entergy, as the case may be.

    Except as expressly permitted by the merger agreement, none of the Board of Directors of FPL Group or Entergy nor any committee thereof will:

    - withdraw or modify in a manner adverse to the other party, or propose publicly to withdraw or modify in a manner adverse to the other party, its approval or recommendation of the merger or the merger agreement,

    - approve or recommend, or propose publicly to approve or recommend, any takeover proposal, or

    - enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any takeover proposal.

    However, the merger agreement provides that, in the event that, prior to FPL Group or Entergy, as the case may be, receiving the approval of its shareholders of the merger agreement, the Board of Directors of FPL Group or Entergy, as the case may be, determines in good faith, after consulting with outside counsel, that the failure to take an action described above would be reasonably likely to result in a breach of its fiduciary duties, the Board of Directors of FPL Group or Entergy, as the case may be, may:

    - withdraw or modify, or propose publicly to withdraw or modify, its approval or recommendation of the merger and the merger agreement,

    - approve or recommend, or propose publicly to approve or recommend, any superior proposal, but only if the Board of Directors of FPL Group or Entergy, as the case may be, first determines that such proposal constitutes a superior proposal, or

    - terminate the merger agreement, but only if the Board of Directors of the recipient of the proposal first determines that such proposal constitutes a superior proposal and if the recipient of the proposal first notifies the other party of such determination and, seven business days following receipt by the other party of such determination, determines that such proposal remains a superior proposal.

    The merger agreement provides that the term "superior proposal" means:

    - with respect to FPL Group, any inquiry, proposal or offer relating to any acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or assets of FPL Group, 50% or more of any class of voting securities of FPL Group, any tender offer or exchange offer that would result in any person owning 50% or more of any class of voting securities of FPL Group, or any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving FPL Group, in each case other than the transactions contemplated by the merger agreement and that, in the good faith judgment of FPL Group's Board of Directors, is more favorable (taking into account financial and strategic considerations, the identity of the third party making the proposal and the conditions and prospects for completing the proposal) than the transactions contemplated by the merger agreement (taking into account changes to the merger agreement and the transactions contemplated by the merger agreement proposed by Entergy), and

    - with respect to Entergy, any inquiry, proposal or offer relating to any acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or assets of Entergy, 50% or more of any class of voting securities of Entergy, any tender offer or exchange offer that would result in any person owning 50% or more of any class of voting securities of Entergy, or any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving Entergy, in each case other than the transactions contemplated by the merger agreement and that, in the good faith judgment of Entergy's Board of Directors, is more favorable (taking into account financial and strategic considerations, the identity of the third party making the proposal and the conditions and prospects for completing the proposal) than the transactions contemplated by the merger agreement (taking into account changes to the merger agreement and the transactions contemplated by the merger agreement proposed by FPL Group).

    The merger agreement also provides that each party will immediately advise the other of the receipt of any request for information or of any takeover proposal, the material terms and conditions of the request or takeover proposal and the identity of the person making the request or takeover proposal. The terms of the merger agreement require each party to keep the other reasonably informed of the status and details of any such request or takeover proposal.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time prior to the completion of the merger:

    (1) by mutual written consent of FPL Group and Entergy,

    (2) by either FPL Group or Entergy if:

       (a) the merger has not been consummated by April 30, 2002, unless the failure of the merger to be so consummated is the result of a breach by the party seeking to terminate; however, that date is extended to October 31, 2002 if the closing of the merger is delayed only because regulatory approvals have not been received,

       (b) FPL Group or Entergy shareholders do not approve the merger agreement,

       (c) there is a permanent legal prohibition to the merger, provided that the party seeking to terminate has used its reasonable best efforts to prevent the entry of and to remove the prohibition,

       (d) any condition to the obligation of FPL Group or Entergy to consummate the merger becomes incapable of satisfaction prior to the termination date, provided that the failure of any such condition is not the result of a material breach of the merger agreement by the party seeking to terminate the merger agreement,

       (e) the other party breaches or fails to perform the merger agreement in any material respect and the breach or failure to perform would result in the failure of a closing condition relating to representations or warranties or the performance of obligations and is not or cannot be cured within 30 days of being notified by the other party, or

       (f) the other party or any of such other party's directors or officers participate in discussions or negotiations with a third party that are in breach of the provisions described in "--No Solicitation",

    (3) by FPL Group, if prior to obtaining its shareholder approval of the merger agreement:

       - FPL Group receives an unsolicited takeover proposal satisfying the conditions described in "--No Solicitation",

       - the Board of Directors of FPL Group determines in good faith, after consulting with outside counsel, that failure to terminate the merger agreement would be reasonably likely to result in a breach of its fiduciary duties,

       - FPL Group has complied with its other covenants described in "--No Solicitation", including providing required notices to Entergy, and

       - FPL Group has paid the required termination and expense reimbursement fees described in "--Termination Fees; Reimbursement of Expenses" below,

    (4) by Entergy, if prior to obtaining its shareholder approval of the merger agreement:

       - Entergy received an unsolicited takeover proposal satisfying the conditions described in "--No Solicitation",

       - the Board of Directors of Entergy determines in good faith, after consulting with outside counsel, that failure to terminate the merger agreement would be reasonably likely to result in a breach of its fiduciary duties,

       - Entergy has complied with its other covenants described in "--No Solicitation", including providing required notices to FPL Group, and

       - Entergy has paid the required termination and expense reimbursement fees described in "--Termination Fees; Reimbursement of Expenses" below,

    (5) by FPL Group, if the Entergy Board of Directors does any of the following:

       - withdraws or modifies, or proposes publicly to withdraw or modify, the Board approval or recommendation of the merger agreement or the merger,

       - fails at any time when a takeover proposal to take over Entergy has been made and not rejected to reaffirm its approval or recommendation of the merger agreement or the merger within 10 business days of receipt of FPL Group's written request to so reaffirm its approval or recommendation, or

       - approves or recommends, or proposes to approve or recommend, a takeover proposal, or

    (6) by Entergy, if the FPL Group Board of Directors does any of the following:

       - withdraws or modifies, or proposes publicly to withdraw or modify, the Board approval or recommendation of the merger agreement or the merger,

       - fails at any time when a takeover proposal to take over FPL Group has been made and not rejected to reaffirm its approval or recommendation of the merger agreement or the merger within 10 business days of receipt of Entergy's written request to so reaffirm its approval or recommendation, or

       - approves or recommends, or proposes to approve or recommend, a takeover proposal.

    The provisions of the merger agreement relating to termination fees will continue in effect notwithstanding the termination of the merger agreement. However, if the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party, unless such party is in willful breach of the merger agreement.

TERMINATION FEES; REIMBURSEMENT OF EXPENSES

    FPL GROUP

    FPL Group must pay to Entergy a termination fee of $215 million, if any of the following occurs:

    (1) following the approval of the merger agreement by the shareholders of FPL Group, a takeover proposal for FPL Group is made and thereafter, for the reason described in paragraph (2)(a) above under "--Termination of the Merger Agreement", the merger agreement is terminated and within 12 months of the termination FPL Group enters into a definitive agreement to consummate or consummates a takeover proposal with the person who originally made the takeover proposal for FPL Group,

    (2) a takeover proposal for FPL Group is publicly disclosed prior to or during the FPL Group shareholders meeting and either Entergy or FPL Group terminates the merger agreement because the FPL Group does not obtain shareholder approval at its shareholders meeting and, within 24 months of the termination, FPL Group enters into a definitive agreement to consummate or consummates a takeover proposal for FPL Group,

    (3) FPL Group terminates the merger agreement for the reason described in paragraph (3) above under "--Termination of the Merger Agreement", or

    (4) Entergy terminates the merger agreement because FPL Group's Board of Directors has:

       - withdrawn or modified, or proposed publicly to withdraw or modify, its approval or recommendation of the merger agreement or the merger, or

       - approved or recommended, or proposed to approve or recommend, a takeover proposal for FPL Group.

    FPL Group must reimburse Entergy for fees and expenses incurred by, or paid by or on behalf of, Entergy in connection with the merger agreement and the transactions contemplated by the merger agreement up to a maximum of $25 million, if any of the following occurs:

    - FPL Group or Entergy terminates the merger agreement for the reason described in paragraph (2)(a) under "--Termination of the Merger Agreement" after a takeover proposal for FPL Group is made known to FPL Group or is made directly to FPL Group's shareholders or any person publicly announces an intention to make a takeover proposal for FPL Group,

    - FPL Group or Entergy terminates the merger agreement for the reason described in paragraph (2)(b) above under "--Termination of the Merger Agreement" after the public disclosure of a takeover proposal for FPL Group or the announcement by any person of an intention to make a takeover proposal for FPL Group,

    - Entergy terminates the merger agreement for the reason described in the first or third bullet point set forth in paragraph (6) above under "--Termination of the Merger Agreement", or

    - FPL Group terminates the merger agreement for the reason described in paragraph (3) above under "--Termination of the Merger Agreement".

    ENTERGY

    Entergy must pay to FPL Group a termination fee of $215 million, if any of the following occurs:

    (1) following the approval and adoption of the merger agreement by the shareholders of Entergy, a takeover proposal for Entergy is made and thereafter, for the reason described in paragraph 2(a) above under "--Termination of the Merger Agreement", the merger agreement is terminated and within 12 months of the termination Entergy enters into a definitive agreement to consummate or consummates a takeover proposal with the person who originally made the takeover proposal for Entergy,

    (2) a takeover proposal for Entergy is publicly disclosed prior to or during the Entergy shareholders meeting and either FPL Group or Entergy terminates the merger agreement because the Entergy does not obtain shareholder approval at its shareholders meeting and, within 24 months of the termination, Entergy enters into a definitive agreement to consummate or consummates a takeover proposal for Entergy,

    (3) Entergy terminates the merger agreement for the reason described in paragraph (4) above under "--Termination of the Merger Agreement", or

    (4) FPL Group terminates the merger agreement because Entergy's Board of Directors has:

       - withdrawn or modified, or proposed publicly to withdraw or modify, its approval or recommendation of the merger agreement or the merger, or

       - approved or recommended, or proposed to approve or recommend, a takeover proposal for Entergy.

    Entergy must reimburse FPL Group for fees and expenses incurred by, or paid by or on behalf of, FPL Group in connection with the merger agreement and the transactions contemplated by the merger agreement up to a maximum of $25 million, if any of the following occurs:

    - Entergy or FPL Group terminates the merger agreement for the reason described in paragraph (2)(a) above under "--Termination of the Merger Agreement" after a takeover proposal for Entergy is made known to Entergy or is made directly to Entergy's shareholders or any person publicly announces an intention to make a takeover proposal for Entergy,

    - Entergy or FPL Group terminates the merger agreement for the reason described in paragraph (2)(b) above under "--Termination of the Merger Agreement" after the public disclosure of a takeover proposal for Entergy or the announcement by any person of an intention to make a takeover proposal for Entergy,

    - FPL Group terminates the merger agreement for the reason described in the first or third bullet point set forth in paragraph (5) above under "--Termination of the Merger Agreement", or

    - Entergy terminates the merger agreement for the reason described in paragraph (4) above under "--Termination of the Merger Agreement".

OTHER EXPENSES

    Except as described above and subject to exceptions for expenses related to this joint proxy statement/prospectus and the filings under the HSR Act, which will be paid one-half each by FPL Group and Entergy, and for the payment of transfer taxes, which are to be paid by WCB Holding, the party incurring the costs and expenses in connection with the merger agreement and the related transactions must pay such costs or expenses.

INTERIM OPERATIONS OF FPL GROUP AND ENTERGY

    Subject to certain exceptions, FPL Group and Entergy have agreed that, prior to the completion of the merger, each will, and will cause its respective subsidiaries to do, or to refrain from doing, the following in respect of the interim operations of each:

    (1) Ordinary Course

       - FPL Group and its subsidiaries and Entergy and its subsidiaries will conduct their businesses in all material respects in the ordinary course of business consistent with past practice. They will use commercially reasonable efforts to preserve intact in all material respects their current business organizations, maintain existing permits, keep available the services of their key officers and employees (subject to prudent management of workforce and business needs), maintain their assets and properties in good working order and condition, maintain adequate insurance, preserve their relationships with governmental entities, customers and suppliers and comply with applicable laws, orders and permits.

    (2) Charter Documents

       - Neither FPL Group nor Entergy will amend or propose to amend its or, other than in a manner that would not materially restrict the operation of its respective businesses, its subsidiaries' certificates of incorporation, by-laws or other comparable governing documents.

    (3) Dividends

        FPL GROUP

       - FPL Group will not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or share capital, other than to declare and pay:

           - a regular quarterly cash dividend of not more than $0.54 per share in accordance with past dividend practice, provided that
             (1) dividends payable in respect of periods after

             July 31, 2000, may exceed by up to 5% per share the dividend payable during the prior 12-month period in respect of the comparable time period, and (2) if the closing of the merger does not occur between a record date and payment date of a regular quarterly dividend, a special dividend may be declared and paid in the quarter in which the closing of the merger occurs. Such special dividend may not exceed an amount equal to the product of a fraction (x) the numerator of which is equal to the number of days between the last payment date of a regular quarterly dividend and the record date of such special dividend (excluding the last payment date but including the record date of the special dividend) and (y) the denominator of which is equal to the number of days between the last payment date of a regular quarterly dividend and the same calendar day in the third month after the month in which the last payment date occurred (excluding the last payment date but including the same calendar day), multiplied by the then permitted quarterly dividend per share,

           - dividends by a wholly owned FPL Group subsidiary to its parent or by a partially owned FPL Group subsidiary, if the FPL Group entity partially owning such subsidiary receives a proportionate share of the dividend, and

           - regular cash dividends with respect to outstanding preferred stock.

       - FPL Group will not split, combine or reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize the issuance of any other securities in respect of or in substitution of any of its share capital, adopt a plan of liquidation or other reorganization or acquire any of its capital stock or options to acquire its capital stock, subject to limited exceptions specified in the merger agreement.

        ENTERGY

       - Entergy will not declare, set aside or pay any dividends on, or make any other distributions in respect of, any, of its capital stock or share capital, other than to declare and pay:

           - a regular quarterly cash dividend of not more than $0.30 per share in accordance with past dividend practice, provided that
             (1) dividends payable in respect of periods after July 31, 2000, may exceed by up to 5% per share the dividend payable during the prior 12-month period in respect of the comparable time period, and
             (2) if the closing of the merger does not occur between a record date and payment date of a regular quarterly dividend, a special dividend may be declared and paid in the quarter in which the closing of the merger occurs. Such special dividend may not exceed an amount equal to the product of a fraction (x) the numerator of which is equal to the number of days between the last payment date of a regular quarterly dividend and the record date of such special dividend (excluding the last payment date but including the record date of the special dividend) and (y) the denominator of which is equal to the number of days between the last payment date of a regular quarterly dividend and the same calendar day in the third month after the month in which the last payment date occurred (excluding the last payment date but including the same calendar day), multiplied by the then permitted quarterly dividend per share,

           - dividends by a wholly owned Entergy subsidiary to its parent or by a partially owned Entergy subsidiary, if the Entergy entity partially owning such subsidiary receives a proportionate share of the dividend, and

           - regular cash dividends with respect to outstanding preferred stock.

    - Entergy will not split, combine or reclassify or take similar action with respect to any of its any capital stock or share capital or issue or authorize the issuance of any other securities in respect of or in substitution of any capital stock or comprised in its share capital, adopt a plan of liquidation or other reorganization or acquire any of its capital stock or options to acquire its capital stock, subject to limited exceptions specified in the merger agreement.

    (4) Share Issuances

       - Neither FPL Group nor Entergy will issue, deliver or sell any shares of its capital stock or options with respect to its capital stock, subject to limited exceptions specified in the merger agreement. Neither FPL Group nor Entergy will modify any right of any holder of outstanding shares of its capital stock.

    (5) Acquisitions; Capital Expenditures

       - Other than in accordance with their existing capital plans, neither FPL Group nor Entergy will make any capital expenditures, acquire or agree to acquire by merging, consolidating with or by purchasing any person or assets if the amount to be so expended for such person or assets exceeds, in the aggregate, $350 million during the first year following the date of the merger agreement and $350 million plus any amount that remains unspent during the first year, in the aggregate, during the second year. Amounts are in addition to the amounts set forth in the capital plans of each of FPL Group and Entergy.

    (6) Dispositions

       - Neither FPL Group nor Entergy will sell, lease, grant any security interest in or otherwise dispose of or encumber any of their properties or assets other than dispositions of obsolete assets or equipment, dispositions by Florida Power & Light Company or any Entergy utility subsidiary that are mandated or approved by applicable local or state regulatory agencies and dispositions having an aggregate value of less than $100 million.

    (7) Indebtedness

       - Neither FPL Group nor Entergy will, subject to limited exceptions specified in the merger agreement, incur or guarantee any indebtedness or enter into any "keep well" agreement or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, including capital leases, "synthetic" leases or conditional sales or other title retention agreements, other than

           - short-term borrowings incurred in the ordinary course of business,

           - letters of credit obtained in the ordinary course of business,

           - borrowings made in connection with the refunding of existing indebtedness or refinancing capital stock,

           - borrowings to finance capital expenditures or acquisitions permitted by the merger agreement,

           - other borrowings in an aggregate principal amount not to exceed $250 million,

           - borrowings to finance common stock repurchases,

           - the continuation of guarantees existing as of the date of the merger agreement, or

       - FPL Group and Entergy will not make any loan or advances to any other person, other than in the ordinary course of business consistent with past practice.

    (8) Marketing of Energy; Trading

       - Neither FPL Group nor Entergy will make any material change in its policies governing or otherwise relating to the trading or marketing of energy other than as a result of acquisitions or capital expenditures made by either party that are permitted by the merger agreement, subject to limited exceptions specified in the merger agreement. Entergy will use all reasonable efforts to promptly establish for the Entergy-Koch L.P. venture and its subsidiaries' policies governing or otherwise relating to the trading of energy that are comparable to the policies of other companies engaged in similar businesses to the Entergy-Koch L.P. venture. In addition, neither FPL Group nor Entergy will, and Entergy will use its reasonable efforts to cause the Entergy-Koch L.P. venture not to, enter into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions, derivatives transactions or similar transactions, except as permitted by the trading guidelines of FPL Group or Entergy or the trading guidelines to be established for the Entergy-Koch L.P. venture, as the case may be.

    (9) Employee Benefits

       - Neither FPL Group nor Entergy will, except as required by law or the terms of any collective bargaining agreement and subject to limited exceptions specified in the merger agreement, enter into, adopt, amend or terminate any of its employee benefit plans or similar instruments. Except for normal increases and subject to limited exceptions specified in the merger agreement, neither FPL Group nor Entergy will increase in any manner the compensation or fringe benefits of any director, executive officer or other employee. However, each party has reserved the right to make certain specified modifications to its benefit plans, including, in the case of FPL Group, the right to renew an existing severance program and to adopt a new severance program for non-executive officers.

    (10) Regulatory Status

       - Neither FPL Group nor Entergy will agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any governmental entity in respect of the operations of its businesses, subject to limited exceptions specified in the merger agreement.

    (11) Accounting

       - Neither FPL Group nor Entergy will make any material change in accounting methods, except as required by a change in law or generally accepted accounting principles.

    (12) Transmission Reorganization

       - Neither Florida Power & Light Company nor any of Entergy's utility subsidiaries will be restricted from transferring ownership or control of its transmission and related assets to an entity jointly owned by FPL Group or Entergy, as the case may be, and another person, transferring control of such assets to an independent system operator or otherwise transferring ownership or control of such assets for fair value, in each case as part of an arrangement commonly understood to be a "transco" or the formation of a regional transmission organization under the rules and regulations of the FERC.

    (13) Insurance

       - FPL Group and Entergy will maintain adequate insurance protection.

COMMON STOCK REPURCHASES

    Pursuant to the merger agreement, FPL Group has agreed to use commercially reasonable efforts to repurchase up to $570 million of its common stock and Entergy has agreed to use commercially reasonable efforts to repurchase up to $430 million of its common stock. Such amounts include remaining authorizations from the companies' existing share repurchase programs. However, neither FPL Group nor Entergy will be required to make any such repurchases to the extent that FPL Group or Entergy, as the case may be, determines, after considering certain factors, that it would be imprudent to make such repurchases. In addition, neither FPL Group nor Entergy shall make any repurchases if it is reasonably likely that any such repurchases would result in a failure of the conditions to the closing of the merger.

AMENDMENT; EXTENSION AND WAIVER

    The merger agreement provides that:

    - FPL Group and Entergy may mutually amend the merger agreement by written instrument at any time, except that after FPL Group shareholders or Entergy shareholders approve the merger agreement, such shareholders must approve any later amendments to the extent required by law, and

    - prior to the completion of the merger, a party may, in writing, extend the time for performance of the obligations of any other party, waive inaccuracies in the representations and warranties of any other party and, except as provided in the previous bullet point, waive compliance by any other party with any agreements or conditions in the merger agreement.

    To the extent required by law, FPL Group and Entergy would resolicit shareholder votes in the event of a material amendment to the merger agreement prior to shareholder approval or in the event that a material condition to the merger was waived prior to or after shareholder approval, including the expected qualification of the merger as a tax-free transaction under Section 351 of the Internal Revenue Code.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains substantially reciprocal customary representations and warranties made by FPL Group and Entergy to each other. Some of the most significant of these relate to:

    - corporate organization,

    - capital structure,

    - corporate authorization to enter into the merger agreement transactions,

    - absence of any breach of organizational documents, law or material agreements as a result of the contemplated transaction,

    - government approvals required in connection with the merger agreement transactions,

    - governmental filings and financial statements,

    - absence of changes or events that have had or could reasonably be expected to have a material adverse effect,

    - absence of material undisclosed liabilities,

    - absence of litigation,

    - possession of requisite permits and compliance with laws,

    - proper filing of tax returns and other tax matters,

    - employee benefit matters,

    - labor and employee relations,

    - compliance with environmental laws and other environmental matters,

    - operations of nuclear power plants,

    - maintenance of adequate insurance, and

    - establishment of and compliance with policies with respect to energy trading.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS


    FPL Group common stock is listed for trading on the New York Stock Exchange under the symbol "FPL", and Entergy common stock is listed for trading on the New York Stock Exchange under the symbol "ETR". The following table sets forth, for the periods indicated, dividends and the high and low sales prices per share of FPL Group common stock and Entergy common stock on the New York Stock Exchange composite transaction reporting system. For current price information, you should consult publicly available sources. See also "The Merger--Dividends".



                                                     FPL GROUP COMMON STOCK                       ENTERGY COMMON STOCK
                                            -----------------------------------------   -----------------------------------------
                                                                            DIVIDENDS                                   DIVIDENDS
CALENDAR PERIOD                                 HIGH             LOW          PAID          HIGH             LOW          PAID
---------------                             -------------   -------------   ---------   -------------   -------------   ---------
1997
    First Quarter.........................  $ 46 3/4        $ 43 5/8          $0.48     $ 28 3/8        $ 24              $0.45
    Second Quarter........................    48 1/8          42 5/8           0.48       27 1/2          22 3/8           0.45
    Third Quarter.........................    51 9/16         45 1/2           0.48       28              24 1/16          0.45
    Fourth Quarter........................    60              49 1/2           0.48       30 1/4          23               0.45
1998
    First Quarter.........................    65 3/16         56 1/16          0.50       30 1/8          27 5/16          0.45
    Second Quarter........................    65 5/8          58 11/16         0.50       29 5/8          23 1/4           0.45
    Third Quarter.........................    70              59 11/16         0.50       30 13/16        26 3/16          0.30
    Fourth Quarter........................    72 9/16         60 1/2           0.50       32 7/16         28 1/16          0.30
1999
    First Quarter.........................    61 15/16        50 1/8           0.52       31 7/16         27 1/2           0.30
    Second Quarter........................    60 1/2          52 7/8           0.52       33 1/2          27 5/16          0.30
    Third Quarter.........................    56 11/16        49 1/8           0.52       31 3/4          28               0.30
    Fourth Quarter........................    52 1/2          41 1/8           0.52       30 3/16         23 11/16         0.30
2000
    First Quarter.........................    48 1/4          36 3/8           0.54       26 3/4          15 15/16         0.30
    Second Quarter........................    50 13/16        41 13/16         0.54       31 1/4          19 15/16         0.30
    Third Quarter.........................    67 1/8          47 1/8           0.54       38 1/8          26 15/16         0.30
    Fourth Quarter (through November 2,
      2000)...............................    69 7/16         59 3/8           0.00       40 1/2          33 1/2           0.00



    The following table sets forth the high and low sales prices per share of FPL Group common stock and Entergy common stock on the New York Stock Exchange Composite Transaction reporting system on July 28, 2000, the last full trading day prior to the public announcement of the merger, and on November 2, 2000, the last trading day for which this information could be calculated prior to the date of this joint proxy statement/prospectus:



                                                                      FPL GROUP                     ENTERGY
                                                                     COMMON STOCK                 COMMON STOCK
                                                              --------------------------   --------------------------
                                                                 HIGH           LOW            HIGH           LOW
                                                              -----------   ------------   ------------   -----------
July 28, 2000...............................................  $ 52 7/8      $ 52 1/2       $ 30 5/8       $ 30 1/8
November 2, 2000............................................  $ 65 7/8      $ 64 7/16      $ 38 9/16      $ 37 1/2

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


    The following selected unaudited pro forma combined condensed consolidated financial statements (pro forma financial statements) have been prepared to reflect the merger of FPL Group and Entergy in a transaction accounted for as an acquisition of Entergy by FPL Group under the purchase method of accounting. The pro forma adjustments are reflected in the unaudited combined condensed consolidated pro forma balance sheets (pro forma balance sheets) as if the merger occurred on September 30, 2000. The unaudited combined condensed consolidated pro forma statements of income (pro forma income statements) for the nine months ended September 30, 2000 and the year ended December 31, 1999, assume that the merger was completed January 1, 1999. These pro forma financial statements are for illustrative purposes only. They are not necessarily indicative of the financial position or operating results that would have occurred had these transactions been completed on the dates assumed above, nor is the information necessarily indicative of future financial position or operating results. Results of operations and financial position in the first year after the consummation of the merger could differ significantly from the pro forma financial statements, which are based on past operations.


    The following pro forma financial statements should be read in conjunction with the consolidated historical financial statements and related notes of FPL Group and Entergy, which are included in their respective Annual Reports on Form 10-K for the year ended December 31, 1999 and subsequent Quarterly Reports on Form 10-Q. FPL Group has provided all the information set forth herein regarding FPL Group and its subsidiaries. Entergy has provided all the information set forth herein regarding Entergy and its subsidiaries. Neither Entergy nor FPL Group assumes any responsibility for the accuracy or completeness of the information provided by the other party.

    You should read the financial information in this section along with FPL Group's and Entergy's historical consolidated financial statements and accompanying notes incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 104.

    UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                      (MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                FPL GROUP,        ENTERGY
                                                   INC.         CORPORATION     PRO FORMA        PRO FORMA
                                               (AS REPORTED)   (AS REPORTED)   ADJUSTMENTS       COMBINED
                                               -------------   -------------   -----------       ---------
Operating Revenues...........................     $5,225           $7,381                         $12,606
                                                  ------           ------         ------          -------
Operating Expenses:
  Fuel, purchased power and interchange......      1,992            3,787                           5,779
  Other operations and maintenance...........        907            1,414                           2,321
  Depreciation and amortization..............        763              600         $  (12)(a)        1,351
                                                                                      (6)(b)
                                                                                       6 (b)
  Taxes other than income taxes..............        469              266                             735
                                                  ------           ------         ------          -------
    Total operating expenses.................      4,131            6,067            (12)          10,186
                                                  ------           ------         ------          -------
Operating Income.............................      1,094            1,314             12            2,420
                                                  ------           ------         ------          -------
Other Income (Deductions):
  Interest charges...........................       (201)            (401)                           (602)
  Preferred stock dividends..................        (11)             (39)                            (50)
  Other--net.................................         80              203                             283
                                                  ------           ------         ------          -------
    Total other income (deductions)--net.....       (132)            (237)            --             (369)
                                                  ------           ------         ------          -------
Income Before Income Taxes...................        962            1,077             12            2,051
Income Taxes.................................        323              441              2 (c)          766
                                                  ------           ------         ------          -------
Net Income...................................     $  639           $  636         $   10          $ 1,285
                                                  ======           ======         ======          =======
Earnings per share:
  Basic......................................     $ 3.75           $ 2.78                         $  4.22
  Assuming dilution..........................     $ 3.75           $ 2.77                         $  4.21
Average number of shares outstanding:
  Basic......................................        170              229                             304 (d)
  Assuming dilution..........................        171              230                             305 (d)

    UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1999
                      (MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                  FPL GROUP,        ENTERGY
                                                     INC.         CORPORATION     PRO FORMA    PRO FORMA
                                                 (AS REPORTED)   (AS REPORTED)   ADJUSTMENTS   COMBINED
                                                 -------------   -------------   -----------   ---------
Operating Revenues.............................     $6,438           $8,773                     $15,211
                                                    ------           ------          ----       -------
Operating Expenses:
  Fuel, purchased power and interchange........      2,365            4,526                       6,891
  Other operations and maintenance.............      1,322            1,789                       3,111
  Depreciation and amortization................      1,040              867          $(16)(a)     1,890
                                                                                       (8)(b)
                                                                                        7 (b)
  Impairment loss on Maine assets..............        176               --                         176
  Taxes other than income taxes................        615              339                         954
                                                    ------           ------          ----       -------
    Total operating expenses...................      5,518            7,521           (17)       13,022
                                                    ------           ------          ----       -------
Operating Income...............................        920            1,252            17         2,189
                                                    ------           ------          ----       -------
Other Income (Deductions):
  Interest charges.............................       (222)            (536)                       (758)
  Preferred stock dividends....................        (15)             (62)                        (77)
  Divestiture of cable investments.............        257               --                         257
  Other--net...................................         80              255                         335
                                                    ------           ------          ----       -------
    Total other income (deductions)-net........        100             (343)                       (243)
                                                    ------           ------          ----       -------
Income Before Income Taxes.....................      1,020              909            17         1,946
Income Taxes...................................        323              357             3 (c)       683
                                                    ------           ------          ----       -------
Net Income.....................................     $  697           $  552          $ 14       $ 1,263
                                                    ======           ======          ====       =======
Earnings per share
  (basic and assuming dilution)................     $ 4.07           $ 2.25                     $  4.01
Average number of shares outstanding...........        171              245                         315 (d)

       UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEETS
                               SEPTEMBER 30, 2000
                                   (MILLIONS)



                                                               FPL GROUP,        ENTERGY
                                                                  INC.         CORPORATION     PRO FORMA    PRO FORMA
                                                              (AS REPORTED)   (AS REPORTED)   ADJUSTMENTS    COMBINED
                                                              -------------   -------------   -----------   ----------
Property, Plant and Equipment:
  Electric utility plant in service and other property,
    including nuclear fuel and construction work in
    progress................................................    $ 20,582        $ 27,648        $  (395)(a)  $ 47,685
                                                                                                   (150)(b)
  Less accumulated depreciation and amortization............     (10,940)        (11,403)                     (22,343)
                                                                --------        --------        -------      --------
    Total property, plant and equipment--net................       9,642          16,245           (545)       25,342
                                                                --------        --------        -------      --------
Current Assets:
  Cash and cash equivalents.................................         377           1,233                        1,610
  Customer receivables, net of allowances...................         690           1,342                        2,032
  Materials, supplies and fossil fuel inventory.............         331             484                          815
  Deferred clause expenses..................................         185             539                          724
  Other--net................................................         260             152                          412
                                                                --------        --------        -------      --------
    Total current assets....................................       1,843           3,750                        5,593
                                                                --------        --------        -------      --------
Other Assets:
  Special use funds.........................................       1,556           1,355                        2,911
  Other investments.........................................         655             301                          956
  Other.....................................................       1,241           2,376            220 (b)     3,837
                                                                --------        --------        -------      --------
    Total other assets......................................       3,452           4,032            220         7,704
                                                                --------        --------        -------      --------
Total Assets................................................    $ 14,937        $ 24,027        $  (325)     $ 38,639
                                                                ========        ========        =======      ========
Capitalization:
  Common shareholders' equity...............................    $  5,679        $  7,076        $(7,045)(e)  $ 12,381
                                                                                                  6,735 (e)
                                                                                                    (64)(f)
  Preferred stock without sinking fund requirements.........         226             331                          557
  Preferred stock with sinking fund requirements............          --              69                           69
  Long-term debt............................................       3,480           7,322                       10,802
                                                                --------        --------        -------      --------
    Total capitalization....................................       9,385          14,798           (374)       23,809
                                                                --------        --------        -------      --------
Current Liabilities:
  Debt due within one year..................................       1,178             408                        1,586
  Accounts payable..........................................         613             867                        1,480
  Deferred clause revenues..................................          81              --                           81
  Accrued interest, taxes and other.........................       1,081           1,659            147 (f)     2,887
                                                                --------        --------        -------      --------
    Total current liabilities...............................       2,953           2,934            147         6,034
                                                                --------        --------        -------      --------
Other Liabilities and Deferred Credits:
  Accumulated deferred income taxes.........................       1,254           3,189            (58)(c)     4,345
                                                                                                    (40)(c)
  Unamortized regulatory and investment tax credits.........         279             500                          779
  Other.....................................................       1,066           2,606                        3,672
                                                                --------        --------        -------      --------
    Total other liabilities and deferred credits............       2,599           6,295            (98)        8,796
                                                                --------        --------        -------      --------
Commitments and Contingencies
Total Capitalization and Liabilities........................    $ 14,937        $ 24,027        $  (325)     $ 38,639
                                                                ========        ========        =======      ========

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS


    The pro forma financial statements have been prepared using preliminary assessments of the fair values of the assets and liabilities acquired and, accordingly, may change significantly as the valuations are completed. The pro forma adjustments may also change to reflect changes in circumstances during the period of time required to obtain the necessary approvals for the merger. The pro forma financial statements do not reflect the anticipated recurring cost savings resulting from the merger, any integration or exit costs, or the effect of FPL Group and Entergy's announced share repurchase programs. As described under "The Merger Agreement--Common Stock Repurchases", FPL Group and Entergy have agreed to use commercially reasonable efforts to repurchase up to $570 million and $430 million, respectively, of their common stock. Such amounts include remaining authorizations from the companies' existing share repurchase programs. To the extent shares are repurchased by FPL Group and Entergy, the number of shares outstanding would be reduced, and may result in higher earnings per share. Certain amounts in Entergy's financial statements have been reclassified to conform to FPL Group's presentation.


        a. A plant acquisition adjustment (goodwill) resulting from a prior acquisition by Entergy and the related amortization expense have been eliminated.

        b. Based on preliminary estimates of the fair values of certain unregulated assets, net reductions in book value of approximately $150 million are reflected in the pro forma balance sheets to record those assets at their fair values. Depreciation expense has been reduced in the pro forma income statement on a straight-line basis over the weighted average remaining useful life of 20 years. The assets and liabilities of Entergy's regulated operations have not been revalued in the pro forma financial statements because they are subject to cost-based regulation.


        Complete valuations of Entergy's generating assets and related power sales contracts and the pension and postretirement accounts have not been performed. As a result, the purchase price in excess of the amounts assigned to identifiable assets and liabilities of $220 million has been recorded as goodwill for purposes of these pro forma financial statements. The estimated lives associated with the assets to which this excess might ultimately be allocated are expected to range from 20 to 40 years. Therefore, for pro forma purposes, an amortization period of 30 years has been used. If a 20-year amortization period had been used, amortization expense would have been $8 million for the nine months ended September 30, 2000 and $11 million for the twelve months ended December 31, 1999. If a 40-year amortization period had been used, amortization expense would have been $4 million for the nine months ended September 30, 2000 and $6 million for the twelve months ended December 31, 1999.


        Actual goodwill, if any, recorded upon consummation of the merger will consider the fair value of Entergy's assets and liabilities at that future date and may differ significantly from the amount recorded in these pro forma financial statements.

        c. Deferred income taxes have been recorded on the pro forma balance sheets to reflect the tax effect of differences between the book and tax bases of assets and liabilities acquired. An adjustment has been made to the pro forma income statements to reflect the tax effect of the pro forma adjustments using FPL Group's statutory tax rate of 38.575%. Goodwill created by the acquisition is nondeductible for tax purposes.

        d. The number of shares used in the calculation of the pro forma per share data is based on the weighted average number of shares outstanding during the period, adjusted to give effect to the exchange ratios described in Note (e) below.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        e. Under the terms of the merger agreement, each holder of FPL Group common stock will receive one share of WCB Holding common stock for each share of FPL Group common stock so held, and each holder of Entergy common stock will receive 0.585 of a share of WCB Holding common stock for each share of Entergy common stock so held, in a generally tax-free, stock-for-stock exchange.

        Below is a reconciliation of the pro forma adjustment to Entergy's common shareholders' equity (millions):


Entergy's common shareholders' equity, September 30, 2000
  (as reported).............................................   $7,076
Non-recurring merger costs to be expensed by Entergy, net of tax
  (see Note (f))............................................      (31)
                                                               ------
Net pro forma adjustment....................................   $7,045
                                                               ======


        The calculation of the purchase price is as follows:


Number of shares of Entergy common stock outstanding at
  September 30, 2000........................................     220,131,658
Multiplied by ratio of conversion to shares of the new
  company...................................................            .585
                                                              --------------
Shares of WCB Holding to be issued to Entergy
  shareholders..............................................     128,777,020
Per share value of FPL Group common stock (represents
  average of closing prices 2 days prior and 2 days
  following the announcement)...............................            $ 51
                                                              --------------
Subtotal (millions).........................................           6,568
Fair value of Entergy options assumed in the merger
  (millions)................................................             167
                                                              --------------
Presumed purchase price for pro forma purposes (millions)...  $       $6,735
                                                              ==============



        f. Adjustments totaling $147 million ($67 million of amounts due as a result of a change in control and $80 million of professional fees) have been made and are reflected in the pro forma balance sheets in accrued interest, taxes and other to accrue for transaction costs associated with the acquisition and amounts due under certain employment contracts and employee benefit plans resulting from a change in control. Of this amount, $43 million represents direct costs of the transaction and is reflected in the purchase price allocation. The remaining $104 million represents indirect merger-related costs of FPL Group and Entergy, which are required to be expensed. Because these costs are non-recurring, they have not been reflected in the pro forma income statements, but are reflected in common shareholders' equity on the pro forma balance sheets ($64 million after taxes). FPL Group's and Entergy's portions of these merger costs to be expensed are $33 million and $31 million after taxes, respectively.

                    DESCRIPTION OF WCB HOLDING CAPITAL STOCK


    The following summary of the capital stock of WCB Holding is subject in all respects to the applicable provisions of Delaware General Corporation Law and the WCB Holding certificate of incorporation to be in effect on the effective date of the merger. See "Comparison of Shareholder Rights" on page 93 and "Where You Can Find More Information" on page 104.


GENERAL


    The total number of authorized shares of capital stock of WCB Holding consists of one billion shares of common stock, par value $.01 per share, and 100 million shares of preferred stock, par value $.01 per share.


COMMON STOCK

    Subject to the rights of any holders of preferred stock of WCB Holding, if any, each holder of common stock will be entitled to cast one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of common stock will be entitled to receive dividends or other distributions as declared by the WCB Holding Board of Directors at its own discretion. The right of the WCB Holding Board of Directors to declare dividends, however, will be subject to the rights of any holders of preferred stock, if any, of WCB Holding and certain requirements of Delaware law.

PREFERRED STOCK

    The WCB Holding Board of Directors has the full authority permitted by law to issue preferred stock in one or more classes or series and, with respect to each class or series, to determine the voting powers, if any, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any class or series of preferred stock. The powers, preferences and relative, participating, optional and other special rights of each class or series of preferred stock and the qualifications, limitations or restrictions, if any, thereof may differ from those of any other classes or series at any time outstanding. Except as otherwise required by law, as provided in the certificate of incorporation or as determined by the WCB Holding Board of Directors, holders of preferred stock will not have any voting rights and will not be entitled to any notice of shareholder meetings.

                        COMPARISON OF SHAREHOLDER RIGHTS

    Upon completion of the merger, FPL Group and Entergy shareholders will receive shares of common stock of WCB Holding in exchange for their shares of FPL Group common stock and shares of Entergy common stock, respectively. The following is a summary of the material differences with respect to the rights of holders of shares of FPL Group common stock, shares of Entergy common stock and shares of WCB Holding common stock. The rights of FPL Group shareholders are governed by the Florida Business Corporations Act, FPL Group's Restated Articles of Incorporation and its By-laws. The rights of Entergy shareholders are governed by the Delaware General Corporation Law, Entergy's Certificate of Incorporation and its By-laws. After the Effective Time, the rights of FPL Group shareholders and Entergy shareholders will be governed by the DGCL, the Certificate of Incorporation of WCB Holding and the WCB Holding By-laws.

AUTHORIZED CAPITAL STOCK

    FPL Group: The authorized capital stock of FPL Group consists of 300 million shares of common stock, par value $.01 per share, and 100 million shares of preferred stock, par value $.01 per share. FPL Group also has in place a shareholder rights plans containing customary terms and conditions.

    Entergy: The authorized capital stock of Entergy consists of 500 million shares of common stock, par value $.01 per share.


    WCB Holding: The authorized capital stock of WCB Holding consists of one billion shares of common stock, par value $.01 per share, and 100 million shares of preferred stock, par value $.01 per share. WCB Holding does not expect to adopt a stockolder rights plan as of the closing of the merger.


NUMBER OF DIRECTORS

    FPL Group: The FBCA provides that a corporation's board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or by-laws. The FPL Group Articles of Incorporation provides that the number of directors shall be set forth in the by-laws. The FPL Group By-laws provide that the number of directors may not be less than three nor more than 16, the exact number to be determined from time to time by the affirmative vote of a majority of the total directors on the Board of Directors. FPL Group's Board of Directors is not classified into more than one class. FPL Group currently has 13 directors. Directors are elected at each annual meeting to serve until the next annual meeting.

    Entergy: The DGCL provides that a corporation's board of directors must consist of one or more individuals, with the number fixed by, or in the manner provided in, the by-laws, unless the certificate of incorporation fixes the number, in which case a change in the number of directors shall be made only by amendment of the certificate. The Entergy Certificate of Incorporation provides that there may not be less than 9 nor more than 19 directors, the exact number to be determined by resolution of the Board. Entergy's Board of Directors is not classified into more than one class. Entergy currently has 14 directors. Directors are elected at each annual meeting to serve until the next annual meeting.

    WCB Holding: The provisions of the DGCL with respect to number of directors, as described above, apply to WCB Holding. The WCB Holding Certificate of Incorporation provides that, subject to Section 2.11 (the WCB Holding Board of Directors) of the WCB Holding By-laws and the rights of any holder of preferred stock, the Board of Directors will consist of 15 directors or such other number as may be determined by a resolution adopted by a majority of the Board of Directors. WCB Holding's Board of Directors is not classified into more than one class. As provided in the merger agreement and WCB Holding By-Laws, until the 12-month anniversary of the closing of the merger, the Board of Directors of WCB Holding will consist of eight directors designated by FPL Group and seven directors designated by Entergy. The first vacancy on the Board of Directors that occurs with respect to a director that is a designee of FPL Group following the 12-month anniversary of the closing of the merger and prior to the third annual shareholders' meeting of WCB Holding that occurs following the end of the calendar year in which the closing of the merger occurs will not be filled and, instead, the number of directors will be reduced by one. Any increase or decrease in the size of the Board of Directors prior to the earlier of the first such vacancy on the WCB Holding Board of Directors and such shareholders meeting or change to the above-mentioned mechanism prior to such time would require the affirmative vote of at least two-thirds of the entire Board of Directors.

VACANCIES ON THE BOARD

    FPL Group: The FBCA provides that, whenever a vacancy exists on a corporation's board of directors, including a vacancy resulting from an increase in the number of directors comprising the board, such vacancy may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, or by the shareholders, unless the articles of incorporation provide otherwise. The FPL Group Articles of Incorporation do not provide otherwise. The FPL Group By-laws provide that any vacancies on the Board of Directors, including any vacancy created by reason of an increase in the number of directors, will be filled by the majority vote of the remaining directors in office. Directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders.

    Entergy: The DGCL provides that, unless otherwise provided in the certificate of incorporation or by-laws, vancancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the shareholders, unless the articles of incorporation provide otherwise. The Entergy Certificate of Incorporation and By-laws do not provide otherwise.

    WCB Holding: The provisions of the DGCL with respect to vacancies on the board as described above govern WCB Holding. The WCB Holding Certificate of Incorporation provides that, subject to Section 2.11 (representation on the WCB Holding Board of Directors) of the WCB Holding By-laws, vacancies on the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office (even if less than a quorum). Any director elected to fill a vacancy shall hold office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified or his earlier death, incapacity, resignation or removal from office. Following the closing of the merger, (i) a subcommittee consisting of the remaining members of the Board of Directors appointed by FPL Group will recommend replacements for a Board of Directors vacancy of a member designated by FPL Group, and (ii) a subcommittee consisting of the remaining members of the Board of Directors appointed by Entergy will recommend replacements for a Board vacancy of a member designated by Entergy. The Board of Directors is required to honor the subcommittee's recommendations to fill vacancies during such period. Any changes to this procedure will require the affirmative vote of at least two-thirds of the entire Board of Directors. The provision relating to recommendations by subcommittees will no longer be applicable following the earlier of (a) the time at which the size of the Board of Directors is reduced by one and (b) the third annual shareholders' meeting of WCB Holding that occurs following the end of the calendar year in which the closing of the merger occurs.

REMOVAL OF DIRECTORS

    FPL Group: The FBCA provides that shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. The FBCA also provides that if a director is to be removed by the shareholders at a meeting of the shareholders, the notice of the meeting must state that the purpose or one of the purposes of the meeting is the removal of the director.

    The FPL Group Articles of Incorporation provide that a director may be removed from office by a majority vote of the entire Board of Directors. A director may also be removed by the shareholders, but only for cause and only by an affirmative vote of the holders of at least three-quarters of the voting power of the then outstanding shares of voting stock, voting together as a single class. Except as othewise provided by law, cause for removal will be construed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his or her duties to FPL Group in a matter of substantial importance to FPL Group and such adjudication is no longer subject to direct appeal.

    Entergy: Under the DGCL, other than for certain exceptions not applicable to Entergy, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of the directors.

    WCB Holding: The provisions of the DGCL with respect to removal of directors described above govern WCB Holding, and exceptions to such provisions of the DGCL are not applicable to WCB Holding. The WCB Holding Certificate of Incorporation provides that a director may be removed from office with or without cause; provided, however, that subject to applicable law, any director elected by the holders of any class or series of preferred stock may be removed without cause only by holders of a majority of the shares of such series of preferred stock.

REQUIRED SHAREHOLDER VOTE FOR CERTAIN SHAREHOLDER ACTIONS

    FPL Group: Subject to certain exceptions, the FCBA provides that the affirmative vote of the holders of a majority of a corporation's outstanding shares entitled to vote thereon is required to authorize a merger or consolidation. The FBCA also provides that a sale, lease, exchange or disposition of all or substantially all of a corporation's assets or its voluntary dissolution of a Florida corporation requires shareholder approval by a majority of the corporation's outstanding votes entitled to vote thereon, subject to certain exceptions.

    The FPL Group By-laws provide that action on a matter (including the election of directors) shall be approved if the matter receives the affirmative vote of a majority of the total number of shares represented at the meeting at which a quorum is present and entitled to vote on such matter, unless the matter is one upon which a different vote is required by the FBCA, the FPL Group Articles of Incorporation, the FPL Group By-laws or from time to time permitted by action of the Board of Directors.

    Other than with respect to business combinations with interested shareholders (described below under "--Interested Shareholder Transactions"), the FPL Group Articles of Incorporation and the FPL Group By-laws are silent as to the shareholder vote required to authorize any merger or consolidation.

    Entergy: The DGCL provides that directors of a corporation are elected by a plurality of the votes of the shares present in person or represented by proxy at a shareholders meeting and entitled to vote in the election. Except as otherwise required by the DGCL or by the certificate of incorporation or by-laws, under the DGCL, all matters brought before a shareholders meeting require the affirmative vote of the majority of the shares present in person or represented by proxy at a shareholder meeting and entitled to vote at that meeting.

    The Entergy Certificate of Incorporation and Entergy By-laws are silent on the vote required for business combinations. The DCGL requires that a majority of the outstanding stock of a corporation entitled to vote thereon is required to authorize a merger or consolidation, or a sale, lease or exchange of all or substantially all of a corporation's assets. Therefore, according to the DGCL, a merger or consolidation or sale of all or substantially all of the assets of a corporation requires authorization by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

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    WCB Holding: The provisions of the DGCL with respect to the required shareholder vote for certain shareholder actions, as described above, apply to WCB Holding. The WCB Holding By-laws provide that all questions shall be decided by the vote of a majority in voting power of the shareholders present in person or by proxy and entitled to vote at such meeting at which a quorum is present, unless the question is one upon which by express provision of the DGCL, the rules or regulations of any stock exchange, the WCB Holding Certificate of Incorporation or the WCB Holding By-laws, a different vote is required. The WCB Holding Certificate of Incorporation and WCB Holding By-laws do not contain any such provision. Accordingly, since the WCB Holding Certificate of Incorporation and WCB Holding By-laws are silent with respect to the vote required for business combinations. The provisions of the DGCL with respect to business combinations, as described above, apply to WCB Holding.

INTERESTED SHAREHOLDER TRANSACTIONS

    FPL Group: The FBCA provides that, unless a specified exception is met, an interested shareholder (i.e., a person holding 10% or more of a corporation's outstanding voting stock) may not engage in an affiliated transaction (including a merger or other significant corporate transactions) with a Florida corporation unless such transaction is approved by two-thirds of the voting shares of the corporation excluding the shares beneficially held by the interested shareholder.

    This provision is not applicable when:

    - a majority of the disinterested directors approve the transaction,

    - the corporation has not had more than 300 shareholders of record at any time during the three years prior to the date on which the affiliated transaction was announced,

    - the interested shareholder has beneficially owned at least 80% of the outstanding voting shares of the corporation for at least five years prior to the date on which the affiliated transaction was announced,

    - the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors,

    - the corporation is an investment company registered under the Investment Company Act of 1940, or

    - in the affiliated transaction, consideration shall be paid to the holders of each class or series of voting shares and certain other conditions are met.

    In addition to any affirmative vote required by law, the FPL Group Articles of Incorporation require that, unless a specified exception dealing with fair price provisions is met:

    - any merger or consolidation of FPL Group or any subsidiary with (a) any Interested Shareholder (as defined below) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder,

    - any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any affiliate of any Interested Shareholder of assets of FPL Group or any subsidiary having an aggregate fair market value of $10 million or more,

    - the issuance or transfer by FPL Group or any subsidiary (in one transaction or a series of transactions) of any securities of FPL Group or any subsidiary to any Interested Shareholder or any affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $10 million or more,

    - the adoption of any plan or proposal for the liquidation or dissolution of FPL Group proposed by or on behalf of an Interested Shareholder or any affiliate of any Interested Shareholder, or

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    - any reclassification of securities (including any reverse stock split), or recapitalization of FPL Group; or any merger or consolidation of FPL Group with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of FPL Group or any subsidiary which is directly or indirectly owned by an Interested Shareholder or any affiliate of any Interested Shareholder.

shall be approved by the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of voting stock, voting together as a single class. Such affirmative vote will be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

    The FPL Group Articles of Incorporation provide that an "Interested Shareholder" is any person (other than FPL Group or any subsidiary) who is:

    - the beneficial owner of more than 10% of the voting power of the outstanding voting stock,

    - an affiliate of FPL Group and at any two year period immediately prior to the date in question was the beneficial owner of 10% or more of the then outstanding voting stock, or

    - an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment has occurred in the course of a transaction or series of transactions not involving a public offering.

    Entergy: The DGCL provides that a Delaware corporation is prohibited from engaging in mergers, dispositions of 10% or more of its assets and issuances of stock and other transactions ("business combinations") with a person or group that owns 15% or more of the voting stock of the corporation (an "interested shareholder"), for a period of three years after the interested shareholder crosses the 15% threshold. These restrictions do not apply in certain circumstances, including when:

    - prior to the person or group becoming an interested shareholder, the board of directors approves the business combination in question or the transaction that resulted in the person or group becoming an interested shareholder,

    - the interested shareholder acquired at least 85% of the voting stock of the corporation (other than stock owned by inside directors and certain employee stock plans) in the transaction in which the interested shareholder crossed the 15% threshold, or

    - at the time or after the person or group became an interested shareholder, the board of directors and at least 66 2/3% of the voting stock other than stock owned by the interested shareholder approved the business combination.

    WCB Holding: The provisions of the DGCL with respect to business combinations, as described above, apply to WCB Holding.

CONTROL SHARES

    FPL Group: Under the FBCA, unless opted out of this provision in the articles of incorporation or by-laws, "control shares" (shares that would otherwise have voting power for the election of directors in certain ranges of ownership over 20%) acquired in a control-share acquisition have the same voting rights as were accorded to the shares before such acquisition only to the extent granted by a resolution approved by the majority of all the votes entitled to be cast by the class or series of the shareholders of the issuing corporation. The FPL Group has not opted out of this provision under the FBCA.

    Entergy: The DGCL does not have a similar provision.

    WCB Holding: The DGCL does not have a similar provision.

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CONSTITUENCIES PROVISION

    FPL Group: Under the FBCA, in discharging his or her duties, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal or other effects of any action on the employees, suppliers, customers of the corporation and its subsidiaries, the communities and society in which the corporation or its subsiaries operate and the economy of the state and the nation.

    Entergy: The DGCL does not have a similar provision.

    WCB Holding: The DGCL does not have a similar provision.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    FPL Group: The FPL Group Articles of Incorporation provide that any action required or permitted to be taken by the shareholders of the corporation must be effected at a duly called annual or special meeting and may not be effected by any consent in writing by such shareholders.

    Entergy: The Entergy Certificate of Incorporation provides that shareholders may act by written consent, but only if the action is taken upon the signing of a consent in writing by the holders of not less than the greater of (a) a majority of the outstanding stock of the corporation entitled to vote thereon and (b) that number of shares of stock of the corporation that would be required to take such action at a special meeting or annual meeting of shareholders where holders of all outstanding stock of the corporation were present, setting forth the action to be taken.

    WCB Holding: The WCB Holding Certificate of Incorporation provides that any action required or permitted to be taken by the shareholders of WCB Holding must be effected at a duly called annual or special meeting of shareholders of WCB Holding and may not be effected by any consent in writing by such shareholders.

SPECIAL MEETINGS OF SHAREHOLDERS

    FPL Group: The FBCA provides that a special meeting of shareholders shall be held on call of the board of directors, persons authorized to do so by the articles of incorporation or by-laws, if holders of not less than 10% (or a higher percentage less than 50% required by the articles of incorporation) sign, date and deliver a written demand for such a meeting. Only business within the purpose(s) described in the notice of the special meeting may be conducted at such a meeting. The FPL Group By-laws provide that special meetings of the shareholders may only be called by the Chairman of the Board, the President or the Secretary of FPL Group or upon the written request of a majority of all of FPL Group's outstanding stock entitled to vote on the matters to be presented at the meeting.

    Entergy: The DGCL provides that special meetings of the stockholders may be called by the board of directors or by such person(s) as may be authorized by the certificate of incorporation or by the by-laws. The Entergy Certificate of Incorporation and the Entergy By-laws provide that a special meeting of shareholders may be called by the entire Board of Directors, the Chairman of the Board, a majority of the members of the Executive Committee, the Chief Executive Officer or a majority of the holders of the outstanding shares of stock entitled to vote at the meeting.

    WCB Holding: The provisions of the DGCL with respect to special meetings of Shareholders, as described above, apply to WCB Holding. The WCB Holding Certificate of Incorporation provides that, subject to the rights of holders of preferred stock, special meetings of shareholders may be called only by the Chairman of the Board of Directors or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. The right of holders of WCB Holding common stock to call a special meeting is specifically denied.

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AMENDMENTS TO GOVERNING DOCUMENTS

    FPL Group: The FBCA provides that unless a corporation's articles of incorporation provide otherwise, a board of directors may amend certain items of the corporation's articles of incorporation without shareholder approval. Certain amendments required to have shareholder approval must be recommended by the board of directors and submitted to a vote at a meeting of shareholders, where such amendments must be adopted by a majority of the votes entitled to be cast on the amendment. The FBCA also provides, unless provided otherwise in the articles of incorporation or other provisions of the FBCA, or as expressly provided by shareholders, that a board of directors may amend or repeal the corporation's by-laws.

    The FPL Group Articles of Incorporation provide that FPL Group reserves the right to amend, alter, change or repeal any provision contained in the FPL Group Articles of Incorporation, in the manner prescribed by statute, and all rights conferred on shareholders therein are granted subject to this reservation. Notwithstanding the foregoing, the FPL Group Articles of Incorporation contain a supermajority voting requirement that requires a 75% vote of the shareholders in respect of any attempted alteration, amendment or repeal of:

    - Article VII of the Articles of Incorporation (provisions relating to amending the FPL Group Articles of Incorporation and the FPL Group By-laws),

    - the provisions of the first sentence of Section 3 of Article III of the Articles of Incorporation (which contains the voting rights of common stock),

    - Article IV of the Articles of Incorporation (relating to the Board of Directors),

    - Article V of the Articles of Incorporation (relating to shareholder voting), and

    - Article VI of the Articles of Incorporation (relating to business combinations).

    The FPL Group By-laws provide that the power to adopt, alter, amend or repeal the FPL Group By-laws is vested in the Board of Directors. By-laws adopted by the Board of Directors may be repealed or changed, and new by-laws may be adopted, by shareholders only if such repeal, change or adoption is approved by the affirmative vote of the holders of at least 75% of the then outstanding voting shares of stock, voting together as a single class.

    Entergy: The DGCL provides that a corporation's certificate of incorporation may be amended upon the vote of its board of directors and the affirmative vote of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a separate class.

    The Entergy Certificate of Incorporation provides that such certificate will be amended in accordance with the DGCL. The Entergy By-laws provide that, subject to the provisions of applicable law and the Entergy Certificate of Incorporation, the Entergy By-laws may be altered, amended or repealed either:

    - at any annual or special meeting of the shareholders at which a quorum is present or represented, provided that notice of the proposed amendment was included in the notice of the meeting, or

    - by the Board of Directors at any regular or special meeting at which a quorum is present, provided that notice of the proposed amendment is given.

    Any repeal, alteration or amendment must be approved by either the majority of the outstanding shares of stock entitled to vote thereon or by a majority of the entire Board of Directors. Any repeal of Article X of the Entergy By-laws (indemnification) must be approved by either two-thirds of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office.

                                       99
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    WCB Holding: The provisions of the DGCL with respect to amendments as described above govern WCB Holding. The WCB Holding Certificate of Incorporation provides that WCB Holding may supplement, amend or repeal any provision contained in the WCB Holding Certificate of Incorporation in the manner prescribed by Delaware law and such certificate, and all rights conferred on shareholders, directors and officers therein, if any, are granted subject to this reservation.

    The WCB Holding By-Laws provide that except as expressly provided in the WCB Holding Certificate of Incorporation or Section 2.11 of the WCB Holding By-Laws (membership of the Board of Directors) and Section 3.03 of the WCB Holding By-laws (employment agreements), the WCB Holding By-laws may from time to time be supplemented, amended or repealed by a majority of the Board of Directors at any regular or special meeting.

    The WCB Holding Certificate of Incorporation and WCB Holding By-Laws provide that, prior to the earlier of

    - the time at which the size of the Board of Directors is reduced by one in accordance with Section 2.11 of the WCB Holding By-Laws (as described above under "--Vacancies on the Board--WCB Holding"), and

    - the third annual shareholders meeting of WCB Holding that occurs following the end of the calendar year in which the closing of the merger occurs,

any modification or amendment of Sections 2.11 (representation on the WCB Holding Board of Directors) and 3.03 (employment agreements) of the WCB Holding By-laws or Article Fifth (board of directors), Article Eighth (action of Stockholders) or subsection (b) of Article Seventh (amendment of the WCB Holding Articles of Incorporation) requires at least a two-thirds vote of the Board of Directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    FPL Group: Subject to certain limitations, the FBCA provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation against liability incurred in any proceeding, if such person acted in good faith and reasonably believed that such actions were in the best interest of the corporation or, with respect to any criminal proceeding, if such person had no reasonable cause to believe such action was unlawful.

    The FPL Group By-laws provides that each director and officer who is made a party or is threatened to be made a party to or was or is called as a witness or was or is otherwise involved in any proceeding in connection with his or her status as a director or officer will be indemnified and held harmless by FPL Group to the fullest extent permitted under the FBCA.

    Entergy: The DGCL provides that a corporation may indemnify its officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe that the person's conduct was unlawful. In the case of derivative actions, indemnification is limited to expenses and no indemnification may be made in respect of any claim as to which the person is adjudged liable to the corporation except as otherwise authorized by a court.

    The Entergy Certificate of Incorporation provides that Entergy will indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL as this statute exists or may hereafter be amended, and such right to indemnification will continue as to a person who has ceased to be a director or officer of Entergy and will inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, Entergy will not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceedings (or part thereof) was authorized by the Board of Directors of Entergy.

                                      100
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    WCB Holding: The provisions of the DGCL with respect to indemnification of directors and officers, as described above, apply to WCB Holding. The WCB Holding Certificate of Incorporation provides that to the fullest extent permitted by applicable law, no director shall be personally liable to WCB Holding or its stockholders for monetary damages foar any breach of fiduciary duty. The WCB Holding By-laws provide that WCB Holding will indemnify, to the fullest extent allowed under the DGCL (as described above), any director or officer involved in any manner by reason of the fact that such person was or is a director or officer of WCB Holding. However, WCB Holding will not indemnify a director or officer who commences any proceeding, unless the commencement of that proceeding is approved by a majority vote of the disinterested directors.

LIMITATION ON DIRECTOR LIABILITY

    FPL Group: Section 607.0831 of the FBCA provides that a director is not personally liable for monetary damages to a corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy by a director, unless:

    - the director breached or failed to perform his or her duties as a director, and

    - the director's breach of, or failure to perform, those duties constitutes:

       - a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had to reasonable cause to believe that his or her conduct was unlawful,

       - a transaction from which the director derived an improper personal benefit, either directly or indirectly,

       - a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable (which section pertains to the declaration of dividends),

       - in a proceeding by or in the right of the corporation to procure a judgement in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or

       - in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

    Entergy: The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its shareholders for monetary damages for a breach of the director's fiduciary duties, except liability for any breach of the director's duty of loyalty to the corporation's shareholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and for any transaction from which the director derived an improper personal benefit.

    The Entergy Certificate of Incorporation provides that, except to the extent elimination or limitation of liability is not permitted by applicable law, no Entergy director will be personally liable to Entergy or its shareholders for monetary damages for any breach of fiduciary duty in such capacity.

    WCB Holding: The provisions of the DGCL with respect to limitation on director liability, as described above, apply to WCB Holding. The WCB Holding Certificate of Incorporation provides that,

                                      101
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except with respect to the elimination or limitation of liability that is not permitted by the provisions of the DGCL (as described above) or other applicable law, no director of Entergy will be personally liable to Entergy or its shareholders for monetary damages for any breach of fiduciary duty in such capacity.

DISSENTERS' OR APPRAISAL RIGHTS

    FPL Group: Under the FBCA, any shareholder entitled to vote thereon may dissent from and obtain payment for the fair value of his or her shares in the event of:

    - consummation of a plan of merger to which the corporation is a party,

    - consummation of a sale or exchange of all, or substantially all, of the property of the corporation,

    - approval of a control-share acquisition,

    - consummation of a plan of share exchange to which a corporation is a party whose shares will be acquired,

    - amendment of the articles of incorporation if such amendment adversely affects the shareholder by altering or abolishing any preemptive or voting rights with respect to such shares, or

    - any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for shares.

    Unless the articles of incorporation otherwise provide, shareholders do not have such dissenters' rights, however, with respect to a plan of merger or share exchange or a proposed sale or exchange of property if, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, the shares were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

    Entergy: The DGCL provides that a shareholder may dissent from, and receive payment in cash for, the fair value of his or her shares in the event of, certain merger and consolidations. However, under the DGCL and subject to the following paragraph, appraisal rights are generally not available:

    - for shares listed on a national securities exchange,

    - for shares designated as a national market system security on an interdealer quotation system by the NASD,

    - for shares which are held of record by more than 2,000 shareholders, or

    - to shareholders of the surviving corporation if the merger did not require the vote of the shareholders of the surviving corporation.

    Notwithstanding the foregoing, appraisal rights are available if shareholders are required by the terms of the merger agreement to accept for their shares anything other than:

    - shares of stock of the surviving corporation,

    - shares of stock of another corporation that are listed on a national securities exchange, designated as a national market system security as described above, or held of record by more than 2,000 shareholders,

    - cash instead of fractional shares of stock, or

    - any combination of the above.

    Appraisal rights are also available under the DGCL in certain other circumstances including:

    - in certain parent-subsidiary corporation mergers, and

    - in certain circumstances where the certificate of incorporation so provides.

    WCB Holding: The provisions of the DGCL with respect to appraisal rights, as described above, also govern WCB Holding.

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                                 LEGAL MATTERS

    The validity of the WCB Holding common stock offered by this joint proxy statement/prospectus will be passed upon for WCB Holding by Cravath, Swaine & Moore.

    The material U.S. federal income tax consequences of the merger will be passed upon for FPL Group by Cravath, Swaine & Moore and for Entergy by Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

    The consolidated financial statements incorporated in this joint proxy statement/prospectus by reference from FPL Group's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated in this proxy statement/prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The balance sheet of WCB Holding as of July 31, 2000, included in this joint proxy statement/ prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this proxy statement/prospectus, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated balance sheets of Entergy as of December 31, 1999, and December 31, 1998, and the related consolidated statements of income, of retained earnings, of comprehensive income and paid-in capital and of cash flows for each of the three years in the period ended December 31, 1999 incorporated in this joint proxy statement/prospectus by reference to Entergy's Annual Report on Form 10-K, dated March 14, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    Representatives of Deloitte & Touche LLP are expected to be present at the FPL Group special meeting, and representatives of PricewaterhouseCoopers LLP, are expected to be present at the Entergy special meeting. The representatives of the principal accountants will have the opportunity to make a statement regarding the proposed merger if they desire to do so, and they are expected to be available to respond to appropriate questions from the shareholders at their respective meetings.

                             SHAREHOLDER PROPOSALS

FPL GROUP

    Proposals on matters appropriate for shareholder consideration consistent with the regulations of the Securities and Exchange Commission submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2001 Annual Meeting of Shareholders must be received at FPL Group's principal executive offices on or before December 1, 2000. After February 14, 2001, notice to FPL Group of a shareholder proposal submitted for consideration at the 2001 Annual Meeting of Shareholders, which is not submitted for inclusion in FPL Group's proxy statement and form of proxy, will be considered untimely and the persons named in the proxies solicited by FPL Group's Board of Directors for the 2001 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal. Shareholder proposals may be mailed to Dennis P. Coyle, FPL Group, Inc., Post Office Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420.

ENTERGY

    For a shareholder proposal to be included in the proxy statement for the December 31, 2001 annual meeting, including a proposal for the election of a director, Entergy must receive the proposal at its principal offices no later than December 1, 2000. Also, under the By-laws of Entergy, shareholders must give advance notice of nominations for director or other business to be addressed at

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the meeting not later than the close of business on March 13, 2001 and not earlier than February 16, 2001.

                                 OTHER MATTERS

    As of the date of this joint proxy statement/prospectus, neither the FPL Group Board of Directors nor the Entergy Board of Directors knows of any matter that will be presented for consideration at the FPL Group special meeting or the Entergy special meeting other than as described in this joint proxy statement/ prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION


    WCB Holding filed a registration statement on Form S-4 on August 25, 2000, as amended on October 13, 2000 and November 3, 2000, to register with the Securities and Exchange Commission the WCB Holding common stock to be issued to FPL Group and Entergy shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of WCB Holding in addition to being a joint proxy statement/prospectus of FPL Group and Entergy. As allowed by Securities and Exchange Commission rules, this joint proxy statement/ prospectus does not contain all the information you can find in WCB Holding's registration statement or the exhibits to the registration statement. FPL Group and Entergy file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that FPL Group and Entergy file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at the following locations:


    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
          Room 1024                     Suite 1300               500 West Madison Street
   Washington, D.C. 20549           New York, NY 10048                 Suite 1400
                                                                 Chicago, IL 60661-2511

    Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning FPL Group and Entergy may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

    The Securities and Exchange Commission allows FPL Group, Entergy and WCB Holding to "incorporate by reference" information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or in later filed documents incorporated by reference in this joint proxy statement/prospectus.

    This joint proxy statement/prospectus incorporates by reference the documents listed below that FPL Group and Entergy have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about FPL Group and Entergy that is not included in or delivered with this joint proxy statement/prospectus.


FPL GROUP FILINGS (FILE NO. 1-8841)                               PERIOD
-----------------------------------                               ------
Annual Report on Form 10-K                     Fiscal Year ended December 31, 1999

Quarterly Reports on Form 10-Q                 Quarters ended March 31, 2000 and June 30,
                                               2000

Proxy Statement                                Filed March 30, 2000

Current Reports on Form 8-K                    Filed July 31, 2000, August 3, 2000 and
                                               November 2, 2000

Current Report on Form 8-K (description of     Filed June 18, 1996
  the FPL Group rights to acquire FPL Group
  common stock)

Registration Statement on Form 8-A/A           Filed August 1, 2000
  (description of the amendment of such
  rights)



ENTERGY FILINGS (FILE NO. 1-11299)                                PERIOD
----------------------------------                                ------
Annual Report on Form 10-K                     Fiscal Year ended December 31, 1999

Quarterly Reports on Form 10-Q                 Quarters ended March 31, 2000 and June 30,
                                               2000, as amended on August 11, 2000

Current Reports on Form 8-K                    Filed March 31, 2000, May 1, 2000, July 28,
                                               2000, July 31, 2000, August 3, 2000, August
                                               18, 2000 and October 19, 2000

Proxy Statement                                Filed March 29, 2000


    This joint proxy statement/prospectus also incorporates by reference all additional documents that may be filed by FPL Group and Entergy with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the FPL Group special meeting and the date of the Entergy special meeting, as applicable. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    FPL Group has supplied all information relating to FPL, Entergy has supplied all information relating to Entergy and FPL Group and Entergy have jointly supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to WCB Holding.

    If you are a FPL Group shareholder or a Entergy shareholder, we may have sent you some of the documents incorporated by reference, but you can also obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange Commission's internet worldwide web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge. You may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

FPL Group, Inc.                                Entergy Corporation
700 Universe Boulevard                         639 Loyola Avenue
Juno Beach, FL 33408                           New Orleans, LA 70113
(561) 694-4694                                 (504) 576-4212
Attention: Dinah Washam                        Attention: Christopher T. Screen
Associate Analyst                              Assistant Secretary


    If you would like to request documents, please do so by December 8, 2000, in order to receive them before your special meeting.



    You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This joint proxy statement/ prospectus is dated November 7, 2000. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to FPL Group and Entergy shareholders nor the issuance of WCB Holding common stock in the merger creates any implication to the contrary.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
WCB Holding Corp.
Juno Beach, Florida

    We have audited the accompanying balance sheet of WCB Holding Corp. (the "Company") as of July 31, 2000. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

    In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company at July 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Certified Public Accountants

Miami, Florida
August 24, 2000

                               WCB HOLDING CORP.

                                 BALANCE SHEET
                                 JULY 31, 2000

Assets......................................................   $  --
                                                               =====
Common Shareholders' Equity:
  Common Stock Subscribed...................................   $  10
  Additional Paid-In Capital................................      90
  Common Stock Subscriptions Receivable.....................    (100)
                                                               -----
    Total Common Shareholders' Equity.......................   $  --
                                                               =====

                             NOTES TO BALANCE SHEET

1. ORGANIZATION AND PURPOSE

    WCB Holding Corp. was incorporated in the state of Delaware on July 25, 2000 to become the holding company in connection with the merger of what today are the independent businesses of FPL Group, Inc. and Entergy Corporation.

2. COMMON SHAREHOLDERS' EQUITY

    WCB Holding Corp. is authorized to issue 1,000 shares of common stock, par value $.01 per share. As of July 31, 2000, each of FPL Group and Entergy had subscribed for 500 shares at $.10 per share.

                                                                         ANNEX A


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                FPL GROUP, INC.,

                              ENTERGY CORPORATION,

                               WCB HOLDING CORP.,

                            RANGER ACQUISITION CORP.

                                      AND

                             RING ACQUISITION CORP.

                           DATED AS OF JULY 30, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                               PAGE
                                                                             --------

                                      ARTICLE I
                                     THE MERGERS
SECTION 1.01.  The Mergers.................................................      1
SECTION 1.02.  Closing.....................................................      2
SECTION 1.03.  Effective Time of the Mergers...............................      2
SECTION 1.04.  Effects of the Mergers......................................      2
SECTION 1.05.  Directors and Officers of FPL and Entergy...................      3
SECTION 1.06.  Board of Directors; Officers................................      3
SECTION 1.07.  Post-Merger Operations......................................      3

                                     ARTICLE II
                  EFFECT OF THE MERGERS ON THE CAPITAL STOCK OF THE
                 CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01.  Effect on Capital Stock.....................................      4
SECTION 2.02.  Exchange of Certificates....................................      5

                                     ARTICLE III
                           REPRESENTATIONS AND WARRANTIES

SECTION 3.01.  Representations and Warranties of FPL.......................      8
SECTION 3.02.  Representations and Warranties of Entergy...................     19

                                     ARTICLE IV
                                      COVENANTS

SECTION 4.01.  Covenants of FPL............................................     28
SECTION 4.02.  Covenants of Entergy........................................     31
SECTION 4.03.  No Solicitation by FPL......................................     35
SECTION 4.04.  No Solicitation by Entergy..................................     37
SECTION 4.05.  Other Actions...............................................     38
SECTION 4.06.  Coordination of Dividends...................................     39

                                      ARTICLE V
                                ADDITIONAL AGREEMENTS

SECTION 5.01.  Preparation of the Form S-4 and the Joint Proxy Statement;
               Shareholders Meetings.......................................     39
SECTION 5.02.  Letters of FPL's Accountants................................     40
SECTION 5.03.  Letters of Entergy's Accountants............................     40
SECTION 5.04.  Access to Information; Effect of Review.....................     40
SECTION 5.05.  Regulatory Matters; Reasonable Best Efforts.................     41
SECTION 5.06.  Stock Options; Restricted Stock and Equity Awards; Stock
               Plans.......................................................     41
SECTION 5.07.  Employee Matters............................................     43
SECTION 5.08.  Indemnification, Exculpation and Insurance..................     44
SECTION 5.09.  Fees and Expenses...........................................     45
SECTION 5.10.  Public Announcements........................................     47

                                                                               PAGE
                                                                             --------
SECTION 5.11.  Affiliates..................................................     47
SECTION 5.12.  NYSE Listing................................................     47
SECTION 5.13.  Shareholder Litigation......................................     47
SECTION 5.14.  Tax Treatment...............................................     47
SECTION 5.15.  Common Stock Repurchases....................................     47
SECTION 5.16.  Standstill Agreements; Confidentiality Agreements...........     48

                                     ARTICLE VI
                                CONDITIONS PRECEDENT

SECTION 6.01.  Conditions to Each Party's Obligation to Effect the
               Mergers.....................................................     48
SECTION 6.02.  Conditions to Obligations of FPL............................     48
SECTION 6.03.  Conditions to Obligations of Entergy........................     49
SECTION 6.04.  Frustration of Closing Conditions...........................     50

                                     ARTICLE VII
                          TERMINATION, AMENDMENT AND WAIVER
SECTION 7.01.  Termination.................................................     50
SECTION 7.02.  Effect of Termination.......................................     51
SECTION 7.03.  Amendment...................................................     52
SECTION 7.04.  Extension; Waiver...........................................     52
SECTION 7.05.  Procedure for Termination, Amendment, Extension or Waiver...     52

                                    ARTICLE VIII
                                 GENERAL PROVISIONS

SECTION 8.01.  Nonsurvival of Representations and Warranties...............     52
SECTION 8.02.  Notices.....................................................     52
SECTION 8.03.  Definitions.................................................     53
SECTION 8.04.  Interpretation..............................................     53
SECTION 8.05.  Counterparts................................................     53
SECTION 8.06.  Entire Agreement; No Third-Party Beneficiaries..............     54
SECTION 8.07.  Governing Law...............................................     54
SECTION 8.08.  Assignment..................................................     54
SECTION 8.09.  Enforcement.................................................     54
SECTION 8.10.  Severability................................................     54
SECTION 8.11.  Waiver of Jury Trial........................................     54

Exhibit A      Form of Certificate of Incorporation of the Company as of
               the Effective Time
Exhibit B      Form of By-laws of the Company as of the Effective Time
Exhibit C      Corporate Governance of the Company Following the Effective
               Time
Exhibit D      Form of Affiliate Letter

        AGREEMENT AND PLAN OF MERGER dated as of July 30, 2000 (this "AGREEMENT"), by and among FPL GROUP, INC., a Florida corporation ("FPL"), ENTERGY CORPORATION, a Delaware corporation ("ENTERGY"), WCB HOLDING CORP., a Delaware corporation, 50% of whose outstanding capital stock is owned by FPL and 50% of whose outstanding capital stock is owned by Entergy (the "COMPANY"), RANGER ACQUISITION CORP., a Florida corporation and a wholly-owned subsidiary of the Company ("MERGER SUB A"), and RING ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of the Company ("MERGER SUB B").

    WHEREAS the respective Boards of Directors of FPL, Entergy, the Company, Merger Sub A and Merger Sub B have approved the consummation of the business combination provided for in this Agreement, pursuant to which Merger Sub A and Merger Sub B will merge with and into FPL and Entergy, respectively, whereby, subject to the terms of Article II, each share of common stock, par value $.01 per share, of FPL (including, except as the context otherwise requires, the associated FPL Rights as defined in Section 3.01(b), the "FPL COMMON STOCK") and each share of common stock, par value $.01 per share, of Entergy (the "ENTERGY COMMON STOCK") will be converted into the right to receive the Merger Consideration (as defined in Section 2.02) (such transactions are referred to herein individually as the "FPL MERGER" and the "ENTERGY MERGER", respectively, and collectively as the "MERGERS"), as a result of which the holders of FPL Common Stock and Entergy Common Stock will together own all of the outstanding shares of common stock, par value $.01 per share, of the Company (the "COMPANY COMMON STOCK") (and the Company will, in turn, own all of the outstanding shares of common stock, par value $.01 per share, of the surviving corporation in the FPL Merger (the "SURVIVING FPL COMMON STOCK") and all of the outstanding shares of common stock, par value $.01 per share, of the surviving corporation in the Entergy Merger (the "SURVIVING ENTERGY COMMON STOCK"));

    WHEREAS the respective Boards of Directors of FPL and Entergy have each determined that the Mergers and the other transactions contemplated hereby are consistent with, and in furtherance of, the best interests of their respective corporations and shareholders and each of FPL's and Entergy's respective business strategies and goals;

    WHEREAS FPL and Entergy desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers; and

    WHEREAS, for Federal income tax purposes, it is intended that each of the Mergers will constitute a tax-free transaction governed by Section 351 of the Internal Revenue Code of 1986, as amended (the "CODE"), and that the shareholders of FPL and Entergy will recognize no gain or loss for Federal income tax purposes as a result of the consummation of the Mergers.

    NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGERS

    Section 1.01. THE MERGERS. Upon the terms and subject to the conditions set forth in this Agreement:

        (a) At the FPL Effective Time (as defined in Section 1.03), Merger Sub A shall be merged with and into FPL in accordance with the Florida Business Corporation Act (the "FBCA"). FPL shall be the surviving corporation in the FPL Merger and shall continue its corporate existence under the laws of the State of Florida and shall succeed to and assume all of the rights and obligations of FPL and Merger Sub A in accordance with the FBCA. As a result of the FPL Merger, FPL shall become a wholly-owned subsidiary of the Company. The effects and the consequences of the FPL Merger shall be as set forth in Section 1.04(a).

        (b) At the Entergy Effective Time (as defined in Section 1.03), Merger Sub B shall be merged with and into Entergy in accordance with the Delaware General Corporation Law (the "DGCL"). Entergy shall be the surviving corporation in the Entergy Merger and shall continue its corporate existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of Entergy and Merger Sub B in accordance with the DGCL. As a result of the Entergy Merger, Entergy shall become a wholly-owned subsidiary of the Company. The effects and the consequences of the Entergy Merger shall be as set forth in Section 1.04(a).

    Section 1.02. CLOSING. The closing of the Mergers (the "CLOSING") will take place at 10:00 a.m., local time, on a date to be specified by the parties (the "CLOSING DATE"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing shall be held at such location in The City of New York as is agreed to by the parties hereto.


    Section 1.03. EFFECTIVE TIME OF THE MERGERS. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, (i) with respect to the FPL Merger, the parties thereto shall deliver articles of merger (the "FPL CERTIFICATE OF MERGER") executed in accordance with, and containing such information as is required by, Section 607.1105 of the FBCA to the Department of State of the State of Florida and shall make all other filings or recordings required under the FBCA, and (ii) with respect to the Entergy Merger, the parties thereto shall file a certificate of merger (the "ENTERGY CERTIFICATE OF MERGER") executed in accordance with, and containing such information as is required by, the relevant provisions of Section 251 of the DGCL with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL. The FPL Merger shall become effective at such time as the FPL Certificate of Merger is duly filed by the Department of State of the State of Florida (the time the FPL Merger becomes effective being hereinafter referred to as the "FPL EFFECTIVE TIME") and the Entergy Merger shall become effective at such time as the Entergy Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the time the Entergy Merger becomes effective being hereinafter referred to as the "ENTERGY EFFECTIVE TIME"). The FPL Effective Time shall be the same date and time as the Entergy Effective Time (such date and time referred to herein as the "EFFECTIVE TIME").


    Section 1.04. EFFECTS OF THE MERGERS. (a) The FPL Merger and the Entergy Merger shall generally have the effects set forth in the applicable provisions of the FBCA and the DGCL, respectively. In addition, the Mergers shall have the following effects:

        (i) At the Effective Time, (a) the articles of incorporation of FPL, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of FPL as the surviving corporation in the FPL Merger until thereafter changed or amended as provided therein or by applicable law and
    (B) the by-laws of FPL, as in effect immediately prior to the FPL Effective Time, shall be the by-laws of FPL as the surviving corporation in the FPL Merger, until thereafter changed or amended as provided therein, in the articles of incorporation of FPL or by applicable law.

        (ii) At the Effective Time, (A) the certificate of incorporation of Entergy, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of Entergy as the surviving corporation in the Entergy Merger until thereafter changed or amended as provided therein or by applicable law and (B) the by-laws of Entergy, as in effect immediately prior to the Entergy Effective Time, shall be the by-laws of Entergy as the surviving corporation in the Entergy Merger, until thereafter changed or amended as provided therein, in the certificate of incorporation of Entergy or by applicable law.

        (b) The parties shall take all appropriate action so that, at the Effective Time, (i) the articles of incorporation of the Company shall be in the form attached as Exhibit A hereto and (ii) the by-laws of the Company shall be in the form attached as Exhibit B hereto. Each of FPL and Entergy shall take all actions necessary to cause the Company, Merger Sub A and Merger Sub B to take any actions necessary in order to consummate the Mergers and the other transactions contemplated hereby.

    Section 1.05. DIRECTORS AND OFFICERS OF FPL AND ENTERGY. (a) The directors of Merger Sub A at the Effective Time shall, from and after the Effective Time, be the directors of FPL as the surviving corporation in the FPL Merger until their successors have been duly elected or appointed and qualified.

        (b) Subject to Section 1.06, the officers of FPL at the Effective Time shall, from and after the Effective Time, continue to be the officers of FPL as the surviving corporation in the FPL Merger until their successors have been duly elected or appointed and qualified.

        (c) The directors of Merger Sub B at the Effective Time shall, from and after the Effective Time, be the directors of Entergy as the surviving corporation in the Entergy Merger until their successors have been duly elected or appointed and qualified.

        (d) Subject to Section 1.06, the officers of Entergy at the Effective Time shall, from and after the Effective Time, continue to be the officers of Entergy as the surviving corporation in the Entergy Merger until their successors have been duly elected or appointed and qualified.

    Section 1.06. BOARD OF DIRECTORS; OFFICERS. From and after the Effective Time, the Board of Directors of the Company, the committees of the Board of Directors of the Company and the chairpersons thereof shall be as set forth in Exhibit C hereto and the senior officers of the Company shall be as disclosed in
Section 1.06 of the FPL Disclosure Letter (as defined in Section 3.01(a)).

    Section 1.07. POST-MERGER OPERATIONS. Following the Effective Time, the Company shall conduct its operations in accordance with the following:

        (a) NAME. At the Effective Time, the Company's name shall be a new name agreed upon between the Board of Directors of FPL and the Board of Directors of Entergy prior to the Effective Time.

        (b) PRINCIPAL CORPORATE OFFICES. The Company shall maintain its headquarters and principal corporate offices in Juno Beach, Florida and shall maintain the headquarters of its utility operations in New Orleans, Louisiana. Each of Florida Power & Light Company, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc. and System Energy Resources, Inc. shall maintain its utility headquarters in its present location.

        (c) CHARITIES. The parties agree that provision of charitable contributions and community support in their respective service areas serves a number of their important corporate goals. During the two-year period immediately following the Effective Time, the Company and its subsidiaries taken as a whole intend to continue to provide charitable contributions and community support within the service areas of the parties and each of their respective subsidiaries at levels substantially comparable to the levels of charitable contributions and community support provided, directly or indirectly, by FPL and Entergy within their service areas during the two-year period immediately prior to the Effective Time.

        (d) TRANSITION COMMITTEE. The parties shall create a special transition committee (the "TRANSITION COMMITTEE") that shall be headed by the Chief Executive Officer of FPL and shall be composed of an equal number of designees of FPL and Entergy. The Transition Committee shall examine various alternatives regarding the manner in which to best organize and manage the business of the Company after the Effective Time, subject to applicable law.

                                   ARTICLE II

               EFFECT OF THE MERGERS ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    Section 2.01. EFFECT ON CAPITAL STOCK. (a) At the FPL Effective Time, by virtue of the FPL Merger and without any action on the part of the holder of any shares of FPL Common Stock or any capital stock of Merger Sub A:

        (i) CANCELATION OF CERTAIN FPL COMMON STOCK. Each share of FPL Common Stock that is owned by FPL, Entergy or the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (ii) CONVERSION OF FPL COMMON STOCK. Subject to Section 2.02(e), each issued and outstanding share of FPL Common Stock (other than shares to be canceled in accordance with Section 2.01(a)(i)) shall be converted into the right to receive 1 (the "FPL RATIO") fully paid and nonassessable share of Company Common Stock. As of the FPL Effective Time, all such shares of FPL Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of FPL Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock (and cash in lieu of fractional shares of Company Common Stock) to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.02, without interest.

        (iii) CONVERSION OF MERGER SUB A COMMON STOCK. The aggregate of all shares of the capital stock of Merger Sub A issued and outstanding immediately prior to the FPL Effective Time (of which, as of the date of this Agreement, 1,000 shares of common stock, par value $.01 per share, are issued and outstanding, each entitling the holder thereof to vote on the approval of this Agreement) shall be converted into the right to receive 1,000 shares of Surviving FPL Common Stock.

        (b) At the Entergy Effective Time, by virtue of the Entergy Merger and without any action on the part of any holder of Entergy Common Stock or any capital stock of Merger Sub B:

        (i) CANCELATION OF CERTAIN ENTERGY COMMON STOCK. Each share of Entergy Common Stock that is owned by Entergy, FPL or the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (ii) CONVERSION OF ENTERGY COMMON STOCK. Subject to Section 2.02(e), each issued and outstanding share of Entergy Common Stock (other than shares to be canceled in accordance with Section 2.01(b)(i)) shall be converted into the right to receive 0.585 (the "ENTERGY RATIO", and together with the FPL Ratio, the "EXCHANGE RATIOS") of a fully paid and nonassessable share of Company Common Stock. As of the Entergy Effective Time, all such shares of Entergy Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Entergy Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock (and cash in lieu of fractional shares of Company Common Stock) to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.02, without interest.

        (iii) CONVERSION OF MERGER SUB B COMMON STOCK. The aggregate of all shares of the capital stock of Merger Sub B issued and outstanding immediately prior to the Entergy Effective Time (of which, as of the date of this Agreement, 1,000 shares of common stock, without par value, are issued and outstanding, each entitling the holder thereof to vote on the approval of this Agreement) shall be converted into the right to receive 1,000 shares of Surviving Entergy Common Stock.

        (c) At the Effective Time, by virtue of the Mergers and without any action on the part of any holder of any capital stock of FPL, Entergy or the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled, and no consideration shall be delivered in exchange therefor.

    Section 2.02. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. As of the Effective Time, the Company shall enter into an agreement with such bank or trust company as may be mutually agreed by FPL and Entergy (the "EXCHANGE AGENT"), which agreement shall provide that the Company shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of FPL Common Stock and Entergy Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Company Common Stock (such shares of Company Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to Section 2.01 in exchange for outstanding shares of FPL Common Stock and Entergy Common Stock.

        (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of FPL Common Stock or Entergy Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive shares of Company Common Stock pursuant to Section 2.01 (the "MERGER CONSIDERATION"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as FPL and Entergy may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Company Common Stock that such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of Company Common Stock in accordance with
    Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of FPL Common Stock or Entergy Common Stock that is not registered in the transfer records of FPL or Entergy, as the case may be, a certificate representing the proper number of shares of Company Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Company Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of the Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of FPL Common Stock or Entergy Common Stock, as the case may be, in accordance with Section 2.02(e). No interest shall be paid or will accrue on the Merger Consideration or any cash payable to holders of Certificates pursuant to the provisions of this Article II.

        (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock issuable hereunder in respect thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), and all such dividends, other distributions and cash in lieu of fractional shares of Company Common Stock shall be paid by the Company to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock and the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to Section
    2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Company Common Stock.

        (d) NO FURTHER OWNERSHIP RIGHTS IN FPL COMMON STOCK OR ENTERGY COMMON STOCK. All shares of Company Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of FPL Common Stock or Entergy Common Stock, as the case may be, theretofore represented by such Certificates, SUBJECT, HOWEVER, to FPL's and Entergy's respective obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by FPL or Entergy, as the case may be, on such shares of FPL Common Stock or Entergy Common Stock that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of FPL or Entergy of the shares of FPL Common Stock and Entergy Common Stock, respectively, that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Company, FPL, Entergy or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

        (e) NO FRACTIONAL SHARES. (i) No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of the Company shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Company.

        (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Company Common Stock delivered to the Exchange Agent by the Company pursuant to Section 2.02(a) over (B) the aggregate number of whole shares of Company Common Stock to be distributed to former holders of FPL Common Stock and Entergy Common Stock pursuant to Section 2.02(b) (such excess being herein called the "EXCESS SHARES"). Following the Effective Time, the Exchange Agent shall, on behalf of former shareholders of FPL and Entergy, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. ("NYSE"), all in the manner provided in Section 2.02(e)(iii).

        (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing FPL Common Stock or Entergy Common Stock, as the case may be, the Exchange Agent shall hold such proceeds in trust for such holders (the "COMMON SHARES TRUST"). The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of FPL Common Stock or Entergy Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of FPL Common Stock or Entergy Common Stock is entitled (after taking into account all shares of FPL Common Stock or Entergy Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of FPL Common Stock and Entergy Common Stock are entitled.

        (iv) Notwithstanding the provisions of Section 2.02(e)(ii) and (iii), the Company may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments herein above contemplated, to pay each former holder of FPL Common Stock or Entergy Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of FPL Common Stock or Entergy Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of FPL Common Stock as reported on the NYSE Composite Transaction Tape (as reported in THE WALL STREET JOURNAL, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this
    Section 2.02(e)(iv).

        (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing FPL Common Stock or Entergy Common Stock, as the case may be, with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing FPL Common Stock or Entergy Common Stock, as the case may be, subject to and in accordance with the terms of Section 2.02(c).

        (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Company, upon demand, and any holders of the Certificates who have not theretofore complied with this
    Article II shall thereafter look only to the Company for payment of their claim for Merger Consideration, any dividends or distributions with respect to Company Common Stock, and any cash in lieu of fractional shares of Company Common Stock.

        (g) NO LIABILITY. None of the Company, FPL, Entergy or the Exchange Agent shall be liable to any person in respect of any shares of Company Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Company Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable to the holder of such Certificate formerly representing FPL Common Stock or Entergy Common Stock, as the case may be, pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.01(d)), any such Merger Consideration, dividends or distributions in respect of such Certificate or such cash shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

        (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Company, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company.

        (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Company Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

    Section 3.01. REPRESENTATIONS AND WARRANTIES OF FPL. FPL represents and warrants to Entergy as follows:

        (a) ORGANIZATION AND QUALIFICATION. (i) Each of FPL and its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect (as defined in Section 8.03) on FPL. Each of FPL and its subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL. Section 3.01(a) of the letter dated the date of this Agreement and delivered to Entergy by FPL concurrently with the execution and delivery of this Agreement (the "FPL DISCLOSURE LETTER") sets forth as of the date of this Agreement the name and jurisdiction of organization of each subsidiary of FPL.

        (ii) Section 3.01(a) of the FPL Disclosure Letter sets forth a description as of the date of this Agreement, of all FPL Joint Ventures, including (x) the name of each such entity and (y) a brief description of the principal line or lines of business conducted by each such entity. For purposes of this Agreement:

           (A) "JOINT VENTURE" of a person or entity shall mean any person that is not a subsidiary of such first person, in which such first person or one or more of its subsidiaries owns directly or indirectly an equity interest, other than equity interests held for passive investment purposes that are less than 5% of each class of the outstanding voting securities or equity interests;

           (B) "FPL JOINT VENTURE" shall mean any Joint Venture of FPL or any of its subsidiaries in which the fair market value of FPL's or its subsidiaries' interest exceeds $60,000,000, as reasonably determined by FPL; and

           (C) "ENTERGY JOINT VENTURE" shall mean the joint venture (the "KOCH JV") between Entergy and Koch Energy, Inc. and any Joint Venture of Entergy or any of its subsidiaries in which the fair market value of Entergy's or its subsidiaries' interest exceeds $60,000,000, as reasonably determined by Entergy.

        (iii) Except for interests in the subsidiaries of FPL, the FPL Joint Ventures and interests acquired after the date of this Agreement without violating any covenant, and except as disclosed in the FPL SEC Reports (as defined in Section 3.01(e)) filed prior to the date of this Agreement or
    Section 3.01(a) of the FPL Disclosure Letter, FPL does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any person, which interest individually has a fair market value as of the date of this Agreement in excess of $60,000,000, as reasonably determined by FPL.

        (b) CAPITAL STOCK. (i) The authorized capital stock of FPL consists of:

        (A) 300,000,000 shares of FPL Common Stock, of which 177,752,585 shares were issued and outstanding as of July 30, 2000; and

        (B) 100,000,000 shares of preferred stock, par value $.01 per share, none of which were issued and outstanding as of the date of this Agreement (the "FPL PREFERRED STOCK").

    As of July 30, 2000, no shares of FPL Common Stock were held in the treasury of FPL. As of the date of this Agreement, (x) 3,000,000 shares of FPL Preferred Stock are designated Series A Junior Participating Preferred Stock (the "FPL SERIES A PREFERRED STOCK") and are reserved for issuance in accordance with the Rights Agreement dated as of July 1, 1996, as amended, by and between FPL and The First National Bank of Boston, as Rights Agent (the "FPL RIGHTS AGREEMENT"), pursuant to which FPL has issued rights (the "FPL RIGHTS") to purchase such shares of FPL Series A Preferred Stock and (y) 1,460,470 shares of FPL Common Stock were subject to outstanding FPL Employee Stock Options (as defined in Section 5.06) and 1,032,145 additional shares of FPL Common Stock were reserved for issuance pursuant to the 1994 Long-Term Incentive Plan (the "FPL OPTION PLANS"). All of the issued and outstanding shares of FPL Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to the FPL Rights Agreement, and except as disclosed in this Section 3.01(b) or in Section 3.01(b) of the FPL Disclosure Letter, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, rights (including stock appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "OPTIONS"), obligating FPL or any of its subsidiaries to issue or sell any shares of capital stock of FPL or to grant, extend or enter into any Option with respect thereto.

        (ii) Except as permitted by this Agreement and except as disclosed in the FPL SEC Reports filed prior to the date of this Agreement or Section 3.01(b) of the FPL Disclosure Letter, all of the outstanding shares of capital stock of each subsidiary of FPL are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by FPL or a subsidiary, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "LIEN"). The shares of the Company owned by FPL are owned free and clear of any Lien. Except as disclosed in the FPL SEC Reports filed prior to the date of this Agreement or Section 3.01(b) of the FPL Disclosure Letter, there are no (A) outstanding Options obligating FPL or any of its subsidiaries to issue or sell any shares of capital stock of any subsidiary of FPL or to grant, extend or enter into any such Option or (B) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than FPL or a subsidiary wholly owned, directly or indirectly, by FPL with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any subsidiary of FPL.

        (iii) Except for Florida Power & Light Company ("FPL UTILITY"), as of the date of this Agreement, none of the subsidiaries of FPL or the FPL Joint Ventures is a "PUBLIC UTILITY COMPANY", a "HOLDING COMPANY", a "SUBSIDIARY COMPANY" or an "AFFILIATE" of any public utility company within the meaning of Section 2(a)(5), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 ACT"), respectively. None of FPL, its subsidiaries and the FPL Joint Ventures is registered under the 1935 Act.

        (iv) Except as disclosed in Section 3.01(b)(iv) of the FPL Disclosure Letter, as of the date of this Agreement, no bonds, debentures, notes or other indebtedness of FPL or any of its subsidiaries having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (collectively, "FPL VOTING DEBT") on any matters on which FPL shareholders may vote are issued or outstanding nor are there any outstanding Options obligating FPL or any of its subsidiaries to issue or sell any FPL Voting Debt or to grant, extend or enter into any Option with respect thereto.

        (c) AUTHORITY. FPL has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to obtaining FPL Shareholders Approval (as defined in Section 3.01(p)), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by FPL and the consummation by FPL of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of FPL, the Board of Directors of FPL has recommended approval of this Agreement by the shareholders of FPL and directed that this Agreement be submitted to the shareholders of FPL for their approval, and no other corporate proceedings on the part of FPL or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by FPL and the consummation by FPL of the FPL Merger and the other transactions contemplated hereby, other than obtaining FPL Shareholders Approval. This Agreement has been duly and validly executed and delivered by FPL and constitutes a legal, valid and binding obligation of FPL enforceable against FPL in accordance with its terms.

        (d) NO CONFLICTS; APPROVALS AND CONSENTS. (i) The execution and delivery of this Agreement by FPL do not, and the performance by FPL of its obligations hereunder and the consummation of the Mergers and the other transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancelation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of FPL or any of its subsidiaries or any of the FPL Joint Ventures under, any of the terms, conditions or provisions of
    (A) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of FPL or any of its subsidiaries, or
    (B) subject to the obtaining of FPL Shareholders Approval and the taking of the actions described in paragraph (ii) of this Section 3.01(d) and obtaining the Entergy Required Statutory Approvals, (x) any statute, law, rule, regulation or ordinance (together, "LAWS"), or any judgment, order, writ or decree (together, "ORDERS"), of any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a "GOVERNMENTAL AUTHORITY") applicable to FPL or any of its subsidiaries or any of the FPL Joint Ventures or any of their respective assets or properties, or (y) except as disclosed in Section 3.01(d) of the FPL Disclosure Letter, any note, bond, mortgage, security agreement, agreement, indenture, franchise, concession, contract, lease or other instrument to which FPL or any of its subsidiaries or any of the FPL Joint Ventures is a party or by which FPL or any of its subsidiaries or any of the FPL Joint Ventures or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL.

        (ii) Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"); (B) the filing with and, to the extent required, the declaration of effectiveness by the Securities and Exchange Commission (the "SEC") of (1) a proxy statement relating to the approval of this Agreement by FPL's shareholders (such proxy statement, together with the proxy statement relating to the approval of this Agreement by Entergy's shareholders, in each case as amended or supplemented from time to time, the "JOINT PROXY STATEMENT") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (2) THE REGISTRATION STATEMENT ON FORM S-4 PREPARED IN CONNECTION WITH THE ISSUANCE OF COMPANY COMMON STOCK IN THE MERGERS (THE "FORM S-4") and (3) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby;
    (C) the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby;
    (D) such filings with and approvals of the NYSE to permit the shares of Company Common Stock that are to be issued pursuant to Article II to be listed on the NYSE; (E) the registration, consents, approvals and notices required under the 1935 Act; (F) notice to, and the consent and approval of, the Federal Energy Regulatory Commission (the "FERC") under Section 203 of the Federal Power Act, as amended (the "POWER ACT"), or an order under the Power Act disclaiming jurisdiction over the transactions contemplated hereby; (G) the filing of an application to, and consent and approval of, and issuance of any required licenses and license amendments by, the Nuclear Regulatory Commission (the "NRC") under the Atomic Energy Act of 1954, as amended (the "ATOMIC ENERGY ACT"); (H) the filing of the FPL Certificate of Merger and other appropriate merger documents required by the FBCA with the Secretary of State of the State of Florida and appropriate documents with the relevant authorities of other states in which FPL is qualified to do business; (I) compliance with and such filings as may be required under applicable Environmental Laws (as defined in Section 3.01(n)); (J) to the extent required, notice to and the approval of (1) the Florida Public Service Commission ("FPSC"), (2) the Louisiana Public Service Commission ("LPSC"), (3) the New Orleans City Council ("NOCC"), (4) the Arkansas Public Service Commission ("APSC"), (5) the Public Utility Commission of Texas ("PUCT"), (6) the Mississippi Public Service Commission ("MPSC") and (7) municipalities or other local governmental bodies in the State of Texas (the "MUNICIPALITIES" and, collectively with the FPSC, the LPSC, the NOCC, the APSC, the PUCT and the MPSC, the "APPLICABLE PSCS"); (K) required pre-approvals (the "FCC PRE-APPROVALS") of license transfers with the Federal Communications Commission (the "FCC"); and (L) such other items as disclosed in Section 3.01(d) of the FPL Disclosure Letter (the items set forth above in clauses (A) through (H) and (J)(1) through (J)(6), together with the items identified with an "*" in Section 3.01(d) of the FPL Disclosure Letter, collectively, the "FPL REQUIRED STATUTORY APPROVALS"), no consent, approval, license, order or authorization ("CONSENTS") or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by FPL, the performance by FPL of its obligations hereunder or the consummation of the Mergers and the other transactions contemplated hereby, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on FPL.

        (e) SEC REPORTS, FINANCIAL STATEMENTS AND UTILITY REPORTS. (i) FPL and its subsidiaries have filed each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed by FPL or any of its subsidiaries pursuant to the Securities Act of 1933 and the rules and regulations thereunder (the "SECURITIES ACT") or the Exchange Act with the SEC since January 1, 1997 (as such documents have since the time of their filing been amended or supplemented, the "FPL SEC REPORTS"). As of their respective dates, the

    FPL SEC Reports (A) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, if applicable, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (ii) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the FPL SEC Reports (the "FPL FINANCIAL STATEMENTS") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to FPL) the consolidated financial position of FPL and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

        (iii) All filings (other than immaterial filings) required to be made by FPL or any of its subsidiaries since January 1, 1997, under the 1935 Act, the Power Act, the Atomic Energy Act, the Communications Act of 1934 and applicable state laws and regulations, have been filed with the SEC, the FERC, the Department of Energy (the "DOE"), the NRC, the FCC or any applicable state public utility commissions (including, to the extent required, the FPSC), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL.

        (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the FPL SEC Reports filed prior to the date of this Agreement or Section
    3.01(f) of the FPL Disclosure Letter, since December 31, 1999, there has not been any change, event or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on FPL.

        (g) ABSENCE OF UNDISCLOSED LIABILITIES. Except for matters reflected or reserved against in the balance sheet (or notes thereto) as of December 31, 1999, included in FPL Financial Statements or as disclosed in
    Section 3.01(g) of the FPL Disclosure Letter, as of the date of this Agreement, neither FPL nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of FPL and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred in the ordinary course of business consistent with past practice since December 31, 1999, or (ii) that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL.

        (h) LEGAL PROCEEDINGS. Except as disclosed in the FPL SEC Reports filed prior to the date of this Agreement or in Section 3.01(h) of the FPL Disclosure Letter and except for environmental matters that are governed by
    Section 3.01(n), as of the date of this Agreement, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of FPL, threatened against, relating to or affecting, nor to the knowledge of FPL are there any Governmental Authority investigations or audits pending or threatened against, relating to or affecting, FPL or any of its subsidiaries or any of the FPL Joint Ventures or any of their respective assets and properties that, in each case, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on FPL, and (ii) neither FPL nor any of its subsidiaries is subject to any order of any Governmental Authority that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on FPL.

        (i) INFORMATION SUPPLIED. None of the information supplied or to be supplied by FPL for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to FPL's shareholders or Entergy's shareholders or at the time of the FPL Shareholders Meeting (as defined in Section 5.01) or the Entergy Shareholders Meeting (as defined in Section 5.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by FPL with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Entergy for inclusion or incorporation by reference in the Joint Proxy Statement.

        (j)  PERMITS; COMPLIANCE WITH LAWS AND ORDERS.  Except as disclosed in
    Section 3.01(j)(i) of the FPL Disclosure Letter, FPL, its subsidiaries and the FPL Joint Ventures hold all permits, licenses, certificates, authorizations and approvals of all Governmental Authorities ("PERMITS") necessary for the lawful conduct of their respective businesses, except for failures to hold such Permits that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL. FPL, its subsidiaries and the FPL Joint Ventures are in compliance with the terms of their Permits, except failures so to comply that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL. Except as disclosed in the FPL SEC Reports filed prior to the date of this Agreement or in Section 3.01(j)(ii) of the FPL Disclosure Letter, FPL, its subsidiaries and the FPL Joint Ventures are not in violation of or default under any law or order of any Governmental Authority, except for such violations or defaults that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL. This Section 3.01(j) does not relate to matters with respect to taxes, which are the subject of Section 3.01(k), Environmental Laws, which are the subject of Section 3.01(n), benefits plans, which are the subject of Section 3.01(l), and nuclear power plants, which are the subject of Section 3.01(o).

        (k) TAXES. Except as disclosed in Section 3.01(k) of the FPL Disclosure
    Letter:

        (i) each of FPL, its subsidiaries, any predecessor thereof and any member of any consolidated group of which any of the foregoing is or has been a member (together, the "FPL TAXPAYERS") has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (as defined below) required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failures to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL. All Taxes (as defined below) shown to be due and owing on such Tax Returns have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on FPL.

        (ii) The most recent financial statements contained in the FPL SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the FPL Taxpayers for all Taxable periods through the date of such financial statements, except to the extent that the aggregate amount of such Taxes payable exceeds the amount of such reserve by an amount that, individually or in the aggregate, has not had or could not reasonably be expected to have a material adverse effect on FPL. No deficiency with respect to any Taxes has been proposed, asserted or assessed against any FPL Taxpayer, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL.

        (iii) The Federal income Tax Returns of the FPL Taxpayers consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service for all years through 1985. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

        (iv) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of any FPL Taxpayer. None of the FPL Taxpayers is bound by any agreement with respect to Taxes.

        (v) Neither FPL nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Mergers from constituting an exchange governed by Section 351 of the Code.

        (vi) For purposes of this Agreement:

        "TAXES" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, imposed by any level of government or Governmental Authority, or in connection with any agreement with respect to Taxes, including any direct or indirect Taxes, whatever their nature, on income or otherwise, together with all interest, surcharges and penalties imposed with respect to such amounts.

        "TAX RETURN" means all Tax returns, declarations, statements, reports, schedules, forms and information to be filed with any level of government or Governmental Authority of the United States or elsewhere, and any amended Tax return relating to Taxes.

        (l) EMPLOYEE BENEFIT PLANS; ERISA. (i) Except (x) as disclosed in the FPL SEC Reports filed prior to the date of this Agreement or Section 3.01(l) of the FPL Disclosure Letter and (y) for such matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL, (A) all FPL Employee Benefit Plans are in compliance with all applicable requirements of law, including ERISA and the Code, and (B) except for regular contribution, funding and vesting requirements of the FPL Employee Benefit Plans (as defined below), neither FPL nor any of its subsidiaries has any liabilities or obligations with respect to any such FPL Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of FPL are any such liabilities or obligations reasonably expected to be incurred. Except as disclosed in
    Section 3.01(l) of the FPL Disclosure Letter, the execution of this Agreement, and the transactions contemplated hereby, will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any FPL Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of FPL. The only material employment agreements, severance agreements or severance policies applicable to FPL or any of its subsidiaries or other FPL ERISA Affiliates (as defined below) are the agreements and policies disclosed to in Section 3.01(l) of the FPL Disclosure Letter.

        (ii) As used herein:

       (A) "FPL EMPLOYEE BENEFIT PLAN" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by FPL or any of its subsidiaries or other FPL ERISA Affiliates for the benefit of the current or former employees or directors of FPL or any of its subsidiaries or other FPL ERISA Affiliates and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the FPL Effective Time and, in the case of a Plan that is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement with respect to which FPL or any of its subsidiaries has or could reasonably be expected to have any present or future actual or contingent liabilities;

       (B) "PLAN" means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program, scheme or arrangement of any kind, whether written or oral, including any "EMPLOYEE BENEFIT PLAN" within the meaning of Section 3(3) of ERISA; and

       (C) "FPL ERISA AFFILIATE" means any person who, on or before the FPL Effective Time, is under common control with FPL within the meaning of Section 414 of the Code.

        (iii) No event has occurred, and there exists no condition or set of circumstances in connection with any FPL Employee Benefit Plan, that has had or could reasonably be expected to have a material adverse effect on FPL.

        (iv) No transaction contemplated hereby could reasonably be expected to result in liability to the Pension Benefit Guaranty Corporation (the "PBGC") or otherwise under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to FPL, any subsidiary or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and no event or condition exists or has existed that could reasonably be expected to result in any such liability with respect to FPL, any subsidiary or any such corporation or organization.

        (m) LABOR MATTERS. Except as disclosed in the FPL SEC Reports filed prior to the date of this Agreement or Section 3.01(m) of the FPL Disclosure Letter, neither FPL nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. Except as disclosed in the FPL SEC Reports filed prior to the date of this Agreement or in Section 3.01(m) of the FPL Disclosure Letter, as of the date of this Agreement, there are no disputes pending or, to the knowledge of FPL, threatened between FPL or any of its subsidiaries and any trade union or other representatives of its employees and there is no charge or complaint pending or threatened in writing against FPL or any of its subsidiaries before the National Labor Relations Board (the "NLRB"), except in each case as, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL, and, to the knowledge of FPL, as of the date of this Agreement, there are no material organizational efforts presently being made involving any of the employees of FPL or any of its subsidiaries. From December 31, 1996, to the date of this Agreement, there has been no work stoppage, strike or other concerted action by employees of FPL or any of its subsidiaries and, to the knowledge of FPL, no such action has been threatened in writing, except in each case as, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL. Except as disclosed in the FPL SEC Reports filed prior to the date of this Agreement or in Section 3.01(m) of the FPL Disclosure Letter, since January 1, 1994, neither FPL nor any of its subsidiaries has engaged in any "plant closing" or "mass layoff", as defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law, without complying with the notice requirements of such laws, except for such failures to comply with the notice requirements of such laws that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL.

        (n) ENVIRONMENTAL MATTERS. Except as disclosed in the FPL SEC Reports filed prior to the date of this Agreement or Section 3.01(n) of the FPL Disclosure Letter:

        (i) Each of FPL, its subsidiaries and the FPL Joint Ventures has been and is in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be in such compliance, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on FPL.

        (ii) Each of FPL, its subsidiaries and the FPL Joint Ventures has obtained all environmental Permits (collectively, the "ENVIRONMENTAL PERMITS") necessary for the construction of their facilities and the conduct of their operations as of the date of this Agreement, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and FPL, its subsidiaries and the FPL Joint Ventures are in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain such Environmental Permits, of such Permits to be in good standing or, where applicable, of a renewal application to have been timely filed and be pending or to be in such compliance, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on FPL.

        (iii) There is no Environmental Claim (as hereinafter defined) pending:

           (A) against FPL or any of its subsidiaries or any of the FPL Joint Ventures;

           (B) to the knowledge of FPL, against any person or entity whose liability for such Environmental Claim FPL or any of its subsidiaries or any of the FPL Joint Ventures has retained or assumed either contractually or by operation of law; or

           (C) against any real or personal property or operations that FPL or any of its subsidiaries or any of the FPL Joint Ventures owns, leases or manages, in whole or in part, or, to the knowledge of FPL, formerly owned, leased or managed, in whole or in part, in each case, except for such Environmental Claims that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL.

        (iv) To the knowledge of FPL, there have not been any Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any Environmental Claim against FPL or any of its subsidiaries or any of the FPL Joint Ventures, in each case, except for such Releases that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL.

        (v) As used in this Section 3.01(n) and in Section 3.02(n):

           (A) "ENVIRONMENTAL CLAIM" means any and all administrative, regulatory or judicial actions, suits, orders, demands, demand letters, directives, claims, liens, investigations, proceedings or notices or noncompliance, liability or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from

               (1) the presence or Release into the environment of any Hazardous Materials at any location;

               (2) circumstances forming the basis of any actual or alleged violation of, or liability under, any Environmental Law or Environmental Permit; or

               (3) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials;

           (B) "ENVIRONMENTAL LAWS" means all domestic or foreign Federal, state and local laws, principles of common law and orders relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including laws relating to the presence or Release of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials;

           (C) "HAZARDOUS MATERIALS" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and polychlorinated biphenyls; and (b) any chemical, material, substance or waste that is now prohibited, limited or regulated under any Environmental Law; and

           (D) "RELEASE" means any actual or threatened release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

        (o) OPERATIONS OF NUCLEAR POWER PLANTS. Except as disclosed in the FPL SEC Reports filed prior to the date of this Agreement or Section 3.01(o) of the FPL Disclosure Letter, the operations of the nuclear generation stations owned, in whole or part, by FPL or its subsidiaries (collectively, the "FPL NUCLEAR FACILITIES") are and have been conducted in compliance with all applicable laws and Permits, except for such failures to comply that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL. Each of the FPL Nuclear Facilities maintains, and is in material compliance with, emergency plans designed to respond to an unplanned Release (as defined in Section 3.01(n)) therefrom of radioactive materials and each such plan conforms with the requirements of applicable law in all material respects. The plans for the decommissioning of each of the FPL Nuclear Facilities and for the storage of spent nuclear fuel conform with the requirements of applicable law in all material respects and, solely with respect to the portion of the FPL Nuclear Facilities owned, directly or indirectly, by FPL, are funded consistent with applicable law. The operations of the FPL Nuclear Facilities are not the subject of any outstanding notices of violation or requests for information from the NRC or any other agency with jurisdiction over such facility, except for such notices or requests for information that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL. Liability insurance to the full extent required by law for operating the FPL Nuclear Facilities remains in full force and effect regarding such facilities, except for failures to maintain such insurance in full force and effect that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL.

        (p) VOTE REQUIRED. Assuming the accuracy of the representation and warranty contained in Section 3.02(s), the affirmative vote of the holders of record of at least a majority of the outstanding shares of FPL Common Stock, with respect to the approval of this Agreement (the "FPL SHAREHOLDER APPROVAL"), is the only vote of the holders of any class or series of the capital stock of FPL or its subsidiaries required to approve this Agreement, the FPL Merger and the other transactions contemplated hereby.

        (q) OPINION OF FINANCIAL ADVISOR. FPL has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the FPL Exchange Ratio is fair from a financial point of view to the shareholders of FPL.

        (r) FPL RIGHTS AGREEMENT. As of the date of this Agreement, FPL or the Board of Directors of FPL, as the case may be, has (i) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a "Distribution Date" (as defined in the FPL Rights Agreement) and
    (ii) amended the FPL Rights Agreement to render it inapplicable to this Agreement, the FPL Merger and other transactions contemplated hereby.

        (s) OWNERSHIP OF ENTERGY CAPITAL STOCK. Neither FPL nor any of its subsidiaries or other affiliates beneficially owns any shares of Entergy Capital Stock.

        (t) ARTICLE VI OF FPL'S ARTICLES OF INCORPORATION AND SECTION 607.0901 OF THE FBCA NOT APPLICABLE. FPL has taken all necessary actions, if any, so that neither the provisions of Article VI of FPL's Articles of Incorporation nor the provisions of Section 607.0901 of the FBCA will, before the termination of this Agreement, apply to this Agreement, the FPL Merger or the other transactions contemplated hereby.

        (u) JOINT VENTURE REPRESENTATIONS. Each representation or warranty made by FPL in this Section 3.01 relating to an FPL Joint Venture that is neither operated nor managed by FPL or an FPL subsidiary shall be deemed made only to the knowledge of FPL.

        (v) INSURANCE. Except as set forth in Section 3.01(v) of the FPL Disclosure Letter and except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on FPL, from January 1, 1999, through the date of this Agreement, each of FPL and its subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies in the United States conducting the business conducted by FPL and its subsidiaries during such time period. Except as set forth in Section 3.01(v) of the FPL Disclosure Letter, neither FPL nor any of its subsidiaries has received any notice of cancelation or termination with respect to any insurance policy of FPL or any of its subsidiaries, except with respect to any cancelation or termination that, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on FPL.

        (w) TRADING. FPL has established risk parameters, limits and guidelines in compliance with the risk management policy approved by the finance committee of FPL's Board of Directors (the "FPL TRADING GUIDELINES") to restrict the level of risk that FPL and its subsidiaries are authorized to take with respect to, among other things, the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the "NET FPL POSITION") and monitors compliance by FPL and its subsidiaries with such risk parameters. FPL has provided the FPL Trading Guidelines to Entergy prior to the date of this Agreement. As of the date of this Agreement, (i) the Net FPL Position is within the risk parameters that are set forth in the FPL Trading Guidelines and (ii) the exposure of FPL and its subsidiaries with respect to the Net FPL Position resulting from all such transactions is not material to FPL and its subsidiaries taken as a whole. From March 31, 2000 to the date of this Agreement, FPL and its subsidiaries have not, in accordance with generally recognized mark to market accounting policies, experienced an aggregate net loss in its trading and related operations that would be material to FPL and its subsidiaries taken as a whole.

    Section 3.02. REPRESENTATIONS AND WARRANTIES OF ENTERGY. Entergy represents and warrants to FPL as follows:

        (a) ORGANIZATION AND QUALIFICATION. (i) Each of Entergy and its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, have not had and could not be reasonably expected to have a material adverse effect (as defined in Section 8.03) on Entergy. Each of Entergy and its subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy. Section 3.02(a) of the letter dated the date of this Agreement and delivered to FPL by Entergy concurrently with the execution and delivery of this Agreement (the "ENTERGY DISCLOSURE LETTER") sets forth as of the date of this Agreement the name and jurisdiction of organization of each subsidiary of Entergy.

        (ii) Section 3.02(a) of the Entergy Disclosure Letter sets forth a description as of the date of this Agreement, of all Entergy Joint Ventures, including (x) the name of each such entity and (y) a brief description of the principal line or lines of business conducted by each such entity.

        (iii) Except for interests in the subsidiaries of Entergy, the Entergy Joint Ventures and interests acquired after the date of this Agreement without violating any covenant, and except as disclosed in the Entergy SEC Reports (as defined in Section 3.02(e)) filed prior to the date of this Agreement or Section 3.02(a) of the Entergy Disclosure Letter, Entergy does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any person, which interest individually has a fair market value as of the date of this Agreement in excess of $60,000,000, as reasonably determined by Entergy.

        (b) CAPITAL STOCK. (i) The authorized capital stock of Entergy consists of 500,000,000 shares of Entergy Common Stock, of which 222,895,585 shares were issued and outstanding as of July 26, 2000. No shares of capital stock of Entergy were issued or outstanding from July 26, 2000, to and including the date of this Agreement.

        As of July 30, 2000, 23,709,144 shares of Entergy Common Stock were held in the treasury of Entergy. As of the date of this Agreement, 12,471,609 shares of Entergy Common Stock were subject to outstanding Entergy Employee Stock Options (as defined in Section 5.06) and 1,076,503 additional shares of Entergy Common Stock were reserved for issuance pursuant to the Equity Ownership Plan of Entergy Corporation and Subsidiaries, Equity Awards Plan of Entergy Corporation and Subsidiaries, Entergy Service Recognition Program for Outside Directors and Entergy Stock Plan for Outside Directors (collectively, the "ENTERGY OPTION PLANS"). All of the issued and outstanding shares of Entergy Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in this Section 3.02(b) or in Section 3.02(b) of the Entergy Disclosure Letter, on the date of this Agreement there are no outstanding Options obligating Entergy or any of its subsidiaries to issue or sell any shares of capital stock of Entergy or to grant, extend or enter into any Option with respect thereto.

           (ii) Except as permitted by this Agreement and except as disclosed in the Entergy SEC Reports filed prior to the date of this Agreement or
       Section 3.02(b) of the Entergy Disclosure Letter, all of the outstanding shares of capital stock of each subsidiary of Entergy are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Entergy or a subsidiary, free and clear of any Liens. The shares of the Company owned by Entergy are owned free and clear of any Lien. Except as disclosed in the Entergy SEC Reports filed prior to the date of this Agreement or Section 3.02(b) of the Entergy Disclosure Letter, there are no (A) outstanding Options obligating Entergy or any of its subsidiaries to issue or sell any shares of capital stock of any subsidiary of Entergy or to grant, extend or enter into any such Option or (B) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Entergy or a subsidiary wholly owned, directly or indirectly, by Entergy with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any subsidiary of Entergy.

           (iii) Except for Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., Entergy Power, Inc. and System Energy Resources, Inc. (the "ENTERGY UTILITIES"), and except as disclosed in Section 3.02(b) of the Entergy Disclosure Letter, as of the date of this Agreement, none of the subsidiaries of Entergy or the Entergy Joint Ventures is a "PUBLIC UTILITY COMPANY", a "HOLDING COMPANY", a "SUBSIDIARY COMPANY" or an "AFFILIATE" of any public utility company within the meaning of Section 2(a)(5), 2(a)(8) or 2(a)(11) of the 1935 Act, respectively. Except for Entergy, none of Entergy, its subsidiaries and the Entergy Joint Ventures is registered under the 1935 Act.

           (iv) Except as disclosed in Section 3.02(b)(iv) of the Entergy Disclosure Letter, as of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Entergy or any of its subsidiaries having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (collectively, "ENTERGY VOTING DEBT") on any matters on which Entergy shareholders may vote are issued or outstanding nor are there any outstanding Options obligating Entergy or any of its subsidiaries to issue or sell any Entergy Voting Debt or to grant, extend or enter into any Option with respect thereto.

        (c) AUTHORITY. Entergy has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to obtaining Entergy Shareholders Approval (as defined in Section 3.02(p)), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Entergy and the consummation by Entergy of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Entergy, the Board of Directors of Entergy has recommended approval of this Agreement by the shareholders of Entergy and directed that this Agreement be submitted to the shareholders of Entergy for their approval, and no other corporate proceedings on the part of Entergy or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by Entergy and the consummation by Entergy of the Entergy Merger and the other transactions contemplated hereby, other than obtaining Entergy Shareholders Approval. This Agreement has been duly and validly executed and delivered by Entergy and constitutes a legal, valid and binding obligation of Entergy enforceable against Entergy in accordance with its terms.

        (d) NO CONFLICTS; APPROVALS AND CONSENTS. (i) The execution and delivery of this Agreement by Entergy do not, and the performance by Entergy of its obligations hereunder and the consummation of the Mergers and the other transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancelation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Entergy or any of its subsidiaries or any of the Entergy Joint Ventures under, any of the terms, conditions or provisions of (A) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Entergy or any of its subsidiaries, or (B) subject to the obtaining of Entergy Shareholders Approval and the taking of the actions described in paragraph (ii) of this Section 3.02(d) and obtaining the FPL Required Statutory Approvals, (x) any laws or orders of any Governmental Authority applicable to Entergy or any of its subsidiaries or any of the Entergy Joint Ventures or any of their respective assets or properties, or
    (y) except as disclosed in Section 3.02(d) of the Entergy Disclosure Letter, any note, bond, mortgage, security agreement, agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument to which Entergy or any of its subsidiaries or any of the Entergy Joint Ventures is a party or by which Entergy or any of its subsidiaries or any of the Entergy Joint Ventures or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy. Prior to the date of this Agreement, Entergy has received the consent and waiver of Koch Energy, Inc. ("KOCH") to the execution and delivery by Entergy of this Agreement, the performance by Entergy of its obligations hereunder and the consummation of the Mergers and the other transactions contemplated hereby, and such consent and waiver is in full force and effect. Accordingly, the execution and delivery by Entergy of this Agreement do not, and the performance by Entergy of its obligations hereunder and the consummation of the Mergers and the other transactions contemplated hereby will not, conflict with, result in a violation or a breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancelation, modification or acceleration of, or result in any change in any rights or obligations of Entergy or any of its subsidiaries or the Entergy Joint Ventures with respect to, any of the terms, conditions or provisions of the Contribution Agreement for Entergy-Koch, LP dated as of May 26, 2000 (the "CONTRIBUTION AGREEMENT"), between Koch, Koch Energy International Limited and certain subsidiaries of Entergy and all related agreements entered into, or to be entered into, in connection therewith. Entergy has previously delivered to FPL true and correct copies of the Contribution Agreement and all related agreements.

           (ii) Except for (A) compliance with, and filings under, the HSR Act;
       (B) the filing with, and to the extent required, the declaration of effectiveness by, the SEC of (1) the Joint Proxy Statement with the SEC pursuant to the Exchange Act, (2) the Form S-4 and (3) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby; (D) such filings with and approvals of the NYSE to permit the shares of Company Common Stock that are to be issued pursuant to Article II to be listed on the NYSE;
       (E) the registration, consents, approvals and notices required under the 1935 Act; (F) notice to, and the consent and approval of, FERC under
       Section 203 of the Power Act, or an order under the Power Act disclaiming jurisdiction over the transactions contemplated hereby; (G) the filing of an application to, and consent and approval of, and issuance of any required licenses and license amendments by, the NRC under the Atomic Energy Act; (H) the filing of the Entergy Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Entergy is qualified to do business; (I) compliance with and such filings as may be required under applicable Environmental Laws; (J) to the extent required, notice to and the approval of, the Applicable PSCs; (K) the FCC Pre-Approvals; and (L) such other items as disclosed in Section 3.02(d) of the Entergy

       Disclosure Letter (the items set forth above in clauses (A) through (H) and (J) (other than with respect to the Municipalities), collectively, the "ENTERGY REQUIRED STATUTORY APPROVALS"), no Consents or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by Entergy, the performance by Entergy of its obligations hereunder or the consummation of the Mergers and the other transactions contemplated hereby, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Entergy.

        (e) SEC REPORTS, FINANCIAL STATEMENTS AND UTILITY REPORTS. (i) Entergy and its subsidiaries have filed each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed by Entergy or any of its subsidiaries pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 1997 (as such documents have since the time of their filing been amended or supplemented, the "ENTERGY SEC REPORTS"). As of their respective dates, the Entergy SEC Reports (A) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, if applicable, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (ii) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Entergy SEC Reports (the "ENTERGY FINANCIAL STATEMENTS") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to Entergy) the consolidated financial position of Entergy and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

           (iii) All filings (other than immaterial filings) required to be made by Entergy or any of its subsidiaries since January 1, 1997, under the 1935 Act, the Power Act, the Atomic Energy Act, the Communications Act of 1934 and applicable state laws and regulations, have been filed with the SEC, the FERC, the DOE, the NRC, the FCC or any applicable state public utility commissions (including, to the extent required, the Applicable PSCs other than the FPSC), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy.

        (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Entergy SEC Reports filed prior to the date of this Agreement or Section 3.02(f) of the Entergy Disclosure Letter, since December 31, 1999, there has not been any change, event or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Entergy.

        (g) ABSENCE OF UNDISCLOSED LIABILITIES. Except for matters reflected or reserved against in the balance sheet (or notes thereto) as of December 31, 1999, included in Entergy Financial Statements or as disclosed in Section 3.02(g) of the Entergy Disclosure Letter, as of the date of this Agreement, neither Entergy nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of Entergy and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred in the ordinary course of business consistent with past practice since December 31, 1999, or (ii) that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy.

        (h) LEGAL PROCEEDINGS. Except as disclosed in the Entergy SEC Reports filed prior to the date of this Agreement or in Section 3.02(h) of the Entergy Disclosure Letter and except for environmental matters that are governed by Section 3.02(n), as of the date of this Agreement, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Entergy, threatened against, relating to or affecting, nor to the knowledge of Entergy are there any Governmental Authority investigations or audits pending or threatened against, relating to or affecting, Entergy or any of its subsidiaries or any of the Entergy Joint Ventures or any of their respective assets and properties that, in each case, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on Entergy, and (ii) neither Entergy nor any of its subsidiaries is subject to any order of any Governmental Authority that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Entergy.

        (i) INFORMATION SUPPLIED. None of the informa tion supplied or to be supplied by Entergy for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to FPL's shareholders or Entergy's shareholders or at the time of the FPL Shareholders Meeting or the Entergy Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Entergy with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of FPL for inclusion or incorporation by reference in the Joint Proxy Statement.

        (j)  PERMITS; COMPLIANCE WITH LAWS AND ORDERS.  Except as disclosed in
    Section 3.02(j)(i) of the Entergy Disclosure Letter, Entergy, its subsidiaries and the Entergy Joint Ventures hold all Permits necessary for the lawful conduct of their respective businesses, except for failures to hold such Permits that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy. Entergy, its subsidiaries and the Entergy Joint Ventures are in compliance with the terms of their Permits, except failures so to comply that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy. Except as disclosed in the Entergy SEC Reports filed prior to the date of this Agreement or in Section 3.02(j)(ii) of the Entergy Disclosure Letter, Entergy, its subsidiaries and the Entergy Joint Ventures are not in violation of or default under any law or order of any Governmental Authority, except for such violations or defaults that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy. This Section 3.02(j) does not relate to matters with respect to taxes, which are the subject of Section 3.02(k), Environmental Laws, which are the subject of
    Section 3.02(n), benefits plans, which are the subject of Section 3.02(l), and nuclear power plants, which are the subject of Section 3.02(o).

        (k) TAXES. Except as disclosed in Section 3.02(k) of the Entergy Disclosure Letter:

           (i) Each of Entergy, its subsidiaries, any predecessor thereof and any member of any consolidated group of which any of the foregoing is or has been a member (together, the "ENTERGY TAXPAYERS") has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (as defined below) required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failures to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy. All Taxes (as defined below) shown to be due and owing on such Tax Returns have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Entergy.

           (ii) The most recent financial statements contained in the Entergy SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Entergy Taxpayers for all Taxable periods through the date of such financial statements, except to the extent that the aggregate amount of such Taxes payable exceeds the amount of such reserve by an amount that, individually or in the aggregate, has not had or could not reasonably be expected to have a material adverse effect on Entergy. No deficiency with respect to any Taxes has been proposed, asserted or assessed against any Entergy Taxpayer, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy.

           (iii) The Federal income Tax Returns of the Entergy Taxpayers consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service for all years through 1994. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

           (iv) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of any Entergy Taxpayer. None of the Entergy Taxpayers is bound by any agreement with respect to Taxes.

           (v) Neither Entergy nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Mergers from constituting an exchange governed by Section 351 of the Code.

        (l) EMPLOYEE BENEFIT PLANS; ERISA. (i) Except (x) as disclosed in the Entergy SEC Reports filed prior to the date of this Agreement or Section 3.02(l) of the Entergy Disclosure Letter and (y) for such matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy, (A) all Entergy Employee Benefit Plans are in compliance with all applicable requirements of law, including ERISA and the Code, and (B) except for regular contribution, funding and vesting requirements of the Entergy Employee Benefit Plans (as defined below), neither Entergy nor any of its subsidiaries has any liabilities or obligations with respect to any such Entergy Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of Entergy are any such liabilities or obligations reasonably expected to be incurred. Except as disclosed in Section 3.02(l) of the Entergy Disclosure Letter, the execution of this Agreement, and the transactions contemplated hereby, will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any

    Entergy Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of Entergy. The only material employment agreements, severance agreements or severance policies applicable to Entergy or any of its subsidiaries or other Entergy ERISA Affiliates (as defined below) are the agreements and policies disclosed in Section 3.02(l) of the Entergy Disclosure Letter.

        (ii) As used herein:

           (A) "ENTERGY EMPLOYEE BENEFIT PLAN" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by Entergy or any of its subsidiaries or other Entergy ERISA Affiliates for the benefit of the current or former employees or directors of Entergy or any of its subsidiaries or other Entergy ERISA Affiliates and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Entergy Effective Time and, in the case of a Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement with respect to which Entergy or any of its subsidiaries has or could reasonably be expected to have any present or future actual or contingent liabilities; and

           (B) "ENTERGY ERISA AFFILIATE" means any person who, on or before the Entergy Effective Time, is under common control with Entergy within the meaning of Section 414 of the Code.

        (iii) No event has occurred, and there exists no condition or set of circumstances in connection with any Entergy Employee Benefit Plan, that has had or could reasonably be expected to have a material adverse effect on Entergy.

        (iv) No transaction contemplated hereby could reasonably be expected to result in liability to the PBGC or otherwise under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to Entergy, any subsidiary or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and no event or condition exists or has existed that could reasonably be expected to result in any such liability with respect to Entergy, any subsidiary or any such corporation or organization.

        (m) LABOR MATTERS. Except as disclosed in the Entergy SEC Reports filed prior to the date of this Agreement or Section 3.02(m) of the Entergy Disclosure Letter, neither Entergy nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. Except as disclosed in the Entergy SEC Reports filed prior to the date of this Agreement or in Section 3.02(m) of the Entergy Disclosure Letter, as of the date of this Agreement, there are no disputes pending or, to the knowledge of Entergy, threatened between Entergy or any of its subsidiaries and any trade union or other representatives of its employees and there is no charge or complaint pending or threatened in writing against Entergy or any of its subsidiaries before the NLRB, except in each case as, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy, and, to the knowledge of Entergy, as of the date of this Agreement, there are no material organizational efforts presently being made involving any of the employees of Entergy or any of its subsidiaries. From December 31, 1996, to the date of this Agreement, there has been no work stoppage, strike or other concerted action by employees of Entergy or any of its subsidiaries and, to the knowledge of Entergy, no such action has been threatened in writing, except in each case as, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy. Except as disclosed in the Entergy SEC Reports filed prior to the date of this Agreement or in Section 3.02(m) of the Entergy Disclosure Letter, since January 1, 1994, neither Entergy nor any of its subsidiaries has engaged in any "plant closing" or "mass layoff", as defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law, without complying with the notice requirements of such laws, except for such failures to comply with the notice requirements of such laws that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy.

        (n) ENVIRONMENTAL MATTERS. Except as disclosed in the Entergy SEC Reports filed prior to the date of this Agreement or Section 3.02(n) of the Entergy Disclosure Letter:

           (i) Each of Entergy, its subsidiaries and the Entergy Joint Ventures has been and is in compliance with all applicable Environmental Laws, except where the failure to be in such compliance, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Entergy.

           (ii) Each of Entergy, its subsidiaries and the Entergy Joint Ventures has obtained all Environmental Permits necessary for the construction of their facilities and the conduct of their operations as of the date of this Agreement, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Entergy, its subsidiaries and the Entergy Joint Ventures are in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain such Environmental Permits, of such Permits to be in good standing or, where applicable, of a renewal application to have been timely filed and be pending or to be in such compliance, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Entergy.

           (iii) There is no Environmental Claim pending

               (A) against Entergy or any of its subsidiaries or any of the Entergy Joint Ventures;

               (B) to the knowledge of Entergy, against any person or entity whose liability for such Environmental Claim Entergy or any of its subsidiaries or any of the Entergy Joint Ventures has retained or assumed either contractually or by operation of law; or

               (C) against any real or personal property or operations that Entergy or any of its subsidiaries or any of the Entergy Joint Ventures owns, leases or manages, in whole or in part, or, to the knowledge of Entergy, formerly owned, leased or arranged, in whole or in part, in each case, except for such Environmental Claims that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy.

           (iv) To the knowledge of Entergy, there have not been any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Entergy or any of its subsidiaries or any of the Entergy Joint Ventures, in each case, except for such Releases that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy.

        (o) OPERATIONS OF NUCLEAR POWER PLANTS. Except as disclosed in the Entergy SEC Reports filed prior to the date of this Agreement or Section 3.02(o) of the Entergy Disclosure Letter, the operations of the nuclear generation stations owned, in whole or part, by Entergy or its subsidiaries (collectively, the "ENTERGY NUCLEAR FACILITIES") are and have been conducted in compliance with all applicable laws and Permits, except for such failures to comply that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy. Each of the Entergy Nuclear Facilities maintains, and is in material compliance with, emergency plans designed to respond to an unplanned Release (as defined in Section 3.02(n)) therefrom of radioactive materials and each such plan conforms with the requirements of applicable law in all material respects. The plans for the decommissioning of each of the Entergy Nuclear Facilities and for the storage of spent nuclear fuel conform with the requirements of applicable law in all material respects and, solely with respect to the portion of the Entergy Nuclear Facilities owned, directly of indirectly, by Entergy, are funded consistent with applicable law. The operations of the Entergy Nuclear Facilities are not the subject of any outstanding notices of violation or requests for information from the NRC or any other agency with jurisdiction over such facility, except for such notices or requests for information that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy. Liability insurance to the full extent required by law for operating the Entergy Nuclear Facilities remains in full force and effect regarding such facilities, except for failures to maintain such insurance in full force and effect that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy.

        (p) VOTE REQUIRED. Assuming the accuracy of the representation and warranty contained in Section 3.01(s), the affirmative vote of the holders of record of at least a majority of the outstanding shares of Entergy Common Stock, with respect to the approval of this Agreement (the "ENTERGY SHAREHOLDER APPROVAL"), is the only vote of the holders of any class or series of the capital stock of Entergy or its subsidiaries required to approve this Agreement, the Entergy Merger and the other transactions contemplated hereby.

        (q) OPINION OF FINANCIAL ADVISOR. Entergy has received the opinions of Morgan Stanley Dean Witter & Co. and J.P. Morgan Securities Inc. dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Entergy Exchange Ratio is fair from a financial point of view to the shareholders of Entergy.

        (r) OWNERSHIP OF FPL CAPITAL STOCK. Neither Entergy nor any of its subsidiaries or other affiliates beneficially owns any shares of FPL Capital Stock.

        (s) SECTION 203 OF THE DGCL NOT APPLICABLE. Entergy has taken all necessary actions, if any, so that the provisions of Section 203 of the DGCL will not, before the termination of this Agreement, apply to this Agreement, the Entergy Merger or the other transactions contemplated hereby.

        (t) JOINT VENTURE REPRESENTATIONS. Each representation or warranty made by Entergy in this Section 3.02 relating to an Entergy Joint Venture that is neither operated nor managed by Entergy or an Entergy subsidiary shall be deemed made only to the knowledge of Entergy.

        (u) INSURANCE. Except as set forth in Section 3.02(u) of the Entergy Disclosure Letter and except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Entergy, from January 1, 1999, through the date of this Agreement, each of Entergy and its subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies in the United States conducting the business conducted by Entergy and its subsidiaries during such time period. Except as set forth in Section 3.02(u) of the Entergy Disclosure Letter, neither Entergy nor any of its subsidiaries has received any notice of cancelation or termination with respect to any insurance policy of Entergy or any of its subsidiaries, except with respect to any cancelation or termination that, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Entergy.

        (v) TRADING. Entergy has established risk parameters, limits and guidelines in compliance with the risk management policy approved by Entergy's Board of Directors (the "ENTERGY TRADING GUIDELINES") to restrict the level of risk that Entergy and its subsidiaries are authorized to take with respect to, among other things, the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the "NET ENTERGY POSITION") and monitors compliance by Entergy and its subsidiaries with such risk parameters. Entergy has provided the Entergy Trading Guidelines to FPL prior to the date of this Agreement. As of the date of this Agreement, (i) the Net Entergy Position is within the risk parameters that are set forth in the Entergy Trading Guidelines and
    (ii) the exposure of Entergy and its subsidiaries with respect to the Net Entergy Position resulting from all such transactions is not material to Entergy and its subsidiaries taken as a whole. From March 31, 2000 to the date of this Agreement, Entergy and its subsidiaries have not, in accordance with generally recognized mark to market accounting policies, experienced an aggregate net loss in its trading and related operations that would be material to Entergy and its subsidiaries taken as a whole.

                                   ARTICLE IV
                                   COVENANTS

    Section 4.01. COVENANTS OF FPL. From and after the date of this Agreement until the FPL Effective Time, FPL covenants and agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement, as set forth in Section 4.01 of the FPL Disclosure Letter or to the extent that Entergy shall otherwise previously consent in writing):

    (a) ORDINARY COURSE. FPL and each of its subsidiaries shall conduct their businesses in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, FPL and its subsidiaries shall use commercially reasonable efforts to preserve intact in all material respects their present business organizations, to maintain in effect all existing Permits, subject to prudent management of workforce and business needs, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with Governmental Authorities, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws, orders and Permits of all Governmental Authorities applicable to them.

    (b) CHARTER DOCUMENTS. FPL shall not amend or propose to amend its or, other than in a manner that would not materially restrict the operation of their businesses, its subsidiaries' articles of incorporation or by-laws (or other comparable corporate charter documents).

    (c) DIVIDENDS. FPL shall not, nor shall it permit any of its subsidiaries to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except:

       (A) that FPL may continue the declaration and payment of regular quarterly cash dividends on FPL Common Stock, not to exceed $0.54 per share, with usual record and payment dates for such dividends in accordance with past dividend practice; provided, that (1) dividends payable in respect of periods after July 31, 2000, may exceed by up to 5% per share the dividend payable during the prior 12-month period in respect of the comparable time period and (2) if the FPL Effective Time does not occur between a record date and payment date of a regular quarterly dividend, a special dividend may be declared and paid in respect of FPL Common Stock with respect to the quarter in which the FPL Effective Time occurs with a record date in such quarter and on or prior to the date on which the FPL Effective Time occurs, which dividend does not exceed an amount equal to the product of (i) a fraction the (x) numerator of which is equal to the number of days between the last payment date of a regular quarterly dividend and the record date of such special dividend (excluding such last payment date but including the record date of such special dividend) and (y) the denominator of which is equal to the number of days between the last payment date of a regular quarterly dividend and the same calendar day in the third month after the month in which such last payment date occurred (excluding such last payment date but including such same calendar day), multiplied by (ii) the then permitted quarterly dividend per share, and

        (B) for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary solely to its parent corporation, or by a direct or indirect partially owned subsidiary of FPL (provided that FPL or the FPL subsidiary receives or is to receive its proportionate share of such dividend or distribution), and

        (C) for the declaration and payment of regular cash dividends with respect to preferred stock of FPL's subsidiaries outstanding as of the date of the Agreement or permitted to be issued under the terms of this Agreement,

        (ii) split, combine, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital, (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iv) except as disclosed in Section 4.01(c)(iv) of the FPL Disclosure Letter, directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto except:

          (A) in connection with intercompany purchases of capital stock or share capital, or

           (B) for the purpose of funding the FPL Option Plans or employee stock ownership or dividend reinvestment and stock purchase plans, or

           (C) mandatory repurchases or redemptions of preferred stock of FPL's subsidiaries in accordance with the terms thereof, or

          (D) in connection with the refinancing of capital stock at a lower cost of funds, or

           (E) the repurchase by FPL of shares of FPL Common Stock as contemplated by Section 5.15.

    (d) SHARE ISSUANCES. FPL shall not, nor shall it permit any of its subsidiaries to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (i) the issuance of FPL Common Stock upon the exercise of FPL Employee Stock Options in accordance with their terms, (ii) the issuance of FPL Common Stock in respect of target performance share awards, shareholder value awards and restricted stock awards granted under the FPL Option Plans in accordance with their terms, (iii) the issuance of FPL Employee Stock Options and the grant of equity awards pursuant to the FPL Option Plans in accordance with their terms providing, in aggregate, up to an additional 3,400,000 shares of FPL Common Stock, PROVIDED, HOWEVER, that any FPL Employee Stock Options and equity awards granted after the date of this Agreement (other than any such FPL Employee Stock Options or equity awards granted to the FPL officers whose names are set forth in Section 4.01(d) of the FPL Disclosure Letter) shall be granted on terms pursuant to which such FPL Employee Stock Options and equity awards shall not vest on the FPL Shareholder Approval or otherwise on the occurrence of the transactions contemplated hereby, and shall, at the FPL Effective Time, be converted into options or equity-based awards to acquire or in respect of, as applicable, Company Common Stock in the manner contemplated by Section 5.06, (iv) the issuance of FPL Preferred Stock in respect of FPL Rights, (v) the issuance of shares of capital stock in connection with the refinancing of capital stock in accordance with Section 4.01(c)(iv)(D) and (vi) the pro rata issuance by a subsidiary of its capital stock to its shareholders), or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto other than to give effect to
Section 5.06.

    (e) ACQUISITIONS; CAPITAL EXPENDITURES. Except for (x) acquisitions of, or capital expenditures relating to, the entities, assets and facilities identified in Section 4.01(e) of the FPL Disclosure Letter, (y) expenditures of amounts set forth in FPL's capital expenditure plan included in Section 4.01(e) of the FPL Disclosure Letter, and (z) capital expenditures (1) required by law or Governmental Authorities or (2) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), FPL shall not, nor shall it permit any of its subsidiaries to, make any capital expenditures, or acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any person or assets, if the amount to be expended pursuant thereto exceeds, in the aggregate
(A) during the period ending on the first anniversary of the date of this Agreement, $350,000,000 (the "FPL FIRST YEAR EXPENDITURE AMOUNT") and
(B) during the period commencing on the first anniversary of the date of this Agreement and ending on the second anniversary of the date of this Agreement, an amount equal to the sum of $350,000,000 and the portion, if any, of the FPL First Year Expenditure Amount that remains unspent on the first anniversary of the date of this Agreement.

    (f) DISPOSITIONS. Except as disclosed in Section 4.01(f) of the FPL Disclosure Letter, FPL shall not, nor shall it permit any of its subsidiaries to, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than (i) dispositions of obsolete equipment or assets or dispositions of assets being replaced, in each case in the ordinary course of business consistent with past practice,
(ii) dispositions by FPL Utility of its utility assets in accordance with the terms of restructuring and divestiture plans mandated or approved by applicable local or state regulatory agencies or (iii) dispositions having an aggregate value of less than $100,000,000.

    (g) INDEBTEDNESS. Except as disclosed in Section 4.01(g) of the FPL Disclosure Letter, FPL shall not, nor shall it permit any of its subsidiaries to, (A) incur or guarantee any indebtedness or enter into any "keep well" or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, "synthetic" leases or conditional sale or other title retention agreements) other than (i) short-term borrowings incurred in the ordinary course of business consistent with past practice, (ii) letters of credit obtained in the ordinary course of business consistent with past practice, (iii) borrowings made in connection with the refunding of existing indebtedness or refinancing of capital stock (x) at maturity or upon final mandatory redemption (without the need for the occurrence of any special event) or (y) at a lower cost of funds, (iv) borrowings to finance capital expenditures or acquisitions permitted pursuant to Section 4.01(e), (v) other borrowings in an aggregate principal amount not to exceed $250,000,000 outstanding at any time, (vi) borrowings to finance common stock repurchases contemplated by
Section 5.15 or (vii) continuation of guarantees existing as of the date of this Agreement, or (B) make any loans or advances to any other person, other than in the ordinary course of business consistent with past practice or to any direct or indirect wholly owned subsidiary of FPL.

    (h) MARKETING OF ENERGY; TRADING. FPL shall not, nor shall it permit any of its subsidiaries to, (i) permit any material change in policies governing or otherwise relating to the trading or marketing of energy other than as a result of acquisitions or capital expenditures permitted pursuant to Section
4.01(e) or (ii) enter into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof or similar transactions other than as permitted by the FPL Trading Guidelines.

    (i) EMPLOYEE BENEFITS. Except as required by law or the terms of any collective bargaining agreement, or as disclosed in Section 4.01(i) of the FPL Disclosure Letter, FPL shall not, nor shall it permit any of its subsidiaries to, enter into, adopt, amend or terminate any FPL Employee Benefit Plan, or other agreement, arrangement, plan or policy between FPL or one of its subsidiaries and one or more of its directors, officers or employees, or except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, executive officer or other employee, or pay any benefit not required by any plan or arrangement in effect as of the date of this Agreement, PROVIDED, HOWEVER, that the foregoing shall not restrict FPL or its subsidiaries from (i) entering into or making available to newly hired officers and employees or to officers and employees in the context of promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including incentive grants) that have, consistent with past practice, been made available to newly hired or promoted officers and employees, or (ii) entering into or amending collective bargaining agreements with existing collective bargaining representatives or newly certified bargaining units regarding mandatory subjects of bargaining under applicable law, in each case in a manner consistent with past practice to the extent permitted by law.

    (j) REGULATORY STATUS. Except as disclosed in Section 4.01(j) of the FPL Disclosure Letter, FPL shall not, nor shall it permit any of its subsidiaries to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Authority in respect of the operations of their businesses, except (i) as required by law to renew Permits or agreements in the ordinary course of business consistent with past practice, (ii) as may be necessary or required in connection with the consummation of any acquisition permitted pursuant to Section 4.01(e) or
(iii) to effect the consummation of the transactions contemplated hereby.

    (k) ACCOUNTING. FPL shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods materially affecting the reported consolidated assets, liabilities or results of operations of FPL, except as required by law or GAAP.

    (l) TRANSMISSION REORGANIZATION. Notwithstanding any other provision in this Agreement, this Agreement shall not in any manner restrict FPL Utility from, directly or indirectly, (i) transferring ownership or control, in whole or in part, whether by sale, lease or otherwise, of its transmission and related assets to an entity jointly owned by FPL and another person or persons,
(ii) transferring control of such assets to an independent system operator or other similar entity or (iii) otherwise transferring ownership or control of such assets for fair value (including in connection with a public offering), in the case of each of clause (i), (ii) and (iii), as part of an arrangement commonly understood to be a "transco" or the formation of a regional transmission organization under the rules and regulations of the FERC (any of the foregoing being referred to as the "FPL RTO FORMATION"). So long as the FPL RTO Formation does not cause the representation set forth in Section 3.01(k)(v) to be untrue, the failure of the performance of the covenant set forth in
Section 5.14 or the failure of the conditions set forth in Sections 6.02(c) and 6.03(c), such FPL RTO Formation shall not constitute (x) a breach of or failure to perform any of the representations, warranties, covenants or other agreements contained in this Agreement (including those contained in Section 4.03) or (y) otherwise result in the failure of any condition set forth in Article VI hereof to be satisfied.

    (m) INSURANCE. FPL shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance, consistent with past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

    Section 4.02. COVENANTS OF ENTERGY. From and after the date of this Agreement until the Entergy Effective Time, Entergy covenants and agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement, as set forth in Section 4.02 of the Entergy Disclosure Letter or to the extent that FPL shall otherwise previously consent in writing):

    (a) ORDINARY COURSE. Entergy and each of its subsidiaries shall conduct their businesses in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, Entergy and its subsidiaries shall use commercially reasonable efforts to preserve intact in all material respects their present business organizations, to maintain in effect all existing Permits, subject to prudent management of workforce and business needs, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with Governmental Authorities, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws, orders and Permits of all Governmental Authorities applicable to them.

    (b) CHARTER DOCUMENTS. Entergy shall not amend or propose to amend its or, other than in a manner that would not materially restrict the operation of their businesses, its subsidiaries' certificate of incorporation or by-laws (or other comparable corporate charter documents).

    (c) DIVIDENDS. Entergy shall not, nor shall it permit any of its subsidiaries to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except:

       (A) that Entergy may continue the declaration and payment of regular quarterly cash dividends on Entergy Common Stock, not to exceed $0.30 per share, with usual record and payment dates for such dividends in accordance with past dividend practice; provided, that (1) dividends payable in respect of periods after July 31, 2000, may exceed by up to 5% per share the dividend payable during the prior 12-month period in respect of the comparable time period and (2) if the Entergy Effective Time does not occur between a record date and payment date of a regular quarterly dividend, a special dividend may be declared and paid in respect of Entergy Common Stock with respect to the quarter in which the Entergy Effective Time occurs with a record date in such quarter and on or prior to the date on which the Entergy Effective Time occurs, which dividend does not exceed an amount equal to the product of (i) a fraction the (x) numerator of which is equal to the number of days between the last payment date of a regular quarterly dividend and the record date of such special dividend (excluding such last payment date but including the record date of such special dividend) and (y) the denominator of which is equal to the number of days between the last payment date of a regular quarterly dividend and the same calendar day in the third month after the month in which such last payment date occurred (excluding such last payment date but including such same calendar day), multiplied by (ii) the then permitted quarterly dividend per share, and

        (B) for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary solely to its parent corporation, or by a direct or indirect partially owned subsidiary of Entergy (provided that Entergy or the Entergy subsidiary receives or is to receive its proportionate share of such dividend or distribution), and

        (C) for the declaration and payment of regular cash dividends with respect to preferred stock of Entergy's subsidiaries outstanding as of the date of the Agreement or permitted to be issued under the terms of this Agreement,

        (ii) split, combine, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital, (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iv) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto except:

          (A) in connection with intercompany purchases of capital stock or share capital, or

           (B) for the purpose of funding the Entergy Option Plan or employee stock ownership or dividend reinvestment and stock purchase plans, or

           (C) mandatory repurchases or redemptions of preferred stock of Entergy's subsidiaries in accordance with the terms thereof, or

          (D) in connection with the refinancing of capital stock at a lower cost of funds, or

           (E) the repurchase by Entergy of shares of Entergy Common Stock as contemplated by Section 5.15.

    (d) SHARE ISSUANCES. Entergy shall not, nor shall it permit any of its subsidiaries to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (i) the issuance of Entergy Common Stock upon the exercise of Entergy Employee Stock Options in accordance with their terms, (ii) the issuance of Entergy Common Stock in respect of target performance share awards, shareholder value awards and restricted stock awards granted under the Entergy Option Plans in accordance with their terms, (iii) the issuance of Entergy Employee Stock Options and the grant of equity awards pursuant to the Entergy Option Plans in accordance with their terms providing, in aggregate, up to an additional 15,000,000 shares of Entergy Common Stock, PROVIDED, HOWEVER, that any Entergy Employee Stock Options and equity awards granted after the date of this Agreement (other than any such Entergy Employee Stock Options or equity awards granted to the Entergy officers whose names are set forth in Section 4.02(d) of the Entergy Disclosure Letter) shall be granted on terms pursuant to which such Entergy Employee Stock Options and equity awards shall not vest on the Entergy Shareholders Approval or otherwise on the occurrence of the transactions contemplated hereby, and shall, at the Entergy Effective Time, be converted into options or equity-based awards to acquire or in respect of, as applicable, Company Common Stock in the manner contemplated by Section 5.06,
(iv) the issuance of shares of capital stock in connection with the refinancing of capital stock in accordance with Section 4.02(c)(iv)(D) and (v) the pro rata issuance by a subsidiary of its capital stock to its shareholders), or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto other than to give effect to Section 5.06.

    (e) ACQUISITIONS; CAPITAL EXPENDITURES. Except for (x) acquisitions of, or capital expenditures relating to, the entities, assets and facilities identified in Section 4.02(e) of the Entergy Disclosure Letter, (y) expenditures of amounts set forth in Entergy's capital expenditure plan included in Section 4.02(e) of the Entergy Disclosure Letter, and (z) capital expenditures (1) required by law or Governmental Authorities or (2) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), Entergy shall not, nor shall it permit any of its subsidiaries to, make any capital expenditures, or acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any person or assets, if the amount to be expended pursuant thereto exceeds, in the aggregate (A) during the period ending on the first anniversary of the date of this Agreement, $350,000,000 (the "ENTERGY FIRST YEAR EXPENDITURE AMOUNT") and
(B) during the period commencing on the first anniversary of the date of this Agreement and ending on the second anniversary of the date of this Agreement, an amount equal to the sum of $350,000,000 and the portion, if any, of the Entergy First Year Expenditure Amount that remains unspent on the first anniversary of the date of this Agreement.

    (f) DISPOSITIONS. Except as disclosed in Section 4.02(f) of the Entergy Disclosure Letter, Entergy shall not, nor shall it permit any of its subsidiaries to, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than (i) dispositions of obsolete equipment or assets or dispositions of assets being replaced, in each case in the ordinary course of business consistent with past practice, (ii) dispositions by any of the Entergy Utilities of their respective utility assets in accordance with the terms of restructuring and divestiture plans mandated or approved by applicable local or state regulatory agencies or
(iii) dispositions having an aggregate value of less than $100,000,000.

    (g) INDEBTEDNESS. Except as disclosed in Section 4.02(g) of the Entergy Disclosure Letter, Entergy shall not, nor shall it permit any of its subsidiaries to, (A) incur or guarantee any indebtedness or enter into any "keep well" or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, "synthetic" leases or conditional sale or other title retention agreements) other than (i) short-term borrowings incurred in the ordinary course of business consistent with past practice, (ii) letters of credit obtained in the ordinary course of business consistent with past practice, (iii) borrowings made in connection with the refunding of existing indebtedness or refinancing of capital stock (x) at maturity or upon final mandatory redemption (without the need for the occurrence of any special event) or (y) at a lower cost of funds, (iv) borrowings to finance capital expenditures or acquisitions permitted pursuant to Section 4.02(e), (v) other borrowings in an aggregate principal amount not to exceed $250,000,000 outstanding at any time, (vi) borrowings to finance common stock repurchases contemplated by
Section 5.15 or (vii) continuation of guarantees existing as of the date of this Agreement, or (B) make any loans or advances to any other person, other than in the ordinary course of business consistent with past practice or to any direct or indirect wholly owned subsidiary of Entergy.

    (h) MARKETING OF ENERGY; TRADING. Entergy shall not, nor shall it permit any of its subsidiaries to, permit any material change in policies governing or otherwise relating to the trading or marketing of energy other than as a result of acquisitions or capital expenditures permitted pursuant to Section 4.02(e). Entergy shall use its reasonable efforts to promptly establish for the Koch JV and its subsidiaries policies governing or otherwise relating to the trading or marketing of energy that are comparable to policies established by other companies engaged in similar businesses as the Koch JV. Entergy shall not, nor shall it permit any of its subsidiaries, and shall use its reasonable efforts to cause the Koch JV and its subsidiaries not to, enter into any physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof or similar transactions other than as permitted by the Entergy Trading Guidelines or the policies to be established for the Koch JV and its subsidiaries, as applicable.

    (i) EMPLOYEE BENEFITS. Except as required by law or the terms of any collective bargaining agreement, or as disclosed in Section 4.02(i) of the Entergy Disclosure Letter, Entergy shall not, nor shall it permit any of its subsidiaries to, enter into, adopt, amend or terminate any Entergy Employee Benefit Plan, or other agreement, arrangement, plan or policy between Entergy or one of its subsidiaries and one or more of its directors, officers or employees, or except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, executive officer or other employee, or pay any benefit not required by any plan or arrangement in effect as of the date of this Agreement, PROVIDED, HOWEVER, that the foregoing shall not restrict Entergy or its subsidiaries from (i) entering into or making available to newly hired officers and employees or to officers and employees in the context of promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including incentive grants) that have, consistent with past practice, been made available to newly hired or promoted officers and employees, or (ii) entering into or amending collective bargaining agreements with existing collective bargaining representatives or newly certified bargaining units regarding mandatory subjects of bargaining under applicable law, in each case in a manner consistent with past practice to the extent permitted by law.

    (j) REGULATORY STATUS. Except as disclosed in Section 4.02(j) of the Entergy Disclosure Letter, Entergy shall not, nor shall it permit any of its subsidiaries to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Authority in respect of the operations of their businesses, except (i) as required by law to renew Permits or agreements in the ordinary course of business consistent with past practice, (ii) as may be necessary or required in connection with the consummation of any acquisition permitted pursuant to
Section 4.02(e) or (iii) to effect the consummation of the transactions contemplated hereby.

    (k) ACCOUNTING. Entergy shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods materially affecting the reported consolidated assets, liabilities or results of operations of Entergy, except as required by law or GAAP.

    (l) TRANSMISSION REORGANIZATION. Notwithstanding any other provision in this Agreement, this Agreement shall not in any manner restrict the Entergy Utilities from, directly or indirectly, (i) transferring ownership or control, in whole or in part, whether by sale, lease or otherwise, of its transmission and related assets to an entity jointly owned by Entergy and another person or persons, (ii) transferring control of such assets to an independent system operator or other similar entity or (iii) otherwise transferring ownership or control of such assets for fair value (including in connection with a public offering), in the case of each of clause (i), (ii) and (iii), as part of an arrangement commonly understood to be a "transco" or the formation of a regional transmission organization under the rules and regulations of the FERC (any of the foregoing being referred to as the "ENTERGY RTO FORMATION"). So long as the Entergy RTO Formation does not cause the representation set forth in Section 3.02(k)(v) to be untrue, the failure of the performance of the covenant set forth in Section 5.14 or the failure of the conditions set forth in Sections 6.02(c) and 6.03(c), such Entergy RTO Formation shall not constitute (x) a breach of or failure to perform any of the representations, warranties, covenants or other agreements contained in this Agreement (including those contained in Section 4.04) or (y) otherwise result in the failure of any condition set forth in Article VI hereof to be satisfied.

    (m) INSURANCE. Entergy shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance, consistent with past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

    Section 4.03. NO SOLICITATION BY FPL. (a) FPL shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees to, and shall use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes an FPL Takeover Proposal (as defined below) or (ii) participate in any negotiations or substantive discussions regarding any FPL Takeover Proposal; PROVIDED, HOWEVER, that if, at any time prior to receipt of the FPL Shareholder Approval (the "FPL APPLICABLE PERIOD"), the Board of Directors of FPL determines in good faith, after consultation with its legal and financial advisors, that an FPL Takeover Proposal that was not solicited by it and that did not otherwise result from a breach of this Section 4.03(a) is, or is reasonably likely to result in, an FPL Superior Proposal (as defined in Section 4.03(b)), and subject to providing prior written notice of its decision to take such action to Entergy (the "FPL INFORMATION NOTICE") and compliance with Section 4.03(c), FPL may (x) furnish information with respect to FPL and its subsidiaries to the person making such proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms no less favorable to FPL than those set forth in the Confidentiality Agreement (the "CONFIDENTIALITY AGREEMENT") dated June 8, 2000, between FPL and Entergy (provided that such confidentiality agreement shall not in any way restrict FPL from complying with its disclosure obligations under this Agreement, including with respect to such proposal, but such confidentiality agreement may allow such party to submit to FPL a proposal or offer relating to a transaction) and (y) participate in discussions or negotiations regarding such proposal. FPL, its subsidiaries and their representatives immediately shall cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any FPL Takeover Proposal. For purposes of this Agreement, "FPL TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business (an "FPL MATERIAL BUSINESS") that constitutes 20% or more of the net revenues, net income or the assets (including equity securities) of FPL and its subsidiaries, taken as a whole, (ii) any direct or indirect acquisition or purchase of 20% or more of any class of voting securities of FPL or any subsidiary of FPL owning, operating or controlling an FPL Material Business, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of voting securities of FPL or any subsidiary of FPL owning, operating or controlling an FPL Material Business or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving FPL or any such subsidiary of FPL owning, operating or controlling an FPL Material Business, in each case other than the transactions contemplated by this Agreement.

    (b) Except as contemplated by this Section 4.03, neither the Board of Directors of FPL nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Entergy, the approval or recommendation by such Board of Directors or such committee of this Agreement or the FPL Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any FPL Takeover Proposal, or (iii) cause FPL to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "FPL ACQUISITION AGREEMENT") related to any FPL Takeover Proposal. Notwithstanding the foregoing, in response to an FPL Takeover Proposal that was not solicited by it and that did not otherwise result from a breach of Section 4.03(a), during the FPL Applicable Period, the Board of Directors of FPL may, if it determines in good faith, after consulting with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of the Board of Directors' fiduciary obligations to the shareholders of FPL under applicable law, (i) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by such Board of Directors or any committee thereof of this Agreement or the FPL Merger,
(ii) approve or recommend, or propose to approve or recommend, any FPL Superior Proposal, or (iii) terminate this Agreement pursuant to Section 7.01(d), but only if (x) in the case of each of clauses (ii) or (iii), such Board of Directors determines in good faith that such FPL Takeover Proposal constitutes an FPL Superior Proposal, and (y) in the case of clause (iii), (A) FPL has notified Entergy in writing of the determination that such FPL Takeover Proposal constitutes an FPL Superior Proposal and (B) at least seven business days following receipt by Entergy of such notice, the Board of Directors of FPL determines that such FPL Superior Proposal remains an FPL Superior Proposal. For purposes of this Agreement, an "FPL SUPERIOR PROPOSAL" means any written FPL Takeover Proposal that the Board of Directors of FPL determines in good faith (based on the written opinion, with only customary qualifications, of a financial advisor of nationally recognized reputation) to be more favorable (taking into account (i) all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such FPL Takeover Proposal and the Mergers and the other transactions contemplated by this Agreement deemed relevant by the Board of Directors, (ii) the identity of the third party making such FPL Takeover Proposal and (iii) the conditions and prospects for completion of such FPL Takeover Proposal) to FPL's shareholders than the FPL Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Entergy to amend or modify the terms of the FPL Merger and the other transactions contemplated by this Agreement), except that (x) the reference to "20%" in clauses (i),
(ii) and (iii) of the definition of "FPL TAKEOVER PROPOSAL" in Section
4.03(a) shall be deemed to be a reference to "50%", (y) an "FPL TAKEOVER PROPOSAL" shall only be deemed to refer to a transaction involving FPL, and not any of its subsidiaries or FPL Material Businesses alone, and (z) the references to "or any subsidiary of FPL owning, operating or controlling an FPL Material Business" in clauses (ii), (iii) and (iv) shall be deemed to be deleted.

    (c) In addition to the obligations of FPL set forth in paragraphs (a) and
(b) of this Section 4.03, FPL shall immediately advise Entergy, orally and in writing, of any request for information or of any FPL Takeover Proposal, the principal terms and conditions of such request or FPL Takeover Proposal and the identity of the person making such request or FPL Takeover Proposal. FPL shall keep Entergy informed of the status and details (including amendments or proposed amendments) of any such request or FPL Takeover Proposal.

    (d) Nothing contained in this Section 4.03 shall prohibit FPL from
(i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to FPL's shareholders if, in the good faith judgment of the Board of Directors of FPL, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law or (ii) taking actions permitted by Sections 4.01(f) or 4.01(l).

    Section 4.04. NO SOLICITATION BY ENTERGY. (a) Entergy shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees to, and shall use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes an Entergy Takeover Proposal (as defined below) or (ii) participate in any negotiations or substantive discussions regarding any Entergy Takeover Proposal; PROVIDED, HOWEVER, that if, at any time prior to receipt of the Entergy Shareholder Approval (the "ENTERGY APPLICABLE PERIOD"), the Board of Directors of Entergy determines in good faith, after consultation with its legal and financial advisors, that an Entergy Takeover Proposal that was not solicited by it and that did not otherwise result from a breach of this Section 4.04(a) is, or is reasonably likely to result in, an Entergy Superior Proposal (as defined in Section 4.04(b)), and subject to providing prior written notice of its decision to take such action to FPL (the "ENTERGY INFORMATION NOTICE") and compliance with Section 4.04(c), Entergy may (x) furnish information with respect to Entergy and its subsidiaries to the person making such proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms no less favorable to Entergy than those set forth in the Confidentiality Agreement (provided that such confidentiality agreement shall not in any way restrict Entergy from complying with its disclosure obligations under this Agreement, including with respect to such proposal, but such confidentiality agreement may allow such party to submit to Entergy a proposal or offer relating to a transaction) and (y) participate in discussions or negotiations regarding such proposal. Entergy, its subsidiaries and their representatives immediately shall cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any Entergy Takeover Proposal. For purposes of this Agreement, "ENTERGY TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to
(i) any direct or indirect acquisition or purchase of a business (an "ENTERGY MATERIAL BUSINESS") that constitutes 20% or more of the net revenues, net income or the assets (including equity securities) of Entergy and its subsidiaries, taken as a whole, (ii) any direct or indirect acquisition or purchase of 20% or more of any class of voting securities of Entergy or any subsidiary of Entergy owning, operating or controlling an Entergy Material Business, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of voting securities of Entergy or any subsidiary of Entergy owning, operating or controlling an Entergy Material Business or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Entergy or any such subsidiary of Entergy owning, operating or controlling an Entergy Material Business, in each case other than the transactions contemplated by this Agreement.

    (b) Except as contemplated by this Section 4.04, neither the Board of Directors of Entergy nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to FPL, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Entergy Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Entergy Takeover Proposal, or (iii) cause Entergy to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "ENTERGY ACQUISITION AGREEMENT") related to any Entergy Takeover Proposal. Notwithstanding the foregoing, in response to an Entergy Takeover Proposal that was not solicited by it and that did not otherwise result from a breach of Section 4.04(a), during the Entergy Applicable Period, the Board of Directors of Entergy may, if it determines in good faith, after consulting with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of the Board of Directors' fiduciary obligations to the shareholders of Entergy under applicable law, (i) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by such Board of Directors or any committee thereof of this Agreement or the Entergy Merger, (ii) approve or recommend, or propose to approve or recommend, any Entergy Superior Proposal, or (iii) terminate this Agreement pursuant to Section 7.01(g), but only if (x) in the case of each of clauses (ii) or (iii), such Board of Directors determines in good faith that such Entergy Takeover Proposal constitutes an Entergy Superior Proposal, and (y) in the case of clause (iii), (A) Entergy has notified FPL in writing of the determination that such Entergy Takeover Proposal constitutes an Entergy Superior Proposal and (B) at least seven business days following receipt by FPL of such notice, the Board of Directors of Entergy determines that such Entergy Superior Proposal remains an Entergy Superior Proposal. For purposes of this Agreement, an "ENTERGY SUPERIOR PROPOSAL" means any written Entergy Takeover Proposal that the Board of Directors of Entergy determines in good faith (based on the written opinion, with only customary qualifications, of a financial advisor of nationally recognized reputation) to be more favorable (taking into account (i) all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such Entergy Takeover Proposal and the Mergers and the other transactions contemplated by this Agreement deemed relevant by the Board of Directors, (ii) the identity of the third party making such Entergy Takeover Proposal and (iii) the conditions and prospects for completion of such Entergy Takeover Proposal) to Entergy's shareholders than the Entergy Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by FPL to amend or modify the terms of the Entergy Merger and the other transactions contemplated by this Agreement), except that (x) the reference to "20%" in clauses (i), (ii) and
(iii) of the definition of "ENTERGY TAKEOVER PROPOSAL" in Section 4.04(a) shall be deemed to be a reference to "50%", (y) an "Entergy Takeover Proposal" shall only be deemed to refer to a transaction involving Entergy, and not any of its subsidiaries or Entergy Material Businesses alone, and (z) the references to "or any subsidiary of Entergy owning, operating or controlling an Entergy Material Business" in clauses (ii), (iii) and (iv) shall be deemed to be deleted.

    (c) In addition to the obligations of Entergy set forth in paragraphs
(a) and (b) of this Section 4.04, Entergy shall immediately advise FPL, orally and in writing, of any request for information or of any Entergy Takeover Proposal, the principal terms and conditions of such request or Entergy Takeover Proposal and the identity of the person making such request or Entergy Takeover Proposal. Entergy shall keep FPL informed of the status and details (including amendments or proposed amendments) of any such request or Entergy Takeover Proposal.

    (d) Nothing contained in this Section 4.04 shall prohibit Entergy from
(i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Entergy's shareholders if, in the good faith judgment of the Board of Directors of Entergy, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law or
(ii) taking actions permitted by Sections 4.02(f) or 4.02(l).

    Section 4.05. OTHER ACTIONS. FPL and Entergy shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Mergers set forth in Article VI not being satisfied.

    Section 4.06. COORDINATION OF DIVIDENDS. Each of FPL and Entergy shall coordinate with the other regarding the declaration and payment of dividends in respect of FPL Common Stock and Entergy Common Stock and the record dates and payment dates relating thereto, it being the intention of FPL and Entergy that no holder of FPL Common Stock, Entergy Common Stock or Company Common Stock shall receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of FPL Common Stock or Entergy Common Stock, as the case may be, and/or any shares of Company Common Stock any such holder receives in exchange therefor pursuant to the Mergers.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    Section 5.01. PREPARATION OF THE FORM S-4 AND THE JOINT PROXY STATEMENT; SHAREHOLDERS MEETINGS. (a) As soon as practicable following the date of this Agreement, FPL and Entergy shall prepare and file with the SEC the Joint Proxy Statement and FPL, Entergy and the Company shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included. Each of FPL, Entergy and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. FPL will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to FPL's shareholders, and Entergy will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Entergy's shareholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party hereto shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance of Company Common Stock in the Mergers and each party shall furnish all information concerning itself and its shareholders as may be reasonably requested in connection with any such action. Each party will advise the others, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Company Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If prior to the Effective Time any event occurs with respect to FPL, Entergy or any subsidiary of FPL or Entergy, respectively, or any change occurs with respect to information supplied by or on behalf of FPL or Entergy, respectively, for inclusion in the Joint Proxy Statement or the Form S-4 that, in each case, is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, FPL or Entergy, as applicable, shall promptly notify the other and the Company of such event, and FPL or Entergy, as applicable, shall cooperate with the Company in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Form S-4 and, as required by law, in disseminating the information contained in such amendment or supplement to FPL's shareholders and to Entergy's shareholders.

    (b) FPL shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "FPL SHAREHOLDERS MEETING") for the purpose of obtaining the FPL Shareholder Approval. Without limiting the generality of the foregoing, FPL agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to FPL of any FPL Takeover Proposal, (ii) the withdrawal or modification by the Board of Directors of FPL of its approval or recommendation of this Agreement, the FPL Merger or the other transactions contemplated hereby or (iii) the approval or recommendation of any FPL Superior Proposal.

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
    (c) Entergy shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "ENTERGY SHAREHOLDERS MEETING") for the purpose of obtaining the Entergy Shareholder Approval. Without limiting the generality of the foregoing, Entergy agrees that its obligations pursuant to the first sentence of this Section 5.01(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Entergy of any Entergy Takeover Proposal, (ii) the withdrawal or modification by the Board of Directors of Entergy of its approval or recommendation of this Agreement, the Entergy Merger or the other transactions contemplated hereby or (iii) the approval or recommendation of any Entergy Superior Proposal.

    (d) FPL and Entergy will use their reasonable best efforts to hold the Entergy Shareholders Meeting and the FPL Shareholders Meeting on the same date and as soon as practicable after the date of this Agreement.

    Section 5.02. LETTERS OF FPL'S ACCOUNTANTS. FPL shall use its reasonable best efforts to cause to be delivered to Entergy two letters from FPL's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Entergy, in form and substance reasonably satisfactory to Entergy and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    Section 5.03. LETTERS OF ENTERGY'S ACCOUNTANTS. Entergy shall use its reasonable best efforts to cause to be delivered to FPL two letters from Entergy's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to FPL, in form and substance reasonably satisfactory to FPL and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    Section 5.04. ACCESS TO INFORMATION; EFFECT OF REVIEW. (a) ACCESS. Subject to the Confidentiality Agreement, to the extent permitted by applicable law, each of FPL and Entergy shall, and shall cause each of its respective subsidiaries to, and, so long as consistent with its confidentiality obligations under its applicable agreements, shall use its respective reasonable best efforts to cause the FPL Joint Ventures and Entergy Joint Ventures, respectively, to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, to the extent permitted by applicable law, each of FPL and Entergy shall, and shall cause each of its respective subsidiaries to, and, so long as consistent with its confidentiality obligations under its applicable agreements, shall use its respective reasonable best efforts to cause the FPL Joint Ventures and Entergy Joint Ventures, respectively, to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss material operational and regulatory matters and the general status of its ongoing operations, (ii) advise the other party of any change or event that has had or could reasonably be expected to have a material adverse effect on such party and
(iii) furnish promptly all other information concerning its business, properties and personnel, in each case as such other party may reasonably request; PROVIDED, HOWEVER, that no actions shall be taken pursuant to this Section 5.04(a) that would result in a waiver of the attorney/client privilege. Notwithstanding the foregoing, if a party requests access to proprietary information of the other party, the disclosure of which would have a material adverse effect on the other party if the Closing were not to occur (giving effect to the requesting party's obligations under the Confidentiality Agreement), such information shall only be disclosed to the extent reasonably agreed upon by the chief financial officers (or their designees) of FPL and Entergy. All information exchanged pursuant to this Section 5.04(a) shall be subject to the Confidentiality Agreement.

    (b) EFFECT OF REVIEW. No review pursuant to this Section 5.04 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by any of the parties hereto to any of the other parties hereto.

    Section 5.05. REGULATORY MATTERS; REASONABLE BEST EFFORTS. (a) REGULATORY APPROVALS. Each party hereto shall cooperate and promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to obtain all necessary approvals and authorizations of all Governmental Authorities, necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Mergers and the other transactions contemplated by this Agreement, including the FPL Required Statutory Approvals and the Entergy Required Statutory Approvals; PROVIDED, HOWEVER, that FPL shall have primary responsibility for the preparation and filing of any related applications, filings or other materials with the FPSC and, PROVIDED, FURTHER, that Entergy shall have primary responsibility for the preparation and filing of any related applications, filings or other materials with all Applicable PSCs, other than the FPSC, and the SEC with respect to the 1935 Act. FPL shall have the right to review and approve in advance all characterizations of the information relating to FPL, on the one hand, and Entergy shall have the right to review and approve in advance all characterizations of the information relating to Entergy, on the other hand, in either case, that appear in any application, notice, petition or filing made in connection with the Mergers or the other transactions contemplated by this Agreement. FPL and Entergy agree that they will consult and cooperate with each other with respect to the obtaining of all such necessary approvals and authorizations of Governmental Authorities.

    (b) FURTHER ACTIONS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and
(ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

    (c) STATE ANTI-TAKEOVER STATUTES. Without limiting the generality of Section 5.05(b), FPL and Entergy shall (i) take all action necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes applicable to the Mergers, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any state anti-takeover statute or similar statute or regulation becomes applicable to the Mergers, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Mergers and the other transactions contemplated by this Agreement.

    Section 5.06. STOCK OPTIONS; RESTRICTED STOCK AND EQUITY AWARDS; STOCK PLANS. (a) Prior to the FPL Effective Time, the Board of Directors of FPL (or, if appropriate, any committee administering the FPL Option Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

        (i) adjust the terms of all outstanding stock options (the "FPL EMPLOYEE STOCK OPTIONS") granted under the FPL Option Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each FPL Employee Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such FPL Employee Stock Option, including vesting (taking into account any acceleration of vesting that may occur as a result of the FPL Shareholder Approval or the transactions contemplated hereby), the same number of shares of Company Common Stock at the same price per share of Company Common Stock (each, as so adjusted, a "FPL ADJUSTED OPTION");

        (ii) ensure that the conversion pursuant to Section 2.01(a) of the FPL Common Stock held by any director or officer of FPL and the conversion pursuant to this Section 5.06(a) into Company Stock Options of FPL Employee Stock Options held by any director or officer of FPL will be eligible for exemption under Rule 16b-3(e);

        (iii) make such other changes to the FPL Option Plans as FPL and Entergy may agree are appropriate to give effect to the FPL Merger, including as provided in Section 5.07;

        (iv) provide that each restricted share of FPL Common Stock shall be converted into a restricted share of Company Common Stock, on the same terms and conditions as were applicable to such share of FPL Common Stock, including vesting; and

        (v) except as disclosed in Section 5.06(a) of the FPL Disclosure Letter, adjust the terms of all outstanding FPL equity or equity-based awards (other than FPL Employee Stock Options and restricted shares of FPL Common Stock), whether vested or unvested, as necessary to provide that each such award outstanding immediately prior to the Effective Time shall be amended and converted into an equity or equity-based award in respect of the same number of shares of Company Common Stock, on the same terms and conditions as were applicable to such FPL equity or equity-based award, including vesting.

    (b) Prior to the Entergy Effective Time, the Board of Directors of Entergy (or, if appropriate, any committee administering the Entergy Option Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

        (i) adjust the terms of all outstanding stock options (the "ENTERGY EMPLOYEE STOCK OPTIONS") granted under the Entergy Option Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each Entergy Employee Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Entergy Employee Stock Option, including vesting (taking into account any acceleration of vesting that may occur as a result of the Entergy Shareholder Approval or the transactions contemplated hereby), the same number of shares of Company Common Stock (rounded down to the nearest whole share) as the holder of such Entergy Employee Stock Option would have been entitled to receive pursuant to the Entergy Merger had such holder been vested and exercised such Entergy Employee Stock Option in full immediately prior to the Effective Time, at a price per share of Company Common Stock (rounded up to the nearest cent) equal to (A) the aggregate exercise price for the shares of Entergy Common Stock otherwise purchasable pursuant to such Entergy Employee Stock Option divided by (B) the aggregate number of shares of Company Common Stock deemed purchasable pursuant to such Entergy Employee Stock Option (each, as so adjusted, a "ENTERGY ADJUSTED OPTION", and, together with the FPL Adjusted Options, the "ADJUSTED OPTIONS");

        (ii) ensure that the conversion pursuant to Section 2.01(b) of the Entergy Common Stock held by any director or officer of Entergy and the conversion pursuant to this Section 5.06(b) into Company Stock Options of Entergy Employee Stock Options held by any director or officer of Entergy will be eligible for exemption under Rule 16b-3(e);

        (iii) make such other changes to the Entergy Option Plans as FPL and Entergy may agree are appropriate to give effect to the Entergy Merger, including as provided in Section 5.07;

        (iv) provide that each restricted share of Entergy Common Stock shall be converted into a number of restricted shares of Company Common Stock equal to the Entergy Ratio, on the same terms and conditions as were applicable to such share of Entergy Common Stock, including vesting; and

        (v) except as disclosed in Section 5.06(b) of the Entergy Disclosure Letter, adjust the terms of all outstanding Entergy equity or equity-based awards (other than Entergy Employee Stock Options and restricted shares of Entergy Common Stock), whether vested or unvested, as necessary to provide that each such award outstanding immediately prior to the Effective Time shall be amended and converted into an equity or equity-based award in respect of a number of shares of Company Common Stock equal to the number of shares of Entergy Common Stock represented by such award multiplied by the Entergy Ratio, on the same terms and conditions as were applicable to such Entergy equity or equity-based award, including vesting.

    (c) As soon as practicable after the Effective Time, the Company shall deliver to the holders of FPL Employee Stock Options and Entergy Employee Stock Options (collectively, the "STOCK OPTIONS") appropriate notices setting forth such holders' rights pursuant to the respective FPL Option Plans or Entergy Option Plans, as the case may be (collectively, the "STOCK PLANS"), and the agreements evidencing the grants of such Stock Options, and that such Stock Options and agreements shall be assumed by the Company and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.06 after giving effect to the Mergers).

    (d) Except as otherwise contemplated by this Section 5.06 and except to the extent required under the respective terms of the Stock Options, all restrictions or limitations on transfer and vesting with respect to Stock Options awarded under the Stock Plans, or any other plan, program or arrangement of FPL, Entergy or any of their subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Stock Options after giving effect to the Mergers and the assumption by the Company as set forth above.

    (e) At the Effective Time, by virtue of the Mergers, the Stock Plans shall be assumed by the Company, with the result that all obligations of FPL and Entergy under the Stock Plans, including with respect to awards outstanding at the Effective Time under each Stock Plan, shall be obligations of the Company following the Effective Time. Prior to the Effective Time, the Company shall take all necessary actions for the assumption of the Stock Plans, including the reservation, issuance and listing of Company Common Stock in a number at least equal to the number of shares of Company Common Stock that will be subject to Adjusted Options. As promptly as practicable following the Effective Time, the Company shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Company Common Stock determined in accordance with the preceding sentence. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as Adjusted Options remain outstanding.

    Section 5.07. EMPLOYEE MATTERS. (a) Following the Effective Time, the Company will (subject to this Section 5.07 and Section 5.08) cause its subsidiaries to honor all obligations under any contracts, agreements, collective bargaining agreements, plans (as such may be amended in accordance with this Agreement) and commitments of FPL and Entergy and their respective subsidiaries that exist on the date of this Agreement (or as established or amended in accordance with or permitted by this Agreement) that apply to any current or former employee, or current or former director, of either of the parties hereto or any of their subsidiaries; PROVIDED, HOWEVER, that this undertaking is not intended to prevent the Company from enforcing such contracts, agreements, collective bargaining agreements, plans (as such may be amended in accordance with this Agreement) and commitments in accordance with their terms, including any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

    (b) At the Effective Time, it shall be the intent of the Company, that (subject to obligations under applicable law and applicable collective bargaining agreements) (i) any reductions in the employee work force of the Company and its subsidiaries shall be made on a fair and equitable basis (as determined by the Company and its subsidiaries), in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience and qualifications, without regard to whether employment prior to the Effective Time was with FPL and its subsidiaries or Entergy and its subsidiaries, and any employees whose employment is terminated or jobs are eliminated by the Company or any of its subsidiaries during such period shall be entitled to participate on a fair and equitable basis (as determined by the Company and its subsidiaries) in the job opportunity and employment placement programs offered by the Company or any of its subsidiaries for which they are eligible and (ii) employees shall be entitled to participate in all job training, career development and educational programs of the Company and its subsidiaries for which they are eligible, and shall be entitled to fair and equitable consideration (as determined by the Company and its subsidiaries) in connection with any job opportunities with the Company and its subsidiaries, in each case without regard to whether employment prior to the Effective Time was with FPL and its subsidiaries or Entergy and its subsidiaries.

    (c) Subject to its obligations under applicable law and applicable collective bargaining agreements, the Company and its subsidiaries shall give credit under each of their respective employee benefit plans, programs and arrangements to employees for all service prior to the Effective Time with FPL or Entergy or their respective subsidiaries, as applicable, or any predecessor employer (to the extent that such credit was given by FPL or Entergy or any of their respective subsidiaries, as applicable) for all purposes for which such service was taken into account or recognized by FPL or Entergy or their respective subsidiaries, as applicable, but not to the extent crediting such service would result in duplication of benefits (including for benefit accrual purposes under defined benefit pension plans).

    Section 5.08. INDEMNIFICATION, EXCULPATION AND INSURANCE. (a) Each of the Company, Merger Sub A and Merger Sub B agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or fiduciaries under benefit plans currently indemnified of FPL and its subsidiaries or Entergy and its subsidiaries, as the case may be, as provided in their respective certificates of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification shall survive the Mergers and shall continue in full force and effect in accordance with their terms. In addition, from and after the Effective Time, directors, officers, employees and fiduciaries under benefit plans currently indemnified of FPL or Entergy or their respective subsidiaries who become directors, officers, employees or fiduciaries under benefit plans of the Company will be entitled to the indemnity rights and protections afforded to directors, officers, employees and fiduciaries under benefit plans of the Company.

    (b) For six years after the Effective Time, the Company shall maintain in effect the directors' and officers' liability (and fiduciary) insurance policies currently maintained by FPL and Entergy covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by FPL's and Entergy's respective directors' and officers' liability insurance policies on terms with respect to such coverage and in amounts no less favorable than those set forth in the relevant policy in effect on the date of this Agreement. If such insurance coverage cannot be maintained, the Company shall maintain the most advantageous policies of directors' and officers' insurance otherwise obtainable.

    (c) The provisions of Section 5.08(a) (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    Section 5.09. FEES AND EXPENSES. (a) Except as provided in this Section 5.09, all fees and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated, except that each of FPL and Entergy shall bear and pay one-half of the costs and expenses incurred in connection with (1) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (2) the filings of the premerger notification and report forms under the HSR Act (including filing fees). The Company shall file any return with respect to, and shall pay, any state or local taxes (including any penalties or interest with respect thereto), if any, that are attributable to (i) the transfer of the beneficial ownership of FPL's or Entergy's real property and
(ii) the transfer of FPL Common Stock or Entergy Common Stock pursuant to this Agreement as a result of the Mergers. FPL and Entergy shall cooperate with the Company in the filing of such returns, including supplying any information that is reasonably necessary to complete such returns.

    (b) In the event that (i) following the FPL Shareholder Approval, an FPL Takeover Proposal shall have been made known to FPL or any of its subsidiaries or shall have been made directly to FPL's shareholders or any person shall have publicly announced an intention (whether or not conditional) to make an FPL Takeover Proposal and thereafter this Agreement is terminated by either FPL or Entergy pursuant to Section 7.01(b)(i), (ii) prior to or during the FPL Shareholders Meeting (or any subsequent meeting of FPL shareholders at which it is proposed that the FPL Merger be approved), an FPL Takeover Proposal shall have been publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make an FPL Takeover Proposal and thereafter this Agreement is terminated by either FPL or Entergy pursuant to
Section 7.01(b)(iii), (iii) this Agreement is terminated by FPL pursuant to
Section 7.01(d) or (iv) this Agreement is terminated by Entergy pursuant to
Section 7.01(j)(i) or (iii), then FPL shall immediately pay Entergy a fee equal to $215,000,000 (the "TERMINATION FEE"), payable by wire transfer of same day funds; PROVIDED, HOWEVER, that no Termination Fee shall be payable to Entergy
(x) pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination FPL or any of its subsidiaries enters into any FPL Acquisition Agreement or consummates any FPL Takeover Proposal, in either case with the person (or an affiliate of such person) that made the FPL Takeover Proposal referred to in clause (i) of this paragraph (b), or (y) pursuant to clause (ii) of this paragraph (b) unless and until within 24 months of such termination FPL or any of its subsidiaries enters into any FPL Acquisition Agreement or consummates any FPL Takeover Proposal (for the purposes of the foregoing proviso the terms "FPL ACQUISITION AGREEMENT" and "FPL TAKEOVER PROPOSAL" shall have the meanings assigned to such terms in Section 4.03 except that the references to "20%" in the definition of "FPL TAKEOVER PROPOSAL" in
Section 4.03(a) shall be deemed to be references to "35%"), in which event the Termination Fee shall be immediately payable upon the first to occur of such events.

    (c) In the event that (i) following the Entergy Shareholder Approval, an Entergy Takeover Proposal shall have been made known to Entergy or any of its subsidiaries or shall have been made directly to Entergy's shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an Entergy Takeover Proposal and thereafter this Agreement is terminated by either FPL or Entergy pursuant to Section 7.01(b)(i),
(ii) prior to or during the Entergy Shareholders Meeting (or any subsequent meeting of Entergy shareholders at which it is proposed that the Entergy Merger be approved), an Entergy Takeover Proposal shall have been publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make an Entergy Takeover Proposal and thereafter this Agreement is terminated by either FPL or Entergy pursuant to Section 7.01(b)(ii), (iii) this Agreement is terminated by Entergy pursuant to Section 7.01(g) or
(iv) this Agreement is terminated by FPL pursuant to Section 7.01(i)(i) or
(iii), then Entergy shall immediately pay FPL the Termination Fee, payable by wire transfer of same day funds; PROVIDED, HOWEVER, that no Termination Fee shall be payable to FPL (x) pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination Entergy or any of its subsidiaries enters into any Entergy

Acquisition Agreement or consummates any Entergy Takeover Proposal, in either case with the person (or an affiliate of such person) that made the Entergy Takeover Proposal referred to in clause (i) of this paragraph (c), or (y) pursuant to clause (ii) of this paragraph (c) unless and until within 24 months of such termination Entergy or any of its subsidiaries enters into any Entergy Acquisition Agreement or consummates any Entergy Takeover Proposal (for the purposes of the foregoing proviso the terms "ENTERGY ACQUISITION AGREEMENT" and "ENTERGY TAKEOVER PROPOSAL" shall have the meanings assigned to such terms in
Section 4.04 except that the references to "20%" in the definition of "ENTERGY TAKEOVER PROPOSAL" in Section 4.04(a) shall be deemed to be references to "35%"), in which event the Termination Fee shall be immediately payable upon the first to occur of such events.

    (d) If this Agreement is terminated by FPL or Entergy pursuant to Section 7.01(b)(i) (after an FPL Takeover Proposal shall have been made known to FPL or any of its subsidiaries or has been made directly to FPL's shareholders or any person shall have publicly announced an intention (whether or not conditional) to make an FPL Takeover Proposal) or Section 7.01(b)(iii) (after the public disclosure of an FPL Takeover Proposal or the announcement by any person of the intention whether or not conditional) to make an FPL Takeover Proposal), by Entergy pursuant to Section 7.01(j)(i) or (iii) or by FPL pursuant to Section 7.01(d), FPL shall reimburse Entergy promptly upon demand, but in no event later than three business days after the date of such demand, by wire transfer of same day funds, for all fees and expenses, incurred or paid by or on behalf of, Entergy in connection with the Mergers or the transactions contemplated by this Agreement, including all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Entergy; PROVIDED, HOWEVER, that FPL shall not be obligated to make payments pursuant to this Section 5.09(d) in excess of $25,000,000 in the aggregate.

    (e) If this Agreement is terminated by FPL or Entergy pursuant to Section 7.01(b)(i) (after an Entergy Takeover Proposal shall have been made known to Entergy or any of its subsidiaries or has been made directly to Entergy's shareholders or any person shall have publicly announced an intention (whether or not conditional) to make an Entergy Takeover Proposal) or Section 7.01(b)(ii) (after the public disclosure of an Entergy Takeover Proposal or the announcement by any person of the intention (whether or not conditional) to make an Entergy Takeover Proposal), by FPL pursuant to Section 7.01(i)(i) or (iii) or by Entergy pursuant to Section 7.01(g), Entergy shall reimburse FPL promptly upon demand, but in no event later than three business days after the date of such demand, by wire transfer of same day funds, for all fees and expenses incurred, or paid by or on behalf of, FPL in connection with the Mergers or the transactions contemplated by this Agreement, including all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to FPL; PROVIDED, HOWEVER, that Entergy shall not be obligated to make payments pursuant to this
Section 5.09(e) in excess of $25,000,000 in the aggregate.

    (f) FPL acknowledges that the agreements contained in Sections 5.09(b) and 5.09(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Entergy would not enter into this Agreement; accordingly, if FPL fails promptly to pay the amount due pursuant to Section 5.09(b) or 5.09(d), and, in order to obtain such payment, Entergy commences a suit that results in a judgment against FPL for the fees set forth in Section 5.09(b) or 5.09(d), FPL shall pay to Entergy its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

    (g) Entergy acknowledges that the agreements contained in Sections
5.09(c) and 5.09(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FPL would not enter into this Agreement; accordingly, if Entergy fails promptly to pay the amount due pursuant to Section 5.09(c) or 5.09(e), and, in order to obtain such payment, FPL commences a suit that results in a judgment against Entergy for the fees set forth in Section 5.09(c) or 5.09(e), Entergy shall pay to FPL its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

    Section 5.10. PUBLIC ANNOUNCEMENTS. FPL and Entergy will consult with each other before issuing, and provide each other the reasonable opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Mergers, and shall not issue any such press release or make any such public statement prior to such consultation, except as any party, after consultation with counsel, may determine is required by applicable law.

    Section 5.11. AFFILIATES. As soon as practicable after the date of this Agreement, FPL shall deliver to Entergy, and Entergy shall deliver to FPL, a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the respective shareholders of Entergy and FPL, "affiliates" of FPL or Entergy, as the case may be, for purposes of Rule 145 under the Securities Act. FPL and Entergy shall use their respective reasonable best efforts to cause each such person to deliver to the Company as of the Closing Date, a written agreement substantially in the form attached as Exhibit D hereto.

    Section 5.12. NYSE LISTING. The Company shall use its reasonable best efforts to cause the shares of Company Common Stock issuable to FPL's shareholders and Entergy's shareholders as contemplated by this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

    Section 5.13. SHAREHOLDER LITIGATION. Each of FPL and Entergy shall give the other the reasonable opportunity to consult concerning the defense of any shareholder litigation against FPL or Entergy, as applicable, or any of their respective directors relating to the transactions contemplated by this Agreement.

    Section 5.14. TAX TREATMENT. Each of FPL and Entergy shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action, or fail to take any action, that would, or would reasonably be expected to, result in (i) the inability of either of the Mergers to constitute a tax-free transaction governed by Section 351 of the Code or (ii) the inability of FPL or Entergy to obtain the opinions of counsel referred to in Sections 6.02(c) and 6.03(c).

    Section 5.15. COMMON STOCK REPURCHASES. FPL shall use commercially reasonable efforts to purchase prior to the Closing at prevailing market prices to the extent possible shares of FPL Common Stock for an aggregate consideration of $570,000,000 (which amount includes amounts remaining from FPL's common stock repurchase program announced prior to the date of this Agreement), and Entergy shall use commercially reasonable efforts to purchase prior to the Closing at prevailing market prices to the extent possible shares of Entergy Common Stock for an aggregate consideration of $430,000,000 (which amount includes amounts remaining from Entergy's common stock repurchase program announced prior to the date of this Agreement). Notwithstanding the foregoing, FPL or Entergy, as applicable, shall not be required to make any such purchases to the extent that (after considering factors including (i) the performance of the FPL Common Stock or the Entergy Common Stock, as applicable, in relation to the Standard & Poor's Electric Utility Index, (ii) whether such purchases are consistent with establishing with Standard & Poor's Corporation a BBB+ credit rating for the Company and maintaining with Standard & Poor's Corporation satisfactory credit ratings for FPL and its subsidiaries or Entergy and its subsidiaries, as applicable, (iii) the likelihood of the Closing occurring, (iv) whether such purchases would allow adequate resources to fund capital expenditures and
(v) whether such purchases would be consistent with applicable law) FPL or Entergy, as applicable, reasonably determines that it would be imprudent to make such repurchases. FPL and Entergy shall consult on a regular basis concerning the purchases described in the first sentence of this Section 5.15 and cooperate in connection therewith. Neither FPL nor Entergy shall purchase shares pursuant to this Section 5.15 if it is reasonably likely that such purchases would result in the failure of the closing conditions set forth in Sections 6.02(c) and 6.03(c) or the failure of the Mergers and the other transactions contemplated hereby to be treated as a "purchase" of Entergy by FPL under GAAP.

    Section 5.16. STANDSTILL AGREEMENTS; CONFIDENTIALITY AGREEMENTS. During the period from the date of this Agreement through the Effective Time, neither FPL nor Entergy shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party unless required by applicable law. During such period, FPL or Entergy, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

        Section 6.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGERS. The respective obligation of each party to effect the Mergers is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) SHAREHOLDER APPROVALS. Each of the Entergy Shareholder Approval and the FPL Shareholder Approval shall have been obtained.

        (b) NO INJUNCTIONS OR RESTRAINTS. No (i) temporary restraining order or preliminary or permanent injunction or other order by any Federal or state court of competent jurisdiction preventing consummation of either of the Mergers or (ii) applicable Federal or state law prohibiting consummation of either of the Mergers (collectively, "RESTRAINTS") shall be in effect.

        (c) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (d) NYSE LISTING. The shares of Company Common Stock issuable to FPL's shareholders and Entergy's shareholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

    Section 6.02. CONDITIONS TO OBLIGATIONS OF FPL. The obligation of FPL to effect the FPL Merger is further subject to satisfaction or waiver of the following conditions:

           (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Entergy set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Entergy.

           (b) PERFORMANCE OF OBLIGATIONS OF ENTERGY. Entergy shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

           (c) TAX OPINION. FPL shall have received from Cravath, Swaine & Moore, counsel to FPL, on the Closing Date, its opinion dated as of such date or no more than two days prior thereto, stating that the FPL Merger will be treated for Federal income tax purposes as a tax-free transaction governed by Section 351 of the Code. In rendering such opinion, counsel for FPL shall be entitled to rely upon representations of officers of FPL and Entergy substantially in the form set forth in Section 6.02(c) of the Entergy Disclosure Letter.

           (d) STATUTORY APPROVALS. The FPL Required Statutory Approvals and the Entergy Required Statutory Approvals shall have been obtained (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) under the HSR Act applicable to the Mergers and the transactions contemplated by this Agreement) at or prior to the Effective Time, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (i) the Company and its prospective subsidiaries taken as a whole or (ii) Entergy and its subsidiaries taken as a whole. A "FINAL ORDER" means action by the relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

           (e) NO MATERIAL ADVERSE EFFECT. Except as disclosed in the Entergy SEC Reports filed prior to the date of this Agreement or
       Section 3.02(f) of the Entergy Disclosure Letter, since December 31, 1999, there shall not have been any change, event or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Entergy.

           (f) CLOSING CERTIFICATES. FPL shall have received a certificate signed by an executive officer of Entergy, dated the Effective Time, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(e) have been satisfied.

    Section 6.03. CONDITIONS TO OBLIGATIONS OF ENTERGY. The obligation of Entergy to effect the Entergy Merger is further subject to satisfaction or waiver of the following conditions:

           (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of FPL set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on FPL.

           (b) PERFORMANCE OF OBLIGATIONS OF FPL. FPL shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

           (c) TAX OPINION. Entergy shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Entergy, on the Closing Date, its opinion, dated as of such date or no more than two days prior thereto, stating that the Entergy Merger will be treated for Federal income tax purposes as a tax-free transaction governed by Section 351 of the Code. In rendering such opinion, counsel for Entergy shall be entitled to rely upon representations of officers of FPL and Entergy substantially in the form set forth in Section 6.02(c) of the Entergy Disclosure Letter.

           (d) STATUTORY APPROVALS. The FPL Required Statutory Approvals and the Entergy Required Statutory Approvals shall have been obtained (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) under the HSR Act applicable to the Mergers and the transactions contemplated by this Agreement) at or prior to the Effective Time, such approvals shall have become Final Orders and such Final Orders shall not impose terms or conditions that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (i) the Company and its prospective subsidiaries taken as a whole or (ii) FPL and its subsidiaries taken as a whole.

           (e) NO MATERIAL ADVERSE EFFECT. Except as disclosed in the FPL SEC Reports filed prior to the date of this Agreement or Section 3.01(f) of the FPL Disclosure Letter, since December 31, 1999, there shall not have been any change, event or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on FPL.

           (f) CLOSING CERTIFICATES. Entergy shall have received a certificate signed by an executive officer of FPL, dated the Effective Time, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.03(a), 6.03(b) and 6.03(e) have been satisfied.

    Section 6.04. FRUSTRATION OF CLOSING CONDITIONS. Neither FPL nor Entergy may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Mergers and the other transactions contemplated by this Agreement, to the extent required by and subject to Section 5.05.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

    Section 7.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or (other than pursuant to clauses
(d) and (g) below) after the Entergy Shareholder Approval or the FPL Shareholder
Approval:

    (a) by mutual written consent of FPL and Entergy;

    (b) by either FPL or Entergy:

    (i) if the Mergers shall not have been consummated by April 30, 2002 (the "INITIAL TERMINATION DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Mergers to be consummated by such time; and PROVIDED, FURTHER, that, if on the Initial Termination Date the conditions to the Closing set forth in Sections 6.02(d) and/ or 6.03(d) shall not have been fulfilled but all other conditions to the Closing shall have been fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to October 31, 2002;

    (ii) if the Entergy Shareholder Approval shall not have been obtained at an Entergy Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

    (iii) if the FPL Shareholder Approval shall not have been obtained at an FPL Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

    (iv) if any Restraint having any of the effects set forth in Section 6.01(b) shall be in effect and shall have become final and nonappealable; PROVIDED that the party seeking to terminate this Agreement pursuant to this
Section 7.01(b)(iv) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint; or

    (v) if any condition to the obligation of such party to consummate the FPL Merger or the Entergy Merger, as applicable, set forth in Section 6.02 (in the case of FPL) or in Section 6.03 (in the case of Entergy) becomes incapable of satisfaction prior to the Initial Termination Date (or, if the Initial Termination Date is extended in accordance with the second proviso to Section 7.01(b)(i), such date as extended); PROVIDED, HOWEVER, in the case of Section 6.02(d) and 6.03(d), the Initial Termination Date shall refer to such date as it may be extended pursuant to the second proviso to Section 7.01(b)(i); and

PROVIDED FURTHER, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

    (c) by FPL, if Entergy shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(A) would give rise to the failure of a condition set forth in Section
6.02(a) or (b), and (B) is incapable of being cured by Entergy or is not cured by Entergy within 30 days following receipt of written notice from FPL of such breach or failure to perform;

    (d) by FPL in accordance with Section 4.03(b); PROVIDED that, in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, FPL shall have complied with Section 4.03 and with applicable requirements, including the payment of the Termination Fee, of Section 5.09;

    (e) by FPL, if Entergy or any of its directors or officers shall participate in discussions or negotiations in breach (other than in immaterial respects) of
Section 4.04;

    (f) by Entergy, if FPL shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(A) would give rise to the failure of a condition set forth in Section 6.03(a) or (b), and (B) is incapable of being cured by FPL or is not cured by FPL within 30 days following receipt of written notice from Entergy of such breach or failure to perform;

    (g) by Entergy in accordance with Section 4.04(b); PROVIDED that, in order for the termination of this Agreement pursuant to this paragraph (g) to be deemed effective, Entergy shall have complied with Section 4.04 and with applicable requirements, including the payment of the Termination Fee, of
Section 5.09;

    (h) by Entergy, if FPL or any of its directors or officers shall participate in discussions or negotiations in breach (other than in immaterial respects) of
Section 4.03;

    (i) by FPL, if the Board of Directors of Entergy (or any committee thereof)
(i) shall have withdrawn or modified, or proposed publicly to withdraw or modify, the approval or recommendation by such Board of Directors of this Agreement or the Entergy Merger, (ii) shall fail to reaffirm such approval or recommendation within 10 business days of receipt of FPL's written request at any time when an Entergy Takeover Proposal shall have been made and not rejected by the Board of Directors of Entergy or (iii) shall have approved or recommended, or proposed to approve or recommend, an Entergy Takeover Proposal; or

    (j) by Entergy, if the Board of Directors of FPL (or any committee thereof)
(i) shall have withdrawn or modified, or proposed publicly to withdraw or modify, the approval or recommendation by such Board of Directors of this Agreement or the FPL Merger, (ii) shall fail to reaffirm such approval or recommendation within 10 business days of receipt of Entergy's written request at any time when an FPL Takeover Proposal shall have been made and not rejected by the Board of Directors of FPL or (iii) shall have approved or recommended, or proposed to approve or recommend, an FPL Takeover Proposal.

    Section 7.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Entergy or FPL as provided in Section 7.01, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of FPL or Entergy, other than the provisions of
Section 5.09, this Section 7.02 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such termination shall not relieve any party of any liability or damages resulting from its willful and material breach of this Agreement (including any such case in which a Termination Fee is, or any expenses of

FPL or Entergy in connection with the transactions contemplated by this Agreement are, payable pursuant to Section 5.09 to FPL or Entergy, as the case may be (the "INJURED PARTY"), to the extent any such liability or damage suffered by the Injured Party exceeds the amount of the Termination Fee and any expenses payable pursuant to Section 5.09 to the Injured Party).

    Section 7.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after the FPL Shareholder Approval or the Entergy Shareholder Approval; PROVIDED, HOWEVER, that after any such approval, there shall not be made any amendment that by law requires further approval by the shareholders of FPL or Entergy without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    Section 7.04. EXTENSION; WAIVER. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

    Section 7.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or material waiver pursuant to Section 7.04 shall, in order to be effective, require, in the case of FPL or Entergy, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

    Section 8.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

    Section 8.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to FPL, to

       FPL Group, Inc.
       700 Universe Boulevard
       Juno Beach, Florida 33408
       Telecopy No.: (561) 691-7177
       Attention: Dennis P. Coyle

       with a copy to:

       Cravath, Swaine & Moore
       825 Eighth Avenue
       New York, New York 10019
       Telecopy No.: (212) 474-3700
       Attention: George W. Bilicic, Jr.

       (b) if to Entergy, to

       Entergy Corporation
       639 Loyola Avenue
       New Orleans, Louisiana 70113
       Telecopy No.: (504) 576-2977
       Attention: Michael G. Thompson
       with a copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       4 Times Square
       New York, New York 10036
       Telecopy No.: (212) 735-2000
       Attention: Sheldon S. Adler

    Section 8.03. DEFINITIONS. For purposes of this Agreement:

    (a) an "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise; (b) "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used in connection with FPL, Entergy or the Company, any change, effect, event, occurrence or state of facts (i) that is materially adverse to the business, assets, properties, financial condition or results of operations of such person and its subsidiaries taken as a whole or (ii) that prevents such person from performing its material obligations under this Agreement or prevents consummation of the transactions contemplated hereby; (c) "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and (d) "SUBSIDIARY" means, with respect to any person, any other person, whether incorporated or unincorporated, of which more than 50% of either the equity interests in, or the voting control of, such other person is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such first person.

    Section 8.04. INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

    Section 8.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

    Section 8.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES.This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (except for Section 7 thereof) (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (including Section 7 of the Confidentiality Agreement) and
(ii) except for the provisions of Section 5.08, are not intended to confer upon any person other than the parties any rights or remedies.

    Section 8.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

    Section 8.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    Section 8.09. ENFORCEMENT. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Federal court located in the Borough of Manhattan in The City of New York, or if such court does not have jurisdiction, in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Federal court located in the Borough of Manhattan in The City of New York, or if such court does not have jurisdiction, in any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the Borough of Manhattan in The City of New York, or if such court does not have jurisdiction, in any New York state court.

    Section 8.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

    Section 8.11. WAIVER OF JURY TRIAL. Each party to this Agreement waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

    IN WITNESS WHEREOF, FPL Group, Inc., Entergy Corporation, the Company, Merger Sub A and Merger Sub B have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                                       FPL GROUP, INC.,

                                                       by   /s/ JAMES L. BROADHEAD
                                                            -----------------------------------------
                                                            Name: James L. Broadhead
                                                            Title: Chairman and Chief Executive
                                                            Officer

                                                       ENTERGY CORPORATION,

                                                       by   /s/ J. WAYNE LEONARD
                                                            -----------------------------------------
                                                            Name: J. Wayne Leonard
                                                            Title: Chief Executive Officer

                                                       WCB HOLDING CORP.,

                                                       by   /s/ DENNIS P. COYLE
                                                            -----------------------------------------
                                                            Name: Dennis P. Coyle
                                                            Title: Vice President and Secretary

                                                       RANGER ACQUISITION CORP.,

                                                       by   /s/ DENNIS P. COYLE
                                                            -----------------------------------------
                                                            Name: Dennis P. Coyle
                                                            Title: Vice President and Secretary

                                                       RING ACQUISITION CORP.,

                                                       by   /s/ J. WAYNE LEONARD
                                                            -----------------------------------------
                                                            Name: J. Wayne Leonard
                                                            Title: President

                                                                       EXHIBIT A
                                                         TO THE MERGER AGREEMENT

                  FORM OF CERTIFICATE OF INCORPORATION OF THE
                        COMPANY AS OF THE EFFECTIVE TIME

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 [            ]

    [            ], a corporation organized and existing under the laws of the
State of Delaware (the "Corporation"), DOES HEREBY CERTIFY AS FOLLOWS:

    1. The name of the corporation is [            ] and the name under which
the corporation was originally incorporated is WCB Holding Corp. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 25, 2000.

    2. This Restated Certificate of Incorporation, having been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL") and by the unanimous written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL, restates and integrates and further amends the provisions of the Certificate of Incorporation as amended or supplemented heretofore. As so restated and integrated and further amended, the Restated Certificate of Incorporation (hereinafter, this "Certificate of Incorporation") reads as follows:

                                 ARTICLE FIRST
                                      NAME
                  THE NAME OF THE CORPORATION IS             .

                                 ARTICLE SECOND
                               REGISTERED OFFICE

    The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                 ARTICLE THIRD
                                    PURPOSE

    The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the DGCL.

                                 ARTICLE FOURTH
                                 CAPITAL STOCK

    (a) The aggregate number of shares of stock that the Corporation shall have
authority to issue is [    ] shares, consisting of [    ]shares of Common Stock,
par value $.01 per share (the "Common Stock"), and [ ] shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

    (b) The Board of Directors of the Corporation shall have the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of Preferred Stock into series and, with respect to each such series, to determine by resolution or resolutions the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any such series of Preferred Stock to the full extent now or hereafter permitted by the law of the State of Delaware. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

    (c) Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors of the Corporation in its discretion shall determine. Nothing in this ARTICLE FOURTH shall limit the power of the Board of Directors to create a series of Preferred Stock with dividends the rate of which is calculated by reference to, and the payment of which is concurrent with, dividends on shares of Common Stock. 3

    (d) In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the rights of the holders of any series of the Preferred Stock, the net assets of the Corporation available for distribution to stockholders of the Corporation shall be distributed PRO RATA to the holders of the Common Stock in accordance with their respective rights and interests. If the assets of the Corporation are not sufficient to pay the amounts, if any, owing to holders of shares of Preferred Stock in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of the series of Preferred Stock. Neither the merger or consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph except to the extent specifically provided for herein. Nothing in this ARTICLE FOURTH shall limit the power of the Board of Directors to create a series of Preferred Stock for which the amount to be distributed upon any liquidation, dissolution or winding up of the Corporation is calculated by reference to, and the payment of which is concurrent with, the amount to be distributed to the holders of shares of Common Stock.

    (e) Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors as to the shares of any series of Preferred Stock, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meetings of stockholders.

    (f) Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of any outstanding shares of Common Stock shall vote together as a class, and every holder of Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Common Stock standing in such holder's name on the books of the Corporation; PROVIDED, HOWEVER, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to applicable law. Subject to the rights of the holders of any series of Preferred Stock, stockholders of the Corporation shall not have any preemptive rights to subscribe for additional issues of stock of the Corporation and no stockholder will be permitted to cumulate votes at any election of directors.

                                 ARTICLE FIFTH
                               BOARD OF DIRECTORS

    (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise fixed by or pursuant to the provisions of ARTICLE FOURTH of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, and subject to Section 2.11 of the By-laws of the Corporation, the Board of Directors shall consist of 15 directors or such other number as may be determined from time to time by the Board of Directors (as so adjusted, the "entire Board of Directors"). The Board of Directors may increase or decrease the number of directors by resolution adopted by a majority of the entire Board of Directors; PROVIDED, HOWEVER, that no decrease in the number of directors so made by the Board of Directors shall shorten the term of any incumbent director and PROVIDED FURTHER that any such increase or decrease (including any change fixed by or pursuant to the provisions of ARTICLE FOURTH of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock) prior to the earlier of (x) the occurrence of the first vacancy on the Board of Directors with respect to a Ranger Director (as defined in Section 2.11(c) of the By-laws) following the 12-month anniversary of the Effective Time (as such term is defined in the Agreement and Plan of Merger dated as of July 30, 2000, by and among Ranger, Ring, the Corporation, Ranger Acquisition Corp. and Ring Acquisition Corp.) and (y) the third annual stockholders' meeting of the Corporation that occurs following the end of the calendar year in which the Effective Time occurs shall require the affirmative vote of at least two-thirds of the entire Board of Directors. Except as otherwise provided by or pursuant to the provisions of ARTICLE FOURTH of this Certificate of Incorporation with respect to any directors elected by the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation, at each annual meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the By-laws of the Corporation, directors shall be elected and each director shall hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, incapacity, resignation or removal from office in accordance with applicable law or pursuant to an order of a court of competent jurisdiction. The election of directors need not be by written ballot.

    (b) Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE FOURTH of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, and subject to
Section 2.11 of the By-laws of the Corporation, any vacancy on the Board of Directors of the Corporation resulting from death, incapacity, resignation, removal or other cause and any newly created directorship resulting from any increase in the authorized number of directors between annual meetings of stockholders shall be filled only by the vote of a majority of the directors then in office, even though less than a quorum, and any director so chosen shall hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or his or her earlier death, incapacity, resignation or removal from office in accordance with applicable law or pursuant to an order of a court of competent jurisdiction.

    (c) A director may be removed from office with or without cause; PROVIDED, HOWEVER, that, subject to applicable law, any director elected by the holders of any series of Preferred Stock may be removed without cause only by the holders of a majority of the shares of such series of Preferred Stock.

                                 ARTICLE SIXTH
                             ACTION BY STOCKHOLDERS

    (a) Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. Subject to paragraph (b) below, the ability of the stockholders to call a special meeting is hereby specifically denied.

    (b) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation, if any, shall have the right, voting separately as a class or series, as applicable, to elect directors at an annual or special meeting of stockholders, the calling of special meetings of the holders of such series shall be governed by the terms of the applicable resolution or resolutions of the Board of Directors adopted pursuant to ARTICLE FOURTH of this Certificate of Incorporation.

                                ARTICLE SEVENTH
                   AMENDMENT OF CERTIFICATE OF INCORPORATION

    (a) The Corporation reserves the right to supplement, amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware and this Certificate of Incorporation, and all rights conferred on shareholders, directors and officers herein, if any, are granted subject to this reservation.

    (b) Prior to the date on which Section 2.11 of the By-laws of the Corporation terminates according to its terms, any action by the Board of Directors relating to any proposed amendment to or modification of ARTICLE FIFTH of this Certificate of Incorporation or this sentence shall require the affirmative vote of at least two-thirds of the entire Board.

                                 ARTICLE EIGHTH
                              AMENDMENT OF BY-LAWS

    In furtherance and not in limitation of the powers conferred upon it by law, except as otherwise provided in Sections 2.11 and 3.03 of the By-laws of the Corporation as in effect on the date of this Certificate of Incorporation, the Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation by the affirmative vote of a majority of the entire Board of Directors.

                                 ARTICLE NINTH
                            LIMITATION OF LIABILITY

    Except to the extent elimination or limitation of liability is not permitted by applicable law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty in such capacity. Any repeal or modification of this ARTICLE NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                                 ARTICLE TENTH
                           LIABILITY OF STOCKHOLDERS

    The holders of the capital stock of the Corporation shall not be personally liable for the payment of the Corporation's debts, and the private property of the holders of the capital stock of the Corporation shall not be subject to the payment of debts of the Corporation to any extent whatsoever.

    IN WITNESS WHEREOF, I, the [Insert Title] of the Corporation, have executed
this Restated Certificate of Incorporation as of the   day of         , 2000,
and DO HEREBY CERTIFY under the penalties of perjury that the facts stated in this Restated Certificate of Incorporation are true.

                                                          By
                                                               ------------------------
                                                               Name:
                                                               Title:

                                                                       EXHIBIT B
                                                         TO THE MERGER AGREEMENT

                         FORM OF BY-LAWS OF THE COMPANY
                            AS OF THE EFFECTIVE TIME

                              AMENDED AND RESTATED
                                    BY-LAWS

                                       OF


                      EFFECTIVE AS OF [                 ]

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                             --------

                                      ARTICLE I
                                    STOCKHOLDERS

Section 1.01.  Place of Stockholders' Meetings.............................      1
Section 1.02.  Day and Time of Annual Meetings of Stockholders.............      1
Section 1.03.  Purposes of Annual Meetings.................................      1
Section 1.04.  Special Meetings of Stockholders............................      2
Section 1.05.  Notice of Meetings of Stockholders..........................      2
Section 1.06.  Quorum of Stockholders......................................      2
Section 1.07.  Chairman of the Board and Secretary of Meeting..............      3
Section 1.08.  Voting by Stockholders......................................      3
Section 1.09.  Proxies.....................................................      3
Section 1.10.  Inspectors..................................................      3
Section 1.11.  List of Stockholders........................................      3
Section 1.12.  Fixing of Record Date for Determination of Stockholders of
               Record......................................................      3

                                     ARTICLE II
                                      DIRECTORS

Section 2.01.  Method of Election..........................................      4
Section 2.02.  Resignations and Vacancies on Board.........................      5
Section 2.03.  Meetings of the Board.......................................      5
Section 2.04.  Quorum and Action...........................................      5
Section 2.05.  Presiding Officer and Secretary of Meeting..................      6
Section 2.06.  Action by Consent without Meeting...........................      6
Section 2.07.  Standing Committees.........................................      6
Section 2.08.  Meetings of Committees......................................      7
Section 2.09.  Quorum of Committee.........................................      7
Section 2.10.  Other Committees............................................      7
Section 2.11.  Representation on the Board.................................      7

                                     ARTICLE III
                                      OFFICERS

Section 3.01.  Officers, Titles, Elections, Terms..........................      8
Section 3.02.  Powers and Duties of Officers...............................      9
Section 3.03.  Employment Agreements.......................................      9

                                     ARTICLE IV
                                   INDEMNIFICATION

Section 4.01.  Indemnification.............................................      9
Section 4.02.  Insurance, Contracts and Funding............................     10
Section 4.03.  Indemnification; Not Exclusive Right........................     10
Section 4.04.  Advancement of Expenses.....................................     10
Section 4.05.  Indemnification Procedures; Presumptions and Effect of
               Certain Proceedings; Remedies; Definitions..................     10
Section 4.06.  Indemnification of Employees and Agents.....................     13
Section 4.07.  Severability................................................     13

                                                                               PAGE
                                                                             --------

                                      ARTICLE V
                                    CAPITAL STOCK

Section 5.01.  Stock Certificates..........................................     14
Section 5.02.  Record Ownership............................................     14
Section 5.03.  Transfer of Record Ownership................................     14
Section 5.04.  Transfer Agent; Registrar; Rules Respecting Certificates....     14

                                     ARTICLE VI
                         SECURITIES HELD BY THE CORPORATION

Section 6.01.  Voting......................................................     14
Section 6.02.  General Authorization to Transfer Securities Held by the
               Corporation.................................................     15

                                     ARTICLE VII
                                AMENDMENT OF BY-LAWS

Section 7.01.  Amendment...................................................     15

                                    ARTICLE VIII
                                  OFFICES AND AGENT

Section 8.01.  Registered Office and Agent.................................     15
Section 8.02.  Other Offices...............................................     15

                          AMENDED AND RESTATED BY-LAWS
                                       OF
                               [               ]
                 (A CORPORATION ORGANIZED UNDER THE LAWS OF THE
                     STATE OF DELAWARE, THE "CORPORATION")
                        (EFFECTIVE AS OF [            ])

                                   ARTICLE I
                                  STOCKHOLDERS

    Section 1.01. PLACE OF STOCKHOLDERS' MEETINGS. All meetings of the stockholders of the Corporation shall be held at such place or places, within or outside the State of Delaware, as may be fixed by the Corporation's Board of Directors (the "Board", and each member thereof a "Director") from time to time or as shall be specified in the respective notices thereof.

    Section 1.02. DAY AND TIME OF ANNUAL MEETINGS OF STOCKHOLDERS. An annual meeting of stockholders shall be held at such date and hour as shall be determined by the Board and designated in the notice thereof. Any previously scheduled annual meeting of stockholders may be postponed by action of the Board taken prior to the time previously scheduled for such annual meeting of stockholders.

    Section 1.03. PURPOSES OF ANNUAL MEETINGS. (a) Subject to the rights of the holders of any series of Preferred Stock of the Corporation, at each annual meeting, the stockholders shall elect the Directors. At any such annual meeting any other business properly brought before the meeting may be transacted.

    (b) To be properly brought before an annual meeting, business must be
(i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board or (iii) otherwise properly brought before the meeting by a stockholder who is a holder of record at the time of the giving of notice provided for in this Section 1.03(b), who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 1.03(b). For business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder actions under applicable law and the stockholder must have given written notice thereof, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation (the "Secretary") at the principal executive offices of the Corporation, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (provided, that the first such anniversary date occurring after the effective date of these
By-laws shall be deemed to be [      ]). Any such notice shall set forth as to
each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and, in the event that such business includes a proposal to amend either the Restated Certificate of Incorporation of the Corporation (the "Certificate") or these By-laws, the text of the proposed amendment; (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business;
(iii) the class and number of shares of the Corporation that are beneficially owned by the stockholder; (iv) any material interest of the stockholder in such business; and (v) if the stockholder intends to solicit proxies in support of such stockholder's proposal, a representation to that effect. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting and such stockholder's proposal has been included in a proxy statement that has been prepared by management of the Corporation to solicit proxies for such annual meeting; PROVIDED, HOWEVER, that if such stockholder does not appear or send a qualified representative to present such proposal at such annual meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation. No business shall be conducted at an annual meeting of stockholders except in accordance with this Section 1.03(b), and the presiding officer of any annual meeting of stockholders may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures or if the stockholder solicits proxies in support of such stockholder's proposal without such stockholder having made the representation required by clause (v) of the second preceding sentence.

    Section 1.04. SPECIAL MEETINGS OF STOCKHOLDERS. (a) Except as otherwise expressly required by the Certificate or applicable law and subject to the rights of the holders of any series of Preferred Stock of the Corporation, special meetings of the stockholders or of any class or series entitled to vote may be called for any purpose or purposes by the Chairman of the Board or by a majority vote of the entire Board of Directors, as defined in the Certificate (the "entire Board"), to be held at such place (within or without the State of Delaware), date and hour as shall be determined by the Chairman or the Board, as applicable, and designated in the notice thereof. At any such special meeting any business properly brought before the meeting may be transacted.

    (b) To be properly brought before a special meeting, business must be
(i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board or (ii) otherwise properly brought before the meeting by or at the direction of the Board. No business shall be conducted at a special meeting of stockholders except in accordance with this Section
1.04(b) or as required by applicable law.

    Section 1.05. NOTICE OF MEETINGS OF STOCKHOLDERS. Except as otherwise expressly required by the Certificate or applicable law, not less than ten days nor more than 60 days before the date of every annual or special stockholders' meeting the Secretary shall cause to be delivered to each stockholder of record entitled to vote at such meeting notice stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise expressly required by applicable law, notice of any adjourned meeting of stockholders need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken. Any notice, if mailed, shall be deemed to be given when deposited in the United States mail, postage prepaid, addressed to the stockholder at the address for notices to such stockholder as it appears on the books of the Corporation.

    Section 1.06. QUORUM OF STOCKHOLDERS. (a) Unless otherwise expressly required by the Certificate or applicable law, at any meeting of the stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast thereat shall constitute a quorum for the entire meeting, notwithstanding the withdrawal of stockholders entitled to cast a sufficient number of votes in person or by proxy to reduce the number of votes represented at the meeting below a quorum. Shares of the Corporation's stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in an election of the directors of such other corporation is held by the Corporation, shall neither be counted for the purpose of determining the presence of a quorum nor be entitled to vote at any meeting of the stockholders; PROVIDED, HOWEVER, that the foregoing shall not limit the right of the Corporation to vote stock, including its own stock, held by it in a fiduciary capacity.

    (b) At any meeting of the stockholders at which a quorum shall be present, a majority of those present in person or by proxy may adjourn the meeting from time to time. Whether or not a quorum is present, the officer presiding thereat shall have power to adjourn the meeting from time to time. Except as otherwise expressly required by applicable law, notice of any adjourned meeting other than announcement at the meeting at which an adjournment is taken shall not be required to be given.

    (c) At any adjourned meeting, any business may be transacted that might have been transacted at the meeting originally called, but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof unless a new record date is fixed by the Board.

    Section 1.07. CHAIRMAN OF THE BOARD AND SECRETARY OF MEETING. The Chairman of the Board or, in his or her absence, another officer of the Corporation designated by the Chairman of the Board, shall preside at meetings of the stockholders. The Secretary shall act as secretary of the meeting, or in the absence of the Secretary, an Assistant Secretary of the Corporation shall so act, or if neither is present, then the presiding officer may appoint a person to act as secretary of the meeting.

    Section 1.08. VOTING BY STOCKHOLDERS. (a) Except as otherwise expressly required by the Certificate or applicable law, at every meeting of the stockholders each stockholder of record shall be entitled to the number of votes specified in the Certificate (or, with respect to any series of Preferred Stock, in the applicable certificate of designations providing for the creation of such series), in person or by proxy, for each share of stock standing in his or her name on the books of the Corporation on the date fixed pursuant to the provisions of Section 1.12 of these By-laws as the record date for the determination of the stockholders who shall be entitled to receive notice of and to vote at such meeting.

    (b) When a quorum is present at any meeting of the stockholders, all questions shall be decided by the vote of a majority in voting power of the stockholders present in person or by proxy and entitled to vote at such meeting, unless the question is one upon which by express provision of law, the rules or regulations of any stock exchange or governmental or regulatory body applicable to the Corporation, the Certificate or these By-laws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

    (c) Except as otherwise expressly required by applicable law, the vote at any meeting of stockholders on any question need not be by ballot, unless so directed by the presiding officer of the meeting.

    Section 1.09. PROXIES. Any stockholder entitled to vote at any meeting of stockholders may vote either in person or by his or her attorney-in-fact or proxy.

    Section 1.10. INSPECTORS. Prior to each meeting of stockholders, the Board shall appoint not less than two nor more than seven inspectors of election who shall have such duties and perform such functions in connection with the meeting as shall be determined by the Board.

    Section 1.11. LIST OF STOCKHOLDERS. (a) At least ten days before every meeting of stockholders, the officer who has charge of the stock ledger of the Corporation shall cause to be prepared and made a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder.

    (b) Such list shall be open to examination by any stockholder for any purpose germane to the meeting as required by applicable law.

    (c) The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this
Section 1.11 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

    Section 1.12. FIXING OF RECORD DATE FOR DETERMINATION OF STOCKHOLDERS OF RECORD. (a) The Board may fix a date as the record date for the purpose of determining the stockholders entitled to notice of, or to vote at, any meeting of the stockholders or any adjournment thereof, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 days nor less than ten days before the date of a meeting of the stockholders. If no record date is fixed by the Board, the record date for determining the stockholders entitled to notice of or to vote at a stockholders' meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; PROVIDED, HOWEVER, that the Board may fix a new record date for the adjourned meeting.

    (b) The Board may fix a date as the record date for the purpose of determining the stockholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or in order to make a determination of the stockholders for the purpose of any other lawful action, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 calendar days prior to such action. If no record date is fixed by the Board, the record date for determining the stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

                                   ARTICLE II
                                   DIRECTORS

    Section 2.01. METHOD OF ELECTION. Directors need not be stockholders of the Corporation or citizens of the United States of America. Persons who, on the date of the stockholders' meeting at which they would be elected, would be older than 71 years of age shall not be eligible to be nominated for election as Directors. Any Director whose seventy-first birthday occurs on or after the date of his or her election to the Board shall be permitted to complete his or her term in office.

    Subject to the rights of the holders of any series of Preferred Stock of the Corporation, nominations of persons for election as Directors may be made by the Board or by any stockholder who is a stockholder of record at the time of giving of the notice of nomination provided for in this Section 2.01 and who is entitled to vote for the election of Directors. Any stockholder of record entitled to vote for the election of Directors at a meeting may nominate a person or persons for election as Directors only if written notice of such stockholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to the Secretary at the principal executive offices of the Corporation, not later than (i) with respect to an election to be held at an annual meeting of stockholders, not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (provided, that the first such anniversary date occurring after the effective date of these By-laws shall be deemed to be ) and
(ii) with respect to an election to be held at a special meeting of stockholders for the election of Directors, not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting and of the nominees to be elected at such meeting is first made. Each such notice shall set forth:
(a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board; (e) the consent of each nominee to serve as a Director if so elected; and (f) if the stockholder intends to solicit proxies in support of such stockholder's nominee(s), a representation to that effect. The presiding officer of any meeting of stockholders to elect Directors and the Board may refuse to acknowledge any attempted nomination of any person not made in compliance with the foregoing procedure or if the stockholder solicits proxies in support of such stockholder's nominee(s) without such stockholder having made the representation required by clause (f) of the preceding sentence. Only such persons who are nominated in accordance with the procedures set forth in this Section 2.01 shall be eligible to serve as Directors of the Corporation.

    At each meeting of the stockholders for the election of Directors at which a quorum is present, the persons receiving the greatest number of votes, up to the number of Directors to be elected, shall be the Directors.

    Section 2.02. RESIGNATIONS AND VACANCIES ON BOARD. Any Director may resign from office at any time by delivering a resignation to the Chairman of the Board or the Secretary. The resignation will take effect at the time specified therein, or, if no time is specified, at the time of its receipt by the Corporation. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Subject to Section
2.11 of these By-laws, any vacancy on the Board shall be filled as specified in the Certificate.

    Section 2.03. MEETINGS OF THE BOARD. (a) The Board may hold its meetings, both regular and special, either within or outside the State of Delaware, at such places as from time to time may be determined by the Board or as may be designated in the respective notices or waivers of notice thereof.

    (b) Regular meetings of the Board shall be held at such times and at such places as from time to time shall be determined by the Board.

    (c) The first meeting of each newly elected Board shall be held as soon as practicable after the annual meeting of the stockholders and shall be for the election of officers and the transaction of such other business as may come before such meeting.

    (d) Special meetings of the Board shall be held whenever called by direction of the Chairman of the Board or at the request of Directors constituting one-third of the number of Directors then in office.

    (e) Members of the Board or any Committee of the Board may participate in a meeting of the Board or such Committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and by any other means of remote communication permitted by applicable law, and such participation shall constitute presence in person at such meeting.

    (f) The Secretary shall give notice to each Director of any meeting of the Board by mailing, faxing or otherwise electronically delivering the same at least two days before the meeting or by personally delivering the same not later than the day before the meeting. Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting. Any and all business may be transacted at any meeting of the Board. No notice of any adjourned meeting need be given. No notice to or waiver by any Director shall be required with respect to any meeting at which the Director is present except when such Director attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

    Section 2.04. QUORUM AND ACTION. Except as otherwise expressly required by the Certificate, these Bylaws or applicable law, at any meeting of the Board, the presence of at least a majority of the entire Board shall constitute a quorum for the transaction of business; but if there shall be less than a quorum at any meeting of the Board, a majority of those present may adjourn the meeting from time to time. Unless otherwise provided by applicable law, the Certificate or these By-laws, the vote of a majority of the Directors present at any meeting at which a quorum is present shall be necessary for the approval and adoption of any resolution or the approval of any act of the Board.

    Section 2.05. PRESIDING OFFICER AND SECRETARY OF MEETING. The Chairman of the Board or, in the absence of the Chairman of the Board, a member of the Board selected by the members present, shall preside at meetings of the Board. The Secretary shall act as secretary of the meeting, but in the Secretary's absence the presiding officer may appoint a secretary of the meeting.

    Section 2.06. ACTION BY CONSENT WITHOUT MEETING. Any action required or permitted to be taken at any meeting of the Board or of any Committee thereof may be taken without a meeting as permitted by applicable law.

    Section 2.07. STANDING COMMITTEES. By resolution adopted by a majority of the entire Board, the Board shall elect, from among its members, individuals to serve on the Standing Committees established by this Section 2.07. Each Standing Committee shall be comprised of such even number of Directors, not less than two, as shall be elected to such Committee. At the Effective Time (as such term is defined in the Agreement and Plan of Merger dated July 30, 2000, by and among Ranger, Ring, the Corporation, Ranger Acquisition Corp. and Ring Acquisition Corp. (the "Merger Agreement")), each Standing Committee shall be comprised of an equal number of Ranger Directors and Ring Directors (as such terms are defined in Section 2.11(c)). Each Committee shall keep a record of all its proceedings and report the same to the Executive Committee and/or the Board. The chairmen of the various Committees shall preside, when present, at all meetings of such Committees, and shall have such powers and perform such duties as the Board may from time to time prescribe. The Standing Committees of the Board, and functions of each, are as follows:

    (a) EXECUTIVE COMMITTEE. Except as otherwise expressly required by applicable law, the Executive Committee shall, during the intervals between the meetings of the Board, possess and exercise all of the powers of the Board in the management of the property, business and affairs of the Corporation.

    (b) AUDIT COMMITTEE. The Audit Committee shall aid the Board in carrying out its responsibilities for accurate and informative financial reporting, shall assist the Board in making recommendations with respect to the efforts of the management of the Corporation to maintain and improve financial controls, shall review reports of examination by the independent auditors of the Corporation and, except as otherwise expressly required by applicable law, shall have authority to act for the Board in any matter delegated to the Committee by the Board. The Committee shall recommend each year an independent certified public accounting firm as independent auditors for the Corporation.

    (c) FINANCE COMMITTEE. The Finance Committee shall periodically formulate and recommend for approval to the Board the financial policies of the Corporation, including management of the financial affairs of the Corporation. All capital expenditures of the Corporation shall be reviewed by the Committee and recommended for approval to the Board. The Committee may authorize another committee of the Board or one or more of the officers of the Corporation to approve borrowings, loans, capital expenditures and guarantees up to such specified amounts or upon such conditions as the Committee may establish, subject to the approval of the Board.

    (d) COMPENSATION COMMITTEE. The Compensation Committee shall exercise the power of oversight of the compensation and benefits of the employees of the Corporation, and shall be charged with evaluating management performance and establishing executive compensation.

    (e) NOMINATING COMMITTEE. Subject to Section 2.11 of these By-laws, the Nominating Committee shall identify and evaluate potential nominees for election to the Board and recommend candidates for all directorships to be filled by the stockholders or the Board. Subject to Section 2.11 of these By-laws, the Committee, in consultation with the Chairman of the Board and the Chief Executive Officer of the Corporation, shall make recommendations to the Board regarding the size and composition of the

Board, shall recommend to the Board criteria regarding the personal qualifications required for Board membership, shall establish procedures for the nomination process, shall evaluate the performance of the Board as a whole and shall annually evaluate Board practices and recommend appropriate changes to the Board.

    (f) NUCLEAR COMMITTEE. The Nuclear Committee shall review and generally oversee, and make reports and recommendations to the Board in connection with, the operation of the Corporation's nuclear generating units, shall discuss such matters with the personnel and consultants of the Corporation, may commission, undertake, receive and review studies and reports on such matters and shall perform such other services as the Board shall direct from time to time by resolution of the Board.

    Section 2.08. MEETINGS OF COMMITTEES. Regular meetings of any committee may be held without notice at such time and at such place, within or outside the State of Delaware, as from time to time shall be determined by such Committee. The Chairman of the Board, the Board or the committee by vote at a meeting, or by two members of any committee in writing without a meeting, may call a special meeting of any such Committee at any time by giving each such committee member at least two days notice of the date, time and place of the meeting. Such notice may be given orally or in writing in accordance with Section 2.03(f) hereof. Unless otherwise provided in the Certificate, these By-laws or by law, neither business to be transacted at, nor the purpose of, any regular or special meeting of any such committee need be specified in the notice or any waiver of notice.

    Section 2.09. QUORUM OF COMMITTEE. At all meetings of any committee a majority of the total number of its members shall constitute a quorum for the transaction of business. Except in cases in which it is by law, by the Certificate, by these By-laws, or by resolution of the Board otherwise provided, a majority of such quorum shall decide any questions that may come before the meeting. In the absence of a quorum, the members of the Committee present by majority vote may adjourn the meeting from time to time, without notice other than by verbal announcement at the meeting, until a quorum shall attend.

    Section 2.10. OTHER COMMITTEES. By resolution passed by a majority of the entire Board, the Board may also appoint from among its members such other Committees, Standing or otherwise, as it may from time to time deem desirable and may delegate to such Committees such powers of the Board as it may consider appropriate, as permitted by the Articles, these By-laws and by law.

    Section 2.11. REPRESENTATION ON THE BOARD. (a) Unless this provision terminates pursuant to Section 2.11(c) below, from the Effective Time until the third annual stockholders' meeting of the Corporation that occurs following the end of the calendar year in which the Effective Time occurs (the "Transition Time"), the Board shall consist of eight Ranger Directors and seven Ring Directors (as such terms are defined below). If, at any time prior to the Transition Time, (A) the number of Ranger Directors does not exceed by one the number of Ring Directors serving, or the number of Ranger Directors that would be serving following the next stockholders' meeting at which Directors are to be elected would not exceed by one the number of Ring Directors then serving, then the Board and the Nominating Committee thereof shall nominate for election at the next stockholders' meeting at which Directors are to be elected such person or persons as may be designated by the remaining Ranger Directors (if the number of Ranger Directors is, or would otherwise become, less than or equal to the number of Ring Directors) or by the remaining Ring Directors (if the number of Ring Directors is, or would otherwise become, less than one less than the number of Ranger Directors) to ensure that, following such election, the number of Ranger Directors serving on the Board exceeds by one the number of Ring Directors serving on the Board or (B) there shall occur any vacancy in any directorship held by any Ranger Director or Ring Director, then the Board shall appoint for the remainder of the full term of such directorship such person or persons as may be designated by the remaining Ranger Directors (if the number of Ranger Directors is, or would otherwise become, less than or equal to the number of Ring Directors) or by the remaining Ring Directors (if the number of Ring Directors is, or would otherwise become, less than one less than the number of Ranger Directors).

    (b) Following the 12-month anniversary of the Effective Time, the first vacancy on the Board that occurs with respect to a Ranger Director shall not be filled and instead the number of directors that constitutes the entire Board of Directors at such time shall be reduced by one.

    (c) The provisions of this Section 2.11 shall be of no further effect after the earlier of (x) the occurrence of the first vacancy on the Board with respect to a Ranger Director following the 12-month anniversary of the Effective Time (and the reduction in the number of directors by one in accordance with clause
(b) above) and (y) the third annual stockholders' meeting of the Corporation that occurs following the end of the calendar year in which the Effective Time occurs. The term "Ranger Director" means (i) any person serving as a director of Ranger prior to the Effective Time and who becomes a Director of the Corporation and (ii) any person who becomes a Director of the Corporation pursuant to the last sentence of subsection (a) above and is designated by the Ranger Directors; and the term "Ring Director" means (i) any person serving as a director of Ring prior to the Effective Time and who becomes a Director of the Corporation and
(ii) any person who becomes a Director of the Corporation pursuant to the last sentence of subsection (a) above and who is designated by the Ring Directors. Prior to the Transition Time, (i) any action by the Board relating to any proposed amendment to or modification of ARTICLES FIFTH or EIGHTH of the Certificate and (ii) any amendment to or modification of this Section 2.11 or any provision of these By-laws that refers to this Section 2.11 shall require the affirmative vote of at least two-thirds of the entire Board.

                                  ARTICLE III
                                    OFFICERS

    Section 3.01.  OFFICERS, TITLES, ELECTIONS, TERMS.  (a) Subject to Section
3.03 of these By-laws, the Board may from time to time elect a Chairman of the Board, a Chief Executive Officer, a President, Group President(s), a Chief Financial Officer, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Controller, a Treasurer, a Secretary and a General Counsel, each to serve at the pleasure of the Board or otherwise as shall be specified by the Board at the time of such election and until their successors are elected and qualified or until their earlier death, incapacity, retirement, resignation or removal from office in accordance with these By-laws or applicable law or pursuant to an order of a court of competent jurisdiction.

    (b) The Board may elect or appoint at any time such other officers or agents with such duties as it may deem necessary or desirable. Such other officers or agents shall serve at the pleasure of the Board or otherwise as shall be specified by the Board at the time of such election or appointment and, in the case of such other officers, until their successors are elected and qualified or until their earlier death, incapacity, retirement, resignation or removal from office in accordance with these By-laws or applicable law or pursuant to an order of a court of competent jurisdiction. Each such officer or agent shall have such authority and shall perform such duties as may be provided herein or as the Board may prescribe. The Board may from time to time authorize any officer or agent to appoint and remove any other such officer or agent and to prescribe such person's authority and duties.

    (c) Any two or more offices may be held simultaneously by the same person, except as otherwise expressly required by applicable law.

    (d) Subject to Section 3.03 of these By-laws, any vacancy in any office may be filled for the unexpired portion of the term by the Board. Each officer elected or appointed during the year shall hold office until the next annual meeting of the Board at which officers are regularly elected or appointed and until his or her successor is elected or appointed and qualified or until his or her earlier death, incapacity, retirement, resignation or removal from office in accordance with these By-laws or applicable law or pursuant to an order of a court of competent jurisdiction.

    (e) Subject to Section 3.03 of these By-laws, any officer or agent may be removed at any time by the affirmative vote of a majority of the entire Board.

    (f) Any officer may resign from office at any time. Such resignation shall be made in writing and given to the Chief Executive Officer or the Secretary. Any such resignation shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by the Corporation. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

    Section 3.02. POWERS AND DUTIES OF OFFICERS. Subject to Section 3.03 of these By-laws, the officers of the Corporation shall have such powers and duties as usually pertain to their respective offices, except as otherwise directed by the Board or any designee thereof, and shall also have such powers and duties as may from time to time be conferred upon them by the Board or any such designee.

    Section 3.03. EMPLOYMENT AGREEMENTS. Except as to election to the positions with the Corporation provided for in the employment agreements between the Corporation and James L. Broadhead and the Corporation and J. Wayne Leonard (each an "Employment Agreement" and collectively the "Employment Agreements"), each entered into in connection with the Merger Agreement, and until the earlier of (x) the occurrence of the first vacancy on the Board with respect to a Ranger Director following the 12-month anniversary of the Effective Time and (y) the third annual stockholders' meeting of the Corporation that occurs following the end of the calendar year in which the Effective Time occurs, (i) the election of any other person to the positions with the Corporation provided for in the Employment Agreements, (ii) the removal or replacement of Messrs. Broadhead or Leonard from one or more of such positions, (iii) any amendment to or modification of this Section 3.03 or (iv) any amendment to or modification of the Employment Agreements, shall require the affirmative vote of at least two-thirds of the entire Board.

                                   ARTICLE IV
                                INDEMNIFICATION

    Section 4.01. INDEMNIFICATION. (a) The Corporation, to the fullest extent permitted by applicable law, shall indemnify any person who was or is a Director or officer of the Corporation and who was or is involved in any manner (including as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (each, a "Proceeding"), by reason of the fact that such person was or is a Director or officer of the Corporation or, while a Director or officer of the Corporation, was or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (a "Covered Entity"), against all expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement and actually and reasonably incurred by such person in connection with such Proceeding. Any such former or present Director or officer of the Corporation finally determined to be entitled to indemnification as provided in this Article 4 is hereinafter called an "Indemnitee". Until such final determination is made, such former or present Director or officer shall be a "Potential Indemnitee" for purposes of this Article 4. Notwithstanding the foregoing provisions of this Section 4.01(a), but subject to Section 4.05(c)(iv) hereof, the Corporation shall not indemnify an Indemnitee with respect to any Proceeding commenced by such Indemnitee unless the commencement of such Proceeding by such Indemnitee has been approved by a majority vote of the Disinterested Directors (as defined in Section 4.05(d)); PROVIDED, HOWEVER, that such approval of a majority of the Disinterested Directors shall not be required with respect to any Proceeding commenced by such Indemnitee after a Change in Control (as defined in Section 4.05(d)) has occurred.

    (b) Neither the amendment or repeal of, nor the adoption of a provision inconsistent with, any provision of this Article 4 (including this Section 4.01(b)) shall adversely affect the rights of any Director or officer under this
Article 4 (i) with respect to any Proceeding commenced or threatened prior to such amendment, repeal or adoption of an inconsistent provision or (ii) after the occurrence of a Change in Control, with respect to any Proceeding arising out of any action or omission occurring prior to such amendment, repeal or adoption of an inconsistent provision, in either case without the written consent of such Director or officer.

    Section 4.02. INSURANCE, CONTRACTS AND FUNDING. The Corporation may purchase and maintain insurance to protect itself and any Director, officer, employee or agent of the Corporation or of any Covered Entity against any expenses, judgments, fines and amounts paid in settlement as specified in
Section 4.01(a) or Section 4.06 of this Article 4 or incurred by any such Director, officer, employee or agent in connection with any Proceeding referred to in such Sections, to the fullest extent permitted by applicable law. The Corporation may enter into contracts with any Director, officer, employee or agent of the Corporation or of any Covered Entity in furtherance of the provisions of this Article 4 and may create a trust fund, grant a security interest or use other means (including a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article 4.

    Section 4.03. INDEMNIFICATION; NOT EXCLUSIVE RIGHT. The right of indemnification provided in this Article 4 shall not be exclusive of any other rights to which an Indemnitee or Potential Indemnitee may otherwise be entitled, and the provisions of this Article 4 shall inure to the benefit of the heirs and legal representatives of any Indemnitee or Potential Indemnitee under this
Article 4 and shall be applicable to Proceedings commenced or continuing after the adoption of this Article 4, whether arising from acts or omissions occurring before or after such adoption.

    Section 4.04. ADVANCEMENT OF EXPENSES. All reasonable expenses (including attorneys' fees) incurred by or on behalf of any Potential Indemnitee in connection with any Proceeding shall be advanced to such Potential Indemnitee by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from such Potential Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by such Potential Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of such Potential Indemnitee to repay the amounts advanced if ultimately it should be determined that such Potential Indemnitee is not entitled to be indemnified against such expenses pursuant to this Article 4. Notwithstanding the foregoing provisions of this Section 4.04, the Corporation shall not advance expenses to a Potential Indemnitee with respect to any Proceeding commenced by such Potential Indemnitee unless the commencement of such Proceeding by such Potential Indemnitee has been approved by a majority vote of the Disinterested Directors; PROVIDED, HOWEVER, that such approval of a majority of the Disinterested Directors shall not be required with respect to any Proceeding commenced by such Potential Indemnitee after a Change in Control has occurred.

    Section 4.05. INDEMNIFICATION PROCEDURES; PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS; REMEDIES; DEFINITIONS. In furtherance, but not in limitation, of the foregoing provisions of this Article 4, the following procedures, presumptions and remedies shall apply with respect to the right to indemnification under this Article 4:

    (a)  PROCEDURES FOR DETERMINATION OF ENTITLEMENT TO
INDEMNIFICATION. (i) To obtain indemnification under this Article 4, a Potential Indemnitee shall submit to the Secretary a written request, including such documentation and information as is reasonably available to the Potential Indemnitee and reasonably necessary to determine whether and to what extent the Potential Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Potential Indemnitee's entitlement to indemnification shall be made not later than 60 days after the later of (A) the receipt by the Corporation of the written request for indemnification together with the Supporting Documentation and (B) the receipt by the Corporation of written notice of final disposition of the Proceeding in respect of which indemnification is sought. The Secretary shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the Potential Indemnitee has requested indemnification.

    (ii) The Potential Indemnitee's entitlement to indemnification under this
Article 4 shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors, whether or not they constitute a quorum of the Board; (B) by a committee of the Disinterested Directors designated by a majority vote of the Disinterested Directors, whether or not they constitute a quorum of the Board; (C) by a written opinion of Independent Counsel (as defined in Section 4.05(d)) if (x) a Change in Control shall have occurred and the Potential Indemnitee so requests or (y) there are no Disinterested Directors or a majority of such Disinterested Directors so directs; (D) by the stockholders of the Corporation; or (E) as provided in Section 4.05(b) of this Article 4.

   (iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 4.05(a)(ii), a majority of the Disinterested Directors (or, if there are no Disinterested Directors, the General Counsel of the Corporation or, if the General Counsel is or was a party to the Proceeding in respect of which indemnification is sought, the highest ranking officer of the Corporation who is not and was not a party to such Proceeding) shall select the Independent Counsel, but only an Independent Counsel to which the Potential Indemnitee does not reasonably object; PROVIDED, HOWEVER, that if a Change in Control shall have occurred, the Potential Indemnitee shall select such Independent Counsel, but only an Independent Counsel to which a majority of the Disinterested Directors does not reasonably object.

    (b) PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS. Except as otherwise expressly provided in this Article 4, if a Change in Control shall have occurred, the Potential Indemnitee shall be presumed to be entitled to indemnification under this Article 4 (with respect to actions or omissions occurring prior to such Change in Control) upon submission of a request for indemnification together with the Supporting Documentation in accordance with
Section 4.05(a)(i) of this Article 4, and thereafter the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Section 4.05(a) of this Article 4 to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 days after the later of (x) the receipt by the Corporation of the written request for indemnification together with the Supporting Documentation and (y) final disposition of the Proceeding in respect of which indemnification is sought, the Potential Indemnitee shall be deemed to be, and shall be, entitled to indemnification. The termination of any Proceeding, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, adversely affect the right of the Potential Indemnitee to indemnification or create a presumption that the Potential Indemnitee did not act in good faith and in a manner that the Potential Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that the Potential Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

    (c)  REMEDIES.  (i) In the event that a determination is made pursuant to
Section 4.05(a) of this Article 4 that the Potential Indemnitee is not entitled to indemnification under this Article 4, (A) the Potential Indemnitee shall be entitled to seek an adjudication of his or her entitlement to such indemnification either, at the Potential Indemnitee's sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial proceeding or arbitration shall be DE NOVO and the Potential Indemnitee shall not be prejudiced by reason of such adverse determination; and (C) if a Change in Control shall have occurred, in any such judicial proceeding or arbitration, the Corporation shall have the burden of proving that the Potential Indemnitee is not entitled to indemnification under this Article 4 (with respect to actions or omissions occurring prior to such Change in Control).

    (ii) If a determination shall have been made or deemed to have been made, pursuant to Section 4.05(a) or (b) of this Article 4, that the Potential Indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by applicable law. In the event that payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 4.05(a) or (b) of this Article 4, the Indemnitee shall be entitled to seek judicial enforcement of the Corporation's obligation to pay to the Indemnitee such indemnification. Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in clause
(A) or (B) of this subsection (each, a "Disqualifying Event"); PROVIDED, HOWEVER, that in any such action the Corporation shall have the burden of proving the occurrence of such Disqualifying Event.

   (iii) The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 4.05(c) that the procedures and presumptions of this Article 4 are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Article 4.

    (iv) In the event that the Indemnitee or Potential Indemnitee, pursuant to this Section 4.05(c), seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Article 4, such person shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by such person in connection with such judicial adjudication or arbitration if such person prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that such person is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by such person in connection with such judicial adjudication or arbitration shall be prorated accordingly.

    (d)  DEFINITIONS.  For purposes of this Article 4:

        (i) "Change in Control" means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A (or any amendment or successor provision thereto) promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), whether or not the Corporation is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation representing 15% or more of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in an election of Directors without the prior approval of at least two-thirds of the members of the Board in office immediately prior to such acquisition; (B) the Corporation is a party to any merger, consolidation or share exchange (or other comparable transaction) in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation's Common Stock would be converted into cash, securities or other property, other than a merger or share exchange in which the holders of the Corporation's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (C) there is a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation, or liquidation or dissolution of the Corporation; (D) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (E) during any year, individuals who at the beginning of such year constituted the Board (including for this purpose any new Director whose election or nomination for election by the stockholders was approved by a vote of the Directors then still in office who were Directors at the beginning of such year) cease for any reason to constitute at least a majority of the Board.

        (ii) "Disinterested Director" means a Director who is not and was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee or Potential Indemnitee.

       (iii) "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (a) the Corporation or the Indemnitee or Potential Indemnitee in any matter material to either such party or (b) any other party to the Proceeding giving rise to a claim for indemnification under this Article 4. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Corporation or the Indemnitee or Potential Indemnitee in an action to determine the Indemnitee's or Potential Indemnitee's rights under this Article 4.

    Section 4.06. INDEMNIFICATION OF EMPLOYEES AND AGENTS. Notwithstanding any other provision of this Article 4, the Corporation, to the fullest extent permitted by applicable law, may indemnify any person other than a Director or officer of the Corporation who is or was an employee or agent of the Corporation and who is or was involved in any manner (including as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed Proceeding, by reason of the fact that such person was or is an employee or agent of the Corporation or was or is serving at the request of the Corporation as a director, officer, employee or agent of a Covered Entity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. The Corporation may also advance expenses incurred by such employee or agent in connection with any such Proceeding, consistent with the provisions of applicable law. If made or advanced, such indemnification shall be made and such reasonable expenses shall be advanced pursuant to procedures to be established from time to time by the Board.

    Section 4.07.  SEVERABILITY.  If any provision or provisions of this
Article 4 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article 4 (including all portions of any Section of this Article 4 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article 4 (including all portions of any Section of this Article 4 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed, to the fullest extent possible, so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

                                   ARTICLE V
                                 CAPITAL STOCK

    Section 5.01. STOCK CERTIFICATES. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Each certificate shall be signed by, or in the name of, the Corporation by the Chairman of the Board, the President or any Vice President, and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary. In addition, such certificates may be signed by a transfer agent of a registrar (other than the Corporation itself) and may be sealed with the seal of the Corporation or a facsimile thereof. Any or all of the signatures on such certificates may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of its issuance.

    Each certificate representing shares shall state upon the face thereof: the name of the Corporation; that the Corporation is organized under the laws of Delaware; the name of the person or persons to whom issued; the number and class of shares and the designation of the series, if any, which such certificate represents; and the par value of each share represented by such certificate or a statement that the shares are without par value.

    Section 5.02. RECORD OWNERSHIP. A record of the name of the person, firm or corporation and address of such holder of each certificate, the number of shares represented thereby and the date of issue thereof shall be made on the Corporation's books. The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any person, whether or not it shall have express or other notice thereof, except as otherwise expressly required by applicable law.

    Section 5.03. TRANSFER OF RECORD OWNERSHIP. Transfers of stock shall be made on the books of the Corporation only by direction of the person named in the certificate or such person's attorney, lawfully constituted in writing, and only upon the surrender of the certificate therefor and a written assignment of the shares evidenced thereby. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and transferee request the Corporation to do so.

    Section 5.04.  TRANSFER AGENT; REGISTRAR; RULES RESPECTING
CERTIFICATES. The Corporation shall maintain one or more transfer offices or agencies (which may include the Corporation) where stock of the Corporation shall be transferable. The Corporation shall also maintain one or more registry offices (which may include the Corporation) where such stock shall be registered. The Board may make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of stock certificates in accordance with applicable law.

                                   ARTICLE VI
                       SECURITIES HELD BY THE CORPORATION

    Section 6.01. VOTING. Unless the Board shall otherwise order, any officer of the Corporation shall have full power and authority, on behalf of the Corporation, to attend, act and vote at any meeting of the stockholders of any corporation in which the Corporation may hold stock and at such meeting to exercise any or all rights and powers incident to the ownership of such stock, and to execute on behalf of the Corporation a proxy or proxies empowering another or others to act as aforesaid. The Board from time to time may confer like powers upon any other person or persons.

    Section 6.02. GENERAL AUTHORIZATION TO TRANSFER SECURITIES HELD BY THE CORPORATION. (a) Any officer of the Corporation is hereby authorized and empowered to transfer, convert, endorse, sell, assign and deliver any and all shares of stock, bonds, debentures, notes, subscription warrants, stock purchase warrants, evidences of indebtedness, or other securities now or hereafter standing in the name of or owned by the Corporation, and to make, execute and deliver any and all written instruments of assignment and transfer necessary or proper to effectuate the authority hereby conferred.

    (b) Whenever there shall be annexed to any instrument of assignment and transfer executed pursuant to and in accordance with the foregoing Section 6.02(a), a certificate of the Secretary or any Assistant Secretary in office at the date of such certificate setting forth the provisions hereof and stating that they are in full force and effect and setting forth the names of persons who are then officers of the corporation, all persons to whom such instrument and annexed certificate shall thereafter come shall be entitled, without further inquiry or investigation and regardless of the date of such certificate, to assume and to act in reliance upon the assumption that (i) the shares of stock or other securities named in such instrument were theretofore duly and properly transferred, endorsed, sold, assigned, set over and delivered by the Corporation, and (ii) with respect to such securities, the authority of these provisions of these By-laws and of such officers is still in full force and effect.

                                  ARTICLE VII
                              AMENDMENT OF BY-LAWS

    Section 7.01. AMENDMENT. Except as otherwise expressly provided in the Certificate or in Sections 2.11 and 3.03 of these By-laws, these By-laws, or any of them, may from time to time be supplemented, amended or repealed, or new By-laws may be adopted, by the Board at any regular or special meeting of the Board, if such supplement, amendment, repeal or adoption is approved by a majority of the entire Board.

                                  ARTICLE VIII
                               OFFICES AND AGENT

    Section 8.01. REGISTERED OFFICE AND AGENT. The address of the registered office of the Corporation in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent is The Corporation Trust Company. Such registered agent has a business office identical with such registered office.

    Section 8.02. OTHER OFFICES. The Corporation may also have offices at other places, either within or outside the State of Delaware, as the Board of Directors may from time to time determine or as the business of the Corporation may require.

                                                                       EXHIBIT C
                                                         TO THE MERGER AGREEMENT

                      CORPORATE GOVERNANCE OF THE COMPANY
                          FOLLOWING THE EFFECTIVE TIME

BOARD OF DIRECTORS

    Until the 12-month anniversary of the Effective Time (the "Transition Time"), the Board of Directors of the Company shall consist of eight directors designated by Ranger (the "Ranger Designees") and seven directors designated by Ring (the "Ring Designees"). This arrangement will also be as set forth in Article Fifth of the Articles of Incorporation of the Company (attached as Exhibit A to the Merger Agreement) and Section 2.11 of the By-laws of the Company (attached as Exhibit B to the Merger Agreement).

COMMITTEES OF THE BOARD OF DIRECTORS AND CHAIRPERSONS OF COMMITTEES

    Following the Effective Time, the Board of Directors of the Company shall initially have six standing committees: the Executive Committee (Chairperson:
James L. Broadhead), the Audit Committee (Chairperson: to be a Ranger Designee), the Finance Committee (Chairperson: Robert v.d. Luft), the Nominating Committee (Chairperson: J. Wayne Leonard), the Compensation Committee (Chairperson: to be a Ranger Designee) and the Nuclear Committee (Chairperson: George W. Davis). At the Effective Time, (i) the Chairmen of each of the Committees of the Board shall comprise the membership of the Executive Committee and (ii) each other standing committee shall be comprised of an equal number of Ranger Designees and Ring Designees. At the Transition Time, Mr. Broadhead shall become the Chairman of the Nominating Committee and Mr. Leonard shall become the Chairman of the Executive Committee.

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

    From and after the Effective Time and until the Transition Time, and pursuant to the terms of the employment agreements entered into between the Company and James L. Broadhead and the Company and J. Wayne Leonard (each an "Employment Agreement" and collectively the "Employment Agreements") and subject to Section 3.03 of the Company's By-laws, (i) Mr. Broadhead shall hold the position of Chairman of the Board of the Company (in which position he shall serve in an executive capacity and shall be responsible for implementation of the integration of the Ranger and Ring businesses) and (ii) Mr. Leonard shall hold the positions of Chief Executive Officer and President of the Company. In such capacities, Mr. Broadhead shall report to the Board of Directors of the Company and Mr. Leonard shall report to Mr. Broadhead. As Chief Executive Officer, Mr. Leonard shall have all normal chief executive officer rights and responsibilities, including direct charge of and general supervision over the business affairs of the Company, interaction with and presentation of matters to the Board of Directors and such other duties, rights and responsibilities as may be assigned to him by the Board of Directors. In addition, Mr. Leonard shall have input into the implementation of the integration of the Ranger and Ring businesses, although Mr. Broadhead shall have sole responsibility for such implementation. Following the Transition Time and prior to the time of the third annual shareholders' meeting of the Corporation that occurs following the calendar year in which the Effective Time occurs, and pursuant to the Employment Agreements and subject to Section 3.03 of the By-laws of the Company, (i) Mr. Broadhead shall hold the position of Chairman of the Board of the Company (in which position he shall serve in a nonexecutive capacity) and (ii) Mr. Leonard shall hold the positions of Chief Executive Officer and President of the Company. In such capacity, Mr. Leonard shall report to the Board of Directors. If, at the Effective Time, either of such persons is unable or unwilling to hold such offices as set forth herein, his successor shall be elected at such time by the Board of Directors of the Company in accordance with Section 3.03 of the By-laws of the Company. The authority, duties and responsibilities of the Chairman of the Board and the Chief Executive Officer, respectively, shall be set forth in the Employment Agreements, which Employment Agreements shall also set forth in their entirety the rights and remedies of Messrs. Broadhead and Leonard with respect to employment with the Company.

VICE CHAIRMEN OF THE BOARD

    At the Effective Time, each of Robert v.d. Luft and a Ranger Designee shall be appointed to the position of Vice Chairman of the Board of the Company.

                                                                       EXHIBIT D
                                                         TO THE MERGER AGREEMENT

WCB Holding Corp.
700 Universe Boulevard
Juno Beach, FL 33408

                            FORM OF AFFILIATE LETTER

Dear Sirs:

    The undersigned refers to the Agreement and Plan of Merger (the "MERGER AGREEMENT") dated as of July 30, 2000, among FPL Group, Inc., a Florida corporation ("FPL"), Entergy Corporation, a Delaware corporation ("ENTERGY"), WCB Holding Corp., a Delaware corporation (the "COMPANY"), Ranger Acquisition Corp., a Florida corporation, and Ring Acquisition Corp., a Delaware corporation. Capitalized terms used but not defined in this letter have the meanings ascribed to such terms in the Merger Agreement.

    The undersigned, a holder of shares of [FPL/Entergy] Common Stock, is entitled to receive in connection with the [FPL/Entergy] Merger shares of Company Common Stock. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of [FPL/Entergy] within the meaning of Rule 145 ("RULE 145") promulgated under the Securities Act, although nothing contained herein should be construed as an admission of such fact.

    If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Company Common Stock received by the undersigned in exchange for any shares of [FPL/Entergy] Common Stock pursuant to the [FPL/Entergy] Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned (i) understands that such exemptions are limited and that the Company is not under any obligation to effect any such registration and (ii) has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.

    The undersigned hereby represents to and covenants with the Company that the undersigned will not sell, assign or transfer any of the Company Common Stock received by the undersigned in exchange for shares of [FPL/Entergy] Common Stock pursuant to the [FPL/Entergy] Merger except (i) pursuant to an effective registration statement under the Securities Act or (ii) in a transaction that, in the opinion of counsel reasonably satisfactory to the Company or as described in a "no-action" or interpretive letter from the Staff of the SEC, is not required to be registered under the Securities Act.

    In the event of a sale or other disposition by the undersigned pursuant to Rule 145, of Company Common Stock received by the undersigned in the [FPL/Entergy] Merger, the undersigned will supply the Company with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that the Company may instruct its transfer agent to withhold the transfer of any [FPL/Entergy] securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Company Common Stock sold as indicated in such letter.

    The undersigned acknowledges and agrees that (i) the Company Common Stock issued to the undersigned will all be in certificated form and (ii) the legend set forth below will be placed on certificates representing Company Common Stock received by the undersigned in the [FPL/Entergy] Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to the Company from counsel reasonably satisfactory to the Company to the effect that such legend is no longer required for purposes of the Securities Act.

    There will be placed on the certificates for the Company Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

           "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirement of the Securities Act of 1933."

    The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of the Company Common Stock and (ii) the receipt by the Company of this letter is an inducement and a condition to [FPL/Entergy]'s and the Company's respective obligations to consummate the [FPL/Entergy] Merger.

                                          Very truly yours,

Dated:

                                                                         ANNEX I
                                                                    TO EXHIBIT D

[WCB Holding]

    On           , the undersigned sold the securities of WCB Holding Corp. (the
"COMPANY") described below in the space provided for that purpose (the "SECURITIES"). The Securities were received by the undersigned in connection with the merger of [Ranger Acquisition Corp., a Florida corporation, with and into FPL Group, Inc., a Florida corporation/Ring Acquisition Corp., a Delaware corporation, with and into Entergy Corporation, a Delaware corporation].

    Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in Rule 144(e) promulgated under the Securities Act of 1933 (the "SECURITIES ACT").

    The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

Dated:

[Space to be provided for description of securities.]

                                                                         ANNEX B

                      Opinion of Merrill Lynch, Pierce, Fenner
                              & Smith Incorporated

                                          July 30, 2000

Board of Directors
FPL Group, Inc.
700 Universe Boulevard
Juno Beach, FL 33408

Members of the Board of Directors:

    You have informed us that FPL Group, Inc. (the "Company"), Entergy Corporation (the "Merger Partner"), WCB Holding Corp., a corporation 50% of whose outstanding capital stock is owned by each of the Company and the Merger Partner (the "Parent"), and two wholly-owned subsidiaries of Parent, Ranger Acquisition Corp. ("Merger Sub A") and Ring Acquisition Corp. ("Merger Sub B"), propose to enter into an Agreement and Plan of Merger (the "Agreement") which provides, among other things, that Merger Sub A will merge (the "Company Merger") with and into the Company in a transaction in which (i) the Company shall be the surviving corporation and (ii) each outstanding share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), other than any shares of Company Common Stock owned by the Company, the Merger Partner or the Parent, all of which shall be canceled, will be converted into the right to receive one (the "Exchange Ratio") share of common stock, par value $.01 per share, of Parent (the "Parent Common Stock"). The Agreement also provides, among other things, that Merger Sub B will merge (the "Merger Partner Merger" and, together with the Company Merger, the "Transaction") with and into the Merger Partner in a transaction in which (i) the Merger Partner shall be the surviving corporation and (ii) each outstanding share of common stock, par value $.01 per share, of the Merger Partner (the "Merger Partner Common Stock"), other than any shares of Merger Partner Common Stock owned by the Company, the Merger Partner or the Parent, all of which shall be canceled, will be converted into the right to receive 0.585 (the "Merger Partner Exchange Ratio") shares of Parent Common Stock. As a result of the Transaction, the Company and the Merger Partner will become wholly-owned subsidiaries of the Parent.

    You have asked us whether, in our opinion, the Exchange Ratio, taking into account the Merger Partner Exchange Ratio, is fair from a financial point of view to the holders of the Company Common Stock.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to the Company and the Merger Partner that we deemed to be relevant;

    (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Merger Partner, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Expected Synergies") furnished to us by the Company and the Merger Partner;

    (3) Conducted discussions with members of senior management and representatives of the Company and the Merger Partner concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Transaction and the Expected Synergies;

    (4) Reviewed the market prices and valuation multiples for the shares of Company Common Stock and the Merger Partner Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (5) Reviewed the results of operations of the Company and the Merger Partner and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (6) Participated in certain discussions and negotiations among representatives of the Company and the Merger Partner and their financial and legal advisors;

    (7) Reviewed the potential pro forma impact of the Transaction;

    (8) Reviewed a draft dated July 29, 2000 of the Agreement; and

    (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Merger Partner or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Merger Partner. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Merger Partner, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Merger Partner's management as to the expected future financial performance of the Company or the Merger Partner, as the case may be, and the Expected Synergies. We have further assumed that the Transaction will constitute a transaction governed by Section 351 of the Internal Revenue Code of 1986, as amended. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

    Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would materially affect the projected results of operations of the pro forma combined company as furnished to us by the Company.

    We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Merger Partner and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the shares of the Company Common Stock and other securities of the Company, as well as the shares of the Merger Partner Common Stock and other securities of the Merger Partner, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Company Merger or any matter related thereto.

    We are not expressing any opinion herein as to the prices at which the shares of the Company Common Stock or the Parent Common Stock will trade following the announcement or consummation of the Transaction, as the case may be.

    On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio, taking into account the Merger Partner Exchange Ratio, is fair from a financial point of view to the holders of the Company Common Stock.


                                 Very truly yours,

                                 MERRILL LYNCH, PIERCE, FENNER & SMITH
                                 INCORPORATED

                                                                         ANNEX C

                    Opinion of Morgan Stanley & Co. Incorporated

                                          July 28, 2000

Board of Directors
Entergy Corporation
639 Loyola Avenue
New Orleans, LA 70113

Members of the Board:

    We understand that Entergy Corporation ("Entergy"), FPL Group Inc. ("FPL"), WCB Holding Corp., a company that is held 50% by Entergy and 50% by FPL (the "Company"), Ranger Acquisition Corp., a wholly owned subsidiary of the Company (the "FPL Merger Sub"), and Ring Acquisition Corp., a wholly owned subsidiary of the Company (the "Entergy Merger Sub"), propose to enter into an Agreement and Plan of Merger dated July 28, 2000 (the "Merger Agreement") which provides, among other things, for (i) the merger (the "Entergy Merger") of Entergy Merger Sub with and into Entergy and (ii) the merger (the "FPL Merger", and together with the Entergy Merger, the "Mergers") of FPL Merger Sub with and into FPL. Pursuant to the Mergers, each of Entergy and FPL will become wholly-owned subsidiaries of the Company and (i) each outstanding share of common stock, par value $.01 per share, of Entergy (the "Entergy Common Stock") other than shares held in treasury or held by FPL or the Company, will be converted to receive
0.585 shares (the "Entergy Exchange Ratio") of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), and (ii) each outstanding share of common stock, par value $.01 per share, of FPL (including the associated FPL Rights as set forth in the Merger Agreement) (collectively, the "FPL Common Stock"), other than shares held in treasury or held by Entergy or the Company, will be converted to receive 1.0 shares of the Company Common Stock. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

    You have asked for our opinion as to whether the Entergy Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Entergy Common Stock.

    For purposes of the opinion set forth herein, we have:

       (i) reviewed certain publicly available financial statements and other information of FPL and Entergy;

       (ii) reviewed certain internal financial statements and other financial and operating data concerning FPL prepared by the management of FPL;

       (iii) reviewed certain financial projections prepared by the management of FPL;

       (iv) discussed the past and current operations and financial condition and the prospects of FPL, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, with senior executives of FPL;

       (v) reviewed certain internal financial statements and other financial and operating data concerning Entergy prepared by the management of Entergy;

       (vi) reviewed certain financial projections prepared by the management of Entergy;

       (vii) discussed the past and current operations and financial condition and the prospects of Entergy, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, with senior executives of Entergy;

       (viii) reviewed the pro forma impact of the Mergers on the Company's earnings per share, consolidated capitalization and financial ratios;

       (ix) reviewed the reported prices and trading activity for the FPL Common Stock and the Entergy Common Stock;

       (x) compared the financial performance of FPL and the prices and trading activity of FPL Common Stock with that of certain other comparable publicly-traded companies and their securities;

       (xi) compared the financial performance of Entergy and the prices and trading activity of Entergy Common Stock with that of certain other comparable publicly-traded companies and their securities;

       (xii) reviewed the financial and other terms, to the extent publicly available, of certain comparable merger transactions;

       (xiii) discussed with the managements of Entergy and FPL the strategic rationale for the Mergers;

       (xiv) participated in discussions and negotiations among representatives of Entergy and FPL and their financial and legal advisors;

       (xv) reviewed the Merger Agreement, and certain related documents; and

       (xvi) performed such other analyses and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of FPL and Entergy. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement, including among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of FPL and Entergy, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We note that we are not legal or regulatory experts and have relied upon, without independent verification, the assessment of Entergy's legal and regulatory advisors with respect to the legal and regulatory matters related to the Mergers.

    In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a business combination or other extraordinary transaction involving Entergy.

    We have acted as financial advisor to Entergy in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Entergy and FPL and have received fees for the rendering of these services.

    It is understood that this letter is for the information of the Board of Directors of Entergy and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Entergy in respect of this transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Company Common Stock will trade following consummation of the Mergers, and Morgan Stanley expresses no opinion or recommendation as to how shareholders of Entergy should vote at the shareholder's meeting held in connection with the Mergers.

    Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Entergy Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Entergy Common Stock.

                                          Very truly yours,

                                                       MORGAN STANLEY & CO. INCORPORATED

                                                       By:            /s/ THOMAS M. O'FLYNN
                                                            -----------------------------------------
                                                                        Thomas M. O'Flynn
                                                                        MANAGING DIRECTOR

                                                                         ANNEX D

                     OPINION OF J.P. MORGAN SECURITIES INC.

July 30, 2000

The Board of Directors
Entergy Corporation
639 Loyola Avenue
New Orleans, Louisiana 70113

Ladies and Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Entergy Corporation ("Entergy") of the consideration proposed to be paid to them in connection with the proposed merger transactions involving Entergy and FPL Group, Inc. ("FPL"). Pursuant to the Agreement and Plan of Merger, dated as of July 30, 2000 (the "Agreement"), among Entergy, FPL, WCB Holding Corp. (the "Company"), which is 50% owned by Entergy and 50% owned by FPL, Ring Acquisition Corp., a wholly-owned subsidiary of Entergy (the "Entergy Merger Sub"), and Ranger Acquisition Corp., a wholly-owned subsidiary of FPL (the "FPL Merger Sub"), (i) the Entergy Merger Sub will merge with and into Entergy and (ii) the FPL Merger Sub will merge with and into FPL (together, the "Mergers"). Pursuant to the Mergers, each of Entergy and FPL will become a wholly-owned subsidiary of the Company and (i) each outstanding share of common stock, par value $.01 per share, of Entergy (the "Entergy Common Stock") other than shares held in treasury or held by FPL or the Company, will be converted to receive .585 shares (the "Entergy Exchange Ratio") of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), and (ii) each outstanding share of common stock, par value $.01 per share, of FPL (including the associated Ranger Rights as set forth in the Agreement) (collectively, the "FPL Common Stock"), other than shares held in treasury or held by Entergy or the Company, will be converted to receive 1.0 share of Company Common Stock. The terms and conditions of the Mergers are more fully set forth in the Agreement.

    In arriving at our opinion, we have reviewed (i) the Agreement;
(ii) certain publicly available information concerning the respective businesses of Entergy and FPL and of certain other companies engaged in businesses comparable to those of Entergy and FPL, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain comparable merger transactions; (iv) current and historical market prices of and trading activity in the Company Common Stock and the FPL Common Stock, respectively; (v) the audited financial statements of each of Entergy and FPL for the fiscal year ended December 31, 1999, and the unaudited financial statements of each of Entergy and FPL for the period ended March 31, 2000; (vi) certain internal financial statements, analyses and forecasts prepared by Entergy and FPL and their respective managements; and (vii) the terms of other business combinations that we deemed relevant.

    In addition, we have held discussions with certain members of the management of Entergy and FPL with respect to certain aspects of the Mergers, and the past and current business operations of Entergy and FPL, the financial condition and future prospects and operations of Entergy and FPL, the effects of the Mergers on the financial condition and future prospects of Entergy and FPL (including information relating to certain strategic, financial and operational benefits anticipated from the Mergers), and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

    In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by Entergy and FPL or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us (including information relating to certain strategic, financial and operational benefits anticipated from the Mergers), we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Entergy and FPL to which such analyses or forecasts relate. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Agreement, including among other things, that each of the Mergers will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We note that we are not legal or regulatory experts and have relied upon, without independent verification, the assessment of Entergy's legal and regulatory advisors with respect to the legal and regulatory matters related to the Mergers.

    Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company's stock will trade at any future time.

    In arriving at our opinion, we were not authorized to solicit, and did not solicit, any expressions of interest from any other parties with respect to a business combination or other extraordinary transaction involving Entergy.

    We have acted as financial advisor to Entergy jointly with Morgan Stanley Dean Witter & Co. ("Morgan Stanley") with respect to the proposed Mergers, and both J.P. Morgan and Morgan Stanley will receive a fee from Entergy for their respective services. We will also receive an additional fee if the proposed Mergers are consummated. Entergy understands and agrees that J.P. Morgan is providing its services independently of Morgan Stanley and that J.P. Morgan has not relied upon any services or work performed by Morgan Stanley. Accordingly, Entergy agrees that J.P. Morgan shall have no liability to Entergy or its securityholders for any actions or omissions of Morgan Stanley. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Entergy and FPL for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

    On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Entergy Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the stockholders of Entergy.

    This letter is provided to the Board of Directors of Entergy in connection with and for the purposes of its evaluation of the Mergers. This opinion does not constitute a recommendation to any stockholder of Entergy as to how such stockholder should vote with respect to the Mergers. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of Entergy but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

                                                     Very truly yours,
                                                     J.P. MORGAN SECURITIES INC.

                                                     By:  /s/ J.P. MORGAN SECURITIES INCORPORATED
                                                          --------------------------------------------
                                                          J.P. Morgan Securities Incorporated

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (1) any breach of the director's duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under section 174 of the Delaware General Corporation Law for unlawful payment of dividends or stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit. The WCB Holding certificate of incorporation provides that no director of WCB Holding shall be personally liable to WCB Holding or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

    Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding, other than action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding:
(1) if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled to indemnification for such expenses in any event. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by the WCB Holding certificate of incorporation or By-laws, a vote of shareholders or disinterested directors, agreement or otherwise.

    Under the Delaware General Corporation Law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

    The WCB Holding By-laws provide for the indemnification and advancement of expenses to the fullest extent permitted by law of any person made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of WCB Holding or serves or served any other enterprise at the request of WCB Holding. However, WCB Holding will not indemnify a director or officer who commences any proceeding, unless the commencement of that proceeding is approved by a majority vote of the disinterested directors.

    After the merger, WCB Holding has agreed to indemnify each present and former director and officer, when acting in said capacity, of FPL Group, Entergy or any of their subsidiaries, against all costs or expenses, judgments, fines, losses, claims, damages or liabilities in connection with any claim, action, suit, proceeding or investigation brought within six years of the closing of the merger for acts or omissions, existing or occurring before the merger, to the fullest extent permitted under applicable law.

    For a period of six years after the merger, WCB Holding has agreed to maintain a policy of directors' and officers' liability insurance for acts and omissions occurring before the merger with coverage in an amount and scope at least as favorable as FPL Group's and Entergy's existing directors' and officers' liability insurance coverage. If such liability insurance is not available at all, WCB Holding must obtain the most advantageous directors' and officers' liability insurance obtainable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) See Exhibit Index.

    (b) Not Applicable.

    (c) Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (included as Annex B to this joint proxy statement/prospectus which is a part of this registration statement).

       Opinion of Morgan Stanley & Co. Incorporated (included as Annex C to this joint proxy statement/prospectus which is a part of this registration statement).

       Opinion of J.P. Morgan Securities Inc. (included as Annex D to this joint proxy statement/ prospectus which is a part of this registration statement).

ITEM 22.  UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, WCB Holding Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida, on November 3, 2000.


                                                       WCB HOLDING CORP.

                                                       By:  /s/ DENNIS P. COYLE
                                                            -----------------------------------------
                                                            Name: Dennis P. Coyle
                                                            Title: Director

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                          *
     -------------------------------------------       President (Principal          November 3, 2000
                   Lewis Hay, III                        Executive Officer)

                          *                            Vice President and Treasurer
     -------------------------------------------         (Principal Accounting and   November 3, 2000
                   C. John Wilder                        Financial Officer)

                 /s/ DENNIS P. COYLE
     -------------------------------------------       Director                      November 3 2000
                   Dennis P. Coyle

                          *
     -------------------------------------------       Director                      November 3, 2000
                 Michael G. Thompson


*By                  /s/ DENNIS P. COYLE
           ---------------------------------------
                       Dennis P. Coyle
                     (Attorney-in-Fact)

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
           *2.1         Agreement and Plan of Merger dated as of July 30, 2000
                        (attached as Annex A to the joint proxy
                        statement/prospectus)

           *3.1         Form of Certificate of Incorporation of WCB Holding Corp. to
                        be in effect as of the effective time of the merger
                        (included as Exhibit A to Annex A to the joint proxy
                        statement/ prospectus which is a part of this registration statement)

           *3.2 Form of By-laws of WCB Holding Corp. to be in effect as of the effective time of the merger (included as Exhibit B to Annex A to the joint proxy statement/prospectus which is a part of this registration statement)

            5.1 Opinion of Cravath, Swaine & Moore, regarding the legality of the securities being registered

            8.1         Opinion of Cravath, Swaine & Moore as to tax matters

            8.2 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to tax matters

         **10.1         Employment Agreement dated as of July 30, 2000, between WCB
                        Holding Corp. and James L. Broadhead

        ***10.2         Employment Agreement dated as of July 30, 2000 between WCB
                        Holding Corp. and J. Wayne Leonard

           23.1         Consents of Deloitte & Touche LLP

           23.2         Consent of PricewaterhouseCoopers LLP

           23.3         Consent of Cravath, Swaine & Moore (included in Exhibits 5.1 and 8.1)

           23.4         Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in Exhibit 8.2)

           23.5         Consent of Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated

           23.6         Consent of Morgan Stanley & Co. Incorporated

           23.7         Consent of J.P. Morgan Securities Inc.

          *24.1         Power of Attorney

           99.1         Form of Proxy Card of FPL Group, Inc.

           99.2         Form of Proxy Card of Entergy Corporation

          *99.3         Consent of James L. Broadhead

          *99.4         Consent of J. Wayne Leonard

          *99.5         Consent of Robert v.d. Luft

          *99.6         Consent of George W. Davis


------------------------

   *  Previously filed.

  ** Filed as Exhibit 10.1 to FPL Group's Current Report on Form 8-K on July 31, 2000.


 *** Filed as Exhibit 10.1 to Entergy's Current Report on Form 8-K on July 31, 2000.